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TABLE OF CONTENTS Prospectus Supplement

INDEX TO FINANCIAL STATEMENTS

PROSPECTUS SUPPLEMENT To Prospectus Dated March 7, 2012	Filed Pursuant to Rule 424(b)(3) Registration No. 333-179550

21,000,000 Ordinary Shares

ALKERMES PUBLIC LIMITED COMPANY

Ordinary Shares

        The selling shareholder is offering 21,000,000 ordinary shares. The selling shareholder will receive all net proceeds from the sale of our ordinary shares in this offering.

        Our ordinary shares are listed on the NASDAQ Global Select Stock Market (the "NASDAQ") under the symbol ALKS. On March 7, 2012, the last sale price of the ordinary shares on the NASDAQ was $17.30 per share.

        Investing in the ordinary shares involves risks. See "Risk Factors" beginning on page 10 of the accompanying prospectus.

	Per Share	Total

Public offering price	$16.50	$346,500,000

Underwriting discount	$0.70125	$14,726,250

Proceeds to the selling shareholder (before expenses)	$15.79875	$331,773,750

        The selling shareholder has granted the underwriters the right to purchase up to an additional 3,150,000 ordinary shares. The selling shareholder will receive all of the net proceeds from any ordinary shares sold pursuant to the underwriters' option to purchase additional ordinary shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the ordinary shares to purchasers on or about March 13, 2012.

Citigroup	Jefferies	Morgan Stanley
Berenberg Bank		Cowen and Company

March 8, 2012.

Prospectus Supplement

        We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us that we have referred to you. Neither we, the selling shareholder nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed with the Securities and Exchange Commission, and we take no responsibility for any other information that others may give you. The selling shareholder is offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our ordinary shares. Our business, operating results or financial condition may have changed since such date.

        For investors outside the United States:    Neither we, nor the selling shareholder, nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus.

        We have a number of registered marks in various jurisdictions (including the United States), and we have applied to register a number of other marks in various jurisdictions. See "Business—Patents and Proprietary Rights" in the accompanying prospectus. This prospectus supplement and the accompanying prospectus also contain trademarks and trade names of other companies. All trademarks, service marks and trade names appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

        This prospectus supplement supplements and amends the prospectus dated March 7, 2012 relating to the resale from time to time of up to 31,900,000 of our ordinary shares by Elan Science Three Limited, the selling shareholder. This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement modifies or supersedes the information contained in the prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us and the ordinary shares being offered by the selling shareholder. It may not contain all of the information that is important to you. Before investing in our ordinary shares, you should read this entire prospectus supplement and the accompanying prospectus carefully for a more complete understanding of our business and this offering, including our financial statements and the accompanying notes and the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the accompanying prospectus.

        Use of the terms such as "us," "we," "our" or the "Company" in this prospectus supplement and the accompanying prospectus is meant to refer to Alkermes plc ("Alkermes") and its subsidiaries, except when the context makes clear that the time period being referenced is prior to September 16, 2011, in which case such terms shall refer to Alkermes, Inc. ("Old Alkermes"). Prior to September 16, 2011, Old Alkermes was an independent biotechnology company incorporated in the Commonwealth of Pennsylvania and traded on the NASDAQ under the symbol "ALKS." After September 16, 2011, Old Alkermes became an indirect wholly owned subsidiary of the Company.

Overview

        Alkermes develops medicines that address the unmet needs and challenges of people living with serious chronic disease. A fully integrated global biopharmaceutical company, Alkermes applies proven scientific expertise, proprietary technologies and global development capabilities to create innovative treatments for major clinical conditions with a focus on central nervous system ("CNS") disorders, such as schizophrenia, addiction and depression.

        We create new, proprietary pharmaceutical products for our own account, and we collaborate with other pharmaceutical and biotechnology companies. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets.

        We are an Irish public limited company incorporated in Dublin, Ireland, with a research and development ("R&D") center in Waltham, Massachusetts and manufacturing facilities in Athlone, Ireland; Gainesville, Georgia; and Wilmington, Ohio. Our corporate headquarters are located at Connaught House, 1 Burlington Road, Dublin 4, Ireland, and our telephone number is +353 1  772 8000. Our website address is www.alkermes.com. Information that is contained in, and can be accessed through, our website is not incorporated into, and does not form a part of, this prospectus supplement.

Our Strengths and Strategy

        The products that we develop leverage multiple proprietary technologies to create new medicines that are designed to address therapeutic areas of significant unmet medical need and improve patient outcomes. As of March 2, 2012, we and our pharmaceutical and biotechnology partners had more than 20 commercialized products sold worldwide, including in the United States. We earn manufacturing and/or royalty revenues on net sales of products commercialized by our partners and earn revenue on net sales of VIVITROL®, which is a proprietary product that we manufacture, market and sell in the United States. Our five key products are expected to generate significant revenues for us in the near- and medium-term, as they possess long patent lives, are singular or competitively advantaged products in their class and are generally in the launch phases of their commercial lives. These five key products are: RISPERDAL® CONSTA® and INVEGA® SUSTENNA®/XEPLION®, both antipsychotics marketed by Janssen; AMPYRA®/FAMPYRA® for the improvement of walking in patients with multiple sclerosis and marketed by Acorda Therapeutics, Inc. in the United States and by Biogen Idec, Inc. outside the United States; BYDUREON™, the only once-weekly treatment for type 2 diabetes, which in the United States is, and outside the United States will soon be, marketed by Amylin Pharmaceuticals, Inc.; and VIVITROL, the only once-monthly, injectable, non-addictive treatment available for the prevention of relapse to opioid dependence and for alcohol dependence, which is marketed by us. For our third quarter of fiscal 2012, which ended December 31, 2011, we reported $123 million in revenues from commercialized products, which represented an increase of more than 180% over the same quarter of fiscal 2011 for Old Alkermes and included the addition of the drug technologies business ("EDT") of Elan Corporation, plc ("Elan").

        We have a portfolio of product candidates across all stages of development. Backed by decades of experience, we are able to streamline the traditional drug development process with a goal of increasing the probability of late-stage product success. Our R&D approach involves little basic discovery and allows us to assess the viability of new pipeline candidates early and devote our resources to advancing the most promising candidates quickly to registration-stage trials. Our R&D efforts have been highly productive and have yielded a pipeline that we expect will generate meaningful new drugs that will become sources of significant revenue for our company into the next decade and beyond. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets. Each of these approaches is discussed in more detail in "Business—Products and Development Programs" in the accompanying prospectus.

Our Competitive Strengths

        We believe our principal competitive strengths include:

  •
  our broad and diverse product portfolio and pipeline, which, as of March 2, 2012, included more than 20 marketed products as well as six proprietary pipeline candidates and partnered pipeline programs;

  •
  our five key commercial products that are expected to generate significant revenues for the Company in the near- and medium-term;

  •
  our focused R&D approach that leverages proprietary technologies and our extensive experience in developing CNS treatments, with the proven ability to advance candidates from well-informed preclinical testing to cost-effective proof-of-concept studies;

  •
  our extensive and long-lived intellectual property covering composition of matter, process, formulation and/or methods-of-use for our currently marketed products and for our product candidates in development;

  •
  our three established manufacturing facilities that are compliant with current Good Manufacturing Practices, can produce multiple dosage forms and are fully scaled to meet the manufacturing needs of ourselves and our collaborative partners; and

  •
  our experienced management team and personnel who have grown our business to be an established biopharmaceutical company with a track record of more than 40 years of development, regulatory, manufacturing and partnering expertise.

Our Strategy

        Capitalize on growth from our five key commercial products.    Our key commercialized products are generally in their launch stages for large and growing disease areas, with significant opportunity for growth. We expect that the revenues that we earn from the portfolio—RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION, AMPYRA/FAMPYRA, BYDUREON and VIVITROL—will continue to increase in the near- and medium-term, as they address large and growing markets and are competitively advantaged. We expect that revenues generated from these products will enable us to meet our near- and medium-term financial goals and position the company for sustainable profitability.

        Continue to advance our pipeline.    Our R&D approach is based on return on investment and, between us and our partners, we have a broad and diverse pipeline of new drug candidates. We currently have clinical studies underway for a product candidate in phase 3, three candidates that are in phase 2 and one candidate that is in phase 1. We also have one partnered product candidate in the New Drug Application preparation stage and other proprietary candidates in preclinical testing. Our proprietary product candidates have undergone extensive preclinical testing prior to reaching the clinical development stage, which we believe improves these candidates' probability of success in later-stage drug development.

        Grow revenues and manage our expenses to expand our margins.    We intend to manage our business with the goal of achieving continued margin expansion. Our five key products are expected to grow our revenues in the near- and medium-term, and we will seek to manage our expenses to grow at a slower pace than revenues. Our third quarter fiscal year revenues grew to $126 million, reflecting our first full quarter of results following the Business Combination (as defined below).

Business Combination

        On May 9, 2011, the Company, Old Alkermes, Elan and certain of their respective subsidiaries entered into the Business Combination Agreement and Plan of Merger (the "Business Combination Agreement") pursuant to which Old Alkermes and EDT agreed to combine their businesses under the Company in a cash and stock transaction (the "Business Combination"). EDT, which operated as a business unit of Elan with its principal assets predominantly located in Ireland, developed and manufactured pharmaceutical products using its proprietary drug technologies in collaboration with pharmaceutical companies worldwide. On May 4, 2011, the Company was incorporated by Elan in connection with the negotiation and execution of the Business Combination Agreement solely to effect the Business Combination. Following the execution of the Business Combination Agreement, Elan contributed the assets and legal entities that comprised the EDT business to the Company through a combination of asset transfers, share transfers and other inter-company transactions, following which the EDT business was contained in several subsidiaries under the Company.

        On September 16, 2011, the business of Old Alkermes and EDT were combined under Alkermes. As part of the Business Combination, a wholly owned subsidiary of the Company merged with and into Old Alkermes, with Old Alkermes surviving as a wholly owned subsidiary of the Company. At the effective time of the Business Combination, (i) each share of Old Alkermes common stock then issued and outstanding and all associated rights were canceled and automatically converted into and became the right to receive one ordinary share of Alkermes and (ii) all issued and outstanding options and stock awards to purchase Old Alkermes common stock granted under any equity compensation plan were converted into options and stock awards to purchase on substantially the same terms and conditions the same number of Alkermes ordinary shares at the same exercise price. We paid Elan $500.0 million in cash and issued Elan 31.9 million ordinary shares of the Company, which had a fair value of approximately $525.1 million on the closing date, for the EDT business. Upon consummation of the Business Combination, the former shareholders of Old Alkermes owned approximately 75% of the Company, with the remaining approximately 25% of the Company owned by a subsidiary of Elan.

Recent Updates

        On February 29, 2012, Mark P. Stejbach, 48, joined us as Senior Vice President and Chief Commercial Officer. He is employed by Alkermes, Inc. Prior to assuming this position, Mr. Stejbach served at Tengion, Inc. from 2008 to 2012, most recently as Chief Commercial Officer. He previously held senior positions at Merck & Co. and Biogen Idec Inc. and has 25 years of experience in biotech and pharmaceutical marketing, sales, managed care, and finance.

THE OFFERING

Ordinary shares offered by the selling shareholder	21,000,000 ordinary shares.
Underwriters' option to purchase additional ordinary shares from the selling shareholder	3,150,000 ordinary shares.
Ordinary shares outstanding before and immediately after this offering	130,119,476 ordinary shares(1).
Use of proceeds	The selling shareholder will receive all net proceeds from the sale of the ordinary shares in this offering. We will not receive any proceeds from this offering.
Lock-up agreements	90-day period commencing on the date of this prospectus supplement for us, the selling shareholder and our directors and officers. See "Underwriting."
Risk factors

Please see "Risk Factors" beginning on page 10 of the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Transfer restrictions

Under the terms of a shareholder's agreement, the selling shareholder is subject to certain restrictions on its ability to transfer the remaining amount of our ordinary shares that it will hold following this offering without our consent. See "Underwriting" in this prospectus supplement and "Certain Relationships and Related Person Transactions—Shareholder's Agreement with Elan" in the accompanying prospectus.

NASDAQ symbol	ALKS

(1)
No additional ordinary shares are being issued by the Company pursuant to this offering. The number of our ordinary shares outstanding after this offering is based on 130,119,476 ordinary shares outstanding as of March 2, 2012, and excludes 17,462,041 ordinary shares issuable pursuant to outstanding options at a weighted average exercise price of $13.65, 2,174,751 unvested restricted share units, and 9,211,474 ordinary shares reserved for issuance under future grants pursuant to employment plans.

  Except as otherwise indicated, information in this prospectus supplement reflects or assumes no exercise of the underwriters' option to purchase additional ordinary shares from the selling shareholder.

 SUMMARY HISTORICAL FINANCIAL DATA

        The following table summarizes the financial data for our business for the periods presented. You should read this summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes, all included in the accompanying prospectus.

        The summary historical financial data set forth below at March 31, 2010 and 2011 and for the years ended March 31, 2009, 2010 and 2011 are derived from the audited financial statements of Old Alkermes included in the accompanying prospectus. The summary historical financial data set forth below at March 31, 2007, 2008 and 2009, and for the years ended March 31, 2007 and 2008 are derived from the audited financial statements of Old Alkermes not included in this prospectus supplement or the accompanying prospectus. We derived the summary statements of operations for the nine months ended December 31, 2011 and 2010 and the balance sheet data as of December 31, 2011 and 2010 from the unaudited condensed financial statements included in the accompanying prospectus. Our historical results are not necessarily indicative of the results to be expected in the future, and results for the nine months ended December 31, 2011 are not necessarily indicative of results to be expected for the full year.

        On September 16, 2011, the business of Old Alkermes and EDT were combined under Alkermes. Prior to September 16, 2011, Old Alkermes was an independent biotechnology company incorporated in the Commonwealth of Pennsylvania and traded on the NASDAQ under the symbol "ALKS," and EDT was the drug technologies business of Elan that developed and manufactured pharmaceutical products. Old Alkermes was treated as the accounting acquirer under U.S. GAAP, which means that the operating results of Old Alkermes are included for all periods being presented, whereas the operating results of EDT are only included from September 16, 2011 through December 31, 2011.

	Nine Months Ended December 31, (unaudited)		Year Ended March 31,
	2011	2010	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
REVENUES:
Manufacturing and royalty revenues	$215,759	$114,363	$156,840	$149,917	$150,091	$131,157	$128,567
Product sales, net	30,170	20,402	28,920	20,245	4,467	—	—
Research and development revenue	13,575	737	880	3,117	42,087	89,510	74,483
Net collaborative profit(1)	—	—	—	5,002	130,194	20,050	36,915

Total revenues	259,504	135,502	186,640	178,281	326,839	240,717	239,965

EXPENSES:
Cost of goods manufactured and sold	76,501	39,436	52,185	49,438	43,396	40,677	45,209
Research and development	96,703	69,412	97,239	95,363	89,478	125,268	117,315
Selling, general and administrative(2)	103,200	58,683	82,847	76,514	59,008	59,508	66,399
Amortization of intangible assets(3)	13,713	—	—	—	—	—	—
Impariment of long-lived assets(4)	—	—	—	—	—	11,630	—
Restructuring(4)	—	—	—	—	—	6,423	—

Total expenses	290,117	167,531	232,271	221,315	191,882	243,506	228,923

OPERATING (LOSS) INCOME	(30,613)	(32,029)	(45,631)	(43,034)	134,957	(2,789)	11,042
OTHER (EXPENSE) INCOME(5)	(16,014)	(1,389)	(860)	(1,667)	(3,945)	175,619	(499)

(LOSS) INCOME BEFORE INCOME TAXES	(46,627)	(33,418)	(46,491)	(44,701)	131,012	172,830	10,543

PROVISION (BENEFIT) FOR INCOME TAXES	3,694	(960)	(951)	(5,075)	507	5,851	1,098

NET (LOSS) INCOME	$(50,321)	$(32,458)	$45,540	$(39,626)	$130,505	$166,979	$9,445

(LOSS) EARNINGS PER COMMON SHARE:
BASIC	$(0.46)	$(0.34)	$(0.48)	$(0.42)	$(1.37)	$1,66	$0.10

DILUTED	$(0.46)	$(0.34)	$(0.48)	$(0.42)	$1.36	$1.62	$0.09

	Nine Months Ended December 31, (unaudited)		Year Ended March 31,
	2011	2010	2011	2010	2009	2008	2007
	(In thousands, except per share data)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC	109,645	95,502	95,610	94,839	95,161	100,742	99,242

DILUTED	109,645	95,502	95,610	94,839	96,252	102,923	103,351

Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$233,952	$285,013	$294,730	$350,193	$404,482	$460,361	$357,466
Total assets	1,505,827	447,437	452,448	515,600	566,486	656,311	568,621
Long-term debt(6)	444,768	—	—	—	75,888	160,371	158,477
Unearned milestone revenue current and long-term	—	—	—	—	—	117,657	128,750
Shareholders' equity	904,853	396,318	392,018	412,616	434,888	305,314	203,461

(1)
Includes $120.7 million recognized as revenue upon the termination of the VIVITROL collaboration with Cephalon, Inc. during the year ended March 31, 2009.

(2)
Includes $26.7 million and $1.1 million of expenses in the nine months ended December 31, 2011 and year ended March 31, 2011, respectively, related to the acquisition of EDT, which consists primarily of banking, legal, accounting and valuation-related expenses.

(3)
Represents amortization of intangibles acquired in connection with the purchase of EDT.

(4)
Represents charges in connection with the termination of the AIR Insulin development program and our March 2008 restructuring of operations. In connection with the termination of the AIR Insulin development program, we determined that the carrying value of the assets at our AIR commercial manufacturing facility exceeded their fair value and recorded an impairment charge. The March 2008 restructuring program was substantially completed during fiscal 2009. Certain closure costs related to the leased facilities exited in connection with the March 2008 restructuring of operations will continue to be paid through December 2015.

(5)
Includes a gain on the sale of our Series C convertible, redeemable preferred stock of Reliant Pharmaceuticals, Inc. ("Reliant") during the year ended March 31, 2008 of $174.6 million. This gain was recorded upon the acquisition of Reliant by GlaxoSmithKline in November 2007. We purchased the Series C convertible, redeemable preferred stock of Reliant for $100.0 million in December 2001, and our investment in Reliant had been written down to zero prior to the time of the sale.

(6)
At December 31, 2011, long-term debt includes both the current and long-term portion of the $310 million first lien term loan facility (the "First Lien Term Loan") and the $140 million second lien term loan facility (the "Second Lien Term Loan" and, together with the First Lien Term Loan, the "Term Loans"). At March 31, 2009 and 2008, long-term debt includes both the current and long-term portion of the Non-Recourse RISPERDAL CONSTA secured 7% Notes (the "non-recourse 7% Notes"). At March 31, 2007, long-term debt includes the current and long-term portion of the non-recourse 7% Notes and the current and long-term portion of a term loan with General Electric Capital Corporation ("GE"). The Term Loans were issued on September 16, 2011. The non-recourse 7% Notes were issued by RC Royalty Sub LLC, a wholly-owned subsidiary of Old Alkermes ("Royalty Sub") on February 1, 2005 and were non-recourse to Alkermes. These notes were fully redeemed on July 1, 2010 in advance of the previously scheduled maturity date of January 1, 2012. We entered into the term loan with GE in December 2004 and the term loan matured in December 2007.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, trend analyses and other information contained herein about the markets for the services and products and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including "may," "will," "could," "should," "would," "expect," "anticipate," "continue," or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the best judgment of senior management. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this prospectus supplement and the accompanying prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

  •
  our expectations regarding our financial performance, including revenues, expenses, gross margins, liquidity, capital expenditures and income taxes;

  •
  our expectations regarding the commercialization of our products, including the sales and marketing efforts of our partners and, for VIVITROL, our ability to establish and maintain successful sales and marketing, reimbursement and distribution arrangements;

  •
  our efforts and ability to evaluate and license products and build our pipeline;

  •
  our expectations regarding our products, including the development, regulatory review (including expectations about regulatory approval and regulatory timelines) and therapeutic and commercial potential of such product candidates and the costs and expenses related thereto;

  •
  our expectations regarding the initiation, timing and results of clinical trials of our products;

  •
  our expectations regarding the successful manufacture of our products, by us or our partners, for commercial sale;

  •
  the continuation of our collaborations and other significant agreements and our ability to establish and maintain successful development collaborations;

  •
  our expectations regarding the financial impact of healthcare reform legislation and currency exchange rate fluctuations and valuations;

  •
  the impact of new accounting pronouncements;

  •
  our ability to protect our intellectual property rights, not infringe third party intellectual property rights and the impact of recent patent legislation;

  •
  our expectations regarding near-term changes in the nature of our market risk exposures or in management's objectives and strategies with respect to managing such exposures;

  •
  our ability to comply with restrictive covenants of our indebtedness and our ability to fund our debt service obligations;

  •
  our expectations concerning the status, intended use and financial impact of, and arrangements involving, our properties, including manufacturing facilities;

  •
  our future capital requirements and capital expenditures and our ability to finance our operations and capital requirements; and

  •
  other risk factors described under "Risk Factors" in the accompanying prospectus.

        Actual results might differ materially from those expressed or implied by these forward-looking statements because these forward-looking statements are subject to assumptions and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus supplement and the accompanying prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by applicable law or regulation, we do not undertake any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus might not occur. For more information regarding the risks and uncertainties of the pharmaceutical business, see "Risk Factors" in the accompanying prospectus.

        Unless otherwise indicated, information contained in this prospectus supplement and the accompanying prospectus concerning the disorders targeted by our products and the markets in which we operate is based on information from various sources (including industry publications, medical and clinical journals and studies, surveys and forecasts and our internal research), on assumptions that we have made, which we believe are reasonable, based on those data and other similar sources and on our knowledge of the markets for our products and development programs. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information. These projections, assumptions and estimates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" in the accompanying prospectus. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus supplement and the accompanying prospectus.

 MARKET PRICE OF ORDINARY SHARES

        Our ordinary shares have been listed and traded on the NASDAQ under the symbol "ALKS" since September 16, 2011, when they were listed immediately following the Business Combination. Prior to that time, the common stock of Old Alkermes was also listed and traded on the NASDAQ under the symbol "ALKS." The following table shows, for the periods indicated, the high and low closing sales price per share on the NASDAQ for our ordinary shares on and after September 16, 2011, and for Old Alkermes' common stock before September 16, 2011.

	High	Low
Fiscal year ended March 31, 2010
1st Quarter	$11.96	$7.56
2nd Quarter	$11.65	$8.75
3rd Quarter	$9.88	$7.58
4th Quarter	$14.01	$9.69
Fiscal year ended March 31, 2011
1st Quarter	$13.75	$10.70
2nd Quarter	$14.87	$12.09
3rd Quarter	$15.92	$10.48
4th Quarter	$14.63	$12.14
Fiscal year ended March 31, 2012
1st Quarter	$18.60	$13.06
2nd Quarter (July 1, 2011 up to September 16, 2011)	$19.52	$13.91
2nd Quarter (September 16, 2011 up to September 30, 2011)	$16.32	$15.01
3rd Quarter	$18.03	$13.88
4th Quarter (up to March 7, 2012)	$19.50	$16.68

        On March 7, 2012, the last sale price of our ordinary shares as reported on the NASDAQ was $17.30 per share. As of March 2, 2012, there were approximately 272 holders of record of our ordinary shares. Because many of our ordinary shares are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these recordholders.

 CAPITALIZATION

        The following table sets forth our capitalization and cash and cash equivalents as of December 31, 2011.

        You should read this capitalization table together with our financial statements and the related notes appearing in the accompanying prospectus, the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the accompanying prospectus and the other financial information included in this prospectus supplement and the accompanying prospectus.

As of December 31, 2011
(in thousands)
Cash and cash equivalents including short-term investments	$213,427

Current portion of long-term debt	$3,100
Long-term debt, excluding current portion	441,668
Shareholders' equity:
Preferred stock, par value, $0.01 per share; 50,000,000 shares authorized; none issued at December 31, 2011	—
Common stock, par value, $0.01 per share; 450,000,000 shares authorized; 129,774,455 shares issued; 129,747,422 shares outstanding at December 31, 2011	1,296
Non-voting common stock, par value, $0.01 per share; none authorized; none issued and outstanding at December 31, 2011	—
Treasury stock, at cost (27,033 shares at December 31, 2011)	(417)
Additional paid-in capital	1,368,444
Accumulated other comprehensive loss	(2,921)
Accumulated deficit	(461,549)
Total shareholders' equity	904,853
Total capitalization	$1,349,621

UNDERWRITING

        Citigroup Global Markets Inc., Jefferies & Company, Inc. and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and the selling shareholder has agreed to sell to that underwriter, the number of ordinary shares set forth opposite the underwriter's name.

Underwriter	Number of Ordinary Shares
Citigroup Global Markets Inc.	5,880,000
Jefferies & Company, Inc.	5,880,000
Morgan Stanley & Co. LLC	5,880,000
Cowen and Company, LLC	1,680,000
Joh. Berenberg, Gossler & Co. KG	1,680,000
Total	21,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ordinary shares (other than those covered by the underwriters' option to purchase additional ordinary shares described below) if they purchase any of the ordinary shares.

        Ordinary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $0.42075 per share. If all the ordinary shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        If the underwriters sell more ordinary shares than the total number set forth in the table above, the selling shareholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,150,000 additional ordinary shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ordinary shares approximately proportionate to that underwriter's initial purchase commitment. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

        We, our officers and directors, and the selling shareholder have agreed that for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup, Jefferies and Morgan Stanley, dispose of or hedge any shares or any securities convertible into or exchangeable for our ordinary shares, other than as follows:

  •
  with respect to us: (i) we may issue and sell securities convertible into, or exercisable, or exchangeable for, ordinary shares (including, without limitation, stock options, restricted stock unit awards and restricted stock awards) pursuant to any employee stock option plan, stock ownership plan, dividend reinvestment plan or similar plan of ours in effect at the time at which the underwriting agreement is executed, (ii) we may issue ordinary shares issuable upon the conversion of securities or the exercise of warrants outstanding at the time at which the underwriting agreement is executed and (iii) we may acquire ordinary shares pursuant to any net share settlement upon the vesting of restricted stock unit awards or restricted stock awards or upon exercise of options awarded pursuant to any employee stock option or similar plan;

  •
  with respect to the selling shareholder: (i) the sale of the ordinary shares to be sold hereunder, (ii) transactions relating to transfers of ordinary shares to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the selling shareholder and (iii) ordinary shares disposed of as bona fide gifts approved by Citigroup, Jefferies and Morgan Stanley; provided further that in the case of any transfer or distribution pursuant to clauses (ii) and (iii), each transferee, donee or distributee shall sign and deliver to the Citigroup, Jefferies and Morgan Stanley a lock-up letter and no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the 90-day restricted period; and

  •
  with respect to the directors and officers: (i) ordinary shares disposed of as bona fide gifts approved by Citigroup, Jefferies and Morgan Stanley where each recipient of a gift of shares agrees in writing to be bound by the same restrictions for the duration that such restrictions remain in effect at the time of transfer and (ii) ordinary shares effectively disposed of by the directors and officers to us pursuant to any net share settlement upon the vesting of restricted stock unit awards or restricted stock awards or upon exercise of options awarded pursuant to any employee stock option or similar plan provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made between the date hereof and May 15, 2012.

        Citigroup, Jefferies and Morgan Stanley in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        The ordinary shares are listed on the NASDAQ under the symbol "ALKS."

        The following table shows the underwriting discounts and commissions that the selling shareholder is to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ordinary shares.

	Paid by Selling Shareholder
	No Exercise	Full Exercise
Per share	$0.70125	$0.70125
Total	$14,726,250.00	$16,935,187.50

        We and the selling shareholder estimate that our respective portions of the total expenses of this offering will be approximately $1 million and $260,000.

        In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' option to purchase additional ordinary shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering.

    •
    "Covered" short sales are sales of ordinary shares in an amount up to the number of ordinary shares represented by the underwriters' option to purchase additional ordinary shares.

    •
    "Naked" short sales are sales of ordinary shares in an amount in excess of the number of ordinary shares represented by the underwriters' option to purchase additional ordinary shares.

  •
  Covering transactions involve purchases of ordinary shares either pursuant to the underwriters' option to purchase additional ordinary shares or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase ordinary shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase ordinary shares in the open market after the distribution has been completed or must exercise the underwriters' option to purchase additional ordinary shares. In determining the source of ordinary shares to close the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the underwriters' option to purchase additional ordinary shares.

  •
  Stabilizing transactions involve bids to purchase ordinary shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Under the terms of a shareholder's agreement by and among us, the selling shareholder and Elan dated September 16, 2011, the selling shareholder is subject to certain restrictions on its ability to transfer our ordinary shares without our consent. Two waiver and consent letters to such shareholder's agreement have been executed and we have (i) agreed to waive the limitations that would prohibit both a transfer of our ordinary shares prior to the six (6) month anniversary of the closing date of the Business Combination, and following such date, the transfer of more than 40.75% of our ordinary shares and (ii) agreed and consented to the sale of up to 24,150,000 ordinary shares by the selling shareholder.

Conflicts of Interest

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

        The selling shareholder and we have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

NOTICES TO INVESTORS

        This document is important and requires your immediate attention. If you are in any doubt as to what action you should take, you are recommended to consult immediately your stockbroker, bank manager, solicitor, fund manager or other appropriate financial adviser being, if you are resident in Ireland, an organization or firm authorized or exempted pursuant to the European Communities (Markets in Financial Instruments) Regulations 2007 (as amended), or the Investments Intermediaries Act 1995 (as amended) or, if you are in a territory outside Ireland, another appropriately authorized adviser.

        This document does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland. No offer of our ordinary shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland) in general, or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland. Any of our ordinary shares issued will be treated as paid up for the purposes of Section 30 (2) of the Companies (Amendment) Act 1983. This document has not been approved or reviewed by or registered with the Central Bank and Financial Services Authority of Ireland.

        This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or otherwise. Alkermes plc is not an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended), and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

        In any EEA Member State that has implemented the Prospectus Directive, this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

        This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of ordinary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ordinary shares. Accordingly any person making or intending to make any offer within the EEA of ordinary shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company, the selling shareholder, or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company, the selling shareholder, nor the underwriters have authorized, nor do they authorize, the making of any offer (other than Permitted Public Offers) of ordinary shares in circumstances in which an obligation arises for the Company, the selling shareholder, or the underwriters to publish a prospectus for such offer.

        For the purposes of this provision, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of ordinary shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the ordinary shares have not authorized and do not authorize the making of any offer of ordinary shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ordinary shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the ordinary shares, other than the underwriters, is authorized to make any further offer of the ordinary shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the ordinary shares described in this prospectus supplement or the accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the ordinary shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The ordinary shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the ordinary shares has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

        (a)   you confirm and warrant that you are either:

            (i)  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

           (ii)  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

          (iii)  a person associated with the company under section 708(12) of the Corporations Act; or

          (iv)  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

        (b)   you warrant and agree that you will not offer any of the ordinary shares for resale in Australia within 12 months of that ordinary share being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

        The ordinary shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement, the accompanying prospectus and other offering materials relating to the offer of the ordinary shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the ordinary shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

 LEGAL MATTERS

        Arthur Cox, Solicitors, will pass upon the legality of the ordinary shares sold in this offering and other matters governed by Irish law. Certain matters of New York law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain matters in connection with this offering will be passed upon for the selling shareholder by Cadwalader, Wickersham & Taft LLP, New York, New York and A&L Goodbody, Dublin, Ireland. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The carve-out combined financial statements of the EDT business unit of Elan Corporation, plc at December 31, 2010 and December 31, 2009, and for each of the years in the three-year period ended December 31, 2010, have been included in the accompanying prospectus in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere in the accompanying prospectus, and upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Alkermes, Inc. as of March 31, 2011 and March 31, 2010, and for each of the three years in the period ended March 31, 2011, have been so included in the accompanying prospectus in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Up to 31,900,000 Ordinary Shares

ALKERMES PUBLIC LIMITED COMPANY

Ordinary Shares

        The selling shareholder identified in this prospectus may offer up to 31,900,000 ordinary shares. The selling shareholder will receive all net proceeds from the sale of our ordinary shares in this offering.

        We are not selling any ordinary shares pursuant to this prospectus and we will not receive any of the proceeds from the sale of any ordinary shares to be sold by the selling shareholder. We are registering such ordinary shares under the terms of a shareholder's agreement between us and the selling shareholder. For additional information on this shareholder's agreement and certain restrictions on the selling shareholder's ability to transfer its ordinary shares without our consent, you should refer to the section entitled "Certain Relationships and Related Person Transactions."

        Our ordinary shares are listed on the NASDAQ Global Select Stock Market (the "NASDAQ") under the symbol ALKS. On February 28, 2012, the last sale price of the ordinary shares on the NASDAQ was $17.59 per share.

        Investing in the ordinary shares involves risks. See "Risk Factors" beginning on page 10.

        At the time the selling shareholder offers shares registered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        The selling shareholder may offer the shares in amounts, at prices and on terms determined by market conditions at the time of the offering. The selling shareholder may sell shares through agents it selects or through underwriters and dealers it selects. The selling shareholder also may sell shares directly to investors. If the selling shareholder uses agents, underwriters or dealers to sell the shares, we will name them and describe their compensation in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 7, 2012.

        We are responsible for the information contained in this prospectus or contained in any free writing prospectus prepared by or on behalf of us that we have referred to you. Neither we nor the selling shareholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission (the "SEC"), and we take no responsibility for any other information that others may give you. The selling shareholder is offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, operating results or financial condition may have changed since such date.

        For investors outside the United States:  Neither we nor the selling shareholder have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

        We have a number of registered marks in various jurisdictions (including the United States), and we have applied to register a number of other marks in various jurisdictions. See "Business—Patents and Proprietary Rights." This prospectus also contains trademarks and trade names of other companies. All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders.

SUMMARY

        This summary highlights selected information about us and the ordinary shares being offered by the selling shareholder. It may not contain all of the information that is important to you. Before investing in our ordinary shares, you should read this entire prospectus carefully for a more complete understanding of our business and this offering, including our financial statements and the accompanying notes and the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Use of the terms such as "us," "we," "our" or the "Company" in this prospectus is meant to refer to Alkermes plc ("Alkermes") and its subsidiaries, except when the context makes clear that the time period being referenced is prior to September 16, 2011, in which case such terms shall refer to Alkermes, Inc. ("Old Alkermes"). Prior to September 16, 2011, Old Alkermes was an independent biotechnology company incorporated in the Commonwealth of Pennsylvania and traded on the NASDAQ Global Select Stock Market (the "NASDAQ") under the symbol "ALKS." After September 16, 2011, Old Alkermes became an indirect wholly owned subsidiary of the Company.

Overview

        Alkermes develops medicines that address the unmet needs and challenges of people living with serious chronic disease. A fully integrated global biopharmaceutical company, Alkermes applies proven scientific expertise, proprietary technologies and global development capabilities to create innovative treatments for major clinical conditions with a focus on central nervous system ("CNS") disorders, such as schizophrenia, addiction and depression.

        We create new, proprietary pharmaceutical products for our own account, and we collaborate with other pharmaceutical and biotechnology companies. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets.

        We are an Irish public limited company incorporated in Dublin, Ireland, with a research and development ("R&D") center in Waltham, Massachusetts and manufacturing facilities in Athlone, Ireland; Gainesville, Georgia; and Wilmington, Ohio. Our corporate headquarters are located at Connaught House, 1 Burlington Road, Dublin 4, Ireland, and our telephone number is +353 1 772 8000. Our website address is www.alkermes.com. Information that is contained in, and can be accessed through, our website is not incorporated into, and does not form a part of, this prospectus.

Our Strengths and Strategy

        The products that we develop leverage multiple proprietary technologies to create new medicines that are designed to address therapeutic areas of significant unmet medical need and improve patient outcomes. As of February 28, 2012, we and our pharmaceutical and biotechnology partners had more than 20 commercialized products sold worldwide, including in the United States. We earn manufacturing and/or royalty revenues on net sales of products commercialized by our partners and earn revenue on net sales of VIVITROL®, which is a proprietary product that we manufacture, market and sell in the United States. Our five key products are expected to generate significant revenues for us in the near- and medium-term, as they possess long patent lives, are singular or competitively advantaged products in their class and are generally in the launch phases of their commercial lives. These five key products are: RISPERDAL® CONSTA® and INVEGA® SUSTENNA®/XEPLION®, both antipsychotics marketed by Janssen; AMPYRA®/FAMPYRA® for the improvement of walking in patients with multiple sclerosis and marketed by Acorda Therapeutics, Inc. ("Acorda") in the United States and by Biogen Idec, Inc. ("Biogen Idec") outside the United States; BYDUREON™, the only once-weekly treatment for type 2 diabetes, which in the United States is, and outside the United States will soon be, marketed by Amylin Pharmaceuticals, Inc. ("Amylin"); and VIVITROL, the only once-monthly, injectable, non-addictive treatment available for the prevention of relapse to opioid dependence and for alcohol dependence, which is marketed by us. For our third quarter of fiscal 2012, which ended December 31, 2011, we reported $123 million in revenues from commercialized products, which represented an increase of more than 180% over the same quarter of fiscal 2011 for Old Alkermes and included the addition of the drug technologies business ("EDT") of Elan Corporation, plc ("Elan").

        We have a portfolio of product candidates across all stages of development. Backed by decades of experience, we are able to streamline the traditional drug development process with a goal of increasing the probability of late-stage product success. Our R&D approach involves little basic discovery and allows us to assess the viability of new pipeline candidates early and devote our resources to advancing the most promising candidates quickly to registration-stage trials. Our R&D efforts have been highly productive and have yielded a pipeline that we expect will generate meaningful new drugs that will become sources of significant revenue for our company into the next decade and beyond. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets. Each of these approaches is discussed in more detail in "Business—Products and Development Programs."

Our Competitive Strengths

        We believe our principal competitive strengths include:

  •
  our broad and diverse product portfolio and pipeline, which, as of February 28, 2012, included more than 20 marketed products as well as six proprietary pipeline candidates and partnered pipeline programs;

  •
  our five key commercial products that are expected to generate significant revenues for the Company in the near- and medium-term;

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  our focused R&D approach that leverages proprietary technologies and our extensive experience in developing CNS treatments, with the proven ability to advance candidates from well-informed preclinical testing to cost-effective proof-of-concept studies;

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  our extensive and long-lived intellectual property covering composition of matter, process, formulation and/or methods-of-use for our currently marketed products and for our product candidates in development;

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  our three established manufacturing facilities that are compliant with current Good Manufacturing Practices ("cGMP"), can produce multiple dosage forms and are fully scaled to meet the manufacturing needs of ourselves and our collaborative partners; and

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  our experienced management team and personnel who have grown our business to be an established biopharmaceutical company with a track record of more than 40 years of development, regulatory, manufacturing and partnering expertise.

Our Strategy

        Capitalize on growth from our five key commercial products.    Our key commercialized products are generally in their launch stages for large and growing disease areas, with significant opportunity for growth. We expect that the revenues that we earn from the portfolio—RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION, AMPYRA/FAMPYRA, BYDUREON and VIVITROL—will continue to increase in the near- and medium-term, as they address large and growing markets and are competitively advantaged. We expect that revenues generated from these products will enable us to meet our near- and medium-term financial goals and position the company for sustainable profitability.

        Continue to advance our pipeline.    Our R&D approach is based on return on investment and, between us and our partners, we have a broad and diverse pipeline of new drug candidates. We currently have clinical studies underway for a product candidate in phase 3, three candidates that are in phase 2 and one candidate that is in phase 1. We also have one partnered product candidate in the New Drug Application preparation stage and other proprietary candidates in preclinical testing. Our proprietary product candidates have undergone extensive preclinical testing prior to reaching the clinical development stage, which we believe improves these candidates' probability of success in later-stage drug development.

        Grow revenues and manage our expenses to expand our margins.    We intend to manage our business with the goal of achieving continued margin expansion. Our five key products are expected to grow our revenues in the near- and medium-term, and we will seek to manage our expenses to grow at a slower pace than revenues. Our third quarter fiscal year revenues grew to $126 million, reflecting our first full quarter of results following the Business Combination (as defined below).

Business Combination

        On May 9, 2011, the Company, Old Alkermes, Elan and certain of their respective subsidiaries entered into the Business Combination Agreement and Plan of Merger (the "Business Combination Agreement") pursuant to which Old Alkermes and EDT agreed to combine their businesses under the Company in a cash and stock transaction (the "Business Combination"). EDT, which operated as a business unit of Elan with its principal assets predominantly located in Ireland, developed and manufactured pharmaceutical products using its proprietary drug technologies in collaboration with pharmaceutical companies worldwide. On May 4, 2011, the Company was incorporated by Elan in connection with the negotiation and execution of the Business Combination Agreement solely to effect the Business Combination. Following the execution of the Business Combination Agreement, Elan contributed the assets and legal entities that comprised the EDT business to the Company through a combination of asset transfers, share transfers and other inter-company transactions, following which the EDT business was contained in several subsidiaries under the Company.

        On September 16, 2011, the business of Old Alkermes and EDT were combined under Alkermes. As part of the Business Combination, a wholly owned subsidiary of the Company merged with and into Old Alkermes, with Old Alkermes surviving as a wholly owned subsidiary of the Company. At the effective time of the Business Combination, (i) each share of Old Alkermes common stock then issued and outstanding and all associated rights were canceled and automatically converted into and became the right to receive one ordinary share of Alkermes and (ii) all issued and outstanding options and stock awards to purchase Old Alkermes common stock granted under any equity compensation plan were converted into options and stock awards to purchase on substantially the same terms and conditions the same number of Alkermes ordinary shares at the same exercise price. We paid Elan $500.0 million in cash and issued Elan 31.9 million ordinary shares of the Company, which had a fair value of approximately $525.1 million on the closing date, for the EDT business. Upon consummation of the Business Combination, the former shareholders of Old Alkermes owned approximately 75% of the Company, with the remaining approximately 25% of the Company owned by a subsidiary of Elan.

Risk Factors

        Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled "Risk Factors" immediately following this prospectus summary, that represent challenges we face in connection with the successful implementation of our strategy and the growth of our business. We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance. Such factors include:

  •
  our reliance on our collaborative partners to develop and commercialize our products for our revenues;

  •
  our substantial dependence on revenues from our principal product;

  •
  failure of the marketplace to accept our products;

  •
  our ability to manufacture our products;

  •
  our reliance on third parties to provide services in connection with the conduct of our clinical trials, and the manufacture and distribution of our products;

  •
  our ability and the ability of our third party providers to comply with the stringent requirements of governmental regulation in the manufacture of our products;

  •
  our reliance on the availability of reimbursement from third-party payors;

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  our ability to protect our patents and not infringe the intellectual property rights of third parties;

  •
  our ability to plan for or respond to changes in our business because of our level of indebtedness;

  •
  our ability to fund our debt service obligations;

  •
  our reliance on a limited number of pharmaceutical wholesalers for product distribution;

  •
  our limited experience in the commercialization of products;

  •
  our ability to develop new, safe, efficacious or commercially viable products;

  •
  our ability to obtain regulatory approval for our products and product candidates;

  •
  the outcome of our clinical trials;

  •
  any unintended side effects, adverse reactions or incidence of misuse related to our products;

  •
  our ability to comply with extensive legal and regulatory requirements affecting the healthcare industry;

  •
  the impact of healthcare reform legislation;

  •
  our ability to operate in the competitive biotechnology and pharmaceutical industries;

  •
  our ability to become profitable on a sustained basis;

  •
  any product liability claims or recalls;

  •
  any environmental, health and safety risks;

  •
  adverse credit and financial market conditions;

  •
  any currency exchange rate fluctuations;

  •
  our ability to retain our key personnel; or

  •
  our ability to realize the expected benefits of the recent Business Combination of Old Alkermes and EDT or any future transactions.

THE OFFERING

Ordinary shares offered by the selling shareholder:	Up to 31,900,000 ordinary shares.
Shares outstanding before and immediately after this offering	130,012,429 ordinary shares(1).
Use of proceeds
The selling shareholder will receive all net proceeds from the sale of the ordinary shares in this offering. We will not receive any proceeds from the sale of ordinary shares by the selling shareholder in this offering.
Risk factors	Please see "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.
Transfer restrictions
Under the terms of a shareholder's agreement, the selling shareholder is subject to certain restrictions on its ability to transfer our ordinary shares without our consent. See "Certain Relationships and Related Person Transactions—Shareholder's Agreement with Elan."
NASDAQ symbol	ALKS

(1)
The number of our ordinary shares outstanding after this offering is based on 130,012,429 ordinary shares outstanding as of February 28, 2012, and excludes 17,465,636 ordinary shares issuable pursuant to outstanding options at a weighted average exercise price of $13.65, 2,174,751 unvested restricted share units, and 9,211,474 ordinary shares reserved for issuance under future grants pursuant to employment plans.

SUMMARY HISTORICAL FINANCIAL DATA

        The following table summarizes the financial data for our business for the periods presented. You should read this summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes, all included elsewhere in this prospectus.

        The summary historical financial data set forth below at March 31, 2010 and 2011 and for the years ended March 31, 2009, 2010 and 2011 are derived from the audited financial statements of Old Alkermes included in this prospectus. The summary historical financial data set forth below at March 31, 2007, 2008 and 2009, and for the years ended March 31, 2007 and 2008 are derived from the audited financial statements of Old Alkermes not included in this prospectus. We derived the summary statements of operations for the nine months ended December 31, 2011 and 2010 and the balance sheet data as of December 31, 2011 and 2010 from the unaudited condensed financial statements included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future, and results for the nine months ended December 31, 2011 are not necessarily indicative of results to be expected for the full year.

        On September 16, 2011, the business of Old Alkermes and EDT were combined under Alkermes. Prior to September 16, 2011, Old Alkermes was an independent biotechnology company incorporated in the Commonwealth of Pennsylvania and traded on the NASDAQ under the symbol "ALKS" and EDT was the drug technologies business of Elan that developed and manufactured pharmaceutical products. Old Alkermes was treated as the accounting acquirer under U.S. GAAP, which means that the operating results of Old Alkermes are included for all periods being presented, whereas the operating results of EDT are only included from September 16, 2011 through December 31, 2011.

	Nine Months Ended December 31, (unaudited)		Year Ended March 31,
	2011	2010	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
REVENUES:
Manufacturing and royalty revenues	$215,759	$114,363	$156,840	$149,917	$150,091	$131,157	$128,567
Product sales, net	30,170	20,402	28,920	20,245	4,467	—	—
Research and development revenue	13,575	737	880	3,117	42,087	89,510	74,483
Net collaborative profit(1)	—	—	—	5,002	130,194	20,050	36,915

Total revenues	259,504	135,502	186,640	178,281	326,839	240,717	239,965

EXPENSES:
Cost of goods manufactured and sold	76,501	39,436	52,185	49,438	43,396	40,677	45,209
Research and development	96,703	69,412	97,239	95,363	89,478	125,268	117,315
Selling, general and administrative(2)	103,200	58,683	82,847	76,514	59,008	59,508	66,399
Amortization of intangible assets(3)	13,713	—	—	—	—	—	—
Impairment of long-lived assets(4)	—	—	—	—	—	11,630	—
Restructuring(4)	—	—	—	—	—	6,423	—

Total expenses	290,117	167,531	232,271	221,315	191,882	243,506	228,923

OPERATING (LOSS) INCOME	(30,613)	(32,029)	(45,631)	(43,034)	134,957	(2,789)	11,042
OTHER (EXPENSE) INCOME(5)	(16,014)	(1,389)	(860)	(1,667)	(3,945)	175,619	(499)

(LOSS) INCOME BEFORE INCOME TAXES	(46,627)	(33,418)	(46,491)	(44,701)	131,012	172,830	10,543

PROVISION (BENEFIT) FOR INCOME TAXES	3,694	(960)	(951)	(5,075)	507	5,851	1,098

NET (LOSS) INCOME	$(50,321)	$(32,458)	$(45,540)	$(39,626)	$130,505	$166,979	$9,445

(LOSS) EARNINGS PER COMMON SHARE:
BASIC	$(0.46)	$(0.34)	$(0.48)	$(0.42)	$1.37	$1.66	$0.10

DILUTED	$(0.46)	$(0.34)	$(0.48)	$(0.42)	$1.36	$1.62	$0.09

	Nine Months Ended December 31, (unaudited)		Year Ended March 31,
	2011	2010	2011	2010	2009	2008	2007
	(In thousands, except per share data)
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:
BASIC	109,645	95,502	95,610	94,839	95,161	100,742	99,242

DILUTED	109,645	95,502	95,610	94,839	96,252	102,923	103,351

Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$233,952	$285,013	$294,730	$350,193	$404,482	$460,361	$357,466
Total assets	1,505,827	447,437	452,448	515,600	566,486	656,311	568,621
Long-term debt(6)	444,768	—	—	—	75,888	160,371	158,477
Unearned milestone revenue—current and long-term	—	—	—	—	—	117,657	128,750
Shareholders' equity	904,853	396,318	392,018	412,616	434,888	305,314	203,461

(1)
Includes $120.7 million recognized as revenue upon the termination of the VIVITROL collaboration with Cephalon, Inc. during the year ended March 31, 2009.

(2)
Includes $26.7 million and $1.1 million of expenses in the nine months ended December 31, 2011 and year ended March 31, 2011, respectively, related to the acquisition of EDT, which consists primarily of banking, legal, accounting and valuation-related expenses.

(3)
Represents amortization of intangibles acquired in connection with the purchase of EDT.

(4)
Represents charges in connection with the termination of the AIR Insulin development program and our March 2008 restructuring of operations. In connection with the termination of the AIR Insulin development program, we determined that the carrying value of the assets at our AIR commercial manufacturing facility exceeded their fair value and recorded an impairment charge. The March 2008 restructuring program was substantially completed during fiscal 2009. Certain closure costs related to the leased facilities exited in connection with the March 2008 restructuring of operations will continue to be paid through December 2015.

(5)
Includes a gain on the sale of our Series C convertible, redeemable preferred stock of Reliant Pharmaceuticals, Inc. ("Reliant") during the year ended March 31, 2008 of $174.6 million. This gain was recorded upon the acquisition of Reliant by GlaxoSmithKline in November 2007. We purchased the Series C convertible, redeemable preferred stock of Reliant for $100.0 million in December 2001, and our investment in Reliant had been written down to zero prior to the time of the sale.

(6)
At December 31, 2011, long-term debt includes both the current and long-term portion of the $310 million first lien term loan facility (the "First Lien Term Loan") and the $140 million second lien term loan facility (the "Second Lien Term Loan" and, together with the First Lien Term Loan, the "Term Loans"). At March 31, 2009 and 2008, long-term debt includes both the current and long-term portion of the Non-Recourse RISPERDAL CONSTA secured 7% Notes (the "non-recourse 7% Notes"). At March 31, 2007, long-term debt includes the current and long-term portion of the non-recourse 7% Notes and the current and long-term portion of a term loan with General Electric Capital Corporation ("GE"). The Term Loans were issued on September 16, 2011. The non-recourse 7% Notes were issued by RC Royalty Sub LLC, a wholly-owned subsidiary of Old Alkermes ("Royalty Sub") on February 1, 2005 and were non-recourse to Alkermes. These notes were fully redeemed on July 1, 2010 in advance of the previously scheduled maturity date of January 1, 2012. We entered into the term loan with GE in December 2004 and the term loan matured in December 2007.

RISK FACTORS

        Investing in our company involves a high degree of risk. In deciding whether to invest in our ordinary shares, you should consider carefully the risks described below in addition to the financial and other information contained in this prospectus, including the matters addressed under the caption "Cautionary Statement Regarding Forward-Looking Statements." If any events described by the following risks actually occur, they could materially adversely affect our business, financial condition or operating results. This could cause the market price of our ordinary shares to decline, and could cause you to lose all or a part of your investment.

Risks Related to Our Business

Our revenues largely depend on the actions of our third party collaborators, and if they are not effective, our revenues could be materially adversely affected.

        The revenues from the sale of our products may fall below our expectations, the expectations of our partners or those of investors, which could have a material adverse effect on our results of operations and the price of our ordinary shares, and will depend on numerous factors, many of which are outside our control.

RISPERDAL CONSTA, AMPYRA/FAMPYRA, BYDUREON AND INVEGA SUSTENNA/XEPLION

        While we manufacture RISPERDAL CONSTA and AMPYRA/FAMPYRA, we are not involved in the commercialization efforts for those products. RISPERDAL CONSTA is commercialized by Janssen. AMPYRA/FAMPYRA is commercialized by Acorda Therapeutics, Inc. ("Acorda") in the United States and by Biogen Idec, Inc. ("Biogen Idec") outside the United States. Our revenues depend on manufacturing fees and royalties we receive from Janssen, Acorda and Biogen, each of which relates to sales of such products by or on behalf of our partners. Accordingly, our revenues will depend in large part on the efforts of our partners, and we will not be able to control this.

        Pursuant to our arrangements with Amylin Pharmaceuticals, Inc. ("Amylin"), Ortho-McNeil-Janssen Pharmaceuticals, Inc. and Janssen Pharmaceutica International (Janssen Pharmaceutica International together with Ortho-McNeil-Janssen Pharmaceuticals, Inc., "Janssen"), we are not responsible for the clinical development, manufacture or commercialization efforts for BYDUREON or INVEGA SUSTENNA/XEPLION, respectively. In addition, in November 2011, Amylin and Eli Lilly and Company ("Lilly"), terminated their collaboration agreement pursuant to which they collaborated in the global development and commercialization of exenatide, including BYDUREON. Historically, Lilly and Amylin jointly commercialized exenatide products in the United States, and Lilly solely commercialized such products outside of the United States. Commencing on November 30, 2011, however, Amylin assumed the exclusive right to commercialize exenatide products in the United States. While Lilly continues to have exclusive rights to commercialize exenatide products outside of the United States until December 31, 2013 (or such earlier date as may be agreed by Amylin and Lilly), after that time Amylin will assume the exclusive right to commercialize exenatide products outside of the United States as well. This transition represents the first time that Amylin will assume sole responsibility for the commercialization of exenatide products on a global basis, and we cannot assure you that Amylin will be successful in that role.

        For these and other reasons outside of our control, our revenues from the sale of RISPERDAL CONSTA, AMPYRA/FAMPYRA, BYDUREON and INVEGA SUSTENNA/XEPLION may not meet our or our partners' expectations or those of investors.

VIVITROL

        In December 2007, we exclusively licensed the right to commercialize VIVITROL for the treatment of alcohol dependence and opioid dependence in Russia and other countries in the Commonwealth of Independent States (the "CIS") to Cilag GmbH International ("Cilag"). Cilag has primary responsibility for securing all necessary regulatory approvals for VIVITROL and Janssen-Cilag, an affiliate of Cilag, has full responsibility for the commercialization of the product in these countries. We receive manufacturing revenues and royalty revenues based upon product sales. Our revenues from the sale of VIVITROL in Russia and countries of the CIS may not be significant and will depend on numerous factors, many of which are outside of our control.

REMAINING COMMERCIAL PORTFOLIO

        In addition, we are not responsible for, or involved with, the sales and marketing efforts for many of our other products and, in some instances, we are also not involved in their manufacture.

We are substantially dependent on revenues from our principal product.

        While our dependence on revenues from RISPERDAL CONSTA has decreased following the business combination (the "Business Combination") of Old Alkermes with the drug technologies business ("EDT") of Elan Corporation, plc ("Elan"), we still depend substantially upon continued sales of RISPERDAL CONSTA by our partner, Janssen. Any significant negative developments relating to this product, such as safety or efficacy issues, the introduction or greater acceptance of competing products, or adverse regulatory or legislative developments, would have a material adverse effect on our business, results of operations, cash flows and financial condition. Although we have developed and continue to develop additional products for commercial introduction, a decline in sales from this product would adversely affect our business.

We rely heavily on collaborative partners to develop and commercialize our products.

        Our arrangements with collaborative partners are critical to bringing our products to the market and successfully commercializing them. We rely on these parties in various respects, including to provide funding for product candidate development programs; to conduct preclinical testing and clinical trials; to participate actively in, or manage, the regulatory approval process; and to commercialize our products.

        The process of establishing collaborative arrangements with third parties to develop particular products or to accelerate the development of early-stage product candidates is difficult, time-consuming and involves significant uncertainty. We face, and will continue to face, significant competition in seeking appropriate collaborative partners. If we are unable to establish and maintain collaborative arrangements on acceptable terms, we may have to delay or discontinue further development of one or more of our product candidates or manufacture, seek regulatory approval and/or undertake commercialization activities for the product at our own expense.

        Our collaborative partners may also choose to use their own or other technology to develop an alternative product and withdraw their support of our product candidate, or to compete with our jointly developed product. Alternatively, proprietary products we may develop in the future could compete directly with products we developed with our collaborative partners. Disputes may also arise between us and a collaborative partner, and may involve the ownership of technology developed during a collaboration or other issues arising out of collaborative agreements. Such a dispute could delay the related program or result in expensive arbitration or litigation, which may not be resolved in our favor.

        Most of our collaborative partners can terminate their agreements with us without cause, and we cannot guarantee that any of these relationships will continue. Failure to make or maintain these arrangements or a delay in a collaborative partner's performance, or factors that may affect a partner's sales, may materially adversely affect our business, financial condition, cash flows and results of operations.

Our revenues may be lower than expected as a result of failure by the marketplace to accept our products or for other factors.

        We cannot be assured that our products will be, or will continue to be, accepted in the United States or in any markets outside the United States or that sales of our products will not decline or cease in the future. A number of factors may cause revenues from sales of our products to grow at a slower than expected rate, or even to decrease or cease, including:

  •
  perception of physicians and other members of the healthcare community as to our products' safety and efficacy relative to that of competing products;

  •
  the cost-effectiveness of our products;

  •
  patient and physician satisfaction with our products;

  •
  the successful manufacture of our commercial products on a timely basis;

  •
  the cost and availability of raw materials necessary for the manufacture of our products;

  •
  the size of the markets for our products;

  •
  reimbursement policies of government and third-party payors;

  •
  unfavorable publicity concerning our products, similar classes of drugs or the industry generally;

  •
  the introduction, availability and acceptance of competing treatments, including treatments marketed and sold by our collaborators;

  •
  the reaction of companies that market competitive products;

  •
  adverse event information relating to our products or to similar classes of drugs;

  •
  changes to the product labels of our products, or of products within the same drug classes, to add significant warnings or restrictions on use;

  •
  our continued ability to access third parties to vial, label and distribute our products on acceptable terms;

  •
  the unfavorable outcome of patent litigation, including so-called "Paragraph IV" litigation, related to any of our products;

  •
  regulatory developments related to the manufacture or continued use of our products, including the issuance of a Risk Evaluation and Mitigation Strategy ("REMS") by the U.S. Food and Drug Administration (the "FDA");

  •
  the extent and effectiveness of the sales and marketing and distribution support our products receive;

  •
  our collaborators' decisions as to the timing of product launches, pricing and discounting;

  •
  disputes with our collaborators relating to the marketing and sale of partnered products;

  •
  exchange rate valuations and fluctuations; and

  •
  any other material adverse developments with respect to the commercialization of our products.

        Our revenues will also fluctuate from quarter to quarter based on a number of other factors, including the acceptance of our products in the marketplace, our partners' orders, the timing of shipments, our ability to manufacture successfully, our yield and our production schedule. The unit costs to manufacture our products may be higher than anticipated if certain volume levels are not achieved. In addition, we may not be able to supply the products in a timely manner or at all.

We are subject to risks related to the manufacture of our products.

        The manufacture of pharmaceutical products is a highly complex process in which a variety of difficulties may arise from time to time including, but not limited to, product loss due to material failure, equipment failure, vendor error, operator error, labor shortages, inability to obtain material, equipment or transportation, physical or electronic security breaches, natural disasters and many other factors. Problems with manufacturing processes could result in product defects or manufacturing failures, which could require us to delay shipment of products or recall products previously shipped, or could impair our ability to expand into new markets or supply products in existing markets. We may not be able to resolve any such problems in a timely fashion, if at all.

        We rely solely on our manufacturing facility in Wilmington, Ohio for the manufacture of RISPERDAL CONSTA, VIVITROL, polymer for BYDUREON and some of our product candidates. We rely on our manufacturing facility in Athlone, Ireland for the manufacture of AMPYRA/FAMPYRA and some of our other products using our NanoCrystal and Oral Controlled Release ("OCR") technologies. We rely on our manufacturing facility in Gainesville, Georgia for the manufacture of RITALIN LA®/FOCALIN XR® and some of our other products using our OCR technologies.

        Due to regulatory and technical requirements, we have limited ability to shift production among our facilities or to outsource any part of our manufacturing to third parties. If we cannot produce sufficient commercial quantities of our products to meet demand, there are currently very few, if any, third-party manufacturers capable of manufacturing our products as contract suppliers. We cannot be certain that we could reach agreement on reasonable terms, if at all, with those manufacturers. Even if we were to reach agreement, the transition of the manufacturing process to a third party to enable commercial supplies could take a significant amount of time and money, and may not be successful.

        Our manufacturing facilities also require specialized personnel and are expensive to operate and maintain. Any delay in the regulatory approval or market launch of product candidates, or suspension of the sale of our products, to be manufactured in our facilities may cause operating losses as we continue to operate these facilities and retain specialized personnel. In addition, any interruption in manufacturing could result in delays in meeting contractual obligations and could damage our relationships with our collaborative partners, including the loss of manufacturing and supply rights.

We rely on third parties to provide services in connection with the manufacture and distribution of our products.

        We rely on third parties for the timely supply of specified raw materials, equipment, contract manufacturing, formulation or packaging services, product distribution services, customer service activities and product returns processing. Although we actively manage these third-party relationships to ensure continuity and quality, some events beyond our control could result in the complete or partial failure of these goods and services. Any such failure could materially adversely affect our business, financial condition, cash flows and results of operations.

        The manufacture of products and product components, including the procurement of bulk drug product, packaging, storage and distribution of our products, require successful coordination among us and multiple third-party providers. For example, we are responsible for the entire supply chain for VIVITROL, up to the sale of final product and including the sourcing of key raw materials and active pharmaceutical agents from third parties. We have limited experience in managing a complex, current good manufacturing practices ("cGMP") supply chain and product distribution network. Issues with our-third party providers, including our inability to coordinate these efforts, lack of capacity available at such third-party providers or any other problems with the operations of these third-party contractors, could require us to delay shipment of saleable products, recall products previously shipped or could impair our ability to supply products at all. This could increase our costs, cause us to lose revenue or market share and damage our reputation and have a material adverse effect on our business, financial condition, cash flows and results of operations.

        Due to the unique nature of the production of our products, there are several single-source providers of our key raw materials. For example, certain solvents and kit components used in the manufacture of RISPERDAL CONSTA are single-sourced. We endeavor to qualify new vendors and to develop contingency plans so that production is not impacted by issues associated with single-source providers. Nonetheless, our business could be materially and adversely affected by issues associated with single-source providers.

        We are also dependent in certain cases on third parties to manufacture products. Where the manufacturing rights to the products in which our technologies are applied are granted to or retained by our third-party licensee or approved sub-licensee, we have no control over the manufacturing, supply or distribution of the product.

If we or our third party providers fail to meet the stringent requirements of governmental regulation in the manufacture of our products, we could incur substantial remedial costs and a reduction in sales and/or revenues.

        We and our third-party providers are generally required to comply with cGMP and are subject to inspections by the FDA or comparable agencies in other jurisdictions to confirm such compliance. Any changes of suppliers or modifications of methods of manufacturing require amending our application to the FDA, and ultimate amendment acceptance by the FDA, prior to release of product to the marketplace. Our inability or the inability of our third-party service providers to demonstrate ongoing cGMP compliance could require us to withdraw or recall products and interrupt commercial supply of our products. Any delay, interruption or other issues that arise in the manufacture, formulation, packaging or storage of our products as a result of a failure of our facilities or the facilities or operations of third parties to pass any regulatory agency inspection could significantly impair our ability to develop and commercialize our products. This could increase our costs, cause us to lose revenue or market share and damage our reputation.

        The FDA and various regulatory agencies outside the United States have inspected and approved our commercial manufacturing facilities. We cannot guarantee that the FDA or any other regulatory agencies will approve any other facility we or our suppliers may operate or, once approved, that any of these facilities will remain in compliance with cGMP regulations. Any third party we use to manufacture bulk drug product, or package, store or distribute our products to be sold in the United States must be licensed by the FDA. Failure to gain or maintain regulatory compliance with the FDA or regulatory agencies outside the U.S. could materially adversely affect our business, financial condition, cash flows and results of operations.

Revenues generated by sales of our products depend on the availability of reimbursement from third-party payors, and a reduction in payment rate or reimbursement or an increase in our financial obligation to governmental payors could result in decreased sales of our products and revenue.

        In both U.S. and non-U.S. markets, sales of our products depend, in part, on the availability of reimbursement from third-party payors such as state and federal governments, including Medicare and Medicaid in the United States and similar programs in other countries, managed care providers and private insurance plans. Deterioration in the timeliness, certainty and amount of reimbursement for our products, including the existence of barriers to coverage of our products (such as prior authorization, criteria for use or other requirements), limitations by healthcare providers on how much, or under what circumstances, they will prescribe or administer our products or unwillingness by patients to pay any required co-payments could reduce the use of, and revenues generated from, our products and could have a material adverse effect on our business, financial condition, cash flows and results of operations.

        The government-sponsored healthcare systems in Europe and many other countries are the primary payors for healthcare expenditures, including payment for drugs and biologics. While mandatory price reductions have been a recurring aspect of business for the pharmaceutical and biotechnology industries in Europe, given the current worldwide economic conditions, certain European national governments have increased the frequency and size of such mandatory price reductions to extract further cost savings. We expect that countries may take actions to reduce expenditure on drugs and biologics, including mandatory price reductions, preference for generic or biosimilar products or reduction in the amount of reimbursement. While we cannot fully predict the extent of price reductions by countries in Europe or the impact such price reductions will have on our business, such reductions in price and/or the coverage and reimbursement for our products in European countries could have a material adverse effect on our product sales and/or revenues and results of operations.

        In addition, public and private insurers have pursued, and continue to pursue, aggressive cost containment initiatives, including increased focus on comparing the effectiveness, benefits and costs of similar treatments, which may result in lower reimbursement rates for our products.

        The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law in the United States on March 23, 2010 and March 30, 2010, respectively. A number of the provisions of those laws require further rulemaking action by governmental agencies to implement. Among other things, this legislation imposes cost containment measures that have adversely affected the amount of reimbursement for our products. These measures include increasing the minimum rebates we pay to U.S. state Medicaid programs in the United States for our drugs covered by Medicaid; extending such rebates to drugs dispensed to Medicaid beneficiaries enrolled in Medicaid managed care organizations; and expanding the 340B Public Health Service ("340B/PHS") drug discount program under which we must provide certain discounts on our drugs to eligible purchasers. Additional provisions of the healthcare reform legislation may negatively affect our revenues and prospects for profitability in the future. Beginning in 2011, a new fee also became payable by all branded prescription drug manufacturers and importers. This fee is calculated based upon each organization's percentage share of total branded prescription drugs sales to qualifying United States government programs, including Medicare and Medicaid. In addition, as part of the healthcare reform legislation's provisions closing a coverage gap that currently exists in the Medicare Part D prescription drug program (the "Donut Hole"), we are also required to provide a 50% discount on brand-name prescription drugs sold to beneficiaries who fall within the Donut Hole. Future rulemaking could increase rebates, reduce prices or the rate of price increases for healthcare products and services, or require additional reporting and disclosure. We cannot predict the timing or impact of any future rulemaking.

Patent protection for our products is important and uncertain.

        The following factors are important to our success:

  •
  receiving and maintaining patent and/or trademark protection for our products, product candidates, technologies and developing technologies, including those which are the subject of collaborations with our collaborative partners;

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  maintaining our trade secrets;

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  not infringing the proprietary rights of others; and

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  preventing others from infringing our proprietary rights.

        Patent protection only provides rights of exclusivity for the term of the patent. We are able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. In this regard, we try to protect our proprietary position by filing patent applications in the United States and elsewhere related to our proprietary product inventions and improvements that are important to the development of our business. Our pending patent applications, together with those we may file in the future, or those we may license from third parties, may not result in patents being issued. Even if issued, such patents may not provide us with sufficient proprietary protection or competitive advantages against competitors with similar technology. The development of new technologies or pharmaceutical products may take a number of years, and there can be no assurance that any patents which may be granted in respect of such technologies or products will not have expired or be due to expire by the time such products are commercialized.

        Although we believe that we make reasonable efforts to protect our intellectual property rights and to ensure that our proprietary technology does not infringe the rights of other parties, we cannot ascertain the existence of all potentially conflicting claims. Therefore, there is a risk that third parties may make claims of infringement against our products or technologies. We know of several U.S. patents issued in the United States to third parties that may relate to our product candidates. We also know of patent applications filed by other parties in the United States and various countries outside the United States that may relate to some of our product candidates if such patents are issued in their present form. If patents are issued that cover our product candidates, we may not be able to manufacture, use, offer for sale, import or sell such product candidates without first getting a license from the patent holder. The patent holder may not grant us a license on reasonable terms or it may refuse to grant us a license at all. This could delay or prevent us from developing, manufacturing or selling those of our product candidates that would require the license. A patent holder might also file an infringement action against us claiming that the manufacture, use, offer for sale, import or sale of our product candidates infringed one or more of its patents. Even if we believe that such claims are without merit, our cost of defending such an action is likely to be high and we might not receive a favorable ruling, and the action could be time consuming and distract management's attention and resources. Claims of intellectual property infringement also might require us to redesign affected products, enter into costly settlement or license agreements or pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology at all, license the technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted.

        Because the patent positions of pharmaceutical and biotechnology companies involve complex legal and factual questions, enforceability of patents cannot be predicted with certainty. The ultimate degree of patent protection that will be afforded to biotechnology products and processes, including ours, in the United States and in other important markets, remains uncertain and is dependent upon the scope of protection decided upon by the patent offices, courts and lawmakers in these countries. The recently enacted America Invents Act, which reformed certain patent laws in the United States, may create additional uncertainty. Patents, if issued, may be challenged, invalidated or circumvented. As more products are commercialized using our proprietary product platforms, or as any product achieves greater commercial success, our patents become more likely to be subject to challenge by potential competitors. The laws of certain countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Thus, any patents that we own or license from others may not provide any protection against competitors. Furthermore, others may independently develop similar technologies outside the scope of our patent coverage.

        We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our collaborative partners, licensees, employees and consultants. Any of these parties may breach the agreements and disclose our confidential information, or our competitors might learn of the information in some other way. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to, or independently developed by, a competitor, such event could materially adversely affect our business, results of operations, cash flows and financial condition.

Uncertainty over intellectual property in the biotechnology industry has been the source of litigation, which is inherently costly and unpredictable.

        There is considerable uncertainty within the biotechnology industry about the validity, scope and enforceability of many issued patents in the United States and elsewhere in the world and, to date, there is not consistency regarding the breadth of claims allowed in biotechnology patents. We cannot currently determine the ultimate scope and validity of patents which may be granted to third parties in the future or which patents might be asserted to be infringed by the manufacture, use and sale of our products.

        In part as a result of this uncertainty, there has been, and we expect that there may continue to be, significant litigation in the biotechnology industry regarding patents and other intellectual property rights. We may have to enforce our intellectual property rights against third parties who infringe our patents and other intellectual property or challenge our patent or trademark applications. For example, in the United States, putative generics of innovator drug products (including products in which the innovation comprises a new drug delivery method for an existing product, such as the drug delivery market occupied by us) may file Abbreviated New Drug Applications ("ANDAs") and, in doing so, they are not required to include preclinical and clinical data to establish the safety and effectiveness of their drug. Instead, they would rely on such data provided in the innovator drug New Drug Application (an "NDA"). However, to benefit from this less costly abbreviated procedure, the ANDA applicant must demonstrate that its drug is "generic" or "bioequivalent" to the innovator drug, and, to the extent that patents protecting the innovator drug are listed in the "Orange Book," the ANDA applicant must write to the innovator NDA holder and the patent holder (to the extent that the Orange Book-listed patents are not owned by the innovator NDA holder) certifying that its product either does not infringe the innovator's and, if applicable, the patent holder's patents and/or that the relevant patents are invalid. The innovator and the patent holder may sue the ANDA applicant within 45 days of receiving the certification and, if they do so, the FDA may not approve the ANDA for 30 months from the date of certification unless, at some point before the expiry of those 30 months, a court makes a final decision in the ANDA applicant's favor. This type of litigation is commonly known as "Paragraph IV" litigation in the United States. We and our collaborative partners are involved in a number of Paragraph IV litigations in the United States and similar suits in Canada and France in respect of some of our products. These litigations could result in new or additional generic competition to our marketed products and a potential reduction in product revenue.

        Litigation and administrative proceedings concerning patents and other intellectual property rights may be expensive, distracting to management and protracted with no certainty of success. Competitors may sue us as a way of delaying the introduction of our products. Any litigation, including any interference or derivation proceedings to determine priority of inventions, oppositions or other post-grant review proceedings to patents in the United States or in countries outside the United States, or litigation against our partners may be costly and time consuming and could harm our business. We expect that litigation may be necessary in some instances to determine the validity and scope of certain of our proprietary rights. Litigation may be necessary in other instances to determine the validity, scope and/or non-infringement of certain patent rights claimed by third parties to be pertinent to the manufacture, use or sale of our products. Ultimately, the outcome of such litigation could adversely affect the validity and scope of our patent or other proprietary rights or hinder our ability to manufacture and market our products.

Our level of indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business.

        In September 2011 we entered into a $310 million first lien term loan facility and a $140 million second lien term loan facility, which are guaranteed by certain of our subsidiaries. Our level of indebtedness and the terms of these financing arrangements could adversely affect our business by, among other things:

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  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development efforts, research and development and capital expenditures;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a competitive disadvantage compared to competitors with less debt;

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  limiting our ability to take advantage of significant business opportunities, such as potential acquisition opportunities; and

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  increasing our vulnerability to adverse economic and industry conditions.

        Our term loan facilities impose restrictive covenants on us and require certain payments of principal and interest over time. A failure to comply with these restrictions or to make these payments could lead to an event of default that could result in an acceleration of the indebtedness. Our future operating results may not be sufficient to ensure compliance with these covenants or to remedy any such default. In the event of an acceleration of this indebtedness, we may not have or be able to obtain sufficient funds to make any accelerated payments.

We rely on a limited number of pharmaceutical wholesalers to distribute our product.

        As is typical in the pharmaceutical industry, we rely upon pharmaceutical wholesalers in connection with the distribution of our products. A significant amount of our product is sold to end-users through the three largest wholesalers in the U.S. market, Cardinal Health Inc., AmerisourceBergen Corp., and McKesson Corp. If we are unable to maintain our business relationships with these major pharmaceutical wholesalers on commercially acceptable terms, if the buying patterns of these wholesalers fluctuate due to seasonality, wholesaler buying decisions or other factors outside of our control, our financial condition, cash flows and results of operations may be affected.

We have limited experience in the commercialization of products.

        We assumed responsibility for the marketing and sale of VIVITROL in the United States from Cephalon in December 2008. VIVITROL is the first commercial product for which we have had sole responsibility for commercialization, including but not limited to sales, marketing, distribution and reimbursement-related activities. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets.

        We have limited commercialization experience. We may not be able to attract and retain qualified personnel to serve in our sales and marketing organization, to develop an effective distribution network or to otherwise effectively support our commercialization activities. The cost of establishing and maintaining a sales and marketing organization may exceed its cost effectiveness. If we fail to develop sales and marketing capabilities, if sales efforts are not effective or if the costs of developing sales and marketing capabilities exceed their cost effectiveness, such events could materially adversely affect our business, results of operations, cash flows and financial condition.

Our product platforms or product development efforts may not produce safe, efficacious or commercially viable products and, if we are unable to develop new products, our business may suffer.

        Many of our product candidates require significant additional research and development, as well as regulatory approval. To be profitable, we must develop, manufacture and market our products, either alone or by collaborating with others. It can take several years for a product candidate to be approved, and we may not be successful in bringing additional product candidates to market. A product candidate may appear promising at an early stage of development or after clinical trials and never reach the market, or it may reach the market and not sell, for a variety of reasons. The product candidate may, among other things:

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  be shown to be ineffective or to cause harmful side effects during preclinical testing or clinical trials;

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  fail to receive regulatory approval on a timely basis or at all;

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  be difficult to manufacture on a large scale;

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  be uneconomical; or

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  infringe on proprietary rights of another party.

        Because we fund the development of our proprietary product candidates, there is a risk that we may not be able to continue to fund all such development efforts to completion or to provide the support necessary to perform the clinical trials, obtain regulatory approvals or market any approved products on a worldwide basis. We expect the development of products for our own account to consume substantial resources. If we are able to develop commercial products on our own, the risks associated with these programs may be greater than those associated with our programs with collaborative partners.

        For factors that may affect the market acceptance of our products approved for sale, see "—We face competition in the biotechnology and pharmaceutical industries." If our delivery technologies or product development efforts fail to result in the successful development and commercialization of product candidates, if our collaborative partners decide not to pursue development and/or commercialization of our product candidates or if new products do not perform as anticipated, our business, financial condition, cash flows and results of operations may be materially adversely affected.

The FDA or regulatory agencies outside the United States may not approve our product candidates or may impose limitations upon any product approval.

        We must obtain government approvals before marketing or selling our drug candidates in the United States and in jurisdictions outside the United States. The FDA and comparable regulatory agencies in other countries impose substantial and rigorous requirements for the development, production and commercial introduction of drug products. These include preclinical, laboratory and clinical testing procedures, sampling activities, clinical trials and other costly and time-consuming procedures. In addition, regulation is not static, and regulatory agencies, including the FDA, evolve in their staff, interpretations and practices and may impose more stringent requirements than currently in effect, which may adversely affect our planned drug development and/or our commercialization efforts. Satisfaction of the requirements of the FDA and of other regulatory agencies typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the drug candidate. The approval procedure and the time required to obtain approval also varies among countries. Regulatory agencies may have varying interpretations of the same data, and approval by one regulatory agency does not ensure approval by regulatory agencies in other jurisdictions. In addition, the FDA or regulatory agencies outside the U.S. may choose not to communicate with or update us during clinical testing and regulatory review periods. The ultimate decision by the FDA or other regulatory agencies regarding drug approval may not be consistent with prior communications. See "—Our revenues may be lower than expected as a result of failure by the marketplace to accept our products or for other factors."

        This product development process can last many years, be very costly and still be unsuccessful. Regulatory approval by the FDA or regulatory agencies outside the U.S. can be delayed, limited or not granted at all for many reasons, including:

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  a product candidate may not demonstrate safety and efficacy for each target indication in accordance with FDA standards or standards of other regulatory agencies;

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  poor rate of patient enrollment, including limited availability of patients who meet the criteria for certain clinical trials;

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  data from preclinical testing and clinical trials may be interpreted by the FDA or other regulatory agencies in different ways than we or our partners interpret it;

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  the FDA or other regulatory agencies might not approve our or our partners' manufacturing processes or facilities;

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  the FDA or other regulatory agencies may not approve accelerated development timelines for our product candidates;

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  the failure of third-party clinical research organizations and other third-party service providers and independent clinical investigators to manage and conduct the trials, to perform their oversight of the trials or to meet expected deadlines;

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  the failure of our clinical investigational sites and the records kept at such sites, including the clinical trial data, to be in compliance with the FDA's Good Clinical Practices, or European Union ("EU") legislation governing good clinical practice, including the failure to pass FDA, European Medicines Agency ("EMA") or EU Member State inspections of clinical trials;

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  the FDA or other regulatory agencies may change their approval policies or adopt new regulations;

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  adverse medical events during the trials could lead to requirements that trials be repeated or extended, or that a program be terminated or placed on clinical hold, even if other studies or trials relating to the program are successful; and

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  the FDA or other regulatory agencies may not agree with our or our partners' regulatory approval strategies or components of our or our partners' filings, such as clinical trial designs.

        In addition, our product development timelines may be impacted by third-party patent litigation. Moreover, recent events, including complications experienced by patients taking FDA-approved drugs, have raised questions about the safety of marketed drugs and may result in new legislation by the U.S. Congress and increased caution by the FDA and regulatory agencies outside the United States in reviewing new drugs. In summary, we cannot be sure that regulatory approval will be granted for drug candidates that we submit for regulatory review. Our ability to generate revenues from the commercialization and sale of additional drug products will be limited by any failure to obtain these approvals. In addition, stock prices have declined significantly in certain instances where companies have failed to obtain FDA approval of a drug candidate or if the timing of FDA approval is delayed. If the FDA's or any other regulatory agency's response to any application for approval is delayed or not favorable for any of our product candidates, our stock price could decline significantly.

        Even if regulatory approval to market a drug product is granted, the approval may impose limitations on the indicated use for which the drug product may be marketed and additional post-approval requirements with which we would need to comply in order to maintain the approval of such products. Our business could be seriously harmed if we do not complete these studies and the FDA, as a result, requires us to change related sections of the marketing label for our products. In addition, adverse medical events that occur during clinical trials or during commercial marketing of our products could result in legal claims against us and the temporary or permanent withdrawal of our products from commercial marketing, which could seriously harm our business and cause our stock price to decline.

Clinical trials for our product candidates are expensive, and their outcome is uncertain.

        Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we or our partners must demonstrate, through preclinical testing and clinical trials, that our product candidates are safe and effective for use in humans. We have incurred, and we will continue to incur, substantial expense for preclinical testing and clinical trials.

        Our preclinical and clinical development efforts may not be successfully completed. Completion of clinical trials may take several years or more. The length of time can vary substantially with the type, complexity, novelty and intended use of the product candidate. The commencement and rate of completion of clinical trials may be delayed by many factors, including:

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  the potential delay by a collaborative partner in beginning the clinical trial;

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  the inability to recruit clinical trial participants at the expected rate;

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  the failure of clinical trials to demonstrate a product candidate's safety or efficacy;

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  the inability to follow patients adequately after treatment;

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  unforeseen safety issues;

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  the inability to manufacture sufficient quantities of materials used for clinical trials; and

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  unforeseen governmental or regulatory delays.

        In addition, we often depend on independent clinical investigators, contract research organizations and other third-party service providers and our collaborators in the conduct of clinical trials for our product candidates. We rely heavily on these parties for successful execution of our clinical trials but do not control many aspects of their activities. For example, while the investigators are not our employees, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols.

        The results from preclinical testing and early clinical trials often have not predicted results of later clinical trials. A number of new drugs have shown promising results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Clinical trials conducted by us, by our collaborative partners or by third parties on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for our product candidates.

        If a product candidate fails to demonstrate safety and efficacy in clinical trials or if third parties fail to conduct clinical trials in accordance with their obligations, the development, approval and commercialization of our product candidates may be delayed or prevented, which may materially adversely affect our business, financial condition, cash flows and results of operations.

The commercial use of our products may cause unintended side effects or adverse reactions, or incidents of misuse may occur.

        We cannot predict whether the commercial use of our products will produce undesirable or unintended side effects that have not been evident in the use of, or in clinical trials conducted for, such products to date. Additionally, incidents of product misuse may occur. These events, among others, could result in product recalls, product liability actions or withdrawals or additional regulatory controls (including additional regulatory scrutiny and requirements for additional labeling), all of which could have a material adverse effect on our business, results of operations, cash flows and financial condition. In addition, the reporting of adverse safety events involving our products and public rumors about such events could cause our stock price to decline or experience periods of volatility.

If we fail to comply with the extensive legal and regulatory requirements affecting the healthcare industry, we could face increased costs, penalties and a loss of business.

        Our activities, and the activities of our collaborators and third-party providers, are subject to comprehensive government regulation. Government regulation by various national, state and local agencies, which includes detailed inspection of, and controls over, research and laboratory procedures, clinical investigations, product approvals and manufacturing, marketing and promotion, adverse event reporting, sampling, distribution, recordkeeping, storage, and disposal practices, and achieving compliance with these regulations, substantially increases the time, difficulty and costs incurred in obtaining and maintaining the approval to market newly developed and existing products. Government regulatory actions can result in delay in the release of products, seizure or recall of products, suspension or revocation of the authority necessary for their production and sale, and other civil or criminal sanctions, including fines and penalties. Pharmaceutical and biotechnology companies have been the target of lawsuits and investigations alleging violations of government regulation, including claims asserting submission of incorrect pricing information, impermissible off-label promotion of pharmaceutical products, payments intended to influence the referral of federal or state healthcare business, submission of false claims for government reimbursement, antitrust violations or violations related to environmental matters.

        Changes in laws affecting the healthcare industry could also adversely affect our revenues and profitability, such as new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to patent protection and enforcement, healthcare availability, and product pricing and marketing. Changes in FDA regulations and regulations issued by regulatory agencies outside of the United States, including new or different approval requirements, timelines and processes, may also delay or prevent the approval of new products, require additional safety monitoring, labeling changes, restrictions on product distribution or other measures that could increase our costs of doing business and adversely affect the market for our products. The enactment in the United States of healthcare reform, new legislation or implementation of existing statutory provisions on importation of lower-cost competing drugs from other jurisdictions and legislation on comparative effectiveness research are examples of previously enacted and possible future changes in laws that could adversely affect our business.

        While we continually strive to comply with these complex requirements, we cannot guarantee that we, our employees, our collaborators, our consultants or our contractors are or will be in compliance with all potentially applicable U.S. federal and state regulations and/or laws or all potentially applicable regulations and/or laws outside the U.S. and interpretations of the applicability of these laws to marketing practices. If we or our agents fail to comply with any of those regulations and/or laws, a range of actions could result, including, but not limited to, the termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, withdrawal of our products from the market, significant fines, exclusion from government healthcare programs or other sanctions or litigation. Additionally, while we have implemented numerous risk mitigation measures, we cannot guarantee that we will be able to effectively mitigate all operational risks. Failure to effectively mitigate all operational risks may materially adversely affect our product supply, which could have a material adverse effect on our product sales and/or revenues and results of operations.

We face competition in the biotechnology and pharmaceutical industries.

        We face intense competition in the development, manufacture, marketing and commercialization of our products and product candidates from many and varied sources, such as academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including other companies with similar technologies, and we can provide no assurance that we will be able to compete successfully. Some of these competitors are also our collaborative partners, who control the commercialization of products for which we receive manufacturing and/or royalty revenues. These competitors are working to develop and market other systems, products, vaccines and other methods of preventing or reducing disease, and new small-molecule and other classes of drugs that can be used with or without a drug delivery system.

        The biotechnology and pharmaceutical industries are characterized by intensive research, development and commercialization efforts and rapid and significant technological change. Many of our competitors are larger and have significantly greater financial and other resources than we do. As a result, we expect that our competitors may develop new technologies, products and processes that may be more effective than those we develop. They may also develop their products more rapidly than us, complete any applicable regulatory approval process sooner than we can or offer their newly developed products at prices lower than our prices. The development of technologically improved or different products or technologies may make our product candidates or product platforms obsolete or noncompetitive before we recover expenses incurred in connection with their development or realize any revenues from any commercialized product.

        There are other companies developing extended-release product platforms. In many cases, there are products on the market or in development that may be in direct competition with our products or product candidates. In addition, we know of new chemical entities that are being developed that, if successful, could compete against our product candidates. These chemical entities are being designed to work differently than our product candidates and may turn out to be safer or to be more effective than our product candidates. Among the many experimental therapies being tested around the world, there may be some that we do not now know of that may compete with our proprietary product platforms or product candidates. Our collaborative partners could choose a competing technology to use with their drugs instead of one of our product platforms and could develop products that compete with our products.

        With respect to our proprietary injectable product platform, we are aware that there are other companies developing extended-release delivery systems for pharmaceutical products. RISPERDAL CONSTA and INVEGA SUSTENNA may compete with a number of other injectable products including ZYPREXA® RELPREVV® ((olanzapine) For Extended Release Injectable Suspension), which is marketed and sold by Lilly in the United States, the EU and Australia/New Zealand, and other products currently in development, including a once-monthly injectable formulation of ABILIFY® (aripiprazole) developed by Otsuka Pharmaceutical Co. Ltd. ("Otsuka"), which is currently under FDA review. RISPERDAL CONSTA and INVEGA SUSTENNA may also compete with new oral compounds currently on the market or being developed for the treatment of schizophrenia.

        In the treatment of alcohol dependence, VIVITROL competes with CAMPRAL® (acamprosate calcium) sold by Forest Laboratories, Inc. ("Forest Laboratories") and ANTABUSE® sold by Odyssey Pharmaceuticals, Inc. ("Odyssey") as well as currently marketed drugs also formulated from naltrexone. Other pharmaceutical companies are developing product candidates that have shown some promise in treating alcohol dependence and that, if approved by the FDA, would compete with VIVITROL.

        In the treatment of opioid dependence, VIVITROL competes with methadone, oral naltrexone, and SUBOXONE® (buprenorphone HCl/naloxone HCl dehydrate sublingual tablets), SUBOXONE® (buprenorphone/naloxone) Sublingual Film, and SUBUTEX® (buprenorphine HCl sublingual tablets), each of which is marketed and sold by Reckitt Benckiser Pharmaceuticals, Inc. in the United States. It also competes with other buprenorphine-based products on the market. Other pharmaceutical companies are developing product candidates that have shown promise in treating opioid dependence and that, if approved by the FDA, would compete with VIVITROL.

        BYDUREON competes with established therapies for market share. Such competitive products include sulfonylureas, metformin, insulins, thiazolidinediones, glinides, dipeptidyl peptidase type IV inhibitors, insulin sensitizers, alpha-glucosidase inhibitors and sodium-glucose transporter-2 inhibitors. BYDUREON also competes with other glucagon-like peptide-1 ("GLP-1") agonists, including VICTOZA® (liraglutide (rDNA origin) injection), which is marketed and sold by Novo Nordisk A/S. Other pharmaceutical companies are developing product candidates for the treatment of type 2 diabetes that, if approved by the FDA, could compete with BYDUREON.

        With respect to our NanoCrystal technology, we are aware that other technology approaches similarly address poorly water soluble drugs. These approaches include nanoparticles, cyclodextrins, lipid-based self-emulsifying drug delivery systems, dendrimers and micelles, among others, any of which could limit the potential success and growth prospects of products incorporating our NanoCrystal technology. In addition, there are many competing technologies to our OCR technology, some of which are owned by large pharmaceutical companies with drug delivery divisions and other smaller drug delivery specific companies.

        If we are unable to compete successfully in the biotechnology and pharmaceutical industries, it may materially adversely affect our business, financial condition, cash flows and results of operations.

We may not become profitable on a sustained basis.

        At December 31, 2011, our accumulated deficit was $461.5 million, which was primarily the result of net losses incurred from 1987, the year we were founded, through December 31, 2011, partially offset by net income over previous fiscal years. There can be no assurance we will achieve sustained profitability.

        A major component of our revenue is dependent on our partners' and our ability to commercialize, and our ability to manufacture economically, our marketed products.

        Our ability to achieve sustained profitability in the future depends, in part, on our ability to:

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  obtain and maintain regulatory approval for our products and product candidates, and for our partnered products, both in the United States and in other countries;

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  efficiently manufacture our products;

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  support the commercialization of our products by our collaborative partners;

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  successfully market and sell VIVITROL in the United States;

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  support the commercialization of VIVITROL in Russia and the countries of the CIS by our partner Cilag;

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  enter into agreements to develop and commercialize our products and product candidates;

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  develop, have manufactured or expand our capacity to manufacture and market our products and product candidates;

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  obtain adequate reimbursement coverage for our products from insurance companies, government programs and other third-party payors;

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  obtain additional research and development funding from collaborative partners or funding for our proprietary product candidates; and

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  achieve certain product development milestones.

        In addition, the amount we spend will impact our profitability. Our spending will depend, in part, on:

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  the progress of our research and development programs for our product candidates and for our partnered product candidates, including clinical trials;

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  the time and expense that will be required to pursue FDA and/or non-U.S. regulatory approvals for our products and whether such approvals are obtained;

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  the time and expense required to prosecute, enforce and/or challenge patent and other intellectual property rights;

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  the cost of building, operating and maintaining manufacturing and research facilities;

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  the cost of third-party manufacture;

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  the number of product candidates we pursue, particularly proprietary product candidates;

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  how competing technological and market developments affect our product candidates;

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  the cost of possible acquisitions of technologies, compounds, product rights or companies;

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  the cost of obtaining licenses to use technology owned by others for proprietary products and otherwise;

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  the costs of potential litigation; and

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  the costs associated with recruiting and compensating a highly skilled workforce in an environment where competition for such employees may be intense.

        We may not achieve all or any of these goals and, thus, we cannot provide assurances that we will ever be profitable on a sustained basis or achieve significant revenues. Even if we do achieve some or all of these goals, we may not achieve significant or sustained commercial success.

We may require additional funds to complete our programs, and such funding may not be available on commercially favorable terms or at all, and may cause dilution to our existing shareholders.

        We may require additional funds to complete any of our programs, and we may seek funds through various sources, including debt and equity offerings, corporate collaborations, bank borrowings, arrangements relating to assets, sale of royalty streams we receive on our products or other financing methods or structures. The source, timing and availability of any financings will depend on market conditions, interest rates and other factors. If we are unable to raise additional funds on terms that are favorable to us or at all, we may have to cut back significantly on one or more of our programs or give up some of our rights to our product platforms, product candidates or licensed products. If we issue additional equity securities or securities convertible into equity securities to raise funds, our shareholders will suffer dilution of their investment, and it may adversely affect the market price of our ordinary shares.

We may be exposed to product liability claims and recalls.

        The administration of drugs in humans, whether in clinical studies or commercially, carries the inherent risk of product liability claims whether or not the drugs are actually the cause of an injury.

Our products or product candidates may cause or contribute to injury or dangerous drug interactions, and we may not learn about or understand those effects until the product or product candidate has been administered to patients for a prolonged period of time.

        Claims for or from such injuries or interactions may be brought by consumers, clinical trial participants, our collaborative partners or third parties selling the products. We currently carry product liability insurance coverage in such amounts as we believe are sufficient for our business. However, this coverage may not be sufficient to satisfy any liabilities that may arise. As our development activities progress and we continue to have commercial sales, this coverage may be inadequate, we may be unable to obtain adequate coverage at an acceptable cost or at all, or our insurer may disclaim coverage as to a future claim. This could prevent or limit our commercialization of our products. We may not be successful in defending ourselves in the litigation and, as a result, our business could be materially harmed. These lawsuits may result in large judgments or settlements against us, any of which could have a negative effect on our financial condition and business if in excess of our insurance coverage. Additionally, lawsuits can be expensive to defend, whether or not they have merit, and the defense of these actions may divert the attention of our management and other resources that would otherwise be engaged in managing our business.

        Additionally, product recalls may be issued at our discretion or at the direction of the FDA, other government agencies or other entities having regulatory control for pharmaceutical product sales. We cannot assure you that product recalls will not occur in the future or that, if such recalls occur, such recalls will not adversely affect our business, results of operations, cash flows and financial condition or reputation.

Our business involves environmental, health and safety risks.

        Our business involves the controlled use of hazardous materials and chemicals and is subject to numerous environmental, health and safety laws and regulations and to periodic inspections for possible violations of these laws and regulations. Under certain of those laws and regulations, we could be liable for any contamination at our current or former properties or third party waste disposal sites. In addition to significant remediation costs, contamination can give rise to third party claims for fines, penalties, natural resource damages, personal injury and damage (including property damage). The costs of compliance with environmental, health and safety laws and regulations are significant. Any violations, even if inadvertent or accidental, of current or future environmental, health or safety laws or regulations, the cost of compliance with any resulting order or fine and any liability imposed in connection with any contamination for which we may be responsible could adversely affect our business, financial condition, cash flows and results of operations.

Adverse credit and financial market conditions may exacerbate certain risks affecting our business.

        As a result of adverse credit and financial market conditions, organizations that reimburse for use of our products, such as government health administration authorities and private health insurers, may be unable to satisfy such obligations or may delay payment. In addition, federal and state health authorities may reduce reimbursements (including Medicare and Medicaid reimbursements in the United States) or payments, and private insurers may increase their scrutiny of claims. We are also dependent on the performance of our collaborative partners, and we sell our products to our collaborative partners through contracts that may not be secured by collateral or other security. Accordingly, we bear the risk if our partners are unable to pay amounts due to us thereunder. Due to the recent tightening of global credit and the volatility in the financial markets, there may be a disruption or delay in the performance of our third-party contractors, suppliers or collaborative partners. If such third parties are unable to pay amounts owed to us or satisfy their commitments to us, or if there are reductions in the availability or extent of reimbursement available to us, our business and results of operations would be adversely affected.

Currency exchange rates may affect revenue.

        We conduct a large portion of our business in international markets. For example, we derive a majority of our RISPERDAL CONSTA revenues and all of our FAMPYRA and XEPLION revenues from sales in countries other than the United States and these sales are denominated in non-U.S. dollar ("USD") currencies. Such revenues fluctuate when translated to USD as a result of changes in currency exchange rates. We currently do not hedge this exposure. An increase in the USD relative to other currencies in which we have revenues will cause our non-USD revenues to be lower than with a stable exchange rate. A large increase in the value of the USD relative to such non-USD currencies could have a material adverse affect on our revenues, results of operations, cash flows and financial condition.

        As a result of the Business Combination, we incur substantial operating costs in Ireland. We face exposure to changes in the exchange ratio of the USD and the Euro arising from expenses and payables at our Irish operations that are settled in Euro. The impact of changes in the exchange ratio of the USD and the Euro on our USD denominated manufacturing and royalty revenues earned in countries other than the United States is partially offset by the opposite impact of changes in the exchange ratio of the USD and the Euro on operating expenses and payables incurred at our Irish operations that are settled in Euro. For the remainder of the fiscal year ended March 31, 2012, an average 10% weakening in the USD relative to the Euro would result in an increase to our budgeted expenses denominated in Euro of $2.2 million.

We may not be able to retain our key personnel.

        Our success depends largely upon the continued service of our management and scientific staff and our ability to attract, retain and motivate highly skilled technical, scientific, manufacturing, management, regulatory compliance and selling and marketing personnel. The loss of key personnel or our inability to hire and retain personnel who have technical, scientific, manufacturing, management, regulatory compliance or commercial backgrounds could materially adversely affect our research and development efforts and our business.

Future transactions may harm our business or the market price of our ordinary shares.

        We regularly review potential transactions related to technologies, products or product rights and businesses complementary to our business. These transactions could include:

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  mergers;

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  acquisitions;

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  strategic alliances;

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  licensing agreements; and

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  co-promotion agreements.

        We may choose to enter into one or more of these transactions at any time, which may cause substantial fluctuations in the market price of our ordinary shares. Moreover, depending upon the nature of any transaction, we may experience a charge to earnings, which could also materially adversely affect our results of operations and could harm the market price of our ordinary shares.

        If we are unable to successfully integrate the companies, businesses or properties that we acquire, we could experience a material adverse effect on our business, financial condition or results of operations. Merger and acquisition transactions, including the recent Business Combination of Old Alkermes with EDT involve various inherent risks, including:

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  uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities of, the respective parties;

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  the potential loss of key customers, management and employees of an acquired business;

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  the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;

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  the ability to achieve identified operating and financial synergies from an acquisition in the amounts and within the timeframe predicted;

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  problems that could arise from the integration of the respective businesses, including the application of internal control processes to the acquired business;

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  difficulties that could be encountered in managing international operations; and

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  unanticipated changes in business, industry, market or general economic conditions that differ from the assumptions underlying our rationale for pursuing the transaction.

        Any one or more of these factors could cause us not to realize the benefits anticipated from a transaction.

        Moreover, any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur additional indebtedness, seek equity capital or both. Future acquisitions could also result in our assuming more long-term liabilities relative to the value of the acquired assets than we have assumed in our previous acquisitions. Further, acquisition accounting rules require changes in certain assumptions made subsequent to the measurement period as defined in current accounting standards, to be recorded in current period earnings, which could affect our results of operations.

The recent Business Combination of Old Alkermes and EDT created numerous risks and uncertainties, and we may fail to realize the expected benefits of the Business Combination.

        Strategic transactions like the recent Business Combination of Old Alkermes and EDT create numerous risks and uncertainties. This Business Combination entailed many changes, including the integration of EDT and its personnel with those of Old Alkermes, and changes in systems and employee benefit plans. These transition activities are complex, and we may encounter unexpected difficulties or incur unexpected costs, including:

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  the diversion of management's attention to integration matters;

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  difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the business of EDT with that of Old Alkermes;

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  difficulties in the integration of operations and systems;

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  difficulties in managing a significantly larger business;

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  challenges in controlling additional costs and expenses incurred as a result of the Business Combination;

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  difficulties in the assimilation of employees; and

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  deterioration of general industry and business conditions.

        If any of these factors limits our ability to integrate the operations of EDT with those of Old Alkermes successfully or on a timely basis, the expectations of future results of operations, including certain cost savings and synergies expected to result from the Business Combination, might not be met. As a result, we may not be able to realize the expected benefits that we sought to achieve from the Business Combination. In addition, we may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of our business.

        In addition, the market price of our ordinary shares may decline if the integration of EDT and Old Alkermes is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or if the effect of the Business Combination on our financial results is otherwise not consistent with the expectations of financial analysts or investors.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this prospectus.

        The pro forma financial data contained in this prospectus are presented for illustrative purposes only and may not be an indication of what our financial condition or results of operations would have been had the Business Combination been completed on the dates indicated. The pro forma financial data have been derived from the audited and unaudited historical financial statements of Old Alkermes and EDT, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Business Combination. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. For example, the pro forma financial data do not reflect all costs that we expect to incur in connection with the Business Combination. Accordingly, the actual financial condition and results of operations of the combined company following the Business Combination may not be consistent with, or evident from, this pro forma financial data.

        In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations. Any potential decline in our financial condition or results of operations may cause significant variations in our share price. See "Unaudited Pro Forma Financial Data."

If goodwill or other intangible assets become impaired, we could have to take significant charges against earnings.

        In connection with the accounting for the Business Combination, we recorded a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in the United States ("GAAP"), we must assess, at least annually and potentially more frequently, whether the value of goodwill and other indefinite-lived intangible assets have been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect our results of operations and shareholders' equity in future periods.

Our investments are subject to general credit, liquidity, market and interest rate risks, which may be exacerbated by volatility in the U.S. credit markets.

        As of December 31, 2011, a significant amount of our investments were invested in U.S. government treasury and agency securities. Our investment objectives are, first, to preserve liquidity and conserve capital and, second, to generate investment income. Should our investments cease paying or reduce the amount of interest paid to us, our interest income would suffer. In addition, general credit, liquidity, market and interest risks associated with our investment portfolio may have an adverse effect on our financial condition.

Our effective tax rate may increase.

        There is uncertainty regarding the tax policies of the jurisdictions in which we operate and, as a result, our effective tax rate may increase, and any such increase may be material. Additionally, the tax laws of any jurisdiction in which we operate could change in the future, and such changes could cause a material change in our effective tax rate. Each such change could materially affect our revenues, results of operations, cash flows and financial condition.

The Business Combination of Old Alkermes and EDT may limit our ability to use our tax attributes to offset taxable income, if any, generated from such Business Combination.

        For U.S. federal income tax purposes, a corporation is generally considered tax resident in the place of its incorporation. Because we are incorporated in Ireland, we should be deemed an Irish corporation under these general rules. However, Section 7874 of the Internal Revenue Code of 1986, as amended ("the Code") generally provides that a corporation organized outside the United States that acquires substantially all of the assets of a corporation organized in the United States will be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes if shareholders of the acquired U.S. corporation own at least 80% (of either the voting power or the value) of the stock of the acquiring foreign corporation after the acquisition by reason of holding stock in the domestic corporation, and the "expanded affiliated group" (as defined in Section 7874) that includes the acquiring corporation does not have substantial business activities in the country in which it is organized.

        In addition, Section 7874 provides that if a corporation organized outside the United States acquires substantially all of the assets of a corporation organized in the United States, the taxable income of the U.S. corporation during the period beginning on the date the first assets are acquired as part of the acquisition, through the date which is ten years after the last date assets are acquired as part of the acquisition, shall be no less than the income or gain recognized by reason of the transfer during such period or by reason of a license of property by the expatriated entity after such acquisition to a foreign affiliate during such period, which is referred to as the "inversion gain," if shareholders of the acquired U.S. corporation own at least 60% (of either the voting power or the value) of the stock of the acquiring foreign corporation after the acquisition by reason of holding stock in the domestic corporation, and the "expanded affiliated group" of the acquiring corporation does not have substantial business activities in the country in which it is organized. In connection with the Business Combination, Old Alkermes transferred certain intellectual property to one of our Irish subsidiaries, and it is expected that Old Alkermes had sufficient net operating loss carryforwards available to substantially offset any taxable income generated from this transfer. If this rule was to apply to the Business Combination, among other things, Old Alkermes would not have been able to use any of the approximately $274 million of net operating loss carryforwards that it had as of March 31, 2011 to offset any taxable income generated as part of the Business Combination or as a result of the transfer of intellectual property. We do not believe that either of these limitations should apply as a result of the Business Combination. However, the U.S. Internal Revenue Service (the "IRS") could assert a contrary position, in which case we could become involved in tax controversy with the IRS regarding possible additional U.S. tax liability. If we were to be unsuccessful in resolving any such tax controversy in our favor, we could be liable for significantly greater U.S. federal and state income tax than we anticipate being liable for through the Business Combination, including as a result of the transfer of intellectual property, which would place further demands on our cash needs.

Litigation and/or arbitration may result in financial losses or harm our reputation and may divert management resources.

        We may be the subject of certain claims, including product liability claims and those asserting violations of securities laws and derivative actions. We cannot predict with certainty the eventual outcome of any future litigation, arbitration or third-party inquiry. We may not be successful in defending ourselves or asserting our rights in new lawsuits, investigations or claims that may be brought against us and, as a result, our business could be materially harmed. These lawsuits, arbitrations, investigations or claims may result in large judgments or settlements against us, any of which could have a negative effect on our financial performance and business. Additionally, lawsuits, arbitrations and investigations can be expensive to defend, whether or not the lawsuit, arbitration or investigation has merit, and the defense of these actions may divert the attention of our management and other resources that would otherwise be engaged in running our business.

Our business could be negatively affected as a result of the actions of activist shareholders.

        Proxy contests have been waged against many companies in the biopharmaceutical industry over the last few years. If faced with a proxy contest, we may not be able to respond successfully to the contest, which would be disruptive to our business. Even if we are successful, our business could be adversely affected by a proxy contest involving us because:

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  responding to proxy contests and other actions by activist shareholders can be costly and time-consuming, disrupting operations and diverting the attention of management and employees, and can lead to uncertainty;

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  perceived uncertainties as to future direction may result in the loss of potential acquisitions, collaborations or in-licensing opportunities, and may make it more difficult to attract and retain qualified personnel and business partners; and

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  if individuals are elected to a board of directors with a specific agenda, it may adversely affect our ability to effectively and timely implement our strategic plan and create additional value for our shareholders.

        These actions could cause the market price of our ordinary shares to experience periods of volatility.

Risks Related to This Offering and Ownership of Our Ordinary Shares

The price of our ordinary shares is highly volatile.

        Market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons that were unrelated to the operating performance of any one company. Consequently, you may not be able to sell ordinary shares at prices equal to or greater than the price you pay for them. In particular, and in addition to circumstances described elsewhere under these risk factors, the following risk factors may adversely affect the market price of our ordinary shares:

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  non-approval, setbacks or delays in the development or manufacture of our product candidates and success of our research and development programs;

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  public concern as to the safety of drugs developed by us or others;

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  announcements of issuances of ordinary shares or acquisitions by us;

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  failure, limitation or delay in the commercialization of products by us or our collaborators;

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  the announcement and timing of new product introductions by us or others;

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  material public announcements;

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  events related to our products or those of our competitors, including the withdrawal or suspension of products from the market;

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  availability and level of third-party reimbursement;

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  political developments or proposed legislation in the pharmaceutical or healthcare industry;

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  economic or other external factors, disaster or crisis;

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  currency exchange controls or fluctuations in the relative values of currencies;

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  termination or delay of development program(s) by our corporate partners;

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  announcements and timing of technological innovations or new therapeutic products or methods by us or others;

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  legislation, which results in changes to patent law;

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  changes in, or loss of, any key members of management;

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  failure to meet our financial expectations or changes in opinions of analysts who evaluate our business; or

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  general market conditions.

        The realization of any of the risks described in these risk factors or other unforeseen risks could adversely affect the market price of our ordinary shares.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

        The trading market for our ordinary shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our share price may decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our ordinary shares could decrease, which might cause our share price and trading volume to decline.

Future sales of our ordinary shares could adversely affect the market price of such shares.

        Future sales of substantial amounts of our ordinary shares in the public market following this offering, whether by us or our existing shareholders, or the perception that such sales could occur, may adversely affect the market price of our ordinary shares, which could decline significantly. Sales by our existing shareholders might also make it more difficult for us to raise equity capital by selling new ordinary shares at a time and price that we deem appropriate.

        Upon completion of this offering, we will continue to have outstanding an aggregate of 130,012,429 ordinary shares. Of these outstanding shares, all of our ordinary shares will be freely tradable in the public market without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless the shares are held by any of our directors, executive officers or other affiliates (as that term is defined in the Securities Act), which will be restricted securities under the Securities Act. On the date of this prospectus, 38,471,075 ordinary shares are held by affiliates and may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. A substantial portion of the shares of these shareholding affiliates may be sold pursuant to this prospectus, subject to the limitations set forth below.

        If the selling shareholder sells the ordinary shares through underwriters, we, each of our officers, directors and the selling shareholder, expect to agree to a 90-day lockup, meaning that, for a period of 90 days following the date of the prospectus supplement that will accompany this prospectus at the time of an offering, we, each of our officers, directors and the selling shareholder will not sell any shares of our ordinary shares without the prior written consent of the managing underwriter(s). Under the terms of a shareholder's agreement, the selling shareholder has agreed to such 90-day lockup in connection with any underwritten offering upon the written request of the managing underwriter(s).

        Under the Shareholder's Agreement, Elan is subject to certain restrictions on its ability to transfer our ordinary shares without our consent. Elan may initially only transfer a portion of its holdings (up to 40.75% (approximately 13 million ordinary shares) of its holdings) in a marketed registered underwritten offering. At least 90 days after such offering, Elan may transfer a further portion of its holdings (up to an additional 31.5% (approximately 10 million ordinary shares) of its holdings) in another marketed registered underwritten offering. Thereafter, Elan will be subject to certain limitations as to the size of any transfer and the nature of the transferee in connection with directly negotiated transfers. See "Certain Relationships and Related Person Transactions—Shareholder's Agreement with Elan."

We have anti-takeover provisions in our memorandum and articles of association that may discourage a change of control.

        Our articles of association contain provisions that could make it more difficult for a third party to take control of our board of directors or otherwise acquire us without the consent of our board of directors, which could adversely affect the price of our ordinary shares or delay, deter or prevent an acquirer from paying a premium for our ordinary shares. These provisions include, among others:

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  our board of directors is divided into three classes, with each class serving for a staggered three-year term, which prevents shareholders from electing an entirely new board of directors at a single annual meeting;

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  the number of directors constituting the whole board is determined at the absolute discretion of the board of directors, and any vacancies in the board are filled only by the board;

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  advance notice procedures that shareholders must comply with in order to nominate candidates to our board of directors, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company;

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  our board of directors has the power to determine the terms of our preferred shares, including the ability to attach special rights, privileges and conditions to classes of shares, and to issue such preferred shares without shareholder approval; and

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  our board of directors is expressly authorized to adopt a shareholder rights plan, subject to applicable law. Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. A plan would, however, be subject to the Irish Takeover Rules (including the prohibition of our board of directors from taking action which might frustrate an offer for our ordinary shares during the course of an offer or when it is believed that an offer is imminent) and review by the Irish Takeover Panel.

Our ability to issue equity could be limited in the future.

        Under Irish law, our authorized share capital can be increased by an ordinary resolution of our shareholders and the directors may issue new ordinary or preferred shares up to a maximum amount equal to the authorized but unissued share capital, without additional shareholder approval, once authorized to do so by our articles of association or by an ordinary resolution of our shareholders. Additionally, subject to specified exceptions, Irish law grants statutory preemption rights to existing shareholders to subscribe for new issuances of shares for cash, but allows shareholders to authorize the waiver of the statutory preemption rights by way of special resolution with respect to any particular allotment of shares. Accordingly, our articles of association contain, as permitted by Irish company law, a provision authorizing the board of directors to issue new shares for cash without offering preemption rights. The authorization of the board of directors to issue shares and the authorization of the waiver of the statutory preemption rights must both be renewed by the shareholders at least every five years, and we cannot provide any assurance that these renewal authorizations will always be approved, which could limit our ability to issue equity and thereby may adversely affect the holders of our securities.

If we issue additional ordinary shares, shareholders will suffer dilution of their investment, and the share price may decline.

        If additional equity securities or securities convertible into equity securities are issued, whether to raise funds or as part of a merger, acquisition, other transaction or otherwise, the ownership share of the current holders of our ordinary shares will be reduced, which may adversely affect the market price of the ordinary shares. As of February 28, 2012, we were obligated to issue 19,640,387 ordinary shares upon the vesting and exercise of share options and vesting of share awards. In addition, any of our shareholders could sell all or a large number of their shares, which could adversely affect the market price of our ordinary shares.

We do not expect to pay dividends for the foreseeable future, and you must rely on increases in the trading prices of the ordinary shares for returns on your investment.

        We have not paid cash dividends on our ordinary shares to date and we do not expect to pay dividends on our ordinary shares in the foreseeable future. Additionally, Old Alkermes never paid cash dividends on its common stock. We anticipate that we will retain all earnings, if any, to support our operations and our proprietary drug development programs. Any future determination as to the payment of dividends will, subject to Irish legal requirements, be at the sole discretion of the board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors deems relevant at that time. Holders of our ordinary shares must rely on increases in the trading price of their shares for returns on their investment in the foreseeable future.

        The payment of dividends requires that we have sufficient "distributable reserves," and there is no guarantee that we will have such reserves if and when our board of directors determines to pay a dividend. In addition, to the extent the board of directors does determine to declare a dividend, dividends paid in respect of our ordinary shares will generally not be subject to Irish income tax where the beneficial owner of these dividends is exempt from dividend withholding tax, unless the beneficial owner of the dividend is resident or ordinarily resident in Ireland for Irish tax purposes or the shareholder holds shares in connection with a trade carried on by such shareholder in Ireland through a branch or agency.

Dividends paid by us may be subject to Irish dividend withholding tax.

        In certain circumstances, as an Irish tax resident company, we will be required to deduct Irish dividend withholding tax (currently at the rate of 20%) from dividends paid to our shareholders. Shareholders that are resident in the United States, EU member states (other than Ireland) or other countries with which Ireland has signed a tax treaty (whether the treaty has been ratified or not) generally should not be subject to Irish withholding tax so long as the shareholder has provided its broker, for onward transmission to our qualifying intermediary or other designated agent (in the case of shares held beneficially), or to us or to our transfer agent (in the case of shares held directly), with all the necessary documentation prior to payment of the dividend. However, some shareholders may be subject to withholding tax, which could adversely affect the price of our ordinary shares. Further information on the documentation required from shareholders and the scope of exemptions is set out in detail in "Certain Irish and United States Federal Income Tax Considerations—Irish Tax Considerations" below.

Transfers of our ordinary shares may be subject to Irish stamp duty.

        In certain circumstances, the transfer of shares in an Irish incorporated company will be subject to Irish stamp duty, which is a legal obligation of the buyer to pay. This duty is currently charged at the rate of 1.0% of the higher of the price paid and the market value of the shares acquired. However, transfers of book-entry interests in the Depository Trust Company ("DTC") representing our ordinary shares should not be subject to Irish stamp duty. Accordingly, transfers by shareholders who hold their ordinary shares beneficially through brokers, which in turn hold those shares through DTC, should not be subject to Irish stamp duty on transfers to holders who also hold through DTC. This exemption is available because our ordinary shares are traded on a recognized stock exchange in the United States.

        In relation to any transfer of our ordinary shares that is subject to Irish stamp duty, our articles of association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty payable by a buyer or otherwise require an instrument of transfer to be executed to effect a transfer. In the event of any such payment, we are (on our behalf or on behalf of our affiliates) entitled to, at our discretion (i) seek reimbursement from the buyer or seller, (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller and (iii) claim a first and permanent lien against the ordinary shares on which it has paid stamp duty. Our lien shall extend to all dividends paid on those shares.

We are incorporated in Ireland, and a significant portion of our assets are located outside the United States. As a result, it might not be possible for shareholders to enforce civil liability provisions of the federal or state securities laws of the United States or at all.

        We are organized under the laws of Ireland, and a significant portion of our assets are located outside the United States. A shareholder who obtains a court judgment based on the civil liability provisions of U.S. federal or state securities laws may be unable to enforce the judgment against us in Ireland or in countries other than the United States where we have assets. In addition, there is some doubt as to whether the courts of Ireland and other countries would recognize or enforce judgments of courts in the United States obtained against us or our directors or officers based on the civil liabilities provisions of the federal or state securities laws of the United States or would hear actions against us or those persons based on those laws. We have been advised that the United States and Ireland do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. The laws of Ireland do, however, as a general rule, provide that the judgments of the courts of the United States have the same validity in Ireland as if rendered by Irish Courts. Certain important requirements must be satisfied before the Irish Courts will recognize the U.S. judgment. The originating court must have been a court of competent jurisdiction and the judgment may not be recognized if it was obtained by fraud or its recognition would be contrary to Irish public policy. Any judgment obtained in contravention of the rules of natural justice or that is irreconcilable with an earlier foreign judgment would not be enforced in Ireland. Similarly, judgments might not be enforceable in countries other than the United States where we have assets. Additionally, under Irish law, the duties of directors and officers of a company are generally owed only to the company. Shareholders of Irish companies do not generally have rights to take action against directors or officers under Irish law, and may only do so in limited circumstances.

As a result of our incorporation in Ireland, it may be more difficult to obtain shareholder approval for mergers or other negotiated transactions than if we were incorporated in the United States.

        Irish company law requires "special resolutions" of the shareholders at a general meeting to approve certain matters. A special resolution requires the approval of not less than 75% of the votes of our shareholders cast at a general meeting at which a quorum is present. Shareholder approval in connection with a business combination would be required under the following circumstances (i) in connection with a scheme of arrangement, both the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy, at a meeting called to approve the scheme and a court order from the Irish High Court and (2) in connection with an acquisition of us by way of a merger with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC by a special resolution of the shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, trend analyses and other information contained herein about the markets for the services and products and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including "may," "will," "could," "should," "would," "expect," "anticipate," "continue," or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the best judgment of senior management. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

  •
  our expectations regarding our financial performance, including revenues, expenses, gross margins, liquidity, capital expenditures and income taxes;

  •
  our expectations regarding the commercialization of our products, including the sales and marketing efforts of our partners and, for VIVITROL, our ability to establish and maintain successful sales and marketing, reimbursement and distribution arrangements;

  •
  our efforts and ability to evaluate and license products and build our pipeline;

  •
  our expectations regarding our products, including the development, regulatory review (including expectations about regulatory approval and regulatory timelines) and therapeutic and commercial potential of such product candidates and the costs and expenses related thereto;

  •
  our expectations regarding the initiation, timing and results of clinical trials of our products;

  •
  our expectations regarding the successful manufacture of our products, by us or our partners, for commercial sale;

  •
  the continuation of our collaborations and other significant agreements and our ability to establish and maintain successful development collaborations;

  •
  our expectations regarding the financial impact of healthcare reform legislation and currency exchange rate fluctuations and valuations;

  •
  the impact of new accounting pronouncements;

  •
  our ability to protect our intellectual property rights, not infringe third party intellectual property rights and the impact of recent patent legislation;

  •
  our expectations regarding near-term changes in the nature of our market risk exposures or in management's objectives and strategies with respect to managing such exposures;

  •
  our ability to comply with restrictive covenants of our indebtedness and our ability to fund our debt service obligations;

  •
  our expectations concerning the status, intended use and financial impact of, and arrangements involving, our properties, including manufacturing facilities;

  •
  our future capital requirements and capital expenditures and our ability to finance our operations and capital requirements; and

  •
  other risk factors described under "Risk Factors" in this prospectus.

        Actual results might differ materially from those expressed or implied by these forward-looking statements because these forward-looking statements are subject to assumptions and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by applicable law or regulation, we do not undertake any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. For more information regarding the risks and uncertainties of the pharmaceutical business, see "Risk Factors."

        Unless otherwise indicated, information contained in this prospectus concerning the disorders targeted by our products and the markets in which we operate is based on information from various sources (including industry publications, medical and clinical journals and studies, surveys and forecasts and our internal research), on assumptions that we have made, which we believe are reasonable, based on those data and other similar sources and on our knowledge of the markets for our products and development programs. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information. These projections, assumptions and estimates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus.

USE OF PROCEEDS

        The selling shareholder will receive all net proceeds from the sale of the ordinary shares in this offering. We will not receive any proceeds from the sale of our ordinary shares by the selling shareholder. We will pay substantially all of the expenses of the selling shareholder other than underwriting discounts and commissions.

MARKET PRICE OF ORDINARY SHARES

        Our ordinary shares have been listed and traded on the NASDAQ under the symbol "ALKS" since September 16, 2011, when they were listed immediately following the Business Combination. Prior to that time, the common stock of Old Alkermes was also listed and traded on the NASDAQ under the symbol "ALKS." The following table shows, for the periods indicated, the high and low closing sales price per share on the NASDAQ for our ordinary shares on and after September 16, 2011, and for Old Alkermes' common stock before September 16, 2011.

	High	Low
Fiscal year ended March 31, 2010
1st Quarter	$11.96	$7.56
2nd Quarter	$11.65	$8.75
3rd Quarter	$9.88	$7.58
4th Quarter	$14.01	$9.69
Fiscal year ended March 31, 2011
1st Quarter	$13.75	$10.70
2nd Quarter	$14.87	$12.09
3rd Quarter	$15.92	$10.48
4th Quarter	$14.63	$12.14
Fiscal year ended March 31, 2012
1st Quarter	$18.60	$13.06
2nd Quarter (July 1, 2011 up to September 16, 2011)	$19.52	$13.91
2nd Quarter (September 17, 2011 up to September 30, 2011)	$16.32	$15.01
3rd Quarter	$18.03	$13.88
4th Quarter (up to February 28, 2012)	$19.50	$16.68

        On February 28, 2012, the last sale price of our ordinary shares as reported on the NASDAQ was $17.59 per share. As of February 28, 2012, there were approximately 272 holders of record of our ordinary shares. Because many of our shares are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these recordholders.

DIVIDEND POLICY

        We have not paid cash dividends on our ordinary shares to date, and we do not expect to pay cash dividends thereon in the foreseeable future. Old Alkermes never paid cash dividends on its common stock. We anticipate that we will retain all earnings, if any, to support our operations and our proprietary drug development programs. Any future determination as to the payment of dividends will be at the sole discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, available distributable reserves and other factors our board of directors deems relevant. For a discussion on distributable reserves, please see "Description of Ordinary Shares—Dividends."

 CAPITALIZATION

        The following table sets forth our capitalization and cash and cash equivalents as of December 31, 2011.

        You should read this capitalization table together with our financial statements and the related notes appearing at the end of this prospectus, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and the other financial information included in this prospectus.

As of December 31, 2011
(in thousands)
Cash and cash equivalents including short-term investments	$213,427

Current portion of long-term debt	$3,100
Long-term debt, excluding current portion	441,668
Shareholders' equity:
Preferred stock, par value, $0.01 per share; 50,000,000 shares authorized; none issued at December 31, 2011	—
Common stock, par value, $0.01 per share; 450,000,000 shares authorized; 129,774,455 shares issued; 129,747,422 shares outstanding at December 31, 2011	1,296
Non-voting common stock, par value, $0.01 per share; none authorized; none issued and outstanding at December 31, 2011	—
Treasury stock, at cost (27,033 shares at December 31, 2011)	(417)
Additional paid-in capital	1,368,444
Accumulated other comprehensive loss	(2,921)
Accumulated deficit	(461,549)

Total shareholders' equity	904,853

Total capitalization	$1,349,621

SELECTED HISTORICAL FINANCIAL DATA

        The following table summarizes the financial data for our business for the periods presented. You should read this selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes, all included elsewhere in this prospectus.

        The selected historical financial data set forth below at March 31, 2010 and 2011 and for the years ended March 31, 2009, 2010 and 2011 are derived from the audited financial statements of Old Alkermes included in this prospectus. The selected historical financial data set forth below at March 31, 2007, 2008 and 2009, and for the years ended March 31, 2007 and 2008 are derived from the audited financial statements of Old Alkermes not included in this prospectus. We derived the selected statements of operations for the nine months ended December 31, 2011 and 2010 and the balance sheet data as of December 31, 2011 and 2010 from the unaudited condensed financial statements included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future, and results for the nine months ended December 31, 2011 are not necessarily indicative of results to be expected for the full year.

        On September 16, 2011, the business of Old Alkermes and EDT were combined under Alkermes. Prior to September 16, 2011, Old Alkermes was an independent biotechnology company incorporated in the Commonwealth of Pennsylvania and traded on the NASDAQ under the symbol "ALKS," and EDT was the drug technologies business of Elan that developed and manufactured pharmaceutical products. Old Alkermes was treated as the accounting acquirer under U.S. GAAP, which means that the operating results of Old Alkermes are included for all periods being presented, whereas the operating results of EDT are only included from September 16, 2011 through December 31, 2011.

	Nine Months Ended December 31, (unaudited)		Year Ended March 31,
	2011	2010	2011	2010	2009	2008	2007
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
REVENUES:
Manufacturing and royalty revenues	$215,759	$114,363	$156,840	$149,917	$150,091	$131,157	$128,567
Product sales, net	30,170	20,402	28,920	20,245	4,467	—	—
Research and development revenue	13,575	737	880	3,117	42,087	89,510	74,483
Net collaborative profit(1)	—	—	—	5,002	130,194	20,050	36,915

Total revenues	259,504	135,502	186,640	178,281	326,839	240,717	239,965

EXPENSES:
Cost of goods manufactured and sold	76,501	39,436	52,185	49,438	43,396	40,677	45,209
Research and development	96,703	69,412	97,239	95,363	89,478	125,268	117,315
Selling, general and administrative(2)	103,200	58,683	82,847	76,514	59,008	59,508	66,399
Amortization of intangible assets(3)	13,713	—	—	—	—	—	—
Impairment of long-lived assets(4)	—	—	—	—	—	11,630	—
Restructuring(4)	—	—	—	—	—	6,423	—

Total expenses	290,117	167,531	232,271	221,315	191,882	243,506	228,923

OPERATING (LOSS) INCOME	(30,613)	(32,029)	(45,631)	(43,034)	134,957	(2,789)	11,042
OTHER (EXPENSE) INCOME(5)	(16,014)	(1,389)	(860)	(1,667)	(3,945)	175,619	(499)

(LOSS) INCOME BEFORE INCOME TAXES	(46,627)	(33,418)	(46,491)	(44,701)	131,012	172,830	10,543

PROVISION (BENEFIT) FOR INCOME TAXES	3,694	(960)	(951)	(5,075)	507	5,851	1,098

NET (LOSS) INCOME	$(50,321)	$(32,458)	$(45,540)	$(39,626)	$130,505	$166,979	$9,445

(LOSS) EARNINGS PER COMMON SHARE:
BASIC	$(0.46)	$(0.34)	$(0.48)	$(0.42)	$1.37	$1.66	$0.10

DILUTED	$(0.46)	$(0.34)	$(0.48)	$(0.42)	$1.36	$1.62	$0.09

	Nine Months Ended December 31, (unaudited)		Year Ended March 31,
	2011	2010	2011	2010	2009	2008	2007
	(In thousands, except per share data)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC	109,645	95,502	95,610	94,839	95,161	100,742	99,242

DILUTED	109,645	95,502	95,610	94,839	96,252	102,923	103,351

Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$233,952	$285,013	$294,730	$350,193	$404,482	$460,361	$357,466
Total assets	1,505,827	447,437	452,448	515,600	566,486	656,311	568,621
Long-term debt(6)	444,768	—	—	—	75,888	160,371	158,477
Unearned milestone revenue—current and long-term	—	—	—	—	—	117,657	128,750
Shareholders' equity	904,853	396,318	392,018	412,616	434,888	305,314	203,461

(1)
Includes $120.7 million recognized as revenue upon the termination of the VIVITROL collaboration with Cephalon during the year ended March 31, 2009.

(2)
Includes $26.7 million and $1.1 million of expenses in the nine months ended December 31, 2011 and year ended March 31, 2011, respectively, related to the acquisition of EDT, which consists primarily of banking, legal, accounting and valuation-related expenses.

(3)
Represents amortization of intangibles acquired in connection with the purchase of EDT.

(4)
Represents charges in connection with the termination of the AIR Insulin development program and our March 2008 restructuring of operations. In connection with the termination of the AIR Insulin development program, we determined that the carrying value of the assets at our AIR commercial manufacturing facility exceeded their fair value and recorded an impairment charge. The March 2008 restructuring program was substantially completed during fiscal year 2009. Certain closure costs related to the leased facilities exited in connection with the March 2008 restructuring of operations will continue to be paid through December 2015.

(5)
Includes a gain on the sale of our Series C convertible, redeemable preferred stock of Reliant Pharmaceuticals, Inc. ("Reliant") during the year ended March 31, 2008 of $174.6 million. This gain was recorded upon the acquisition of Reliant by GlaxoSmithKline in November 2007. We purchased the Series C convertible, redeemable preferred stock of Reliant for $100.0 million in December 2001, and our investment in Reliant had been written down to zero prior to the time of the sale.

(6)
At December 31, 2011, long-term debt includes both the current and long-term portion of the $310 million first lien term loan facility (the "First Lien Term Loan") and the $140 million second lien term loan facility (the "Second Lien Term Loan" and, together with the First Lien Term Loan, the "Term Loans"). At March 31, 2009 and 2008, long-term debt includes both the current and long-term portion of the Non-Recourse RISPERDAL CONSTA secured 7% Notes (the "non-recourse 7% Notes"). At March 31, 2007, long-term debt includes the current and long-term portion of the non-recourse 7% Notes and the current and long-term portion of a term loan with General Electric Capital Corporation ("GE"). The Term Loans were issued on September 16, 2011. The non-recourse 7% Notes were issued by RC Royalty Sub LLC, a wholly-owned subsidiary of Old Alkermes ("Royalty Sub") on February 1, 2005 and were non-recourse to Alkermes. These notes were fully redeemed on July 1, 2010 in advance of the previously scheduled maturity date of January 1, 2012. We entered into the term loan with GE in December 2004 and the term loan matured in December 2007.

UNAUDITED PRO FORMA FINANCIAL DATA

        The following unaudited pro forma condensed combined financial data presents the combined results of operations for the nine months ended December 31, 2011 and the year ended March 31, 2011 as if the acquisition of EDT had been completed on April 1, 2010. The unaudited pro forma results do not reflect any material adjustments, operating efficiencies or potential cost savings that may result from the consolidation of operations but do reflect certain adjustments expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2011 is based on the combination of the historical consolidated statement of operations of Alkermes for the nine month period ended December 31, 2011 and the historical financial data of EDT for the period from April 1, 2011 through September 16, 2011, which was derived from the financial books and records of EDT. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2011 is based on the historical consolidated statement of operations of Alkermes and the carve-out combined financial statements of EDT and combines the results of operations of Alkermes and EDT for the fiscal years ended March 31, 2011 and December 31, 2010, respectively. Both pro forma statements of operations give effect to the Business Combination as if it had occurred on April 1, 2010, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

        These unaudited pro forma condensed combined financial data are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the Business Combination been completed on the assumed date or for the periods presented, or which may be realized in the future. The parties expect to have potential operating efficiencies as a result of combining the companies. The pro forma financial data do not reflect these potential efficiencies. The unaudited pro forma condensed combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements, including the related notes thereto, of Alkermes and EDT covering these periods included in this prospectus. See "Where You Can Find More Information" for more information.

 Unaudited Pro Forma Condensed Combined Statement of Operations

		EDT
	Alkermes
		Period of April 1, 2011 through September 16, 2011
	Nine Months Ended December 31, 2011		Pro Forma Adjustments	Notes	Alkermes, plc
REVENUES:
Manufacturing and royalty revenues	$215,759	$102,220	$—		$317,979
Product sales, net	30,170	—	—		30,170
Research and development revenue	13,575	7,908	—		21,483

Total revenues	259,504	110,128	—		369,632

EXPENSES:
Cost of goods manufactured and sold	76,501	47,914	3,075	(A)	127,490
Research and development	96,703	22,442	384	(A)	114,009
			(158)	(B)
			(5,362)	(C)
Selling, general and administrative	103,200	15,151	36	(A)	90,481
			(1,188)	(C)
			(26,718)	(D)
Amortization of intangible assets	13,713	—	18,198	(E)	31,911
Other net charges	—	9,887	(15,097)	(C)	(5,210)

Total Expenses	290,117	95,394	(26,830)		358,681

OPERATING (LOSS) INCOME	(30,613)	14,734	26,830		10,951

OTHER (EXPENSE) INCOME:
Interest income	1,235				1,235
Interest expense	(18,019)		(7,937)	(F)	(30,607)
			(4,651)	(F)
Other (expense) income, net	770	70	—		840

Total other expense, net	(16,014)	70	(12,588)		(28,532)

(LOSS) INCOME BEFORE INCOME TAXES	(46,627)	14,804	14,242		(17,581)

PROVISION (BENEFIT) FOR INCOME TAXES	3,694	3,871	(5,236)	(G)	2,329

NET (LOSS) INCOME	$(50,321)	$10,933	$19,478		$(19,910)

(LOSS) EARNINGS PER COMMON SHARE:
BASIC AND DILUTED	$(0.52)	$—	$0.61		$(0.15)

SHARES USED IN CALCULATING BASIC AND DILUTED (LOSS) EARNINGS PER COMMON SHARE	97,349	—	31,900	(H)	129,249

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

 Unaudited Pro Forma Condensed Combined Statement of Operations

	Twelve Months Ended
	Alkermes, Inc. March 31, 2011	EDT December 31, 2010	Pro Forma Adjustments	Notes	Alkermes, plc
REVENUES:
Manufacturing and royalty revenues	$156,840	$261,420	$—		$418,260
Product sales, net	28,920	—	—		28,920
Research and development revenue	880	12,699	—		13,579

Total revenues	186,640	274,119	—		460,759

EXPENSES:
Cost of goods manufactured and sold	52,185	118,379	6,102	(A)	165,012
			(11,654)	(B)
Research and development	97,239	53,579	(513)	(B)	135,181
			(15,124)	(C)
Selling, general and administrative	82,847	38,933	(1,115)	(D)	116,311
			(18)	(B)
			(4,336)	(C)
Amortization of intangible assets	—	—	45,958	(E)	45,958
Restructuring	—	2,300	—		2,300

Total Expenses	232,271	213,191	19,300		464,762

OPERATING (LOSS) INCOME	(45,631)	60,928	(19,300)		(4,003)

OTHER (EXPENSE) INCOME:
Interest income	2,728	—	—		2,728
Interest expense	(3,298)	—	(34,200)	(F)	(39,663)
			(2,165)	(F)
Other (expense) income, net	(290)	575	—		285

Total other expense, net	(860)	575	(36,365)		(36,650)

(LOSS) INCOME BEFORE INCOME TAXES	(46,491)	61,503	(55,665)		(40,653)

(BENEFIT) PROVISION FOR INCOME TAXES	(951)	12,614	(11,099)	(G)	564

NET (LOSS) INCOME	$(45,540)	$48,889	$(44,566)		$(41,217)

(LOSS) EARNINGS PER COMMON SHARE:
BASIC AND DILUTED	$(0.48)	$—	$(1.40)		$(0.32)

SHARES USED IN CALCULATING BASIC AND DILUTED (LOSS) EARNINGS PER COMMON SHARE	95,610	—	31,900	(H)	127,510

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

1.     Pro Forma Adjustments

(A)
To reflect the depreciation expense related to the step-up of the personal property acquired from EDT.

(B)
To eliminate amortization expense related to the historical intangible assets of EDT from cost of goods manufactured and sold, research and development and selling, general and administrative expense in the pro forma statement of operations as this expense will not be recurring.

(C)
To eliminate certain non-recurring costs generated from the activities at EDT's King of Prussia, Pennsylvania facility that were not acquired by Alkermes as part of the transaction.

(D)
To reflect the reversal of costs related to the Business Combination incurred by Alkermes during the year ended March 31, 2011 and the nine months ended December 31, 2011.

(E)
To reflect the amortization of acquired intangible assets over the expected period of economic benefit using a pattern in which the economic benefits of the acquired intangible assets are consumed.

(F)
To record the interest expense related to the issuance of the $450.0 million principal amount of Term Loans. Included in the issuance of long-term debt are debt financing costs of $11.8 million that are capitalized within other assets and $5.9 million of original issue discount costs that are being amortized over the debt repayment term on an effective interest rate basis.

(G)
To record an adjustment to income taxes to reflect the Business Combination as if the transaction had occurred on April 1, 2010. The statements do not reflect an income tax provision on EDT's U.S. income as there is a consolidated U.S. loss, and all deferred tax assets are offset by a full valuation allowance. In connection with the Business Combination, the Company recorded a non-recurring deferred tax benefit of $10.2 million. This benefit arose as the Company recorded a US deferred tax liability in purchase accounting allowing for the partial release of an existing valuation allowance. This benefit has been excluded from the pro forma combined statement of operations on the basis that it is non-recurring.

(H)
To reflect the issuance of 31,900,000 ordinary shares of Alkermes plc issued as part of the Business Combination.

2.     Comparative Per Share Data

        The following table sets forth selected historical share information of Alkermes and unaudited pro forma share information after giving effect to the Business Combination, assuming a weighted average of 95,610,000 shares of Old Alkermes common stock outstanding as of March 31, 2011, a weighted average of 97,349,000 ordinary shares of our common stock outstanding as of December 31, 2011, and 31,900,000 ordinary shares of Alkermes issued in connection with the Business Combination. Per share data for EDT are not presented because it did not have outstanding capital stock since its historical financial information has been prepared on a carve-out basis.

        You should read this information in conjunction with the selected historical financial information, the unaudited pro forma condensed combined financial statements and the separate historical financial statements of EDT and Alkermes and the notes thereto included elsewhere in this prospectus. The historical share information is derived from audited consolidated financial statements of Alkermes as of and for the year ended March 31, 2011 and unaudited condensed consolidated financial statements of Alkermes as of and for the nine months ended December 31, 2011. The share amounts set forth below are in thousands of shares. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have been achieved had the Business Combination been consummated at the beginning of the period presented and should not be construed as representative of future operations.

	Alkermes Nine Months Ended December 31, 2011		Alkermes Year Ended March 31, 2011
	Historical	Pro Forma	Historical	Pro Forma
(LOSS) PER COMMON SHARE: BASIC AND DILUTED	$(0.52)	$(0.15)	$(0.48)	$(0.32)

SHARES USED IN CALCULATING BASIC AND DILUTED (LOSS) PER COMMON SHARE	97,349	129,249	95,610	127,510

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The Management's Discussion and Analysis of Financial Condition and Results of Operations contains the following information:

  •
  A discussion of the business of Old Alkermes and its accounting successor Alkermes (including EDT's business from its date of acquisition on September 16, 2011) on a historical basis, up to December 31, 2011; and

  •
  A discussion of EDT's business on a historical basis, up to June 30, 2011.

        The following discussion should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

        We develop medicines that address the unmet needs and challenges of people living with chronic disease. A fully integrated global biopharmaceutical company, we apply proven scientific expertise, proprietary technologies and global development capabilities to the creation of innovative treatments for major clinical conditions with a focus on central nervous system ("CNS") disorders, such as schizophrenia, addiction and depression.

        We create new, proprietary pharmaceutical products for our own account, and we collaborate with other pharmaceutical and biotechnology companies. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets.

        On September 16, 2011, the business of Old Alkermes and EDT were combined under Alkermes. As part of the Business Combination, a wholly owned subsidiary of the Company merged with and into Old Alkermes, with Old Alkermes surviving as a wholly owned subsidiary of the Company. At the effective time of the Business Combination, (i) each share of Old Alkermes common stock then issued and outstanding and all associated rights were canceled and automatically converted into and became the right to receive one ordinary share of Alkermes and (ii) all issued and outstanding options and stock awards to purchase Old Alkermes common stock granted under any equity compensation plan were converted into options and stock awards to purchase on substantially the same terms and conditions the same number of Alkermes ordinary shares at the same exercise price. We paid Elan $500.0 million in cash and issued Elan 31.9 million ordinary shares of the Company, which had a fair value of approximately $525.1 million on the closing date, for the EDT business. Upon consummation of the Business Combination, the former shareholders of Old Alkermes owned approximately 75% of the Company, with the remaining approximately 25% of the Company owned by a subsidiary of Elan.

        For a more detailed discussion of the Business Combination, please refer to the notes to our condensed consolidated financial statements, including Note 1, The Company, and Note 3, Acquisitions, in the accompanying Notes to Condensed Consolidated Financial Statements (Unaudited) for the nine months ended December 31, 2011.

        The Business Combination is being accounted for using the acquisition method of accounting for business combinations with Old Alkermes being treated as the accounting acquirer under U.S. GAAP, which means that the operating results of Old Alkermes are included for all periods being presented, whereas the operating results of the acquiree, EDT, are included only after the date of acquisition, September 16, 2011, through the end of the period.

Results of Operations of Alkermes

Manufacturing and Royalty Revenues

Nine Months Ended December 31, 2011 and 2010

	Nine Months Ended December 31,
			Change Favorable/ (Unfavorable)
(In millions)	2011	2010
Manufacturing and royalty revenues:
RISPERDAL CONSTA	$131.1	$112.5	$18.6
TRICOR 145	17.5	—	17.5
RITALIN LA/FOCALIN XR	13.1	—	13.1
AMPYRA/FAMPYRA	10.8	—	10.8
INVEGA SUSTENNA/XEPLION	10.0	—	10.0
VERELAN	8.1	—	8.1
Other	25.2	1.9	23.3

Manufacturing and royalty revenues	$215.8	$114.4	$101.4

        Manufacturing fees are earned for the manufacture of products under arrangements with our collaborators when product is shipped to them at an agreed upon price. Royalties are earned on our collaborators' sales of products that incorporate our technologies. Royalties are generally recognized in the period the products are sold by our collaborators.

        The increase in RISPERDAL CONSTA manufacturing and royalty revenues for the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to a 14% increase in the quantity shipped to Janssen, a 5% increase in the unit net sales price earned on manufacturing revenues and a 5% increase in royalties. The increase in royalties is due to an increase in Janssen's end-market sales of RISPERDAL CONSTA from $1,121.3 million during the nine months ended December 31, 2010 to $1,179.0 million during the nine months ended December 31, 2011.

        Under our manufacturing and supply agreement with Janssen for RISPERDAL CONSTA, we earn manufacturing revenues when product is shipped to Janssen, based on a percentage of Janssen's estimated unit net sales price. Revenues include a quarterly adjustment from Janssen's estimated unit net sales price to Janssen's actual unit net sales price for product shipped. In the nine months ended December 31, 2011 and 2010, our RISPERDAL CONSTA manufacturing revenues were based on an average of 7.5% of Janssen's unit net sales price. We anticipate that we will continue to earn manufacturing revenues at 7.5% of Janssen's unit net sales price of RISPERDAL CONSTA for product shipped in the fiscal year ending March 31, 2012. Under our license agreements with Janssen, we record royalty revenues equal to 2.5% of Janssen's net sales of RISPERDAL CONSTA in the period that the product is sold by Janssen. See "—Quantitative and Qualitative Disclosures about Market Risk" for information on currency exchange rate risk related to RISPERDAL CONSTA revenues.

        We expect revenues from RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION, our long acting atypical antipsychotic franchise, to continue to grow, as INVEGA SUSTENNA/XEPLION is launched around the world. A number of companies, including us, are working to develop products to treat schizophrenia and/or bipolar disorder that may compete with RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION. Increased competition may lead to reduced unit sales of RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION, as well as increasing pricing pressure. RISPERDAL CONSTA is covered by a patent until 2021 in the EU and 2023 in the United States, and INVEGA SUSTENNA/XEPLION is covered by a patent until 2018 in the EU and 2019 in the United

States, and as such, we do not anticipate any generic versions in the near-term for either of these products.

        The increase in royalty revenues from TRICOR® 145, RITALIN LA/FOCALIN XR, AMPYRA/FAMPYRA, INVEGA SUSTENNA/XEPLION, VERELAN® and the other manufacturing and royalty revenues were primarily due to the addition of the portfolio of commercialized products from the former EDT business on September 16, 2011, which was the closing date of the Business Combination. We expect revenues from a number of our mature products, including TRICOR 145, RITALIN LA/FOCALIN XR, and VERELAN to decline over the next few fiscal years as generic competition enters the market.

        We expect AMPYRA/FAMPYRA sales to continue to grow as Acorda continues to penetrate the U.S. market with AMPYRA and Biogen Idec continues to launch FAMPYRA in the rest of the world. AMPYRA is covered by a patent until 2027 in the United States and FAMPYRA is covered by a patent until 2025 in the EU, and as such, we do not anticipate any generic versions of these products in the near-term. A number of companies are working to develop products to treat multiple sclerosis that may compete with AMPYRA/FAMPYRA, which may negatively impact future sales of the products.

Years Ended March 31, 2011, 2010 and 2009

	Years Ended March 31,			Change Favorable/(Unfavorable)
(in millions)	2011	2010	2009	2011-2010	2010-2009
Manufacturing and royalty revenues:
RISPERDAL CONSTA	$154.2	$145.9	$145.5	$8.3	$0.4
Polymer	2.3	3.4	—	(1.1)	3.4
VIVITROL	0.3	0.6	4.6	(0.3)	(4.0)

Manufacturing revenues	$156.8	$149.9	$150.1	$6.9	$(0.2)

        The increase in RISPERDAL CONSTA manufacturing and royalty revenues for the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to a 16% increase in the number of units shipped to Janssen and a 3% increase in royalties, partially offset by a 5% decrease in the net unit sales price due to currency fluctuations and a 1% decrease in the net unit sales price due in part to the effect from the recently-enacted U.S. healthcare reform law. The increase in royalties was due to an increase in Janssen's end-market sales of RISPERDAL CONSTA from $1,477.6 million during the year ended March 31, 2010 to $1,525.6 million during the year ended March 31, 2011. The increase in RISPERDAL CONSTA manufacturing and royalty revenues for the year ended March 31, 2010, as compared to the year ended March 31, 2009, was due to an 11% increase in royalties, partially offset by a 2% decrease in the number of units shipped to Janssen and a 1% decrease in the net unit sales price. The increase in royalties was due to an increase in Janssen's end-market sales of RISPERDAL CONSTA from $1,324.9 million during the year ended March 31, 2009 to $1,477.6 million during the year ended March 31, 2010. Units sold in countries outside the United States by Janssen in the year ended March 31, 2011, 2010 and 2009 accounted for 83%, 79% and 77% of the total units sold, respectively. See "—Quantitative and Qualitative Disclosures about Market Risk" for information on currency exchange rate risk related to RISPERDAL CONSTA revenues.

        The decrease in polymer manufacturing revenues for the year ended March 31, 2011, as compared to the year ended March 31, 2010, was due to a 33% decrease in the amount of polymer shipped to Amylin. We did not make any shipments of polymer to Amylin during the year ended March 31, 2009.

        The decrease in VIVITROL manufacturing and royalty revenues for the year ended March 31, 2011, as compared to the year ended March 31, 2010, was due to a 71% decrease in the amount of

VIVITROL shipped to Cilag for resale in Russia. The decrease in VIVITROL manufacturing revenues for the year ended March 31, 2010, as compared to the year ended March 31, 2009, was due to the inclusion of manufacturing revenues on product sold to Cephalon during the first eight months of the year ended March 31, 2009 under our VIVITROL collaboration with Cephalon. In December 2008, in connection with the termination of the VIVITROL collaboration with Cephalon, we assumed responsibility for the marketing and sale of VIVITROL in the United States and began reporting sales of VIVITROL in the United States as Product Sales, net. From December 1, 2008 through March 31, 2011, VIVITROL manufacturing revenues consist solely of VIVITROL shipments to Cilag for resale in Russia and certain other countries of the CIS.

Product Sales, Net

Nine Months Ended December 31, 2011 and 2010

        Our product sales consist of sales of VIVITROL in the United States to wholesalers, specialty distributors and specialty pharmacies. The following table presents the adjustments deducted from VIVITROL product sales, gross to arrive at VIVITROL product sales, net for sales of VIVITROL in the United States during the nine months ended December 31, 2011 and 2010:

	Nine Months Ended December 31
(In millions)	2011	% of Gross Sales	2010	% of Gross Sales
Product sales, gross	$42.6	100.0%	$28.0	100.0%
Adjustments to product sales, gross:
Medicaid rebates	(3.6)	(8.5)%	(1.9)	(6.8)%
Chargebacks	(3.0)	(7.0)%	(1.6)	(5.7)%
Reserve for inventory in the channel(1)	(1.5)	(3.5)%	(1.1)	(3.9)%
Other	(4.3)	(10.1)%	(3.0)	(10.7)%

Total adjustments	(12.4)	(29.1)%	(7.6)	(27.1)%

Product sales, net	$30.2	70.9%	$20.4	72.9%

(1)
Our reserve for inventory in the channel is an estimate that reflects the deferral of the recognition of revenue on shipments of VIVITROL to our customers until the product has left the distribution channel as we do not yet have the history to reasonably estimate returns related to these shipments. We estimate the product shipments out of the distribution channel through data provided by external sources, including information on inventory levels provided by our customers as well as prescription information.

        The increase in product sales, gross for the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to a 35% increase in the number of units sold and a 13% increase in price. The increase in Medicaid rebates during the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to higher rebates resulting from a price increase in October 2010 and the impact of increased Medicaid rebates and the extension of Medicaid rebates to Medicaid managed care organizations. The increase in chargebacks during the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to the increase in the price of VIVITROL and increased 340B/PHS pricing discounts.

        We expect VIVITROL sales to continue to grow as we continue to penetrate the opioid dependence indication market in the United States. In addition, we anticipate that Janssen-Cilag will increase sales of VIVITROL in Russia and the CIS and there exists the potential to launch the product in other countries around the world. A number of companies, including us, are working to develop products to treat addiction, including alcohol and opioid dependence, that may compete with VIVITROL, which may negatively impact future sales of VIVITROL. Increased competition may lead to reduced unit sales of VIVITROL, as well as increasing pricing pressure. VIVITROL is covered by a patent that will expire in the United States in 2029 and in Europe in 2021 and, as such, we do not anticipate any generic versions of this product in the near-term.

Years Ended March 31, 2011, 2010 and 2009

        The following tables present the adjustments deducted from VIVITROL product sales, gross to arrive at VIVITROL product sales, net during the years ended March 31, 2011 and 2010 and the period from December 1, 2008 (when we assumed responsibilities for marketing and sales in the United States) through March 31, 2009:

	Year Ended March 31, 2011		Year Ended March 31, 2010		Year Ended March 31, 2009
(in millions)	Amount	% of Gross Sales	Amount	% of Gross Sales	Amount	% of Gross Sales
Product sales, gross	$39.3	100.0%	$24.7	100.0%	$6.3	100.0%
Adjustments to product sales, gross:
Medicaid rebates	(3.1)	(8.0)%	(0.9)	(3.6)%	(0.2)	(3.2)%
Chargebacks	(2.4)	(6.1)%	(1.2)	(4.9)%	(0.1)	(1.6)%
Wholesaler fees	(1.3)	(3.3)%	(0.9)	(3.6)%	—	—
Reserve for inventory in the channel	(0.8)	(2.0)%	(0.5)	(2.0)%	(1.3)	(20.6)%
Other	(2.8)	(7.1)%	(1.0)	(4.1)%	(0.2)	(3.2)%

Total adjustments	(10.4)	(26.5)%	(4.5)	(18.2)%	(1.8)	(28.6)%

Product sales, net	$28.9	73.5%	$20.2	81.8%	$4.5	71.4%

        The increase in product sales, gross for the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to a 36% increase in the number of units sold into the distribution channel and a 17% increase in the sales price. The increase in Medicaid rebates as a percentage of gross sales for the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to higher rebates resulting from a price increase in October 2010 and the effect from the recently enacted U.S. healthcare reform law, which increased Medicaid rebates and extended Medicaid rebates to managed care organizations. The increase in chargebacks as a percentage of gross sales for the year ended March 31, 2011, as compared to the year ended March 31, 2010, is primarily due to VIVITROL price increases and increased 340B/PHS pricing discounts.

        On December 1, 2008 (the "Termination Date"), upon termination of the VIVITROL collaboration with Cephalon, we assumed responsibility for the marketing and sale of VIVITROL in the United States. During the year ended March 31, 2009, gross sales of VIVITROL were $18.9 million, which consisted of $12.6 million of sales by Cephalon prior to the termination of the VIVITROL collaboration and $6.3 million of sales made by us after the Termination Date. The increase in total VIVITROL gross sales during the year ended March 31, 2010, as compared to the year ended March 31, 2009, was primarily due to a 23% increase in the sales price and a 7% increase in the number of units sold.

Research and Development Revenue

Nine Months Ended December 31, 2011 and 2010

	Nine Months Ended December 31,
			Change Favorable/ (Unfavorable)
(In millions)	2011	2010
Research and development revenue	$13.6	$0.7	$12.9

        Research and development ("R&D") revenue is generally earned for services performed and milestones achieved under arrangements with our collaborators. The increase in R&D revenue for the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to a $7.0 million BYDUREON milestone payment related to the first commercial sale of BYDUREON in the EU as well as a $3.0 million milestone payment we earned upon the receipt of regulatory approval for VIVITROL in Russia for the opioid dependence indication in April 2011.

Years Ended March 31, 2011, 2010 and 2009

	Years Ended March 31,			Change Favorable/(Unfavorable)
(in millions)	2011	2010	2009	2011-2010	2010-2009
Research and development programs:
BYDUREON	$0.6	$0.7	$9.5	$(0.1)	$(8.8)
Four-week RISPERDAL CONSTA	—	2.0	4.6	(2.0)	(2.6)
AIR® Insulin	—	—	26.8	—	(26.8)
Other	0.3	0.4	1.2	(0.1)	(0.8)

Research and development revenue	$0.9	$3.1	$42.1	$(2.2)	$(39.0)

        The decrease in R&D revenues in the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to the decision made by our collaborative partner, Johnson & Johnson Pharmaceutical Research and Development, L.L.C. ("J&JPRD") in August 2009 not to pursue further development of a four-week formulation of RISPERDAL CONSTA. The decrease in R&D revenues in the year ended March 31, 2010, as compared to the year ended March 31, 2009, was primarily due to termination of the AIR Insulin development program in March 2008, the final revenue from which was recognized in the three months ended June 30, 2009. In addition, there was a decrease in revenues generated from the BYDUREON development program due to reduced activity as the program neared the submission of the new drug application ("NDA") to the FDA, which occurred in May 2009.

Net Collaborative Profit

        Upon the termination of the VIVITROL collaboration with Cephalon, we received $11.0 million from Cephalon to fund their share of estimated VIVITROL losses during the one-year period following the Termination Date. We recorded the $11.0 million as deferred revenue and recognized $5.0 million and $6.0 million as revenue though the application of a proportional performance model based on net VIVITROL losses in the years ended March 31, 2010 and 2009, respectively. On the Termination Date, we also recognized $120.7 million of net collaborative profit, which consisted of $113.9 million of unearned milestone revenue and $6.8 million of deferred revenue, as we had no remaining performance obligations to Cephalon, and the amounts were nonrefundable.

        For a discussion of revenues by region for the nine months ended December 31, 2011 and the years ended March 31, 2011, 2010 and 2009, please see "Business—Revenues and Assets by Region."

Costs and Expenses of Alkermes

Cost of Goods Manufactured and Sold

Nine Months Ended December 31, 2011 and 2010

	Nine Months Ended December 31,
			Change Favorable/ (Unfavorable)
(In millions)	2011	2010
Cost of goods manufactured and sold	$76.5	$39.4	$(37.1)

        The increase in cost of goods manufactured and sold in the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to the additional $35.1 million of cost of goods manufactured for the former EDT business. The changes in the cost of goods manufactured and sold by the Old Alkermes business, including RISPERDAL CONSTA, VIVITROL and polymer, were not significant in the nine months ended December 31, 2011 as compared to the nine months ended December 31, 2010.

        We expect an increase in cost of goods manufactured and sold in fiscal year 2013 as compared to fiscal year 2012 as a result of the inclusion of a full year of operations from the former EDT business as well as from an increase in production volumes to support higher sales of AMPYRA/FAMPYRA and VIVITROL, as well as various other contract manufacturing activities.

Years Ended March 31, 2011, 2010 and 2009

	Years Ended March 31,			Change Favorable/(Unfavorable)
(in millions)	2011	2010	2009	2011-2010	2010-2009
Cost of goods manufactured and sold	$52.2	$49.4	$43.4	$(2.8)	$(6.0)

        The increase in cost of goods manufactured for RISPERDAL CONSTA in the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to a 16% increase in the number of units shipped to Janssen, partially offset by an 11% decrease in the unit cost of RISPERDAL CONSTA. The decrease in the unit cost of RISPERDAL CONSTA was partially due to a $1.7 million decrease in costs incurred for scrap. The increase in cost of goods manufactured for RISPERDAL CONSTA in the year ended March 31, 2010, as compared to the year ended March 31, 2009, was primarily due to a $7.2 million increase in overhead and support costs allocated to cost of goods manufactured and a $1.8 million increase in costs incurred for scrap. These costs were partially offset by a 2% decrease in the number of units of RISPERDAL CONSTA shipped to Janssen. The increase in overhead and support costs allocated to cost of goods manufactured was the result of the increased focus on manufacturing activities, as compared to development activities, at our Ohio manufacturing facility.

        The increase in cost of goods manufactured and sold for VIVITROL in the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to a 19% increase in the number of units sold out of the distribution channel and $1.8 million of idle capacity charges that were the result of managing VIVITROL inventory levels by reducing manufacturing output. These increases to cost of goods manufactured and sold for VIVITROL were partially offset by a $1.8 million decrease in costs incurred for scrap in the year ended March 31, 2011, as compared to the year ended March 31, 2010. The decrease in cost of goods manufactured and sold for VIVITROL in the year ended March 31, 2010, as compared to the year ended March 31, 2009, was primarily due to a $4.5 million reduction in costs incurred for scrap and reduced costs related to the restart of our manufacturing line following scheduled shutdowns.

        We also began to manufacture polymer for Amylin for use in the formulation of BYDUREON during the fourth quarter of the year ended March 31, 2009. The increase in cost of goods manufactured for polymer in the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to $0.8 million of idle capacity charges, partially offset by a 33% decrease in the amount of polymer shipped to Amylin.

Research and Development Expense

Nine Months Ended December 31, 2011 and 2010

	Nine Months Ended December 31,
			Change Favorable/ (Unfavorable)
(In millions)	2011	2010
Research and development	$96.7	$69.4	$(27.3)

        The increase in R&D expense in the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to the addition of $9.5 million of R&D expense for the former EDT business, and an increase in the following expenses from the Old Alkermes business: $8.2 million in clinical study expense; $6.3 million in professional service expense; and $6.8 million in employee related expense, partially offset by a $2.4 million decrease in license and collaboration fees. The increase in clinical study expense and professional service expense was primarily due to activity related to our ALKS 37 and ALKS 9070 development programs, and the increase in employee related expense is primarily due to an increase in headcount within the Old Alkermes business and share-based compensation expense as recent equity grants were awarded with a higher grant-date fair value than older grants. The decrease in license and collaboration expense was primarily due to a decrease in expense under a collaboration agreement with Acceleron Pharma, Inc. ("Acceleron").

        We expect a modest increase in R&D spend in the year ended March 31, 2013 as a result of including a full year of operations from the former EDT business. In addition, we expect increased R&D investment as certain key development programs, notably ALKS 9070, ALKS 37 and ALKS 5461, continue to advance through the pipeline.

Years Ended March 31, 2011, 2010 and 2009

	Years Ended March 31,			Change Favorable/(Unfavorable)
(in millions)	2011	2010	2009	2011-2010	2010-2009
Research and development	$97.2	$95.4	$89.5	$(1.8)	$(5.9)

        The increase in R&D expenses for the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to an increase of $11.7 million in internal clinical and preclinical study, laboratory and license and collaboration expenses, a $7.3 million increase in professional services and a $7.0 million increase in employee related expenses. The increase in internal clinical and preclinical study, laboratory and license and collaboration expenses was primarily due to an increase in the number of, and composition of, ongoing clinical and preclinical studies. The increase in professional services was primarily due to activities related to the approval of VIVITROL for opioid dependence, and the increase in employee related expenses was primarily due to an increase in share-based compensation expense due to recent equity grants awarded with a higher grant date fair value than older grants, as well as the exclusion of certain prior grants that have vested and are no longer included in share-based compensation expense. These increases were partially offset by $24.0 million in savings in depreciation, relocation and occupancy as a result of the relocation of our corporate headquarters from Cambridge, Massachusetts to Waltham, Massachusetts in fiscal year 2010.

        The increase in R&D expenses for the year ended March 31, 2010, as compared to the year ended March 31, 2009, was primarily due to $18.7 million of costs we incurred as a result of the relocation of our corporate headquarters from Cambridge, Massachusetts to Waltham, Massachusetts. These costs consisted primarily of the acceleration of depreciation on laboratory-related leasehold improvements located at our Cambridge facility and the write-down of laboratory equipment that is no longer in use and was disposed of. In addition, we had a $7.7 million increase in clinical and preclinical study expense due to an increase in the number of ongoing studies, and we incurred $2.9 million of expenses under the collaboration and license agreement we signed with Acceleron. These increased expenses were partially offset by a $7.2 million decrease in overhead and support costs allocated to R&D at our Ohio manufacturing facility, as discussed above under Cost of Goods Manufactured and Sold, a decrease of $7.2 million in labor and benefits due to a reduction in R&D headcount and a $4.5 million decrease in occupancy costs due to the consolidation of space at our Cambridge facility prior to our relocation to Waltham.

        A significant portion of our R&D expenses (including laboratory supplies, travel, dues and subscriptions, recruiting costs, temporary help costs, consulting costs and allocable costs such as occupancy and depreciation) are not tracked by project as they benefit multiple projects or our technologies in general. Expenses incurred to purchase specific services from third parties to support our collaborative R&D activities are tracked by project and are reimbursed to us by our partners. We generally bill our partners under collaborative arrangements using a negotiated Full Time Equivalent ("FTE"), or hourly rate. This rate has been established by us based on our annual budget of employee compensation, employee benefits and the billable non-project-specific costs mentioned above and is generally increased annually based on increases in the consumer price index. Each collaborative partner is billed using a negotiated FTE or hourly rate for the hours worked by our employees on a particular project, plus direct external costs, if any. We account for our R&D expenses on a departmental and functional basis in accordance with our budget and management practices.

Selling, General and Administrative Expense

Nine Months Ended December 31, 2011 and 2010

	Nine Months Ended December 31,
			Change Favorable/ (Unfavorable)
(In millions)	2011	2010
Selling, general and administrative	$103.2	$58.7	$(44.5)

        The increase in selling, general and administrative ("SG&A") costs for the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to an increase of $25.3 million in professional service expense, $5.5 million in employee related expenses, $2.8 million in marketing expense and $1.6 million in travel-related expenses from the Old Alkermes business, as well as the addition of $7.9 million of SG&A expense for the former EDT business. The increase in professional service and travel-related expense was primarily due to costs incurred in connection with the Business Combination. The increase in employee related expense was primarily due to an increase in headcount and share-based compensation expense as recent equity grants were awarded with a higher grant-date fair value than older grants, and the increase in marketing expenses was due to an analysis we are performing to determine the marketability of our existing products and product candidates.

        We expect an increase in SG&A spend in the year ended March 31, 2013 as a result of including a full year of operations from the former EDT business.

Years Ended March 31, 2011, 2010 and 2009

	Years Ended March 31,			Change Favorable/(Unfavorable)
(in millions)	2011	2010	2009	2011-2010	2010-2009
Selling, general and administrative	$82.8	$76.5	$59.0	$(6.3)	$(17.5)

        The increase in SG&A expense for the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to an increase in employee related expenses of $5.2 million and marketing expenses of $4.1 million, partially offset by a reduction in professional services of $3.9 million. The increase in employee related expenses was primarily due to an increase in share-based compensation as recent equity grants have been awarded with a higher grant date fair value than older grants. The increase in marketing expenses was primarily due to costs incurred leading up to the launch of VIVITROL for opioid dependence, and the decrease in professional services was primarily due to start-up costs related to the commercialization of VIVITROL for the alcohol indication during the year ended March 31, 2010, that were not incurred during the year ended March 31, 2011.

        The increase in SG&A costs for the year ended March 31, 2010, as compared to the year ended March 31, 2009, was primarily due to increased sales and marketing costs as we assumed responsibility for the marketing and sale of VIVITROL in the United States beginning in December 2008. Our employee related expenses increased by $10.0 million, and our marketing costs increased by $3.0 million in the year ended March 31, 2010, as compared to the year ended March 31, 2009, primarily due to our commercialization of VIVITROL. Also included in employee related expenses for the year ended March 31, 2010 was $1.5 million of severance and share-based compensation expense in connection with the resignation of our former President and Chief Executive Officer in September 2009.

Amortization of Acquired Intangible Assets

	Nine Months Ended December 31,
			Change Favorable/ (Unfavorable)
(In millions)	2011	2010
Amortization of acquired intangible assets	$13.7	$—	$(13.7)

        In connection with the Business Combination, we acquired certain amortizable intangible assets with a fair value of $643.2 million, which are expected to be amortized over 12 to 13 years. We amortize our amortizable intangible assets using the economic use method, which reflects the pattern that the economic benefits of the intangible assets are consumed as revenue is generated from the underlying patent or contract. Based upon our most recent analysis, amortization of intangible assets included within our consolidated balance sheet as of December 31, 2011 is expected to be in the range of approximately $42.0 million to $76.0 million annually through fiscal year 2017.

        We also acquired $45.8 million of intangible assets related to various preclinical product candidates, or in-process research, and $105.7 million of goodwill, both of which are considered indefinite-lived assets and not amortized, but are subject to an annual review for impairment or when circumstances indicate the fair value may be below its carrying value.

Other (Expense) Income

Nine Months Ended December 31, 2011 and 2010

	Nine Months Ended December 31,
			Change Favorable/ (Unfavorable)
(In millions)	2011	2010
Total other (expense), net	$(16.0)	$(1.4)	$(14.6)

        The increase in other (expense), net for the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to our entry into $450.0 million of term loan financing in the three months ended September 30, 2011. The $310.0 million first lien term loan facility (the "First Lien Term Loan") has a principal amount of $310.0 million and an interest rate of three-month LIBOR plus 5.25% and the $140.0 million second lien term loan facility (the "Second Lien Term Loan" and, together with the First Lien Term Loan, the "Term Loans") has a principal amount of $140.0 million and an interest rate of three-month LIBOR plus 8.00%. Under both loan agreements, three-month LIBOR is subject to an interest rate floor of 1.50%.

        We expect interest expense to increase in fiscal year 2013, as fiscal year 2013 will include a full year of interest expense on the $450.0 million principal balance of the Term Loans. Beyond fiscal year 2013, we anticipate that interest expense will decrease as the Term Loans are paid down.

Years Ended March 31, 2011, 2010 and 2009

	Years Ended March 31,			Changep Favorable/(Unfavorable)
(in millions)	2011	2010	2009	2011-2010	2010-2009
Total other (expense), net	$(0.9)	$(1.7)	$(3.9)	$0.8	$2.2

        The decrease in other (expense), net for the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to the early redemption of our Non-Recourse RISPERDAL CONSTA secured 7% Notes (the "non-recourse 7% Notes") on July 1, 2010. As a result of this transaction, we recorded charges of $1.4 million relating to the write-off of the unamortized portion of deferred financing costs and $0.8 million primarily related to the premium paid on the redemption of the non-recourse 7% Notes. We expect to save $3.2 million in interest and accretion expense through the previously scheduled maturity date of January 1, 2012 as a result of redeeming the non-recourse 7% Notes on July 1, 2010. The decrease in our interest expense due to the redemption of the non-recourse 7% Notes was substantially offset by a decrease in interest income during the year ended March 31, 2011, as compared to the year ended March 31, 2010, due to a lower average balance of cash and investments and lower interest rates earned during the year ended March 31, 2011, as compared to the year ended March 31, 2010.

        The decrease in other (expense), net for the year ended March 31, 2010, as compared to the year ended March 31, 2009, was due to the reduction in the outstanding balance of our non-recourse 7% Notes as a result of quarterly scheduled principal payments on the notes made during the year ended March 31, 2010 and repurchases of the notes made during the year ended March 31, 2009. Included in interest expense for the year ended March 31, 2009 was a loss on the extinguishment of the non-recourse 7% Notes of $2.5 million, consisting of $0.9 million of transaction fees and a $1.6 million difference between the carrying value and the purchase price of the non-recourse 7% Notes. The decrease in interest expense due to the reduction in the outstanding balance of the non-recourse 7% Notes was substantially offset by a decrease in interest income for the year ended March 31, 2010, as compared to the year ended March 31, 2009, due to a lower average balance of cash and investments and lower interest rates earned during the year ended March 31, 2010, as compared to the year ended March 31, 2009.

        In the years ended March 31, 2011, 2010 and 2009, we recorded other-than-temporary impairments on our investments in the common stock of our collaborators of none, $0.1 million and $1.2 million, respectively, in other (expense), net.

Provision for Income Taxes

Nine Months Ended December 31, 2011 and 2010

	Nine Months Ended December 31,
			Change Favorable/ (Unfavorable)
(In millions)	2011	2010
Income tax provision (benefit)	$3.7	$(1.0)	$(4.7)

        We recorded an income tax provision of $3.7 million for the nine months ended December 31, 2011 and an income tax benefit of $1.0 million for the nine months ended December 31, 2010. During the nine months ended December 31, 2011, we recorded a $13.2 million current tax expense for the taxable transfer of the BYDUREON intellectual property from the United States to Ireland and a deferred tax benefit of $10.2 million in connection with the Business Combination, as we recorded a U.S. deferred tax liability in purchase accounting allowing for the partial release of an existing valuation allowance.

Years Ended March 31, 2011, 2010 and 2009

	Years Ended March 31,			Change Favorable/(Unfavorable)
(in millions)	2011	2010	2009	2011-2010	2010-2009
(Benefit) provision for income taxes	$(1.0)	$(5.1)	$0.5	$(4.1)	$5.6

        The income tax benefit of $1.0 million for the year ended March 31, 2011 was primarily related to a $0.8 million current tax benefit for bonus depreciation pursuant to the U.S. Small Business Jobs Act of 2010. Bonus depreciation increased our 2010 alternative minimum tax ("AMT") net operating loss ("NOL") carryback and allowed us to recover AMT paid in the carryback period. The income tax benefit of $5.1 million for the year ended March 31, 2010 primarily consisted of a current federal income tax benefit of $3.3 million and a deferred federal and state tax benefit of $1.8 million. The current federal income tax benefit was the result of a carryback of our 2010 AMT NOL pursuant to the U.S. Worker, Homeownership and Business Act of 2009. This law increased the carryback period for certain NOLs from two years to five years. Prior to the adoption of this law, we had recorded a full valuation allowance against the credits that were established in prior periods when we were subject to AMT provisions. The deferred federal and state tax benefit was due to our recognition of a $1.8 million income tax expense associated with the increase in the value of certain securities that we carried at fair market value during the year ended March 31, 2010. This income tax expense was recorded in other comprehensive (loss) income. Our provision for income taxes in the amount of $0.5 million for the year ended March 31, 2009 primarily represented AMT due without regard to the cash benefit of excess share-based compensation deductions. The AMT paid created a credit carryforward and a resulting deferred tax asset, for which we recorded a full valuation allowance.
        At March 31, 2011, we had approximately $274.2 million of federal NOL carryforwards, $38.5 million of U.S. state operating loss carryforwards and $18.7 million of non-U.S. NOL and non-U.S. capital loss carryforwards, which expire on various dates through the year 2031 or can be carried forward indefinitely. These loss carryforwards are available to reduce future U.S. federal and

non-U.S. taxable income, if any, and are subject to review and possible adjustment by the applicable taxing authorities. The available loss carryforwards that may be utilized in any future period may be subject to limitation based upon historical changes in the ownership of our stock. We have a full valuation allowance of $133.2 million, which was recorded based upon the uncertainty surrounding future utilization of our deferred tax assets.

Presentation and Preparation of the Carve-Out Combined Financial Statements of EDT

        Prior to the Business Combination, EDT was a division of Elan, headquartered in Dublin, Ireland. EDT was historically operated as a part of Elan and not as a separate stand-alone entity. The unaudited carve-out combined financial statements for the six-month periods ended June 30, 2011 and June 30, 2010 and the audited carve-out combined financial statements for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 for the income statements and the cash flow statements and at December 31, 2010 and December 31, 2009 for balance sheets of EDT included in this prospectus have been prepared on a "carve-out" basis from the consolidated financial statements of Elan to represent the financial position and performance of EDT as if EDT had existed on a stand-alone basis during each of the six-month periods ended June 30, 2011 and June 30, 2010 and the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 for income statement and the cash flow statement amounts and as of June 30, 2011, December 31, 2010 and December 31, 2009 for balance sheet amounts; and as if the Financial Accounting Standards Board ("FASB"), Accounting Standard Codification ("ASC"), Topic 810, "Consolidation," had been applied throughout. The accompanying carve-out combined financial statements of EDT only include assets and liabilities that are specifically identifiable with EDT and cover EDT's most recent three fiscal years ended December 31, 2010 and the six-month period ended June 30, 2011, the last complete reporting six-month period prior to the consummation of the Business Combination. Certain general and administrative expenses that are maintained at the corporate level, which consist primarily of salaries and other employee costs, legal and professional fees and insurance costs, were allocated to EDT based on methodologies Elan management believes to be reasonable. The carve-out combined financial statements of EDT do not purport to represent what the results of operations would have been, or accurately reflect its assets and liabilities, had the entire EDT business and activities of EDT been a legal sub-group for each of the years being reported on, or for future years. Had EDT operated as an independent stand-alone entity, its results could have differed significantly from those presented in the carve-out combined financial statements of EDT.

        EDT generated revenue from two sources: manufacturing and royalty fees from licensed products (96.6% of EDT revenues for the six-month period to June 30, 2011; 93.9% for the six-month period to June 30, 2010; 95.4% for the year ended December 31, 2010), and contract revenues relating to R&D services, license fees and milestones (3.4% of EDT revenues for the six-month period to June 30, 2011; 6.1% for the six-month period to June 30, 2010; 4.6% for the year ended December 31, 2010). EDT received royalties and manufacturing fees on products that, as a share of in-market sales, range from percentages in the single digits to the high teens. During the six-month period to June 30, 2011, EDT generated $128.8 million (2010: $132.5 million) in revenue and $104.5 million (2010: $26.2 million) in operating income. EDT generated revenue for the year ended December 31, 2010 of $274.1 million (2009: $275.9 million; 2008: $301.6 million) and operating income for the year ended December 31, 2010 of $60.9 million (2009: $71.1 million; 2008: $85.8 million). Included in operating income of $104.5 million generated in the six-month period to June 30, 2011 are legal settlement gains of $84.5 million and net other charges of $15.1 million. The EDT revenue portfolio was transitioning from several legacy products to recently approved products such as Ampyra and Invega Sustenna.

        For additional information regarding the basis of preparation, please refer to Note 2 to the Carve-Out Combined Financial Statements of EDT, which are included elsewhere in this prospectus.

Results of Operations of EDT

Manufacturing and Royalty Revenues

Six Months Ended June 30, 2011 and 2010

	Six Months Ended June 30,
			Change Favorable/ (Unfavorable)
(in thousands)	2011	2010
Manufacturing revenue (includes royalties on manufactured products):
AMPYRA	$22,424	$20,793	$1,631
FOCALIN XR/RITALIN LA	18,176	16,632	1,544
VERELAN	13,154	11,903	1,251
AVINZA	6,696	6,355	341
RAPAMUNE	4,623	1,980	2,643
NAPRELAN	4,389	7,760	(3,371)
ZANAFLEX	3,471	2,962	509
DILTIAZEM	2,534	4,181	(1,647)
LUVOX CR	1,889	2,294	(405)
CYMBALTA(1)	1,500	2,778	(1,278)
Other	2,297	1,884	413

Total manufacturing revenues	81,153	79,522	1,631

Royalty revenue:
TRICOR 145	24,007	25,016	(1,009)
INVEGA SUSTENNA/XEPLION	6,243	2,712	3,531
EMEND(2)	5,488	4,355	1,133
MEGACE ES	3,825	4,079	(254)
SKELAXIN(3)	170	5,206	(5,036)
Other	3,518	3,459	59

Total royalty revenues	43,251	44,827	(1,576)

Total manufacturing and royalty revenues	$124,404	$124,349	$55

(1)
CYMBALTA is a registered trademark of Eli Lilly and Company.

(2)
EMEND is a registered trademark of Merck Sharp & Dohme Corporation.

(3)
SKELAXIN is a registered trademark of King Pharmaceuticals Research and Development, Inc.

        Manufacturing revenue represents revenues earned from products manufactured on behalf of collaborators and other third-party customers. Manufacturing revenue increased 2.1% to $81.2 million for the six-month period ended June 30, 2011 compared to the same period in the prior year. The increase in manufacturing revenue in the six-month period to June 30, 2011, compared to the same period of 2010, is primarily attributable to increased revenue from Ampyra, Rapamune® and Focalin XR/Ritalin LA, partially offset by decreased revenue from Naprelan® and Diltiazem®.

        The manufacturing and royalty revenue recorded for AMPYRA for the six-month period ended June 30, 2010 of $20.8 million principally reflected shipments to Acorda of $18.9 million in the first quarter of 2010 to satisfy Acorda's initial stocking requirements for the launch of the product as well as build-up of safety stock supply. Revenue is recorded upon shipment of AMPYRA to Acorda, as this revenue is not contingent upon ultimate sale of the shipped product by Acorda or its customers. Consequently, revenue varies with shipments and is not based directly on in-market sales.

        AMPYRA, which is globally licensed to Acorda, is marketed and distributed in the United States by Acorda and outside the United States is marketed and distributed by Acorda's sub-licensee, Biogen Idec, as FAMPYRA. In January 2011, the Committee for Medicinal Products for Human Use ("CHMP") of the EMA issued a negative opinion, recommending against approval of FAMPYRA. Biogen Idec appealed this opinion and requested a re-examination of the decision of the CHMP. In May 2011, the CHMP of the EMA recommended conditional marketing authorization of FAMPYRA. In May 2011, FAMPYRA was approved for use in Australia by the Australian Therapeutic Goods Administration. In March 2011, Biogen Idec also received a notice of deficiency from Health Canada for its application to sell FAMPYRA in Canada. On July 25, 2011, Biogen Idec announced that it had received conditional approval of the European Commission to market FAMPYRA in the EU. EDT has the right to manufacture supplies of AMPYRA/FAMPYRA for the global market at its Athlone, Ireland facility, under a supply agreement with Acorda.

        Royalties are typically earned on sales of licensee products using EDT's technology. Royalty revenue decreased 3.5% to $43.3 million for the six-month period ended June 30, 2011 from $44.8 million for the same period in 2010, primarily due to decreased revenues of $5.0 million from SKELAXIN® driven by the impact of generic entries to the market, and no further SKELAXIN royalties are expected. This decrease was partially offset by increased revenues from INVEGA SUSTENNA/XEPLION of $3.5 million as in-market sales of the product continue to grow following its launch in the United States as INVEGA SUSTENNA in the fourth quarter of 2009, and the EU launch as XEPLION in the first half of 2011.

Years Ended December 31, 2010, 2009 and 2008

	Years Ended December 31,			Change Favorable/ (Unfavorable)
(in thousands)	2010	2009	2008	2010-2009	2009-2008
Manufacturing revenue (includes royalties on manufactured products):
AMPYRA	$56,781	$17	$—	$56,764	$17
FOCALIN XR/RITALIN LA	32,998	32,617	33,468	381	(851)
VERELAN	21,824	22,085	24,601	(261)	(2,516)
NAPRELAN	12,615	15,955	11,083	(3,340)	4,872
AVINZA	12,027	12,624	13,388	(597)	(764)
DILTIAZEM	7,617	7,504	13,674	113	(6,170)
ZANAFLEX	5,944	11,559	12,741	(5,615)	(1,182)
RAPAMUNE	5,940	6,600	4,960	(660)	1,640
LUVOX CR	3,955	2,584	7,450	1,371	(4,866)
CYMBALTA(1)	2,778	14,367	13,360	(11,589)	1,007
Other	7,555	9,542	15,825	(1,987)	(6,283)

Total manufacturing revenues	170,034	135,454	150,550	34,580	(15,096)

Royalty revenue:
TRICOR 145	54,459	61,635	67,697	(7,176)	(6,062)
SKELAXIN(2)	5,930	34,901	39,709	(28,971)	(4,808)
MEGACE ES	8,207	8,959	9,791	(752)	(832)
INVEGA SUSTENNA/XEPLION	7,656	1,667	—	5,989	1,667
EMEND(3)	8,347	7,939	7,070	408	869
Other	6,787	6,644	6,740	143	(96)

Total royalty revenues	91,386	121,745	131,007	(30,359)	(9,262)

Total manufacturing and royalty revenues	$261,420	$257,199	$281,557	$4,221	$(24,358)

(1)
CYMBALTA is a registered trademark of Eli Lilly and Company.

(2)
SKELAXIN is a registered trademark of King Pharmaceuticals Research and Development, Inc.

(3)
EMEND is a registered trademark of Merck Sharp & Dohme Corporation.

        Manufacturing revenue increased 25.5% to $170.0 million in 2010 from EDT's 2009 revenue levels and decreased 10.0% to $135.5 million in 2009 from its 2008 revenue levels. The increase in manufacturing revenue in 2010, as compared to 2009, was principally due to the launch of AMPYRA, which was approved by the FDA in January 2010 as a treatment to improve walking ability in patients with MS. The product was subsequently launched in the United States in March 2010.

        This increase in revenue in 2010, as compared to 2009, was partially offset by decreased revenue from ZANAFLEX®, NAPRELAN and CYMBALTA®. The decrease in ZANAFLEX and NAPRELAN revenue was due to changes in customer inventory levels. Revenue from CYMBALTA decreased by $11.6 million due to the scheduled termination of a supply agreement for this product. The decrease in manufacturing revenue in 2009, as compared to 2008, was primarily due to decreased revenue from DILTIAZEM, LUVOX CR® and VERELAN. The decrease in DILTIAZEM revenue was due to the scheduled expiration of a supply agreement for the product. Revenue from LUVOX CR decreased primarily as a result of timing of shipments to customers and the inclusion of launch quantities in 2008 revenues. VERELAN revenues continue to reflect the declining overall market for the product. As shown in the table above, no single product, with the exception of AMPYRA, FOCALIN XR, VERELAN and NAPRELAN, accounted for more than 10% of manufacturing revenue in 2010, 2009 or 2008.

        Royalty revenue decreased 24.9% to $91.4 million in 2010 from $121.7 million in 2009, primarily due to decreased revenues of $29.0 million from SKELAXIN due to the impact of generic entries to the market. In addition, royalty revenue from TRICOR 145 decreased by 11.6% during 2010 due to falling in-market sales of the product. These decreases were partially offset by increased revenues from INVEGA SUSTENNA as in-market sales of the product grew following its launch in the United States in the fourth quarter of 2009.

        Royalty revenue decreased 7.1% to $121.7 million in 2009 from $131.0 million in 2008, primarily due to decreased revenues from both SKELAXIN and TRICOR 145, primarily due to lower in-market sales of these products in 2009. As shown in the table above, no single product, with the exception of TRICOR 145 and SKELAXIN, accounted for more than 10% of royalty revenue in 2010, 2009 or 2008.

Contract Revenue

Six Months Ended June 30, 2011 and 2010

        Contract revenue arises from contracts to perform R&D services on behalf of clients, or technology licensing to third parties. Contract research revenue consists of payments or milestones arising from R&D activities EDT performs on behalf of third parties.

        Contract revenue for the six-month period ended June 30, 2011 was $4.4 million compared to $8.1 million for the same period in 2010. The decrease in contract revenue in the six-month period ended June 30, 2011 compared to June 30, 2010 was primarily due to the timing of recognition of milestones, partially offset by development fees from clients.

Years Ended December 31, 2010, 2009 and 2008

        Contract revenue decreased 32.0% to $12.7 million in 2010 from EDT's 2009 revenue level and decreased 6.6% to $18.7 million in 2009 from its 2008 revenue level. The decrease in contract revenue in 2010, as compared to 2009, was primarily due to the timing of the recognition of milestones, notably with respect to AMPYRA. The decrease in contract revenue in 2009, as compared to 2008, was primarily due to lower development fees from clients, partially offset by the recognition of certain milestones in 2009, notably with respect to AMPYRA.

Cost and Expenses of EDT

Cost of Sales

Six Months Ended June 30, 2011 and 2010

        Cost of sales was $51.9 million for the six-month period ended June 30, 2011, compared to $59.8 million for the same period in 2010. The decrease in cost of sales in the six-month period ended June 30, 2011 is primarily due to decreased amortization expense on the VERELAN intangible asset, which was fully amortized in December 2010. The gross margin increased by 5.8% in the six-month period ended June 30, 2011 to $76.9 million, as compared to $72.7 million in the same period in 2010. The increased gross margin in the six-month period ended June 30, 2011, principally reflects higher revenues and higher margins from INVEGA SUSTENNA and AMPYRA, partially offset by lower contract revenue as a result of the timing of milestone receipts. In the six-month period ended June 30, 2011, EDT's royalties on products that EDT does not manufacture were 34.8% of total product revenue (2010: 36.0%).

Years Ended December 31, 2010, 2009 and 2008

        Cost of sales was $118.4 million in 2010, $116.3 million in 2009 and $123.7 million in 2008. The gross profit margin was 56.8% in 2010, 57.9% in 2009 and 59.0% in 2008. The gross margin decreased by 2.4% in 2010 ($155.7 million), compared to 2009 ($159.6 million), and by 10.3% in 2009, compared to 2008 ($177.9 million). The decreased gross margin in 2010 principally reflects a change in product mix with lower revenues from SKELAXIN and TRICOR 145, partially offset by revenues from the launch of AMPYRA in March 2010. The decreased gross margin in 2009 was primarily due to the reduction in manufacturing revenue and royalties. In 2010, EDT's royalties on products that it does not manufacture were 35.0% of total manufacturing revenue and royalties, compared to 47.3% in 2009 and 46.5% in 2008.

Research and Development Expense

Six Months Ended June 30, 2011 and 2010

        R&D expenses were $24.4 million in the six-month period ended June 30, 2011 (2010: $26.6 million). This decrease of 8.2% was primarily due to timing of R&D spending on proprietary projects.

Years Ended December 31, 2010, 2009 and 2008

        R&D expenses were $53.6 million in 2010, $47.0 million in 2009 and $47.6 million in 2008. This increase of 14.1% in 2010 was primarily due to increased clinical spending on an internal EDT proprietary product, which advanced to Phase 2 during 2010.

Selling, General and Administrative Expense

Six Months Ended June 30, 2011 and 2010

        SG&A expenses were $17.5 million for the six-month period ended June 30, 2011 and $19.5 million for the same period in 2010. This decrease of 10.7% primarily relates to lower legal costs. In May 2011, EDT entered into an agreement with Alcon Laboratories, Inc. ("Alcon") to settle litigation in relation to the application of its NanoCrystal technology. As part of the settlement agreement with Alcon, EDT received $6.5 million in May 2011 in full and final settlement of the matter.

Years Ended December 31, 2010, 2009 and 2008

        SG&A expenses were $38.9 million in 2010, $35.9 million in 2009, and $44.5 million in 2008. The increase of 8.4% in 2010 primarily reflects higher marketing and promotion spend and also higher legal spending. The decrease of 19.3% in 2009 over 2008 primarily reflects lower litigation costs in 2009 associated with the protection of EDT's intellectual property, in particular costs related to litigation with Abraxis, which was settled in February 2011.

Legal Settlement Gains

        In June 2008, a jury ruled in the U.S. District Court for the District of Delaware that Abraxis (since acquired by Celgene Corporation) had infringed a patent owned by Elan in relation to the application of its NanoCrystal technology to ABRAXANE®. EDT was awarded $55 million, applying a royalty rate of 6% to sales of ABRAXANE from January 1, 2005 through June 13, 2008 (the date of the verdict). This award and damages associated with the continuing sales of the ABRAXANE product were subject to interest. In February 2011, EDT entered into an agreement with Abraxis to settle this litigation.

        As part of the settlement agreement with Abraxis, EDT received $78.0 million in full and final settlement, which is recognized as a gain in March 2011. No continuing royalties will be received by EDT in respect of Abraxane® (registered trademark of Abraxis Bioscience, LLC). Please refer to

Note 20 to the Carve-Out Combined Financial Statements, which are included elsewhere in this prospectus for additional information on this litigation settlement.

Other (Expense) Income

Six Months Ended June 30, 2011 and 2010

        During the second quarter of 2011, EDT commenced the closure of its King of Prussia, Pennsylvania, site, and consequently, a non-cash asset impairment charge of $5.1 million and severance, restructuring and other charges of $10.0 million were recorded for the six-month period ended June 30, 2011. The closure took place in the second half of 2011.

        During the six-month period ended June 30, 2010, EDT incurred severance, restructuring and other costs of $0.4 million, arising from the realignment of resources to better fit EDT's business structure.

Years Ended December 31, 2010, 2009 and 2008

        EDT incurred other net charges of $2.3 million in 2010, $5.7 million in 2009 and $0 in 2008. During 2010, EDT incurred severance, restructuring and other costs arising from the realignment of resources to better fit its business strategy. During 2009, EDT incurred severance, restructuring and other costs related to the scheduled completion of a manufacturing contract with an external pharmaceutical company. Please refer to Note 14 to the Carve-Out Combined Financial Statements, which are included elsewhere in this prospectus for additional information in relation to severance, restructuring and other charges.

Provision for Income Taxes

Six Months Ended June 30, 2011 and 2010

        The current and deferred tax charges have been prepared as if the business were a separate taxable group and consistent with the asset and liability method prescribed by ASC 740. Current tax liabilities and receivables (other than amounts actually paid or refunded by/or to the business) are included in the calculation of the net funding transfer to Elan that is recorded in invested equity. The current and deferred tax charges/(benefits) and the related tax disclosures are not necessarily representative of the tax charges/(benefits) that may arise in the future. EDT had a net tax charge of $14.8 million for the six-month period to June 30, 2011 (2010: $6.0 million). The tax charge reflects U.S federal and state taxes, Irish corporation tax, and other taxes at standard rates in the jurisdictions in which EDT operates, the availability of tax losses, foreign withholding tax and exempt income derived from Irish patents. EDT's effective tax rate was 14.4% in the six-month period to June 30, 2011 (2010: 21.5%). The lower effective tax rate in 2011 compared to 2010 was due to a decrease in 2011 in the proportion of total income subject to the U.S. statutory tax rate and an increase in the proportion of total income subject to the Irish statutory tax rate, which is lower than the U.S. statutory tax rate. Please refer to Note 7 to the Carve-Out Combined Financial Statements of EDT for additional information in relation to EDT's effective tax rate.

Years Ended December 31, 2010, 2009 and 2008

        The current and deferred tax charges have been prepared as if the business were a separate taxable group and consistent with the asset and liability method prescribed by ASC Topic 740 "Income Taxes." Current tax liabilities and receivables (other than amounts actually paid or refunded by/or to the business) are included in the calculation of the net funding transfer to Elan that is recorded in invested equity. The current and deferred tax charges and benefits and the related tax disclosures are not necessarily representative of the tax charges and benefits that may arise in the future.

        EDT had a net tax charge of $12.6 million in 2010 as compared to $20.9 million in 2009 and $25.8 million in 2008. EDT's effective tax rate was 20.5% in 2010, 30.1% in 2009 and 29.9% in 2008. The tax charge reflects U.S. federal and state taxes, Irish corporation tax, and other taxes at standard rates in the jurisdictions in which EDT operates, the availability of tax losses, foreign withholding tax and exempt income derived from Irish patents. The lower effective tax rate in 2010 compared to 2009 and 2008 was due to the decrease in 2010 in the proportion of total income subject to the U.S. statutory tax rate and an increase in 2010 in the proportion of total income subject to the Irish statutory tax rate, which is lower than the U.S. statutory tax rate. Please refer to Note 7 to the Carve-Out Combined Financial Statements of EDT, which are included elsewhere in this prospectus, for additional information in relation to EDT's effective tax rate.

        EDT's Irish patent derived income was exempt from taxation pursuant to Irish legislation, which exempts income derived from qualifying patents. For each of 2010, 2009 and 2008, the amount of income that can qualify for the patent exemption was capped at €5.0 million (approximately $7.0 million) per annum. The patent exemption was withdrawn on November 24, 2010. The net deferred tax asset ("DTA") that existed as of December 31, 2010 was $0.2 million (as compared to $0.3 million deferred tax liability as of December 31, 2009). The valuation allowance recorded against the DTAs as of December 31, 2010 was $15.4 million, compared to $15.6 million as of December 31, 2009, which primarily relates to Irish operating losses, the recoverability of which is uncertain.

Quarterly Financial Data of Alkermes

	First Quarter	Second Quarter	Third Quarter
	(In thousands, except per share data)
Year Ended March 31, 2012
REVENUES:
Manufacturing and royalty revenues	$48,940	$54,039	$112,780
Product sales, net	9,686	9,887	10,597
Research and development revenue under collaborative arrangements	3,257	8,052	2,266

Total revenues	61,883	71,978	125,643

EXPENSES:
Cost of goods manufactured and sold	16,219	17,530	42,752
Research and development	28,050	28,160	40,493
Selling, general and administrative	31,497	36,234	35,469
Amortization of acquired intangible assets	—	1,817	11,896

Total expenses	75,766	83,741	130,610

OPERATING LOSS	(13,883)	(11,763)	(4,967)
OTHER INCOME (EXPENSE)	591	(6,842)	(9,763)

LOSS BEFORE INCOME TAXES	(13,292)	(18,605)	(14,730)

INCOME TAX (BENEFIT) PROVISION	(54)	3,650	98

NET LOSS	$(13,238)	$(22,255)	$(14,828)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.14)	$(0.22)	$(0.11)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Year Ended March 31, 2011
REVENUES:
Manufacturing and royalty revenues	$35,808	$42,623	$35,932	$42,477
Product sales, net	6,204	6,469	7,729	8,518
Research and development revenue	268	155	314	143

Total revenues	42,280	49,247	43,975	51,138

EXPENSES:
Cost of goods manufactured and sold	12,665	13,911	12,860	12,749
Research and development	22,977	23,932	22,503	27,827
Selling, general and administrative	19,726	18,436	20,521	24,164

Total expenses	55,368	56,279	55,884	64,740

OPERATING LOSS	(13,088)	(7,032)	(11,909)	(13,602)
OTHER (EXPENSE) INCOME	(379)	(1,577)	567	529

LOSS BEFORE INCOME TAXES	(13,467)	(8,609)	(11,342)	(13,073)

INCOME TAX (BENEFIT) PROVISION	(58)	(943)	41	9

NET LOSS	$(13,409)	$(7,666)	$(11,383)	$(13,082)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.14)	$(0.08)	$(0.12)	$(0.14)

Year Ended March 31, 2010
REVENUES:
Manufacturing and royalty revenues	$37,505	$41,653	$38,620	$32,139
Product sales, net	4,226	4,643	5,451	5,925
Research and development revenue	1,450	1,174	81	412
Net collaborative profit	4,315	687	—	—

Total revenues	47,496	48,157	44,152	38,476

EXPENSES:
Cost of goods manufactured and sold	12,666	15,092	10,072	11,608
Research and development	25,586	20,664	22,577	26,536
Selling, general and administrative	19,268	20,625	17,739	18,882

Total expenses	57,520	56,381	50,388	57,026

OPERATING LOSS	(10,024)	(8,224)	(6,236)	(18,550)
OTHER EXPENSE	(211)	(545)	(566)	(345)

LOSS BEFORE INCOME TAXES	(10,235)	(8,769)	(6,802)	(18,895)

INCOME TAX (BENEFIT) PROVISION	(70)	(60)	15	(4,960)

NET LOSS	$(10,165)	$(8,709)	$(6,817)	$(13,935)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.11)	$(0.09)	$(0.07)	$(0.15)

Liquidity and Capital Resources of Alkermes

        Our financial condition is summarized as follows:

(in millions)	December 31, 2011	March 31, 2011	March 31, 2010
Cash and cash equivalents	$85.3	$38.4	$79.3
Investments—short-term	128.1	162.9	202.1
Investments—long-term	20.6	93.4	68.8

Total cash, cash equivalents and investments	$234.0	$294.7	$350.2

Working capital	$277.9	$204.9	$247.1
Outstanding borrowings—current and long-term	$444.8	$—	$51.0

        Our cash flows for the nine months ended December 31, 2011 and 2010 were as follows:

	Nine Months Ended December 31,
(in millions)	2011	2010
Cash and cash equivalents	$38.4	$79.3
Cash (used in) operating activities	(17.8)	(14.1)
Cash (used in) provided by investing activities	(395.6)	17.1
Cash provided by (used in) financing activities	460.3	(43.4)

Cash and cash equivalents, end of period	$85.3	$38.9

        Our primary sources of liquidity are cash provided by past operating activities, payments we have received under R&D arrangements and other arrangements with collaborators, term loan financing and private placements of debt securities. The increase in cash used in operating activities during the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to an increase in cash used for working capital and a decrease in cash principal payments on our non-recourse 7% Notes that was allocated to operating activities to account for the original issue discount on our non-recourse 7% Notes. The change in cash flows (used in)/provided by investing activities during the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to the acquisition of EDT. The increase in cash flows provided by financing activities during the nine months ended December 31, 2011, as compared to the nine months ended December 31, 2010, was primarily due to the issuance of the Term Loans used to finance the acquisition of EDT, partially offset by the cash used for the redemption of the non-recourse 7% Notes in full on July 1, 2010.

        Our cash flows for the years ended March 31, 2011, 2010 and 2009 were as follows:

	Years Ended March 31,
(in millions)	2011	2010	2009
Cash and cash equivalents, beginning of period	$79.3	$86.9	$101.2
Cash (used in) provided by operating activities	(5.9)	(12.3)	34.6
Cash provided by investing activities	5.6	28.0	45.4
Cash used in financing activities	(40.6)	(23.3)	(94.3)

Cash and cash equivalents, end of period	$38.4	$79.3	$86.9

        The decrease in cash used in operating activities during the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to an increase in the amount of cash received from our customers, partially offset by an increase in cash paid to our employees and suppliers and the early redemption of our non-recourse 7% Notes on July 1, 2010. In addition to a scheduled principal payment of $6.4 million, we redeemed the balance of our non-recourse 7% Notes in full in exchange for $39.2 million, representing 101.75% of the outstanding principal balance in accordance with the terms of the indenture for the non-recourse 7% Notes. We allocated $6.6 million of the principal payments made during the year ended March 31, 2011 to operating activities to account for the original issue discount on the non-recourse 7% Notes, and the remaining $45.4 million of principal payments was allocated to financing activities in the consolidated statement of cash flows. The increase in cash used in operating activities during the year ended March 31, 2010, as compared to the year ended March 31, 2009, was primarily due to the termination of the VIVITROL collaboration with Cephalon, which resulted in the addition of approximately $16.2 million in payments for sales and marketing costs as we hired employees to market and sell VIVITROL in the year ended March 31, 2010. Prior to the termination of the VIVITROL collaboration, our costs related to VIVITROL were shared with Cephalon. We also increased the number of R&D programs in clinical or preclinical stage during the year ended March 31, 2010, as compared to the year ended March 31, 2009.

        The decrease in cash provided by investing activities during the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to a decrease in the net sales of investments, partially offset by a decrease in property, plant and equipment purchases and our investment in Acceleron. During the year ended March 31, 2010, we moved our corporate headquarters from Cambridge, Massachusetts, to Waltham, Massachusetts and increased cash expenditures for property, plant and equipment to furnish and equip our new headquarters. During the year ended March 31, 2010, we also entered into a collaborative arrangement with Acceleron and made an $8.0 million investment in Acceleron. The decrease in cash provided by investing activities during the year ended March 31, 2010, as compared to the year ended March 31, 2009, was primarily due to increased cash expenditures for property, plant and equipment to furnish and equip our new corporate headquarters and our investment in Acceleron, partially offset by an increase in net sales of investments during the year ended March 31, 2010 and cash received from the sale of fixed assets to Amylin in the year ended March 31, 2009.

        The increase in cash used in financing activities during the year ended March 31, 2011, as compared to the year ended March 31, 2010, was primarily due to the early redemption of our non-recourse 7% Notes, as discussed above. The decrease in cash used in financing activities during the year ended March 31, 2010, as compared to the year ended March 31, 2009, was primarily due to our purchase of an aggregate total of $93.0 million principal amount of our non-recourse 7% Notes for $89.4 million and the purchase of $18.0 million of treasury stock under our stock repurchase program during the year ended March 31, 2009.

        Our investments at December 31, 2011 consisted of the following:

		Gross Unrealized
	Amortized Cost			Estimated Fair Value
(in millions)		Gains	Losses
Investments—short-term	$123.3	$0.2	$(0.1)	$123.4
Investments—long-term available-for-sale	19.7	—	(0.4)	19.3
Investments—long-term held-to-maturity	5.9	—	—	5.9

Total	$148.9	$0.2	$(0.5)	$148.6

        Our investment objectives are, first, to preserve liquidity and conserve capital and, second, to generate investment income. We mitigate credit risk in our cash reserves by maintaining a well-diversified portfolio that limits the amount of investment exposure as to institution, maturity and investment type. However, the value of these securities may be adversely affected by the instability of the global financial markets, which could, in turn, adversely impact our financial position and our overall liquidity. Our available-for-sale investments consist primarily of short- and long-term U.S.

government and agency debt securities, debt securities issued by agencies outside the United States and backed by non-U.S. governments and corporate debt securities. Our held-to-maturity investments consist of investments that are restricted and held as collateral under certain letters of credit related to certain of our lease agreements.

        We classify available-for-sale investments in an unrealized loss position, which do not mature within 12 months, as long-term investments. We have the intent and ability to hold these investments until recovery, which may be at maturity, and it is more likely than not that we would not be required to sell these securities before recovery of their amortized cost. At December 31, 2011, we performed an analysis of our investments with unrealized losses for impairment and determined that they are temporarily impaired.

        At December 31, 2011 and March 31, 2011, 8% and less than 1%, respectively, of our investments were valued using unobservable, or Level 3 inputs, to determine fair value as they were not actively trading and fair values could not be derived from quoted market prices. During the nine months ended December 31, 2011, there were two investments in corporate debt securities transferred into Level 3 from Level 2 as trading in these securities ceased during the period. Also, during the nine months ended December 31, 2011, there was one investment in an international government agency debt security transferred into Level 3 from Level 1 as trading in this security ceased during the period. The illiquidity of our Level 3 investments does not have a material impact on our overall liquidity, operations, financial flexibility or stability. We believe that our current cash and cash equivalents and short and long-term investments, combined with anticipated revenues will generate sufficient cash flows to meet our current anticipated liquidity and capital requirements for the foreseeable future.

        We expect to incur significant additional R&D costs and other costs as we expand the development of our proprietary product candidates, including costs related to preclinical studies and clinical trials. Our costs, including R&D costs for our product candidates, manufacturing, and sales, marketing and promotional expenses for any current or future products marketed by us or our collaborators, if any, may exceed revenues in the future, which may result in losses from operations. We believe that our current cash and cash equivalents and short- and long-term investments, combined with anticipated revenues and anticipated interest income will generate sufficient cash flows to meet our current anticipated liquidity and capital requirements for the foreseeable future.

        Our capital expenditures were higher in the year ended March 31, 2010, as compared to the years ended March 31, 2011 and 2009, due to the relocation of our corporate headquarters from Cambridge, Massachusetts to Waltham, Massachusetts, which occurred during the fourth quarter of the year ended March 31, 2010.

        Amounts included as construction in progress in the consolidated balance sheets primarily include costs incurred for the expansion of our manufacturing facilities in Ohio. We continue to evaluate our manufacturing capacity based on expectations of demand for our products and will continue to record such amounts within construction in progress until such time as the underlying assets are placed into service, or we determine we have sufficient existing capacity and the assets are no longer required, at which time we would recognize an impairment charge. We continue to periodically evaluate whether facts and circumstances indicate that the carrying value of these long-lived assets to be held and used may not be recoverable.

Borrowings

        At December 31, 2011, our borrowings consisted of $450.0 million of term loan financing under the Term Loans. Please refer to Note 10, Long-Term Debt, in the accompanying Notes to Condensed Consolidated Financial Statements for a discussion of our outstanding term loans.

Liquidity and Capital Resources of EDT

        Elan used a centralized approach to manage substantially all of its liquid resources and to finance its operations and, as a result, debt and liquid resources maintained at the Elan group level are not included in the carve-out combined financial statements of EDT. Elan defined liquid resources as the total of its cash and cash equivalents, current restricted cash and current investment securities. EDT historically financed its operating and capital resource requirements through cash flows from operations, with funding transferred between EDT and Elan as part of the group's cash and treasury management strategy.

        The invested equity balance in the carve-out combined financial statements of EDT constitutes Elan's investment in EDT and represents the excess of total assets over total liabilities, including the netting of intercompany funding balances between EDT and Elan. Invested equity in EDT includes the results of EDT's operations, contributions from Elan in the form of share-based compensation to EDT employees less net transfers of intercompany funding from EDT to Elan. As of June 30, 2011, EDT's invested equity was $293.1 million (December 31, 2010: $305.2 million; December 31, 2009: $333.0 million).

Cash Flows for the Six Months Ended June 30, 2011 and 2010

	Six Months Ended June 30,
(in thousands)	2011	2010
Cash flows from operating activities:
Net income	$88,338	$21,763
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(162)	(234)
Depreciation and amortization	10,591	16,265
Share-based compensation	5,148	4,217
Recognition of deferred tax asset	(7,674)	(478)
Impairment of tangible and intangible assets	5,118	—
Other	35	(24)
Net changes in assets and liabilities:
Decrease in accounts receivable	7,236	8,679
Increase in prepaid and other assets	(1,071)	(164)
Decrease in inventory	174	4,307
Increase/(decrease) in accounts payable and accruals and other liabilities	2,679	(3,316)

Net cash provided by operating activities	110,412	51,015

Cash flows from investing activities:
Proceeds from disposal of property, plant and equipment	—	36
Purchase of property, plant and equipment	(4,916)	(6,416)
Purchase of intangible assets	(205)	(72)

Net cash used in investing activities	(5,121)	(6,452)

Cash flows from financing activities:
Net funding transfer to Elan	(105,291)	(44,563)

Net cash used in financing activities	$(105,291)	$(44,563)

Net increase/(decrease) in cash and cash equivalents	—	—

Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	—	—

Six Months Ended June 30, 2011

        Net cash provided by operating activities was $110.4 million for the six-month period ended June 30, 2011. The primary components of cash provided by operating activities in 2011 were net income (adjusted to exclude non-cash charges and gains), changes in working capital accounts and cash received from legal settlement gains of $84.5 million. The changes in working capital accounts included the decrease in accounts receivables of $7.2 million, the increase in prepaid and other assets of $1.1 million, the decrease in inventory of $0.2 million and the increase in accounts payable, accruals and other liabilities of $2.7 million. The decrease in accounts receivable of $7.2 million was primarily due to the timing of revenue receipts from customers. The net increase of $2.7 million in accounts payable and accruals and other liabilities was due to timing of payments before the period end.

        Net cash used in investing activities was $5.1 million for the six-month period ended June 30, 2011, related to property, plant and equipment and computer software capital expenditures.

        Net cash used in financing activities totaled $105.3 million for the six-month period ended June 30, 2011, reflecting the transfer in net funding to Elan.

Six Months Ended June 30, 2010

        Net cash provided by operating activities was $51.0 million for the six-month period ended June 30, 2010. The primary components of cash provided by operating activities in 2010 were net income (adjusted to exclude non-cash charges and gains) and changes in working capital accounts. The changes in working capital accounts included the decrease in accounts receivables of $8.7 million, an increase in prepaid and other current assets of $0.2 million, the decrease in inventory of $4.3 million and the decrease in accounts payable and accruals and other liabilities of $3.3 million. The decrease in accounts receivable of $8.7 million was primarily due to the timing of revenue receipts from customers. The net decrease of $3.3 million in accounts payable and accruals and other liabilities was due to timing of payments before the period end.

        Net cash used in investing activities was $6.5 million for the six-month period ended June 30, 2010, primarily related to property, plant and equipment capital expenditures.

        Net cash used in financing activities totaled $44.6 million for the six-month period ended June 30, 2010, reflecting the transfer in net funding to Elan.

Cash Flows for the Year Ended December 31, 2010, 2009 and 2008

	Years Ended December 31,
(in thousands)	2010	2009	2008
Cash flows from operating activities:
Net income	$48,889	$48,380	$60,522
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(180)	34	(2,498)
Depreciation and amortization	32,554	33,161	35,915
Share-based compensation	7,929	7,176	9,865
(Recognition)/utilization of deferred tax asset	(1,037)	224	202
Excess tax benefit from share-based compensation	—	—	(1,567)
Other	—	639	1,222
Net changes in assets and liabilities:
(Increase)/decrease in accounts receivable	(1,678)	42,480	(18,855)
Decrease/(increase) in prepaid and other assets	403	(1,948)	4,655
Decrease/(increase) in inventory	8,172	(5,882)	(1,371)
Increase in accounts payable and accruals and other liabilities	4,439	3,821	2,486

Net cash provided by operating activities	99,491	128,085	90,576

Cash flows from investing activities:
Proceeds from disposal of property, plant and equipment	44	26	—
Purchase of property, plant and equipment	(15,108)	(9,774)	(11,696)
Purchase of intangible assets	(301)	(96)	(930)

Net cash used in investing activities	(15,365)	(9,844)	(12,626)

Cash flows from financing activities:
Excess tax benefit from share-based compensation	—	—	1,567
Net funding transfer to Elan	(84,126)	(118,241)	(79,517)

Net cash used in financing activities	$(84,126)	$(118,241)	$(77,950)

Net increase/(decrease) in cash and cash equivalents	—	—	—

Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	—	—	—

Year Ended December 31, 2010

        Net cash provided by operating activities was $99.5 million in 2010. The primary components of cash provided by operating activities in 2010 were net income (adjusted to exclude non-cash charges and benefits) and changes in working capital accounts. The changes in working capital accounts included the increase in accounts receivable of $1.7 million, the decrease in other assets of $0.4 million, the decrease in inventory of $8.2 million and the increase in accounts payable and accruals and other liabilities of $4.4 million. The increase in accounts receivable of $1.7 million was primarily due to the timing of revenue receipts from customers. The decrease in inventory of $8.2 million is due to a reduction in the finished goods inventory level. The net increase of $4.4 million in accounts payable and accruals and other liabilities was due to timing of payments before year end.

        Net cash used in investing activities was $15.4 million in 2010. The major components of cash used in investing activities in 2010 included $15.1 million for property, plant and equipment capital expenditures and $0.3 million for the purchase of intangible assets, mainly computer software. As of

December 31, 2010, EDT had commitments of $5.3 million for the purchase of property, plant and equipment.

        Net cash used in financing activities totaled $84.1 million in 2010, reflecting the transfer in net funding to Elan.

Year Ended December 31, 2009

        Net cash provided by operating activities was $128.1 million in 2009. The primary components of cash provided by operating activities in 2009 were net income (adjusted to exclude non-cash charges and benefits) and changes in working capital accounts. The changes in working capital accounts included the decrease in accounts receivable of $42.5 million, the increase in other current assets of $1.9 million, the increase in inventory of $5.9 million and the increase in accounts payable and accruals and other liabilities of $3.8 million. The decrease in accounts receivable of $42.5 million was primarily due to the timing of receipt of royalty payments from customers. In addition, the decreased revenues resulted in a lower accounts receivable balance at year end. The net increase of $3.8 million in accounts payable and accruals and other liabilities was due to timing of payments before year end.

        Net cash used in investing activities was $9.8 million in 2009, primarily related to property, plant and equipment capital expenditures. As of December 31, 2009, EDT had commitments of $8.0 million for the purchase of property, plant and equipment.

        Net cash used in financing activities totaled $118.2 million in 2009, reflecting the transfer in net funding to Elan.

Year Ended December 31, 2008

        Net cash provided by operating activities was $90.6 million in 2008. The primary components of cash provided by operating activities in 2008 were net income (adjusted to exclude non-cash charges and benefits) and changes in working capital accounts. The changes in working capital accounts included the increase in accounts receivable of $18.9 million, the decrease in other current assets of $4.7 million, the increase in inventory of $1.4 million and the increase in accounts payable and accruals and other liabilities of $2.5 million. The increase in accounts receivable of $18.9 million was primarily due to the timing of receipt of royalty payments from customers. In addition, the increased revenues resulted in a higher accounts receivable balance at year end. The net increase of $2.5 million in accounts payable and accruals and other liabilities was due to timing of payments before year end.

        Net cash used in investing activities was $12.6 million in 2008. The major components of cash used in investing activities in 2008 included $11.7 million for property, plant and equipment capital expenditures and $0.9 million for the purchase of intangible assets, mainly computer software.

        Net cash used in financing activities totaled $78.0 million in 2008, primarily reflecting the transfer in net funding to Elan, partially offset by the excess tax benefit from share-based compensation.

Contractual Obligations of Alkermes

        The following table summarizes our obligations to make future payments under our current contracts at March 31, 2011:

Contractual Obligations (in thousands)	Total	Less Than One Year (Fiscal 2012)	One to Three Years (Fiscal 2013- 2014)	Three to Five Years (Fiscal 2015- 2016)	More than Five Years (After Fiscal 2016)
Operating lease obligations	$44,563	$13,258	$9,791	$7,592	$13,922
Purchase obligations	44,002	44,002	—	—	—
Capital expansion programs	894	894	—	—	—

Total contractual cash obligations	$89,459	$58,154	$9,791	$7,592	$13,922

        This table excludes any liabilities pertaining to uncertain tax positions as we cannot make a reliable estimate of the period of cash settlement with the respective taxing authorities. We have $0.2 million of long term liabilities associated with uncertain tax positions at March 31, 2011.

        In September 2006, we entered into a license agreement with RPI which granted us rights to a family of opioid receptor compounds discovered at RPI. Under the terms of the agreement, RPI granted us an exclusive worldwide license to certain patents and patent applications relating to its compounds designed to modulate opioid receptors. We are responsible for the continued research and development of any resulting product candidates. We are obligated to pay annual fees of up to $0.2 million, and tiered royalty payments of between 1% and 4% of annual net sales in the event any products developed under the agreement are commercialized. In addition, we are obligated to make milestone payments in the aggregate of up to $9.1 million upon certain agreed-upon development events. All amounts paid to RPI to date under this license agreement have been expensed and are included in R&D expense.

        In December 2009, we entered into a collaboration and license agreement with Acceleron which granted us an exclusive license to Acceleron's proprietary long-acting Fc fusion technology platform, the MEDIFUSION technology, which is designed to extend the circulating half-life of proteins and peptides in exchange for a nonrefundable upfront payment of $2.0 million and an equity investment in Acceleron of $8.0 million and certain potential milestone payments and royalties. In addition, we will reimburse Acceleron for any time, at an agreed-upon FTE rate, and materials expense Acceleron incurs on product development, and we are obligated to make developmental and sales milestone payments in the aggregate of up to $110.0 million per product in the event that certain development and sales goals are achieved. After the fifth anniversary of the agreement, we are also required to pay an additional annual maintenance fee of $1 million to maintain the exclusivity of the license granted to us. We are also obligated to make tiered royalty payments in the mid-single digits on annual net sales in the event any products developed under the agreement are commercialized. In July 2010 and December 2011, we invested an additional $0.5 million and $0.2 million, respectively, in Acceleron. All amounts paid to Acceleron to date under this license and collaboration agreement have been expensed and are included in R&D expense, except for the $8.5 million equity investment we made which is included in other assets in our consolidated balance sheet at March 31, 2011.

        Due to the contingent nature of the payments under the RPI and Acceleron arrangements, we cannot predict the amount or period in which royalty, milestone and other payments may be made and accordingly they are not included in the table of contractual maturities.

        During the quarter ended September 30, 2011, we entered into the Term Loans with Morgan Stanley Senior Funding, Inc. ("MSSF") as administrative agent and as collateral agent, MSSF and HSBC Securities (USA) Inc. ("HSBC") as co-syndication agents, joint lead arrangers and joint bookrunners, and various other financial institutions, as lenders, and assumed certain operating lease and purchase obligations related to the Business Combination. We pay interest under our Term Loans at three-month LIBOR plus 5.25% with respect to our First Lien Term Loan and at three-month LIBOR plus 8.00% with respect to our Second Lien Term Loan. Under each term loan agreement, LIBOR is subject to an interest rate floor of 1.50%. For the purposes of the contractual obligation table, interest has been calculated at the interest rate floor of 1.50% plus 5.25% and 8.00% for the first and second lien term loans, respectively. The following table summarizes the additions to our contractual obligations table at March 31, 2011 as a result of the Business Combination:

Contractual Cash Obligations (in thousands)	Total	Less Than One Year (Fiscal 2012)	One to Three Years (Fiscal 2013- 2014)	Three to Five Years (Fiscal 2015- 2016)	More than Five Years (After Fiscal 2017)
Term Loans—Principal	$450,000	$775	$6,200	$6,200	$436,825
Term Loans—Interest	218,939	16,162	69,051	68,294	65,432
Operating lease obligations	38,801	6,731	10,173	7,974	13,923
Purchase obligations	6,454	6,454	—	—	—
Capital expansion programs	10,641	10,641	—	—	—

Total contractual cash obligations	$724,835	$40,763	$85,424	$82,468	$516,180

Contractual Obligations of EDT

        The following table sets out, at December 31, 2010, EDT's main contractual obligations due by period, including operating leases. These represent the major contractual, future payments that may be made by EDT. The table does not include items such as future investments in financial assets. There have been no other significant changes in EDT's contractual obligations since December 31, 2010.

(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Operating lease obligations	$17,291	$1,931	$3,945	$3,731	$7,684
Purchase obligations(1)	7,208	7,208	—	—	—

Total contractual obligations	$24,499	$9,139	$3,945	$3,731	$7,684

(1)
Includes all open purchase orders as of December 31, 2010 for capital and operating expenditure. Excludes capital expenditure of $2.2 million that had been authorized by the directors of Elan for EDT and had not been contracted for as of December 31, 2010.

        The operating lease obligations in the table above relate primarily to the R&D facility located in King of Prussia, PA, and were retained by Elan upon the closing.

        In disposing of assets, EDT often provides customary representations, warranties and indemnities (if any) to cover various risks. EDT does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, EDT has no reason to believe that these uncertainties would have a material adverse effect on its financial condition or results of operations.

Off-Balance Sheet Arrangements

        At December 31, 2011 and March 31, 2011, Alkermes was not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on its financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

        As of June 30, 2011, EDT was not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on its financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in accordance with GAAP, which require management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We believe that our most critical accounting estimates are in the areas of revenue recognition, investments, share-based compensation and income taxes.

Manufacturing and Royalty Revenues and Product Sales, Net

        Our most significant manufacturing and royalty revenues are derived from RISPERDAL CONSTA, which is sold exclusively to Janssen under a supply agreement in which we granted Janssen an exclusive worldwide license to use and sell RISPERDAL CONSTA. We record manufacturing revenues on RISPERDAL CONSTA when the product is shipped to Janssen at a price based on 7.5% of Janssen's net unit sales price for RISPERDAL CONSTA for the calendar year. As the sales price is based on information supplied to us by Janssen, this may require estimates to be made. Differences between the actual RISPERDAL CONSTA revenues and estimated RISPERDAL CONSTA revenues are reconciled and adjusted in the period in which they become known. We also receive a royalty from Janssen equal to 2.5% of net sales of RISPERDAL CONSTA in the period the product is sold by Janssen.

        We recognize revenue from product sales of VIVITROL when persuasive evidence of an arrangement exists, and title to the product and associated risk of loss has passed to the customer, which is considered to have occurred when the product has been received by the customer, the sales price is fixed or determinable and collectability is reasonably assured. We sell VIVITROL to pharmaceutical wholesalers, specialty distributors and specialty pharmacies.

        VIVITROL product sales are recorded net of sales reserves and allowances. Sales of many pharmaceutical products in the United States are subject to increased pricing pressure from managed care groups, institutions, government agencies and other groups seeking discounts. We and other biotechnology companies in the United States market are required to provide statutorily defined rebates and discounts to various U.S. government agencies in order to participate in the Medicaid program and other government-funded programs. The sensitivity of our estimates can vary by program and type of customer. Estimates associated with Medicaid and other U.S. government allowances may become subject to adjustment in a subsequent period. We record VIVITROL product sales net of the following significant categories of product sales allowances:

  •
  Medicaid Rebates—we record accruals for rebates to states under the Medicaid Drug Rebate Program as a reduction of sales when the product is shipped into the distribution channel. We rebate individual states for all eligible units purchased under the Medicaid program based on a rebate per unit calculation, which is based on our Average Manufacturer Price ("AMP"). We estimate expected unit sales and rebates per unit under the Medicaid program and adjust our rebate estimates based on actual unit sales and rebates per unit;

  •
  Chargebacks—wholesaler and specialty pharmacy chargebacks are discounts that occur when contracted customers purchase directly from an intermediary wholesale purchaser. Contracted customers, which primarily consist of federal government agencies purchasing under the federal supply schedule, generally purchase the product at its contracted price, plus a mark-up from the wholesaler. The wholesaler, in-turn, charges back to us the difference between the price initially paid by the wholesaler and the contracted price paid to the wholesaler by the customer. The allowance for wholesaler chargebacks is based on actual and expected utilization of these programs. Wholesaler chargebacks could exceed historical experience and our estimates of future participation in these programs. To date, actual wholesaler chargebacks have not differed materially from our estimates;

  •
  Wholesaler Fees—cash consideration, including sales incentives, given by us under distribution service agreements with a number of wholesaler, distributor and specialty pharmacy customers that provide them with the opportunity to earn discounts in exchange for the performance of certain services;

  •
  Reserve for inventory in the channel—we defer the recognition of revenue on shipments of VIVITROL to our customers until the product has left the distribution channel. We estimate product shipments out of the distribution channel through data provided by external sources, including information on inventory levels provided by our customers in the distribution channel, as well as prescription information. In order to match the cost of goods related to products shipped to customers with the associated revenue, we defer the recognition of the cost of goods to the period in which the associated revenue is recognized.

        Our provisions for VIVITROL sales and allowances reduced gross VIVITROL sales as follows:

	Medicaid Rebates	Chargebacks	Wholesaler Fees	Inventory Reserve	Other	Total
	(In millions)
Balance, April 1, 2009	$0.2	$0.1	$—	$1.3	$0.2	$1.8
Provision:
Current Period	0.8	1.1	1.2	1.8	0.7	5.6
Prior Period	—	—	—	—	0.1	0.1

Total	0.8	1.1	1.2	1.8	0.8	5.7
Actual:
Current Period	(0.4)	(1.0)	(1.0)	—	(0.8)	(3.2)
Prior Period	(0.2)	(0.1)	—	(1.3)	(0.1)	(1.7)

Total	(0.6)	(1.1)	(1.0)	(1.3)	(0.9)	(4.9)

Balance, March 31, 2010	$0.4	$0.1	$0.2	$1.8	$0.1	2.6

Provision:
Current Period	3.2	2.4	2.2	2.5	1.9	12.2
Prior Period	(0.1)	—	—	—	—	(0.1)

Total	3.1	2.4	2.2	2.5	1.9	12.1
Actual:
Current Period	(1.9)	(2.3)	(1.8)	—	(1.1)	(7.1)
Prior Period	(0.3)	(0.1)	(0.2)	(1.8)	(0.1)	(2.5)

Total	(2.2)	(2.4)	(2.0)	(1.8)	(1.2)	(9.6)

Balance, March 31, 2011	$1.3	$0.1	$0.4	$2.5	$0.8	$5.1

Investments

        We hold investments in U.S. government and agency obligations, debt securities issued by non-U.S. agencies and backed by governments outside the United States and corporate debt securities. In addition, we hold strategic equity investments, which include the common stock of public companies we have or had a collaborative arrangement with. Substantially all of our investments are classified as "available-for-sale" and are recorded at their estimated fair value. The valuation of our available-for-sale securities for purposes of determining the amount of gains and losses is based on the specific identification method. Our held-to-maturity investments are restricted investments held as collateral under certain letters of credit related to our lease arrangements and are recorded at amortized cost.

        The earnings on our investment portfolio may be adversely affected by changes in interest rates, credit ratings, collateral value, the overall strength of credit markets and other factors that may result in other-than-temporary declines in the value of the securities. On a quarterly basis, we review the fair market value of our investments in comparison to amortized cost. If the fair market value of a security is less than its carrying value, we perform an analysis to assess whether we intend to sell or whether we would more likely than not be required to sell the security before the expected recovery of the amortized cost basis. Where we intend to sell a security, or may be required to do so, the security's decline in fair value is deemed to be other-than-temporary, and the full amount of the unrealized loss is recorded within earnings as an impairment loss. Regardless of our intent to sell a security, we perform additional analysis on all securities with unrealized losses to evaluate losses associated with the creditworthiness of the security. Credit losses are identified where we do not expect to receive cash flows sufficient to recover the amortized cost basis of a security.

        For equity securities, when assessing whether a decline in fair value below our cost basis is other-than-temporary, we consider the fair market value of the security, the duration of the security's decline and the financial condition of the issuer. We then consider our intent and ability to hold the equity security for a period of time sufficient to recover our carrying value. Where we have determined that we lack the intent and ability to hold an equity security to its expected recovery, the security's decline in fair value is deemed to be other-than-temporary and is recorded within earnings as an impairment loss.

        We classify our financial assets and liabilities as Level 1, 2 or 3 within the fair value hierarchy. Fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on a market approach using quoted prices obtained from brokers or dealers for similar securities or for securities for which we have limited visibility into their trading volumes. Valuations of these financial instruments do not require a significant degree of judgment. Fair values determined by Level 3 inputs utilize unobservable data points for the asset. Our Level 3 investments are valued using discounted cash flow models that include assumptions such as estimates for interest rates, the timing of cash flows, expected holding periods and risk adjusted discount rates, which include provisions for default and liquidity risk. We also consider assumptions market participants would use in their estimate of fair value, such as collateral underlying the securities, the creditworthiness of the issuers, associated guarantees and callability features. While we believe the valuation methodologies are appropriate, the use of valuation methodologies is highly judgmental and changes in methodologies can have a material impact on our results of operations.

Share-Based Compensation

        In connection with valuing stock options, we utilize the Black-Scholes option-pricing model, which requires us to estimate certain subjective assumptions. These assumptions include the expected option term, which takes into account both the contractual term of the option and the effect of our employees' expected exercise and post-vesting termination behavior, expected volatility of our common stock over the option's expected term, which is developed using both the historical volatility of our common stock and implied volatility from our publicly traded options, the risk-free interest rate over the option's expected term, and an expected annual dividend yield. Due to the differing exercise and post-vesting termination behavior of our employees and non-employee directors, we establish separate Black-Scholes input assumptions for three distinct employee populations: our senior management; our non-employee directors; and all other employees. For the year ended March 31, 2011, the ranges in weighted-average assumptions were as follows:

Expected option term	5 – 7 years
Expected stock volatility	46% – 51%
Risk-free interest rate	1.11% – 3.42%
Expected annual dividend yield	—

        In addition to the above, we apply judgment in developing estimates of award forfeitures. For the year ended March 31, 2011, we used an estimated forfeiture rate of zero for our non-employee directors, 5% for members of senior management and 14.5% for all other employees.

        For all of the assumptions used in valuing stock options and estimating award forfeitures, our historical experience is generally the starting point for developing our assumptions, which may be modified to reflect information available at the time of grant that would indicate that the future is reasonably expected to differ from the past.

        During the year ended March 31, 2010, we granted restricted stock units ("RSUs"), to certain of our executives that vest upon the achievement of certain performance criteria. The estimated fair value of these RSUs is based on the market value of our stock on the date of grant. Compensation expense for RSUs that vest upon the achievement of performance criteria is recognized from the moment we determine the performance criteria will be met to the date we deem the event is likely to occur. Cumulative adjustments are recorded quarterly to reflect subsequent changes in the estimated outcome of performance related conditions until the date results are determined.

        During the year ended March 31, 2009, we granted RSUs to certain of our executives that vest upon the achievement of a market condition. The estimated fair value of these RSUs was determined through the use of a Monte Carlo simulation model, which utilizes input variables that determine the probability of satisfying the market condition stipulated in the award and calculates the fair market value for the performance award. Compensation expense for these RSUs was recognized over a service period derived from the Monte Carlo simulation model.

Impairment of Long-Lived Assets

        We review the carrying value of long-lived assets for potential impairment on a periodic basis and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. We determine impairment by comparing the projected undiscounted cash flows to be generated by the asset to its carrying value. If an impairment is identified, a loss is recorded equal to the excess of the asset's net book value over its fair value, and the cost basis is adjusted. The estimated future cash flows, based on reasonable and supportable assumptions and projections, require management's judgment. Actual results could vary from these estimates.

        Included in our impairment assessment is a review of goodwill. In connection with the acquisition of EDT, we recorded goodwill of $105.7 million, which represents the excess cost of the Company's investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the date of acquisition. The Company's goodwill balance solely relates to the EDT acquisition in fiscal year 2012. We assess our goodwill balance within our single reporting unit annually and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable to determine whether any impairment in this asset may exist and, if so, the extent of such impairment. In performing our annual goodwill impairment assessment, we first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If we believe, as a result of our qualitative assessment, that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. If, based on our qualitative assessment, we are required to proceed to the quantitative assessment, we first compare the fair value of our reporting unit to its carrying value. If the carrying value of the net assets assigned to our reporting unit exceeds the fair value of our reporting unit, then the second step of the impairment test is performed in order to determine the implied fair value of our reporting unit's goodwill. If the carrying value of our reporting unit's goodwill exceeds its implied fair value, then the company records an impairment loss equal to the difference. We performed our required annual goodwill impairment assessment during the third quarter of fiscal year 2012.

Valuation of Intangible Assets

        Our intangible assets consist primarily of collaboration agreements, technology associated with human therapeutic products and in-process research and development ("IPR&D") product candidates that we acquired as part of the Business Combination. When significant identifiable intangible assets are acquired, we engage an independent third-party valuation firm to assist in determining the fair values of these assets as of the acquisition date. Discounted cash flow models are typically used in these valuations, which require the use of significant estimates and assumptions, including but not limited to:

  •
  estimating the timing of and expected costs to complete the in-process projects;

  •
  projecting regulatory approvals;

  •
  estimating future cash flows from product sales resulting from completed products and in-process projects; and

  •
  developing appropriate discount rates and probability rates by project.

        We believe the fair values assigned to the intangible assets acquired are based upon reasonable estimates and assumptions given available facts and circumstances as of the acquisition dates. If these projects are not successfully developed, the sales and profitability of the company may be adversely affected in future periods. Additionally, the value of the acquired intangible assets may become impaired. We believe that the foregoing assumptions used in the IPR&D analysis were reasonable at the time of the respective acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected product sales, development costs or profitability, or the events associated with such products, will transpire as estimated.

Income Taxes

        We use the asset and liability method of accounting for deferred income taxes. Our most significant tax jurisdictions are the Irish and U.S. federal government and states. Significant judgments, estimates and assumptions regarding future events, such as the amount, timing and character of income, deductions and tax credits, are required in the determination of our provision for income taxes and whether valuation allowances are required against deferred tax assets. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative income in the most recent fiscal years, changes in the business in which we operate and our forecast of future taxable income. In determining future taxable income, we are responsible for assumptions utilized including the amount of state, federal and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates that we are using to manage the underlying businesses. At March 31, 2011, we determined that it is more likely than not that the deferred tax assets will not be realized, and a full valuation allowance has been recorded.

        We account for uncertain tax positions using a "more-likely-than-not" threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors that include, but are not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. We evaluate uncertain tax positions on a quarterly basis and adjust the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. Our liabilities for uncertain tax positions can be relieved only if the contingency becomes legally extinguished through either payment to the taxing authority or the expiration of the statute of limitations, the recognition of the benefits associated with the position meet the more-likely-than-not threshold or the liability becomes effectively settled through the examination process. We consider matters to be effectively settled once the taxing authority has completed all of its required or expected examination procedures, including all appeals and administrative reviews; we have no plans to appeal or litigate any aspect of the tax position, and we believe that it is highly unlikely that the taxing authority would examine or re-examine the related tax position. We also accrue for potential interest and penalties related to unrecognized tax benefits in income tax expense.

Quantitative and Qualitative Disclosures about Market Risk

        We hold securities in our investment portfolio that are sensitive to market risks. Our securities with fixed interest rates may have their market value adversely impacted by a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectation due to a fall in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. However, because we classify our investments in debt securities as available-for-sale, no gains or losses are recognized due to changes in interest rates unless such securities are sold prior to maturity or declines in fair value are determined to be other-than-temporary. Should interest rates fluctuate by 10%, our interest income would change by approximately $0.3 million over an annual period. Due to the conservative nature of our short-term and long-term investments and our investment policy, we do not believe that we have a material exposure to interest rate risk as our investment policies specify credit quality standards for our investments and limit the amount of credit exposure from any single issue, issuer or type of investment.

        We do not believe that inflation and changing prices have had a material impact on our results of operations, and as over 83% of our investments are in debt securities issued by the U.S. government and/or agencies of developed countries, our exposure to liquidity and credit risk does not appear significant.

        We regularly review our marketable securities holdings and shift our investment holdings to those that best meet our investment objectives, which are, first, to preserve liquidity and conserve capital and, second, to generate investment income. Apart from such adjustments to our investment portfolio, there have been no material changes to our market risks in the first nine months of fiscal year 2012, and we do not anticipate any near-term changes in the nature of our market risk exposures or in our management's objectives and strategies with respect to managing such exposures.

        In September 2011, we and certain of our subsidiaries, as guarantors, entered into the Term Loans with MSSF as administrative agent and as collateral agent, MSSF and HSBC as co-syndication agents, joint lead arrangers and joint bookrunners, and various other financial institutions, as lenders. Borrowings under the Term Loans bear interest at a rate per annum equal to an applicable margin plus, at our option, either (1) LIBOR determined by reference to the costs of funds for eurodollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs or (2) a base rate determined by reference to the highest of (a) the rate The Wall Street Journal publishes as the U.S. Prime Rate, (b) the federal funds effective rate plus one-half of 1.00% and (c) LIBOR described in subclause (1) plus 1.00%. LIBOR is subject to an interest rate floor of 1.50% and the base rate is subject to an interest rate floor of 2.50%.

        The initial applicable margin for borrowings under the First Lien Term Loan is 5.25% with respect to LIBOR borrowings and 4.25% with respect to base rate borrowings. Commencing with completion of our first fiscal quarter ending after the Business Combination, the applicable margin under the First Lien Term Loan is subject to adjustment each fiscal quarter, based upon meeting a certain consolidated leverage ratio during the preceding quarter. The initial applicable margin for borrowings under the Second Lien Term Loan is 8.00% with respect to LIBOR borrowings and 7.00% with respect to base rate borrowings and is not subject to adjustment.

        In accordance with the terms of the Term Loans, we entered into two interest rate cap agreements and an interest rate swap agreement to mitigate the interest rate risk on $225.0 million principal amount of the Term Loans. One interest rate cap, with a notional amount of $65.0 million protects us if three-month LIBOR were to reach 1.78% from the date of issuance through December 3, 2012. The second interest rate cap, with a notional amount of $160.0 million protects us if three-month LIBOR were to reach 3% from the date of issuance through December 13, 2013. The interest rate swap protects us if three-month LIBOR were to reach 2.057% from December 3, 2012 through September 3, 2014. As the three-month LIBOR rate was 0.56% at December 31, 2011, the LIBOR floor under the agreement is 1.50% and as our interest rate cap fixes our interest rate at 1.78% for $65.0 million principal amount and 3.0% for $160.0 million principal amount of our term loans, we do not expect changes in the three-month LIBOR to have a material effect on our financial statements through March 31, 2012.

        We do not use derivative financial instruments for speculative trading purposes. The counterparties to our interest rate cap and interest rate swap contracts are multinational commercial banks. We believe the risk of counterparty nonperformance is remote.

Currency Exchange Rate Risk

        The manufacturing and royalty revenues we receive on RISPERDAL CONSTA are a percentage of the net sales made by our collaborative partner, Janssen. A majority of these sales are made in countries outside the United States and are denominated in currencies in which the product is sold, which is predominantly the Euro. The manufacturing and royalty payments on these non-U.S. sales are calculated initially in the currency in which the sale is made and is then converted into USD to determine the amount that Janssen pays us for manufacturing and royalty revenues. Fluctuations in the exchange ratio of the USD and these non-U.S. currencies will have the effect of increasing or decreasing our manufacturing and royalty revenues even if there is a constant amount of sales in non-U.S. currencies. For example, if the USD weakens against a non-U.S. currency, then our manufacturing and royalty revenues will increase given a constant amount of sales in such non-U.S. currency. For the nine months ended December 31, 2011, an average 10% strengthening of the USD relative to the currencies in which RISPERDAL CONSTA is sold would have resulted in our RISPERDAL CONSTA manufacturing and royalty revenues being reduced by approximately $7.4 million and $1.4 million, respectively. For the year ended March 31, 2011, an average 10% strengthening of the USD relative to the currencies in which RISPERDAL CONSTA is sold would have resulted in our RISPERDAL CONTSTA manufacturing and royalty revenues being reduced by approximately $5.4 million and $2.7 million, respectively.

        As a result of the Business Combination, we incur substantial operating costs in Ireland. We face exposure to changes in the exchange ratio of the USD and the Euro arising from expenses and payables at our Irish operations that are settled in Euro. The impact of changes in the exchange ratio of the USD and the Euro on our USD denominated manufacturing and royalty revenues earned in countries other than the United States is partially offset by the opposite impact of changes in the exchange ratio of the USD and the Euro on operating expenses and payables incurred at our Irish operations that are settled in Euro. For the remainder of the fiscal year ended March 31, 2012, an average 10% weakening in the USD relative to the Euro would result in an increase to our budgeted expenses denominated in Euro of $2.2 million.

BUSINESS

        The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. See also "Cautionary Statement Regarding Forward-Looking Statements."

Overview

        Alkermes develops medicines that address the unmet needs and challenges of people living with serious chronic disease. A fully integrated global biopharmaceutical company, Alkermes applies proven scientific expertise, proprietary technologies and global development capabilities to create innovative treatments for major clinical conditions with a focus on CNS disorders, such as schizophrenia, addiction and depression.

        We create new, proprietary pharmaceutical products for our own account, and we collaborate with other pharmaceutical and biotechnology companies. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets.

        We are an Irish public limited company incorporated in Dublin, Ireland, with an R&D center in Waltham, Massachusetts and manufacturing facilities in Athlone, Ireland; Gainesville, Georgia; and Wilmington, Ohio. Our corporate headquarters are located at Connaught House, 1 Burlington Road, Dublin 4, Ireland, and our telephone number is +353 1 772 8000. Our website address is www.alkermes.com. Information that is contained in, and can be accessed through, our website is not incorporated into, and does not form a part of, this prospectus.

Our Strengths and Strategy

        The products that we develop leverage multiple proprietary technologies to create new medicines that are designed to address therapeutic areas of significant unmet medical need and improve patient outcomes. As of February 28, 2012, we and our pharmaceutical and biotechnology partners had more than 20 commercialized products sold worldwide, including in the United States. We earn manufacturing and/or royalty revenues on net sales of products commercialized by our partners and earn revenue on net sales of VIVITROL, which is a proprietary product that we manufacture, market and sell in the United States. Our five key products are expected to generate significant revenues for us in the near- and medium-term, as they possess long patent lives, are singular or competitively advantaged products in their class, and are generally in the launch phases of their commercial lives. These five key products are: RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION, both antipsychotics marketed by Janssen; AMPYRA/FAMPYRA for the improvement of walking in patients with multiple sclerosis and marketed by Acorda in the United States and by Biogen Idec outside the United States; BYDUREON, the only once-weekly treatment for type 2 diabetes, which in the United States is, and outside the United States will soon be, marketed by Amylin; and VIVITROL, the only once-monthly, injectable, non-addictive treatment available for the prevention of relapse to opioid dependence and for alcohol dependence, which is marketed by us. For our third quarter of fiscal 2012, which ended December 31, 2011, we reported $123 million in revenues from commercialized products, which represented an increase of more than 180% over the same quarter of fiscal 2011 for Old Alkermes and included the addition of the EDT business.

        We have a portfolio of product candidates across all stages of development. Backed by decades of experience, we are able to streamline the traditional drug development process with a goal of increasing the probability of late-stage product success. Our R&D approach involves little basic discovery and allows us to assess the viability of new pipeline candidates early and devote our resources to advancing the most promising candidates quickly to registration-stage trials. Our R&D efforts have been highly productive and have yielded a pipeline that we expect will generate meaningful new drugs that will become sources of significant revenue for our company into the next decade and beyond. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets. Each of these approaches is discussed in more detail in "Business—Products and Development Programs."

Our Competitive Strengths

        We believe our principal competitive strengths include:

  •
  our broad and diverse product portfolio and pipeline, which, as of February 28, 2012, included more than 20 marketed products as well as six proprietary pipeline candidates and partnered pipeline programs;

  •
  our five key commercial products that are expected to generate significant revenues for the Company in the near- and medium-term;

  •
  our focused R&D approach that leverages proprietary technologies and our extensive experience in developing CNS treatments, with the proven ability to advance candidates from well-informed preclinical testing to cost-effective proof-of-concept studies;

  •
  our extensive and long-lived intellectual property covering composition of matter, process, formulation and/or methods-of-use for our currently marketed products and for our product candidates in development;

  •
  our three established manufacturing facilities that are compliant with current cGMP, can produce multiple dosage forms and are fully scaled to meet the manufacturing needs of ourselves and our collaborative partners; and

  •
  our experienced management team and personnel who have grown our business to be an established biopharmaceutical company with a track record of more than 40 years of development, regulatory, manufacturing and partnering expertise.

Our Strategy

        Capitalize on growth from our five key commercial products.    Our key commercialized products are generally in their launch stages for large and growing disease areas, with significant opportunity for growth. We expect that the revenues that we earn from the portfolio —RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION, AMPYRA/FAMPYRA, BYDUREON and VIVITROL—will continue to increase in the near- and medium-term, as they address large and growing markets and are competitively advantaged. We expect that revenues generated from these products will enable us to meet our near- and medium-term financial goals and position the company for sustainable profitability.

        Continue to advance our pipeline.    Our R&D approach is based on return on investment and, between us and our partners, we have a broad and diverse pipeline of new drug candidates. We currently have clinical studies underway for a product candidate in phase 3, three candidates that are in phase 2 and one candidate that is in phase 1. We also have one partnered product candidate in the New Drug Application preparation stage and other proprietary candidates in preclinical testing. Our proprietary product candidates have undergone extensive preclinical testing prior to reaching the clinical development stage, which we believe improves these candidates' probability of success in later-stage drug development.

        Grow revenues and manage our expenses to expand our margins.    We intend to manage our business with the goal of achieving continued margin expansion. Our five key products are expected to grow our revenues in the near- and medium-term, and we will seek to manage our expenses to grow at a slower pace than revenues. Our third quarter fiscal year revenues grew to $126 million, reflecting our first full quarter of results following the Business Combination.

Business Combination

        On May 9, 2011, the Company, Old Alkermes, Elan and certain of their respective subsidiaries entered into the Business Combination Agreement pursuant to which Old Alkermes and EDT agreed to combine their businesses under the Company in a cash and stock transaction. EDT, which operated as a business unit of Elan with its principal assets predominantly located in Ireland, developed and manufactured pharmaceutical products using its proprietary drug technologies in collaboration with pharmaceutical companies worldwide. On May 4, 2011, the Company was incorporated by Elan in connection with the negotiation and execution of the Business Combination Agreement solely to effect the Business Combination. Following the execution of the Business Combination Agreement, Elan contributed the assets and legal entities that comprised the EDT business to the Company through a combination of asset transfers, share transfers and other inter-company transactions, following which the EDT business was contained in several subsidiaries under the Company.

        On September 16, 2011, the business of Old Alkermes and EDT were combined under Alkermes. As part of the Business Combination, a wholly owned subsidiary of the Company merged with and into Old Alkermes, with Old Alkermes surviving as a wholly owned subsidiary of the Company. At the effective time of the Business Combination, (i) each share of Old Alkermes common stock then issued and outstanding and all associated rights were canceled and automatically converted into and became the right to receive one ordinary share of Alkermes and (ii) all issued and outstanding options and stock awards to purchase Old Alkermes common stock granted under any equity compensation plan were converted into options and stock awards to purchase on substantially the same terms and conditions the same number of Alkermes ordinary shares at the same exercise price. We paid Elan $500.0 million in cash and issued Elan 31.9 million ordinary shares of the Company, which had a fair value of approximately $525.1 million on the closing date, for the EDT business. Upon consummation of the Business Combination, the former shareholders of Old Alkermes owned approximately 75% of the Company, with the remaining approximately 25% of the Company owned by a subsidiary of Elan.

Products and Development Programs

        Our commercial products are described in the table below, including, among other things, the territory where currently sold and the source of revenues for us.

Product	Indication	Technology	Territory	Revenue Source	Marketer
RISPERDAL® CONSTA®	Schizophrenia Bipolar I Disorder	Extended-release microsphere	Worldwide	Manufacturing and Royalty	Janssen
INVEGA® SUSTENNA® XEPLION®	Schizophrenia	NanoCrystal	Worldwide	Royalty	Janssen
AMPRYA® FAMPYRA®	Improve walking in patients with multiple sclerosis	OCR (MXDAS)	United States United Kingdom, Australia, Germany, Norway, Denmark, and Iceland.	Manufacturing and Royalty	Acorda Therapeutics, Inc. Biogen Idec (ex-U.S. under sublicense from Acorda)
BYDUREON™	Type 2 diabetes	Extended-release microsphere	United States European Union	Royalty	Amylin Pharmaceuticals, Inc.
VIVITROL®	Alcohol dependence Opioid dependence	Extended-release microsphere	United States Russia and Commonwealth of Independent States	Product sales Manufacturing and Royalty	Alkermes plc Janssen
TRICOR® LIPANTHYL® LIPIDIL SUPRALIP	Cholesterol lowering	NanoCrystal	Worldwide	Royalty	Abbott Laboratories
ZANAFLEX® CAPSULES ZANAFLEX TABLETS	Muscle spasticity	OCR (SODAS)	United States	Manufacturing and Royalty	Acorda Therapeutics, Inc.
AVINZA®	Chronic pain	OCR (SODAS)	United States	Manufacturing and Royalty	Pfizer Inc.
EMEND®	Nausea associated with chemotherapy	NanoCrystal	Worldwide	Royalty	Merck & Co., Inc.
FOCALIN XR® RITALIN LA®	Attention Deficit Hyperactivity Disorder	OCR (SODAS)	Worldwide	Manufacturing and Royalty	Novartis AG
MEGACE® ES	Cachexia associated with AIDS	NanoCrystal	United States	Royalty	Strativa (a business division of Par Pharmaceutical Companies, Inc.)
LUVOX CR®	Obsessive-compulsive disorder	OCR (SODAS)	United States	Manufacturing and Royalty	Jazz Pharmaceuticals plc
RAPAMUNE®	Renal transplant Rejection	NanoCrystal	Worldwide	Manufacturing	Pfizer Inc.
NAPRELAN®	Various mild to moderate pain indications	OCR (IPDAS)	United States Canada	Manufacturing	Shionogi Inc. Sunovion Pharmaceuticals Canada, Inc.
VERAPAMIL SR VERELAN® VERELAN® PM VERAPIMIL OD VERECAPS® UNIVER®	Hypertension	OCR (SODAS)	Licensed on country/region basis throughout the world	Manufacturing	UCB, Inc.; Watson; Cephalon; Aspen; Orient
DILTIAZEM BD DILTIAZEM OD DILZEM SR DILZEM XL DILTELAN ACALIX CD DINISOR TILAZEM CR CARDIZEM CD	Hypertension and/or Angina	OCR (SODAS)	Licensed on country/region basis throughout the world	Manufacturing and Royalty (for Cardizem CD only)	Cephalon; Pfizer; Roemmers; Kun Wha; Orient; EuroPharma; Sanofi-Aventis

        We have five principal commercial products which either currently, or in the future, are expected to contribute meaningfully to our revenues.

RISPERDAL® CONSTA® and INVEGA® SUSTENNA®/XEPLION®

        RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION, which are two long-acting atypical antipsychotics, incorporate our extended-release injectable technology. They are products of Janssen.

        RISPERDAL CONSTA is the first and only long-acting, atypical antipsychotic approved by the FDA for the treatment of schizophrenia and for the treatment of bipolar I disorder. INVEGA SUSTENNA/XEPLION is a once-monthly, long-acting injectable atypical antipsychotic approved by the FDA for the acute and maintenance treatment of schizophrenia in adults.

        Revenues from Janssen accounted for approximately 83%, 83% and 46% of our consolidated revenues for the fiscal years ended March 31, 2011, 2010 and 2009, respectively. See "—Collaborative Arrangements" below for information about our relationship with Janssen.

For the treatment of schizophrenia

        RISPERDAL CONSTA (risperidone long-acting injection) uses our polymer-based microsphere injectable extended-release technology to deliver and maintain therapeutic medication levels in the body through just one injection every two weeks. RISPERDAL CONSTA is exclusively manufactured by us and is marketed and sold by Janssen in more than 90 countries, including the United States, United Kingdom, Japan, Italy, Spain and Germany. It was first approved for the treatment of schizophrenia in the United States in 2003 and in countries in Europe in 2002.

        INVEGA SUSTENNA (paliperidone palmitate) uses our nanoparticle injectable extended-release technology to increase the rate of dissolution and enable the formulation of an aqueous suspension for once-monthly intramuscular administration. INVEGA/SUSTENNA was approved in the United States in 2009. Paliperidone palmitate extended-release for injectable suspension is also approved in the EU and other countries worldwide, and is marketed and sold in the EU under the trade name XEPLION. INVEGA SUSTENNA/XEPLION is manufactured and commercialized by Janssen.

What is schizophrenia?

        Schizophrenia is a chronic, severe and disabling brain disorder. The disease is marked by positive symptoms (hallucinations and delusions) and negative symptoms (depression, blunted emotions and social withdrawal), as well as by disorganized thinking. An estimated 2.4 million Americans have schizophrenia, with men and women affected equally. Worldwide, it is estimated that one person in every 100 develops schizophrenia. Studies have demonstrated that as many as 75% of patients with schizophrenia have difficulty taking their oral medication on a regular basis, which can lead to worsening of symptoms.

For the treatment of bipolar I disorder

        The FDA approved RISPERDAL CONSTA as both monotherapy and adjunctive therapy to lithium or valproate in the maintenance treatment of bipolar I disorder in May 2009. RISPERDAL CONSTA is also approved for the maintenance treatment of bipolar I disorder in Canada, Australia and Saudi Arabia.

What is bipolar I disorder?

        Bipolar disorder is a brain disorder that causes unusual shifts in a person's mood, energy and ability to function. It is often characterized by debilitating mood swings, from extreme highs (mania) to extreme lows (depression). Bipolar I disorder is characterized based on the occurrence of at least one manic episode, with or without the occurrence of a major depressive episode. Bipolar disorder is believed to affect approximately 5.7 million American adults, or about 2.6% of the U.S. population aged 18 and older in a given year. The median age of onset for bipolar disorder is 25 years.

AMPYRA®/FAMPYRA®

        Dalfampridine, marketed and sold in the United States under the trade name AMPYRA and outside the United States under the trade name FAMPYRA, was approved by the FDA in January 2010 as a treatment to improve walking in patients with MS. Efficacy was shown in people with all four major types of MS (relapsing remitting, secondary progressive, progressive relapsing and primary progressive). It is the first and, currently, only product to be approved for this indication. A product of Acorda, it incorporates our OCR technology. AMPYRA and FAMPYRA are manufactured by us and are marketed in the United States by Acorda and outside the United States by Biogen Idec. FAMPYRA received conditional marketing approval in the EU in July 2011 and is currently being sold in select European countries, as well as Australia.

What is multiple sclerosis?

        MS is a chronic, usually progressive disease in which the immune system attacks and degrades the function of nerve fibers in the brain and spinal cord. These nerve fibers consist of long, thin fibers, or axons, surrounded by a myelin sheath, which facilitates the transmission of electrical impulses. In MS, the myelin sheath is damaged by the body's own immune system, causing areas of myelin sheath loss, also known as demyelination. This damage, which can occur at multiple sites in the CNS, blocks or diminishes conduction of electrical impulses. People with MS may suffer impairments in any number of neurological functions. These impairments vary from individual to individual and over the course of time, depending on which parts of the brain and spinal cord are affected, and often include difficulty walking. Individuals vary in the severity of the impairments they suffer on a day-to-day basis, with impairments becoming better or worse depending on the activity of the disease on a given day.

VIVITROL®

        VIVITROL (naltrexone for extended-release injectable suspension) is the first and only once-monthly injectable medication for the treatment of alcohol dependence and the prevention of relapse to opioid dependence, following opioid detoxification. The medication uses our polymer-based microsphere injectable extended-release technology to deliver and maintain therapeutic medication levels in the body through just one injection every four weeks. We developed, and currently market and sell, VIVITROL in the United States.

        VIVITROL was approved by the FDA for the treatment of alcohol dependence in April 2006 and was launched in the United States for this indication in June 2006. The FDA approved VIVITROL for the prevention of relapse to opioid dependence, following opioid detoxification, in October 2010.

        In December 2007, we exclusively licensed the right to commercialize VIVITROL for the treatment of alcohol dependence and opioid dependence in Russia and other countries in the Commonwealth of Independent States, to Cilag. In August 2008, the Russian regulatory authorities approved VIVITROL for the treatment of alcohol dependence, and Cilag launched VIVITROL in Russia in March 2009. The Russian regulatory authorities approved VIVITROL for the prevention of relapse to opioid dependence following opioid detoxification in April 2011.

What are opioid dependence and alcohol dependence?

        Opioid dependence is a serious and chronic brain disease characterized by compulsive, prolonged self-administration of opioid substances that are not used for a medical purpose. According to the 2010 U.S. National Survey on Drug Use and Health, an estimated 1.5 million people aged 18 or older were dependent on pain relievers or heroin.

        Alcohol dependence is a serious and chronic brain disease characterized by cravings for alcohol, loss of control over drinking, withdrawal symptoms and an increased tolerance for alcohol.

Approximately 18 million people in the United States are dependent on or abuse alcohol, half of whom are considered to be alcohol dependent. Adherence to medication is particularly challenging with this patient population.

BYDUREON™

        We collaborated with Amylin on the development of a once-weekly formulation of exenatide, BYDUREON, for the treatment of type 2 diabetes. BYDUREON, an injectable formulation of Amylin's BYETTA® (exenatide), uses our polymer-based microsphere injectable extended-release technology. Amylin is responsible for commercializing exenatide products, including BYDUREON, in the United States. Lilly has exclusive rights to commercialize exenatide products outside of the United States until December 31, 2013 or such earlier date as agreed upon between Lilly and Amylin pursuant to the terms of their transition agreement, following which Amylin will have such exclusive rights.

        In June 2011, the European Commission granted marketing authorization for BYDUREON for the treatment of type 2 diabetes in adult patients in combination with metformin, a sulfonylurea, a thiazolidinedione, metformin plus a sulfonylurea or metformin plus a thiazolidinedione. In July 2011, Lilly launched BYDUREON in the United Kingdom, and in September 2011, BYDUREON was launched in Germany. We received a $7.0 million milestone payment upon first commercial sale of BYDUREON in the EU, which was recognized during the quarter ended September 30, 2011.

        In January 2012, the FDA approved BYDUREON as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. We are owed a $7.0 million milestone payment upon first commercial sale of BYDUREON in the United States. BYDUREON was launched in the United States in February 2012.

What is type 2 diabetes?

        Diabetes is a disease in which the body does not produce or properly use insulin. Diabetes can result in serious health complications, including cardiovascular, kidney and nerve disease. Diabetes is believed to affect nearly 26 million people in the United States and an estimated 347 million adults worldwide. Approximately 90-95% of those affected have type 2 diabetes. According to the U.S. Centers for Disease Control and Prevention's National Health and Nutrition Examination Survey, approximately 60% of people with diabetes do not achieve their target blood sugar levels with their current treatment regimen. In addition, 85% of type 2 diabetes patients are overweight and 55% are considered obese. Data indicate that weight loss (even a modest amount) supports patients in their efforts to achieve and sustain glycemic control.

Other Commercial Products

        We expect revenues from our other commercial products will decrease in the future due to existing and expected competition from generic manufacturers. For a more detailed discussion of current and expected future revenue contribution of such products, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus.

KEY DEVELOPMENT PROGRAMS

ALKS 9070

        We are studying ALKS 9070 for the treatment of schizophrenia. ALKS 9070 is an injectable, sustained-release product candidate designed to provide once-monthly dosing of a medication that converts in vivo into aripiprazole, a molecule that is commercially available under the name ABILIFY®. ALKS 9070 is our first product candidate to leverage our proprietary LinkeRx™ product platform. In June 2011, we announced positive results from a phase 1b, double-blind, randomized, placebo-

controlled, 20-week study that assessed the safety, tolerability and pharmacokinetic profile of a single administration of three ascending doses of ALKS 9070 in 32 patients with chronic, stable schizophrenia. Data from the study showed that ALKS 9070 was generally well tolerated, achieved therapeutically relevant plasma concentrations of aripiprazole with a pharmacokinetic profile that supports once-monthly dosing. In December 2011, based on these results, we advanced ALKS 9070 into a multicenter, double-blind, placebo-controlled phase 3 study designed to assess the efficacy, safety and tolerability of ALKS 9070 in approximately 690 patients experiencing acute exacerbation of schizophrenia; these patients will be randomized to receive one of two doses of ALKS 9070 or placebo. The clinical data from this study, which are expected mid-calendar year 2013, may form the basis of an NDA to the FDA for ALKS 9070 for the treatment of schizophrenia.

ALKS 37

        We are developing ALKS 37, an orally active, peripherally restricted opioid antagonist for the treatment of opioid-induced constipation ("OIC"). According to IMS Health, an estimated 280 million prescriptions were written for opioids in the United States during 2010. Many studies indicate that a high percentage of patients receiving opioids are likely to experience side effects affecting gastrointestinal motility. OIC can be severe and adversely impact quality of life, compromising patient compliance with opioid therapy in order to achieve pain management.

        In May 2011, we presented positive results from a phase 2 double-blind, randomized, placebo-controlled, multidose clinical study of ALKS 37 for the treatment of OIC. Data from the study showed that ALKS 37 significantly improved gastrointestinal motility, demonstrated by increased frequency of bowel movements in patients with OIC, while simultaneously preserving the analgesic effects of opioid treatment. The study also demonstrated that ALKS 37 was generally well tolerated. In July 2011, we announced the initiation of a multicenter, randomized, double-blind, placebo-controlled, repeat-dose phase 2b study of ALKS 37 to assess the safety, tolerability, efficacy and pharmacokinetic profile of ALKS 37 in approximately 150 patients. In October 2011, we announced the initiation of a second phase 2b study of ALKS 37. This multicenter, randomized, double-blind, placebo-controlled, fixed-dose study is designed to assess the safety and efficacy of daily administration of a 100 mg dose of ALKS 37 versus placebo for 12 weeks in approximately 80 patients with OIC. The results of this phase 2b study, along with those from the dose-ranging, four-week phase 2b study initiated earlier in 2011, are expected in mid-calendar year 2012.

ALKS 33

        ALKS 33 is an oral opioid modulator characterized by limited hepatic metabolism and durable pharmacologic activity in modulating brain opioid receptors. ALKS 33 is currently being evaluated as a potential treatment for alcohol dependence. There are currently no ongoing clinical trials of ALKS 33 for the treatment of alcohol dependence.

        We conducted two phase 1 studies and one phase 2 study of ALKS 33. The first phase 1 study was a randomized, double-blind, placebo-controlled, multidose study designed to assess the steady-state pharmacokinetics, safety and tolerability of ALKS 33. In the study, ALKS 33 demonstrated rapid oral absorption and sustained pharmacologically active plasma levels supporting once-daily dosing. The second phase 1 study was a randomized, single-blind, placebo-controlled, single-dose study designed to test the ability of ALKS 33 to block the subjective and objective effects of a potent opioid agonist, remifentanil, a commercially available analgesic. Data showed that the onset of action of ALKS 33 was rapid and observed as early as 15 minutes following oral administration. A full blockade of the opioid agonist was observed and sustained for more than 24 hours following a single administration of ALKS 33. ALKS 33 was generally well tolerated in both studies.

        The phase 2 study of ALKS 33 was designed to assess the safety, tolerability, pharmacokinetics and efficacy of daily oral administration of three different dose levels of ALKS 33 compared to placebo in 400 alcohol dependent patients. The phase 2 study showed that ALKS 33 was generally well tolerated and characterized by its potential for daily dosing, non-hepatic metabolism, extended pharmacologic benefit in the event of missed doses and pharmacologic activity in reducing heavy drinking behavior.

ALKS 5461

        ALKS 5461 is a combination of ALKS 33 and buprenorphine that we are developing to be a non-addictive therapy for the treatment of major depressive disorder ("MDD"), in patients who have an inadequate response to standard antidepressant therapies, and for the treatment of cocaine dependence.

Major Depressive Disorder

        In January 2012, we announced positive results from a phase 1/2 study of ALKS 5461 compared to placebo in 32 patients with MDD who did not adequately respond to standard antidepressant therapies. In the study, ALKS 5461 was shown to significantly reduce depressive symptoms, as measured by the Hamilton Depression Rating Scale (HAM-D17; a standard, clinician-assessed measure of depression severity), in patients who received ALKS 5461 for the seven-day treatment period. In addition, data from the study showed that ALKS 5461 was generally well tolerated. Based on these results, we initiated a randomized, double-blind, multicenter, placebo-controlled phase 2 study to evaluate the efficacy and safety of ALKS 5461 when administered once daily for four weeks in approximately 130 patients with MDD who have inadequate response to antidepressant therapy. Data from the study are expected in the first half of calendar year 2013.

Cocaine Dependence

        Our randomized, double-blind, multidose, placebo-controlled phase 1 clinical study assessed the safety, tolerability and pharmacodynamic effects of the combination of ALKS 33 and buprenorphine when administered alone, and in combination as ALKS 5461, to 12 opioid-experienced users. Data from the study showed that ALKS 5461 was generally well-tolerated and sublingual administration of ALKS 33 effectively blocked the agonist effects of buprenorphine.

        Based on these positive results, we filed an Investigational New Drug application ("IND") for ALKS 5461 for the treatment of cocaine dependence in June 2011. In the second half of 2011, we initiated a phase 2a study of ALKS 5461 for cocaine dependence, which is being funded through a grant from the National Institute on Drug Abuse ("NIDA"). NIDA has granted us up to $2.4 million to accelerate the clinical development of ALKS 5461 for the treatment of cocaine dependence. Currently, there are no medications approved for the treatment of cocaine dependence.

ZOHYDRO™

        ZOHYDRO (hydrocodone bitartrate) extended-release capsules is a novel, oral, single-entity (without acetaminophen), controlled-release formulation of hydrocodone in development by Zogenix, Inc. ("Zogenix") for the U.S. market. ZOHYDRO utilizes our oral controlled-release technology, which potentially enables longer-lasting and more consistent pain relief with fewer daily doses than the commercially available formulations of hydrocodone. In August 2011, Zogenix announced positive top-line results from its pivotal phase 3 efficacy study of ZOHYDRO for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy and held pre-NDA meetings with the FDA in late 2011. Zogenix expects to submit an NDA to the FDA early in the second quarter of calendar year 2012. We will earn manufacturing revenues in the United States for ZOHYDRO and are entitled to receive a royalty on U.S. sales of ZOHYDRO, if approved.

We have maintained all rights to the product in territories outside the United States and will seek to develop and license the product through commercial partnerships in those territories.

Collaborative Arrangements

        Our business strategy includes forming collaborations to develop and commercialize our products and, in so doing, access technological, financial, marketing, manufacturing and other resources. We have entered into several collaborative arrangements, as described below.

Janssen

RISPERDAL CONSTA

        Under a product development agreement, we collaborated with Janssen on the development of RISPERDAL CONSTA. Under the development agreement, Janssen provided funding to us for the development of RISPERDAL CONSTA, and Janssen is responsible for securing all necessary regulatory approvals for the product.

        Under license agreements, we granted Janssen and an affiliate of Janssen exclusive worldwide licenses to use and sell RISPERDAL CONSTA. Under our license agreements with Janssen, we receive royalty payments equal to 2.5% of Janssen's net sales of RISPERDAL CONSTA in each country where the license is in effect based on the quarter when the product is sold by Janssen. This royalty may be reduced in any country based on lack of patent coverage and significant competition from generic versions of the product. Janssen can terminate the license agreements upon 30 days' prior written notice to us. The licenses granted to Janssen expire on a country-by-country basis upon the later of (i) the expiration of the last patent claiming the product in such country or (ii) fifteen years after the date of the first commercial sale of the product in such country, provided that in no event will the license granted to Janssen expire later than the twentieth anniversary of the first commercial sale of the product in such country, with the exception of certain countries where the fifteen-year limitation shall pertain regardless. After expiration, Janssen retains a non-exclusive, royalty-free license to manufacture, use and sell RISPERDAL CONSTA. We exclusively manufacture RISPERDAL CONSTA for commercial sale. Under our manufacturing and supply agreement with Janssen, we record manufacturing revenues when product is shipped to Janssen, based on 7.5% of Janssen's net unit sales price for RISPERDAL CONSTA for the calendar year.

        The manufacturing and supply agreement terminates on expiration of the license agreements. In addition, either party may terminate the manufacturing and supply agreement upon a material breach by the other party, which is not resolved within 60 days after receipt of a written notice specifying the material breach or upon written notice in the event of the other party's insolvency or bankruptcy. Janssen may terminate the agreement upon six months' written notice to us. In the event that Janssen terminates the manufacturing and supply agreement without terminating the license agreements, the royalty rate payable to us on Janssen's net sales of RISPERDAL CONSTA would increase from 2.5% to 5.0%.

INVEGA SUSTENNA/XEPLION

        Under our license agreement with Janssen Pharmaceutica N.V., we granted Janssen a worldwide exclusive license under our NanoCrystal technology to develop, commercialize and manufacture INVEGA SUSTENNA/XEPLION and related products.

        Under our license agreement, we receive certain development milestone payments from Janssen and tiered royalty payments between 5% and 9% of INVEGA SUSTENNA net sales in each country where the license is in effect, with the exact royalty percentage determined based on worldwide net sales. These royalty payments may be reduced in any country based on lack of patent coverage or patent litigation, or where competing products achieve certain minimum sales thresholds. The licenses granted to Janssen expire on a country-by-country basis upon the later of (i) March 31, 2019 or (ii) the expiration of the last of the patents claiming the product in such country. After expiration, Janssen retains a non-exclusive, royalty-free license to develop, manufacture and commercialize the products.

        Janssen may terminate the license agreement in whole or in part upon three months' notice to us. We and Janssen have the right to terminate the agreement upon the material breach of the other party, which is not cured within a certain time period or upon the other party's bankruptcy or insolvency.

Acorda

        Under an amended and restated license agreement, we granted Acorda an exclusive worldwide license to use and sell and, solely in accordance with our supply agreement, to make or have made AMPYRA/FAMPYRA. Under our license agreement with Acorda, we receive certain commercial and development milestone payments, license revenues and a royalty of approximately 10% based on sales of AMPYRA/FAMPYRA by Acorda or its sub-licensee, Biogen Idec. This royalty payment may be reduced in any country based on lack of patent coverage, competing products achieving certain minimum sales thresholds, and whether Alkermes manufactures the product.

        Acorda has the right to terminate the license agreement upon 90 days' written notice. We have the right to terminate the license agreement for countries in which Acorda fails to launch a product within a specified time after obtaining the necessary regulatory approval or fails to file regulatory approvals within a commercially reasonable time after completion and receipt of positive data from all preclinical and clinical studies required for filing a marketing authorization application. If we terminate Acorda's license in any country, we are entitled to a license from Acorda of its patent rights and know-how relating to the product as well as the related data, information and regulatory files, and to market the product in the applicable country, subject to an initial payment equal to Acorda's cost of developing such data, information and regulatory files and to ongoing royalty payments to Acorda. Subject to the termination of the license agreement, licenses granted under the license agreement terminate on a country-by-country basis on the later of (i) September 2018 or (ii) the expiration of the last to expire of our patents or the existence of a threshold level of competition in the marketplace.

        Under our commercial manufacturing supply agreement with Acorda, we manufacture and supply AMPYRA/FAMPYRA for Acorda (and its sub-licensees). Under the terms of the agreement, Acorda may obtain up to 25% of its total annual requirements of product from a second source manufacturer. We receive royalties equal to 8% of net selling price for all product manufactured by us and a compensating payment for product manufactured and supplied by a third party. We may terminate the supply agreement upon 12 months' prior written notice to Acorda and either party may terminate the supply agreement following a material and uncured breach of the supply or license agreement or the entry into bankruptcy or dissolution proceedings of the other party. In addition, subject to early termination of the supply agreement noted above, the supply agreement terminates upon the expiry or termination of the license agreement.

        In January 2011, we entered into a development and supplemental agreement to our amended and restated license agreement with Acorda. Under the terms of this agreement, we granted Acorda the right, either with us or with a third party, in each case in accordance with certain terms and conditions, to develop new formulations of dalfampridine or other aminopyridines. Under the terms of the agreement, Acorda has the right to select either a formulation developed by us or by a third party for commercialization. If Acorda selects and commercializes a formulation developed by us, we are entitled to development fees, milestone payments (for new indications if not previously paid), license revenues and royalties in accordance with our amended and restated license agreement, and either manufacturing fees as a percentage of net selling price for product manufactured by us or compensating fees for product manufactured by third parties. If Acorda selects a formulation not developed by us, then we will be entitled to various compensation payments and have the first option to manufacture such third-party formulation. The agreement expires upon the expiry or termination of the 2003 license agreement or may be earlier terminated by either party following an uncured breach of the agreement by the other party.

        Acorda's financial obligations under this development and supplemental agreement continue for a minimum of ten years from the first commercial sale of such new formulation, and may extend for a longer period of time, depending on the intellectual property rights protecting the formulation, regulatory exclusivity and/or the absence of significant market competition. These financial obligations survive termination.

Amylin

        In May 2000, we entered into a development and license agreement with Amylin for the development of exendin products falling within the scope of our patents, which includes the once-weekly formulation of exenatide, BYDUREON. Pursuant to the development and license agreement, Amylin has an exclusive, worldwide license to our polymer-based microsphere technology for the development and commercialization of injectable extended-release formulations of exendins and other related compounds. We receive funding for research and development and milestone payments consisting of cash and warrants for Amylin common stock upon achieving certain development and commercialization goals and will also receive royalty payments based on future product sales, if any. In October 2005 and in July 2006, we amended the development and license agreement. Under the amended agreement, we are responsible for formulation and are principally responsible for non-clinical development of any products that may be developed pursuant to the agreement and for manufacturing these products for use in early-phase clinical trials.

        Amylin is responsible for commercializing exenatide products, including BYDUREON, in the United States and for U.S. regulatory matters relating to BYDUREON. Lilly, Amylin's former worldwide collaboration partner with respect to exenatide products, continues to have exclusive rights to commercialize exenatide products outside of the United States until December 31, 2013 or such earlier date as agreed by the parties pursuant to the terms of their transition agreement, following which Amylin will have such exclusive rights. Subject to these arrangements with Lilly, Amylin is responsible for conducting clinical trials, securing regulatory approvals and marketing any products resulting from the collaboration on a worldwide basis.

        In conjunction with the 2005 amendment of the development and license agreement with Amylin, we reached an agreement regarding Amylin's construction of a manufacturing facility for BYDUREON and certain technology transfer related thereto. The facility and technology transfer of our manufacturing processes was completed in 2009. Amylin will be responsible for the manufacture of BYDUREON and will operate the facility.

        Until December 31 of the tenth full calendar year following the year in which the first commercial sale of BYDUREON occurs, we will receive royalties equal to 8% of net sales from the first 40 million units of BYDUREON sold in any particular year and 5.5% of net sales from units sold beyond the first 40 million units for that year. Thereafter, during the term of the development and license agreement, we will receive royalties equal to 5.5% of net sales of products sold. We received a $7.0 million milestone payment in July 2011 upon the first commercial sale of BYDUREON in the EU, and are owed a $7.0 million milestone payment upon the first commercial sale of BYDUREON in the United States. BYDUREON was launched in the United States in February 2012.

        The development and license agreement terminates on the later of (i) 10 years from the first commercial sale of the last of the products covered by the development and license agreement, or (ii) the expiration or invalidation of all of our patents covering such product. Upon termination, all licenses become non-exclusive and royalty-free. Amylin may terminate the development and license agreement for any reason upon 180 days' written notice to us. In addition, either party may terminate the development and license agreement upon a material default or breach by the other party that is not cured within 60 days after receipt of written notice specifying the default or breach.

Cilag

        In December 2007, we entered into a license and commercialization agreement with Cilag to commercialize VIVITROL for the treatment of alcohol dependence and opioid dependence in Russia and other countries in the CIS. Under the terms of the agreement, Cilag has primary responsibility for securing all necessary regulatory approvals for VIVITROL, and Janssen-Cilag, an affiliate of Cilag, commercializes the product. Under the terms of the agreement, we granted an exclusive license to Janssen-Cilag to use and sell VIVITROL in Russia and certain other countries in the CIS for the treatment of alcohol and opioid abuse/dependence. We are responsible for the manufacture of VIVITROL and receive manufacturing and royalty revenues based upon product sales.

        Cilag has paid us $6.0 million to date in nonrefundable payments, and our agreement provides that we could be eligible for up to an additional $33.0 million in milestone payments upon the receipt of regulatory approvals for the product, the occurrence of certain agreed-upon events and the achievement of certain VIVITROL sales levels.

        Commencing five years after the effective date of the agreement, Cilag will have the right to terminate the agreement at any time by providing 90 days' written notice to us, subject to certain continuing rights and obligations between the parties. Cilag will also have the right to terminate the agreement at any time upon 90 days' written notice to us if a change in the pricing and/or reimbursement of VIVITROL in Russia and other countries of the CIS has a material adverse effect on the underlying economic value of commercializing the product such that it is no longer reasonably profitable to Cilag. In addition, either party may terminate the agreement upon a material breach by the other party, which is not cured within 90 days after receipt of written notice specifying the material breach or, in certain circumstances, a 30-day extension of that period.

Rensselaer Polytechnic Institute

        In September 2006, we and RPI entered into a license agreement granting us rights to a family of opioid receptor compounds discovered at RPI. These compounds represent an opportunity for us to develop therapeutics for a broad range of diseases and medical conditions, including addiction, pain and other CNS disorders.

        Under the terms of the agreement, RPI granted us an exclusive worldwide license to certain patents and patent applications relating to its compounds designed to modulate opioid receptors. We will be responsible for the continued research and development of any resulting product candidates. We paid RPI a nonrefundable upfront payment of $0.5 million and are obligated to pay annual fees of up to $0.2 million, and tiered royalty payments of between 1% and 4% of annual net sales in the event any products developed under the agreement are commercialized. In addition, we are obligated to make milestone payments in the aggregate of up to $9.1 million upon certain agreed-upon development events. In July 2008, the parties amended the agreement to expand the license to include certain additional patent applications. We paid RPI an additional nonrefundable payment of $0.1 million and slightly increased the annual fees in consideration of this amendment. In May 2009, the parties further amended the agreement to expand the license to include a patent application covering a joint invention made by the parties.

Other Arrangements

Civitas

        In December 2010, we entered into an asset purchase and license agreement and equity investment agreement with Civitas Therapeutics, Inc. ("Civitas"). Under the terms of these agreements, we sold, assigned and transferred to Civitas our right, title and interest in our pulmonary patent portfolio and certain of our pulmonary drug delivery equipment, instruments, contracts and technical and regulatory documentation and licensed certain related know-how in exchange for 15% of the issued shares of the Series A Preferred Stock of Civitas and a royalty on future sales of any products developed using this pulmonary drug delivery technology. Civitas also entered into an agreement to sublease our pulmonary manufacturing facility located in Chelsea, Massachusetts and has an option to purchase our pulmonary manufacturing equipment located at this facility. In addition, we have a seat on the Civitas board of directors.

        Commencing six months after its effective date, Civitas may terminate the asset purchase and license agreement for any reason upon 90 days' written notice to us. We may terminate the asset purchase and license agreement for default in the event Civitas does not meet certain minimum development performance obligations. Either party may terminate the asset purchase and license agreement upon a material default or breach by the other party that is not cured within 45 days after receipt of written notice specifying the default or breach.

Proprietary Product Platforms

        Our proprietary product platforms, which include technologies owned and exclusively licensed to us, address several important development opportunities. We have used these technologies as platforms to establish drug development, clinical development and regulatory expertise.

Injectable Extended-Release Microsphere Technology

        Our injectable extended-release technology allows us to encapsulate small molecule pharmaceuticals, peptides and proteins, in microspheres made of common medical polymers. The technology is designed to enable novel formulations of pharmaceuticals by providing controlled, extended release of drugs over time. Drug release from the microsphere is controlled by diffusion of the drug through the microsphere and by biodegradation of the polymer. These processes can be modulated through a number of formulation and fabrication variables, including drug substance and microsphere particle sizing and choice of polymers and excipients.

LinkeRx Technology

        The long-acting LinkeRx technology platform is designed to enable the creation of extended-release injectable versions of antipsychotic therapies and may also be useful in other disease areas in which long action may provide therapeutic benefits. The technology uses proprietary linker-tail chemistry to create New Molecular Entities ("NMEs") derived from known agents. These NMEs are designed to have improved clinical utility, manufacturing and ease-of-use compared to other long-acting medications.

NanoCrystal Technology

        Our NanoCrystal technology is applicable to poorly water-soluble compounds and involves formulating and stabilizing drugs into particles that are nanometers in size. A drug in NanoCrystal form can be incorporated into a range of common dosage forms and administration routes, including tablets, capsules, inhalation devices and sterile forms for injection, with the potential for enhanced oral bioavailability; increased therapeutic effectiveness; reduced/eliminated fed/fasted variability; and sustained duration of intravenous/intramuscular release.

Oral Controlled Release Technology Platform

        Our OCR technologies are used to formulate, develop and manufacture oral dosage forms of pharmaceutical products that improve and control the release characteristics and efficacy of standard dosage forms.

        Our OCR platform includes technologies for tailored pharmacokinetic profiles including SODAS® technology, IPDAS® technology, CODAS® technology and the MXDAS® drug absorption system, each as described below.

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  SODAS Technology:  SODAS (Spheroidal Oral Drug Absorption System) technology involves producing uniform spherical beads of 1 mm to 2 mm in diameter containing drug plus excipients and coated with product-specific modified-release polymers. Varying the nature and combination of polymers within a selectively permeable membrane enables varying degrees of modified release depending upon the required product profile.

  •
  CODAS Technology:  CODAS (Chronotherapeutic Oral Drug Absorption System) enables the delayed onset of drug release incorporating the use of specific polymers, resulting in a drug release profile that more accurately complements circadian patterns.

  •
  IPDAS Technology:  IPDAS (Intestinal Protective Drug Absorption System) technology conveys gastrointestinal protection by a wide dispersion of drug candidates in a controlled and gradual manner, through the use of numerous high-density controlled-release beads compressed into a tablet form. Release characteristics are modified by the application of polymers to the micro matrix and subsequent coatings, which form a rate-limiting semi-permeable membrane.

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  MXDAS Technology:  MXDAS (Matrix Drug Absorption System) formulates the drug candidate in a hydrophilic matrix and incorporates one or more hydrophilic matrix-forming polymers into a solid oral dosage form, which controls the release of drug through a process of diffusion and erosion in the gastrointestinal tract.

Manufacturing and Product Supply

        We own and occupy manufacturing, office and laboratory facilities in Wilmington, Ohio; Athlone, Ireland; and Gainesville, Georgia. We either purchase active drug product from third parties or receive it from our third-party collaborators to formulate product using our technologies. The manufacture of our product for clinical trials and commercial use is subject to cGMP and other regulatory agency regulations. Our manufacturing and development capabilities include formulation through process development, scale-up and full-scale commercial manufacturing and specialized capabilities for the development and manufacturing of controlled substances.

        Although some materials for our drug products are currently available from a single source or a limited number of qualified sources, we attempt to acquire an adequate inventory of such materials, establish alternative sources and/or negotiate long-term supply arrangements. We believe we do not have any significant issues obtaining suppliers. However, we cannot be certain that we will continue to be able to obtain long-term supplies of our manufacturing materials.

        Our third-party service providers involved in the manufacture of our products are subject to inspection by the FDA or comparable agencies in other jurisdictions. Any delay, interruption or other issues that arise in the acquisition of active pharmaceutical ingredients ("API"), manufacture, fill-finish, packaging, or storage of our products or product candidates, including as a result of a failure of our facilities or the facilities or operations of third parties to pass any regulatory agency inspection, could significantly impair our ability to sell our products or advance our development efforts, as the case may be. For information about risks relating to the manufacture of our products and product candidates, see "Risk Factors" and specifically those sections entitled "—Our revenues largely depend on the actions of our third party collaborators, and if they are not effective, our revenues could be materially adversely affected," "—We are subject to risks related to the manufacture of our products," "—We rely on third parties to provide services in connection with the manufacture and distribution of our products," "—If we or our third party providers fail to meet the stringent requirements of governmental regulation in the manufacture of our products, we could incur substantial remedial costs and a reduction in sales and/or revenues" and "—We rely heavily on collaborative partners to develop and commercialize our products."

Commercial Products

        We manufacture RISPERDAL CONSTA, VIVITROL and polymer for BYDUREON in our Wilmington, Ohio facility. We are currently operating two RISPERDAL CONSTA lines and one VIVITROL line at commercial scale. Janssen has granted us an option, exercisable upon 30 days' advance written notice, to purchase the most recently constructed and validated RISPERDAL CONSTA manufacturing line at its then-current net book value. We source our packaging operations for VIVITROL to a third-party contractor. Janssen is responsible for packaging operations for RISPERDAL CONSTA. The facility has been inspected by U.S., European, Japanese, Brazilian and Saudi Arabian regulatory authorities for compliance with required cGMP standards for continued commercial manufacturing.

        We manufacture AMPYRA/FAMPYRA, NAPRELAN, LUVOX CR, RAPAMUNE, and other products in our Athlone, Ireland facility. The facility has been inspected by U.S., Irish and Mexican regulatory authorities for compliance with required cGMP standards for continued commercial manufacturing.

        We manufacture FOCALIN XR, RITALIN LA, AVINZA, VERAPAMIL, and other products in our Gainesville, Georgia facility. The facility has been inspected by U.S., Danish and Brazilian regulatory authorities for compliance with required cGMP standards for continued commercial manufacturing. For more information about our manufacturing facilities, see "—Properties."

Clinical Products

        We have established and are operating facilities with the capability to produce clinical supplies of our injectable extended-release products at our Wilmington, Ohio facility; our NanoCrystal and OCR technology products at our Athlone, Ireland facility; and our OCR technology products at our Gainesville, Georgia facility. We have also contracted with third-party manufacturers to formulate certain products for clinical use. We require that our contract manufacturers adhere to cGMP in the manufacture of products for clinical use.

Research & Development

        We devote significant resources to research and development programs. We focus our research and development efforts on finding novel therapeutics in areas of high unmet medical need. Our research and development efforts include, but are not limited to, areas such as pharmaceutical formulation, analytical chemistry, process development, engineering, scale-up and drug optimization/delivery. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations of Alkermes" for our research and development expenditures for our prior three fiscal years.

Permits and Regulatory Approvals

        We hold various licenses in respect of our manufacturing activities conducted in Wilmington, Ohio; Athlone, Ireland; and Gainesville, Georgia. The primary licenses held in this regard are FDA

Registrations of Drug Establishment and Drug Enforcement Administration ("DEA"), Controlled Substance Registration. We also hold a Manufacturers Authorisation (No. M516), an Investigational Medicinal Products Manufacturers Authorisation (No. IMP008) and Certificates of Good Manufacturing Practice Compliance of a Manufacturer (Ref. 2010-096 and 2010-097) from the Irish Medicines Board ("IMB") in respect of our Athlone facility, and a number of Controlled Substance Licenses granted by the Minister for Health and Children in Ireland. Due to certain U.S. state law requirements, we also hold certain state licenses to cover distribution activities through certain states and not in respect of any manufacturing activities conducted in those states.

        We do not generally act as the product authorization holder for products incorporating our drug delivery technologies that have been developed on behalf of a collaborator. In such cases, our collaborator would hold the relevant authorization from the FDA or other national regulator, and we would support this authorization by furnishing a copy of the Drug Master File ("DMF"), or the chemistry, manufacturing and controls data to the relevant regulator to prove adequate manufacturing data in respect of the product. We would generally update this information annually with the relevant regulator. In other cases where we are developing proprietary product candidates, such as VIVITROL, we may hold the appropriate regulatory documentation ourselves.

Marketing, Sales and Distribution

        We focus our sales and marketing efforts on specialist physicians in private practice and in public treatment systems. We use customary pharmaceutical company practices to market our product and to educate physicians, such as sales representatives calling on individual physicians, advertisements, professional symposia, selling initiatives, public relations and other methods. We provide customer service and other related programs for our product, such as product-specific websites, insurance research services and order, delivery and fulfillment services. Our sales force for VIVITROL in the United States consists of approximately 70 individuals. VIVITROL is sold directly to pharmaceutical wholesalers, specialty pharmacies and a specialty distributor. Product sales of VIVITROL during the fiscal year ended March 31, 2011, to McKesson Corporation, AmerisourceBergen Drug Corporation, Cardinal Health ("Cardinal") and ASD Specialty Healthcare Inc., represented approximately 21%, 14%, 14% and 11%, respectively, of total VIVITROL sales.

        Effective April 1, 2009, we entered into an agreement with Cardinal Health Specialty Pharmaceutical Services ("Cardinal SPS"), a division of Cardinal, to provide warehouse, shipping and administrative services for VIVITROL. Our expectation for fiscal years 2012 and 2013 is to continue to distribute VIVITROL through Cardinal SPS.

        Under our collaboration agreements with Janssen, Cilag, Amylin, Acorda and other collaboration partners, these companies are responsible for the commercialization of any products developed thereunder if and when regulatory approval is obtained.

Competition

        We face intense competition in the development, manufacture, marketing and commercialization of our products and product candidates from many and varied sources, such as academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including other companies with similar technologies. Some of these competitors are also our collaborative partners, who control the commercialization of products for which we receive manufacturing and royalty revenues. These competitors are working to develop and market other systems, products, vaccines and other methods of preventing or reducing disease, and new small-molecule and other classes of drugs that can be used with or without a drug delivery system.

        The biotechnology and pharmaceutical industries are characterized by intensive research, development and commercialization efforts and rapid and significant technological change. Many of our competitors are larger and have significantly greater financial and other resources than we do. We expect our competitors to develop new technologies, products and processes that may be more effective than those we develop. The development of technologically improved or different products or technologies may make our product candidates or product platforms obsolete or noncompetitive before we recover expenses incurred in connection with their development or realize any revenues from any commercialized product.

        There are other companies developing extended-release product platforms. In many cases, there are products on the market or in development that may be in direct competition with our products or product candidates. In addition, we know of new chemical entities that are being developed that, if successful, could compete against our product candidates. These chemical entities are being designed to work differently than our product candidates and may turn out to be safer or to be more effective than our product candidates. Among the many experimental therapies being tested around the world, there may be some that we do not now know of that may compete with our proprietary product platforms or product candidates. Our collaborative partners could choose a competing technology to use with their drugs instead of one of our product platforms and could develop products that compete with our products.

        With respect to our proprietary injectable product platform, we are aware that there are other companies developing extended-release delivery systems for pharmaceutical products. RISPERDAL CONSTA and INVEGA SUSTENNA may compete with a number of other injectable products including ZYPREXA® RELPREVV® ((olanzapine) For Extended Release Injectable Suspension), which is marketed and sold by Lilly in the United States, the EU and Australia/New Zealand, and other products currently in development, including a once-monthly injectable formulation of ABILIFY® (aripiprazole) developed by Otsuka, which is currently under FDA review. RISPERDAL CONSTA and INVEGA SUSTENNA may also compete with new oral compounds currently on the market or being developed for the treatment of schizophrenia.

        In the treatment of alcohol dependence, VIVITROL competes with CAMPRAL® (acamprosate calcium) sold by Forest Laboratories and ANTABUSE® sold by Odyssey as well as currently marketed drugs also formulated from naltrexone. Other pharmaceutical companies are developing product candidates that have shown some promise in treating alcohol dependence and that, if approved by the FDA, would compete with VIVITROL.

        In the treatment of opioid dependence, VIVITROL competes with methadone, oral naltrexone, and SUBOXONE® (buprenorphone HCl/naloxone HCl dehydrate sublingual tablets), SUBOXONE® (buprenorphone/naloxone) Sublingual Film, and SUBUTEX® (buprenorphine HCl sublingual tablets), each of which is marketed and sold by Reckitt Benckiser Pharmaceuticals, Inc. in the United States It also competes with other buprenorphine-based products on the market. Other pharmaceutical companies are developing product candidates that have shown promise in treating opioid dependence and that, if approved by the FDA, would compete with VIVITROL.

        BYDUREON competes with established therapies for market share. Such competitive products include sulfonylureas, metformin, insulins, thiazolidinediones, glinides, dipeptidyl peptidase type IV inhibitors, insulin sensitizers, alpha-glucosidase inhibitors and sodium-glucose transporter-2 inhibitors. BYDUREON also competes with other GLP-1 agonists, including VICTOZA® (liraglutide (rDNA origin) injection), which is marketed and sold by Novo Nordisk A/S. Other pharmaceutical companies are developing product candidates for the treatment of type 2 diabetes that, if approved by the FDA, could compete with BYDUREON.

        With respect to our NanoCrystal technology, we are aware that other technology approaches similarly address poorly water soluble drugs. These approaches include nanoparticles, cyclodextrins, lipid-based self-emulsifying drug delivery systems, dendrimers and micelles, among others, any of which could limit the potential success and growth prospects of products incorporating our NanoCrystal technology. In addition, there are many competing technologies to our OCR technology, some of which are owned by large pharmaceutical companies with drug delivery divisions and other smaller drug delivery specific companies.

Patents and Proprietary Rights

        Our success will be dependent, in part, on our ability to obtain and maintain patent protection for our product candidates and those of our collaborators, to maintain trade secret protection and to operate without infringing upon the proprietary rights of others. We have a proprietary portfolio of patent rights and exclusive licenses to patents and patent applications. We have filed numerous patent applications in the United States and in other countries directed to compositions of matter as well as processes of preparation and methods of use, including applications relating to each of our delivery technologies. We own more than 200 issued U.S. patents. In the future, we plan to file additional patent applications in the United States and in other countries directed to new or improved products and processes. We intend to file additional patent applications when appropriate and defend our patent position aggressively.

        Our OCR technology is protected by a patent estate including patents and patent applications filed worldwide. Some of our OCR patent families are product specific whereas others cover generic delivery platforms (e.g. different release profiles, taste masking, etc.). The latest of the patents covering AMPYRA/FAMPYRA expires in 2027 in the United States and 2025 in Europe.

        Our NanoCrystal technology patent portfolio contains a number of patents granted throughout the world, including the United States and countries outside of the United States. We also have a significant number of pending patent applications covering our NanoCrystal technology. The latest of the patents covering INVEGA SUSTENNA expires in 2019 in the United States and 2018 in the EU. Additional pending applications may provide a longer period of patent coverage, if granted.

        We have filed patents worldwide that cover our microsphere technology and have a significant number of patents and pending patent applications covering our microsphere technology. The latest of our patents covering VIVITROL, RISPERDAL CONSTA and BYDUREON expires in 2029, 2023 and 2025 in the United States, respectively, and 2021, 2021 and 2024 in Europe, respectively.

        We have exclusive rights through licensing agreements with third parties to issued U.S. patents, a number of U.S. patent applications and corresponding patents outside the United States and patent applications in many countries, subject in certain instances to the rights of the U.S. government to use the technology covered by such patents and patent applications. Under certain licensing agreements, we are responsible for patent expenses, and we pay annual license fees and/or minimum annual royalties. In addition, under these licensing agreements, we are obligated to pay royalties on future sales of products, if any, covered by the licensed patents.

        We know of several U.S. patents issued to other parties that may relate to our products and product candidates. The manufacture, use, offer for sale, sale or import of some of our product candidates might be found to infringe on the claims of these patents. A party might file an infringement action against us. The cost of defending such an action is likely to be high, and we might not receive a favorable ruling.

        We also know of patent applications filed by other parties in the United States and various other countries that may relate to some of our product candidates if issued in their present form. The patent laws of the United States and other countries are distinct, and decisions as to patenting, validity of patents and infringement of patents may be resolved differently in different countries. If patents are issued to any of these applicants, we or our collaborators may not be able to manufacture, use, offer for sale or sell some of our product candidates without first getting a license from the patent holder. The patent holder may not grant us a license on reasonable terms, or it may refuse to grant us a license at all. This could delay or prevent us from developing, manufacturing or selling those of our product candidates that would require the license.

        We try to protect our proprietary position by filing patent applications in the United States and in other countries related to our proprietary technology, inventions and improvements that are important to the development of our business. Because the patent position of biotechnology and pharmaceutical companies involves complex legal and factual questions, enforceability of patents cannot be predicted with certainty. The ultimate degree of patent protection that will be afforded to biotechnology products and processes, including ours, in the United States and in other important markets, remains uncertain and is dependent upon the scope of protection decided upon by the patent offices, courts and lawmakers in these countries. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed outside the scope of our patents. The laws of certain countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        We are involved as a plaintiff in various Paragraph IV litigations in the United States and similar suits in Canada and France in respect of five different products: TRICOR, FOCALIN XR, AVINZA, LUVOX CR and MEGACE ES.

        We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees and consultants. Any of these parties may breach the agreements and disclose our confidential information or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to, or independently developed by, a competitor, such event could materially adversely affect our business, results of operations, cash flows and financial condition. For more information, see "Risk Factors—Risks Related to Our Business."

        Our trademarks, including VIVITROL, are important to us and are generally covered by trademark applications or registrations in the United States Patent and Trademark Office and the patent or trademark offices of other countries. Our partnered products also use trademarks that are owned by our partners, such as the marks RISPERDAL CONSTA and INVEGA SUSTENNA, which are trademarks of Johnson & Johnson Corp., BYDUREON, which is a trademark of Amylin, and AMPYRA and FAMPYRA, which are trademarks of Acorda. Trademark protection varies in accordance with local law, and continues in some countries as long as the mark is used and in other countries as long as the mark is registered. Trademark registrations generally are for fixed but renewable terms.

Revenues and Assets by Region

        For fiscal years 2011, 2010 and 2009, our revenue and total assets are presented below by geographical area. In addition, we have presented revenues for the nine month period ended December 31, 2011 by region and assets as of December 31, 2011 by region.

Revenue by region (in millions):

	Fiscal Year
				For nine month period ending December 31, 2011
Region	2011	2010	2009
United States	$76.7	$81.7	$232.7	$140.8
Ireland	0.8	1.0	1.0	3.5
Rest of world	109.1	95.6	93.1	115.2

Total assets by region (in millions):

	Fiscal Year
				As of December 31, 2011
Region	2011	2010	2009
United States	$452.4	$515.6	$566.5	$443.6
Ireland	0	0	0	1,062.0
Rest of world	0	0	0	0.2

        Please refer to the notes to the financial statements contained elsewhere in this prospectus for more information.

Regulatory

Regulation of Pharmaceutical Products

        Our current and contemplated activities, and the products and processes that result from such activities, are subject to substantial government regulation. Before new pharmaceutical products may be sold in the United States and other countries, preclinical studies and clinical trials of the products must be conducted and the results submitted to appropriate regulatory agencies for approval. Clinical trial programs must establish efficacy, determine an appropriate dose and regimen, and define the conditions for safe use. This is a high-risk process that requires stepwise clinical studies in which the candidate product must successfully meet predetermined endpoints. In the United States, the results of the preclinical and clinical testing of a product are then submitted to the FDA in the form of a Biologics License Application ("BLA"), or an NDA. In response to a BLA or NDA, the FDA may grant marketing approval, request additional information or deny the application if it determines the application does not provide an adequate basis for approval. The FDA may require, as a condition of approval, restricted distribution and use, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, pre-approval of promotional materials or restrictions on direct-to-consumer advertising. These criteria are usually referred to as REMS. Similar submissions are required by authorities in other jurisdictions who independently assess the product and may reach the same or different conclusions. There are currently three potential tracks for marketing approval in EU countries: mutual recognition, decentralized procedures, and centralized procedures. These review mechanisms may ultimately lead to approval in all countries within the EU, but each method grants all participating countries some decision-making authority in product approval.

        The receipt of regulatory approval often takes a number of years, involves the expenditure of substantial resources and depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments, potential safety signals observed in preclinical or clinical tests, and the risks and benefits demonstrated in clinical trials. On occasion, regulatory authorities may require larger or additional studies, leading to unanticipated delay or expense. Even after initial FDA approval or approvals from other regulatory agencies have been obtained, further clinical trials may be required to provide additional data on safety and effectiveness. Additional trials are required to gain approval for the use of a product as a treatment for indications other than those initially approved. Furthermore, the FDA and other regulatory agencies require companies to register clinical trials and disclose clinical trial results in public databases. Failure to register a trial or disclose study results within the required time periods could result in penalties, including civil monetary penalties.

        In the United States, the FDA may grant "accelerated approval" status to products that treat serious or life-threatening illnesses and that provide meaningful therapeutic benefits to patients over existing treatments. Under this pathway, the FDA may approve a product based on surrogate endpoints, or clinical endpoints other than survival or irreversible morbidity. When approval is based on surrogate endpoints or clinical endpoints other than survival or morbidity, the sponsor will be required to conduct additional post-approval clinical studies to verify and describe clinical benefit. Under the Agency's Accelerated Approval regulations, FDA may also provide approval with a REMS. In addition, for all products approved under accelerated approval, sponsors must submit all copies of their promotional materials, including advertisements, to the FDA at least 30 days prior to initial dissemination. The FDA may withdraw approval under accelerated approval after a hearing if, for instance, post-marketing studies fail to verify any clinical benefit or it becomes clear that restrictions on the distribution of the product are inadequate to ensure its safe use.

        In addition, the FDA may grant "fast track" status to products that treat serious diseases and fill an unmet medical need. Fast track is a process designed to expedite the review of such products by providing, among other things, more frequent meetings with the FDA to discuss the product's development plan, more frequent written correspondence from the FDA about trial design, eligibility for accelerated approval, and rolling review, which allows submission of individually completed sections of a NDA for FDA review before the entire NDA is completed. Fast track status does not ensure that a product will be developed more quickly or receive FDA approval.

        If the FDA or other regulatory agency approves a product or new indication, the agency may require us to conduct additional post-marketing studies. If we fail to conduct the required studies, the agency may withdraw its approval. In addition, the FDA and EMA can impose financial penalties for failing to comply with certain post-marketing commitments, including REMS.

        Regulatory authorities track information on side effects and adverse events reported during clinical studies and after marketing approval. Non-compliance with regulatory authorities' safety reporting requirements may result in civil or criminal penalties. Side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing approval. Regulatory authorities may conduct post-marketing safety surveillance and may require additional post-approval studies or clinical trials. These requirements may affect our ability to maintain marketing approval of our products or require us to make significant expenditures to obtain or maintain such approvals. In addition, adverse events that are reported after marketing approval can result in changes to the product's labeling, additional limitations being placed on the product's use and, potentially, withdrawal or suspension of the product from the market.

        If we seek to make certain types of changes to an approved product, such as adding a new indication, making certain manufacturing changes, or changing manufacturers or suppliers of certain ingredients or components, regulatory authorities, including the FDA and EMA, will need to review and approve such changes in advance. Such regulatory reviews can result in denial or modification of the planned changes, or requirements to conduct additional tests or evaluations that can substantially delay or increase the cost of the planned changes.

        In addition, the FDA regulates all advertising and promotion activities for products under its jurisdiction both before and after approval. A company can make only those claims relating to safety and efficacy that are approved by the FDA. However, physicians may prescribe legally available drugs for uses that are not described in the drug's labeling. Such off-label uses are common across medical specialties and often reflect a physician's belief that the off-label use is the best treatment for patients. The FDA does not regulate the behavior of physicians in their choice of treatments, but the FDA regulations do impose stringent restrictions on manufacturers' communications regarding off-label uses. Failure to comply with applicable FDA requirements may subject a company to adverse publicity, enforcement action by the FDA, corrective advertising and the full range of civil and criminal penalties available to the FDA. Similar regulations are in place in outside the United States.

Good Manufacturing Processes

        The FDA, the EMA, the competent authorities of the EU Member States and other regulatory agencies regulate and inspect equipment, facilities and processes used in the manufacturing of pharmaceutical and biologic products prior to approving a product. If, after receiving clearance from regulatory agencies, a company makes a material change in manufacturing equipment, location, or process, additional regulatory review and approval may be required. Companies also must adhere to cGMP and product-specific regulations enforced by the FDA following product approval. The FDA, the EMA and other regulatory agencies also conduct regular, periodic visits to re-inspect equipment, facilities and processes following the initial approval of a product. If, as a result of these inspections, it is determined that our equipment, facilities or processes do not comply with applicable regulations and conditions of product approval, regulatory agencies may seek civil, criminal or administrative sanctions and/or remedies against us, including the suspension of our manufacturing operations.

Good Clinical Practices

        The FDA, the EMA and other regulatory agencies promulgate regulations and standards, commonly referred to as Good Clinical Practices ("GCP"), for designing, conducting, monitoring, auditing and reporting the results of clinical trials to ensure that the data and results are accurate and that the trial participants are adequately protected. The FDA, the EMA and other regulatory agencies enforce GCP through periodic inspections of trial sponsors, principal investigators, trial sites, contract research organizations ("CROs") and institutional review boards. If our studies fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable, and relevant regulatory agencies may require us to perform additional clinical trials before approving our marketing applications. Noncompliance can also result in civil or criminal sanctions. We rely on third parties, including CROs, to carry out many of our clinical trial-related activities. Failure of such third party to comply with GCP can likewise result in rejection of our clinical trial data or other sanctions.

Hatch-Waxman Act

        Under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 (the "Hatch-Waxman Act"), Congress created an abbreviated FDA review process for generic versions of pioneer, or brand-name, drug products. The law also provides incentives by awarding, in certain circumstances, non-patent-related marketing exclusivities to pioneer drug manufacturers. Newly approved drug products and changes to the conditions of use of approved products may benefit from periods of non-patent-related marketing exclusivity in addition to any patent protection the drug product may have. The Hatch-Waxman Act provides five years of new chemical entity ("NCE") marketing exclusivity to the first applicant to gain approval of a NDA for a product that contains an active ingredient not found in any other approved product. The FDA is prohibited from accepting any abbreviated NDA ("ANDA") for a generic drug or 505(b)(2) application for five years from the date of approval of the NCE, or four years in the case of an ANDA or 505(b)(2) application containing a patent challenge. A 505(b)(2) application is an NDA wherein the applicant relies in part on data from clinical studies not conducted by or for it and for which the applicant has not obtained a right of reference; this type of application allows the sponsor to rely, at least in part, on the FDA's findings of safety and/or effectiveness for a previously approved drug. This exclusivity will not prevent the submission or approval of a full NDA, as opposed to an ANDA or 505(b)(2) application, for any drug, including, for example, a drug with the same active ingredient, dosage form, route of administration, strength and conditions of use.

        The Hatch-Waxman Act also provides three years of exclusivity for applications containing the results of new clinical investigations, other than bioavailability studies, essential to the FDA's approval of new uses of approved products, such as new indications, dosage forms, strengths, or conditions of use. However, this exclusivity only protects against the approval of ANDAs and 505(b)(2) applications for the protected use and will not prohibit the FDA from accepting or approving ANDAs or 505(b)(2) applications for other products containing the same active ingredient.

        The Hatch-Waxman Act requires NDA applicants and NDA holders to provide certain information about patents related to the drug for listing in the Orange Book. ANDA and 505(b)(2) applicants must then certify regarding each of the patents listed with the FDA for the reference product. A certification that a listed patent is invalid or will not be infringed by the marketing of the applicant's product is called a "Paragraph IV certification." If the ANDA or 505(b)(2) applicant provides such a notification of patent invalidity or noninfringement, then the FDA may accept the ANDA or 505(b)(2) application four years after approval of the NDA. If a Paragraph IV certification is filed and the ANDA or 505(b)(2) application has been accepted as a reviewable filing by the FDA, the ANDA or 505(b)(2) applicant must then, within 30 days, provide notice to the NDA holder and patent owner stating that the application has been submitted and providing the factual and legal basis for the applicant's opinion that the patent is invalid or not infringed. The NDA holder or patent owner may file suit against the ANDA or 505(b)(2) applicant for patent infringement. If this is done within 45 days of receiving notice of the Paragraph IV certification, a one-time 30-month stay of the FDA's ability to approve the ANDA or 505(b)(2) application is triggered. The 30-month stay begins at the end of the NDA holder's data exclusivity period, or, if data exclusivity has expired, on the date that the patent holder is notified. The FDA may approve the proposed product before the expiration of the 30-month stay if a court finds the patent invalid or not infringed, or if the court shortens the period because the parties have failed to cooperate in expediting the litigation.

        In addition, the recently enacted health reform legislation in the United States included an abbreviated approval pathway for biosimilars. Similar pathways already exist in the EU.

Sales and Marketing

        Pharmaceutical manufacturers are subject to various U.S. federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal for a prescription drug manufacturer to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. Due to the breadth of the U.S. statutory provisions and the absence of guidance in the form of regulations and very few court decisions addressing industry practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented, for payment to third-party payors (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. In addition, several U.S. states require that companies implement compliance programs or comply with industry ethics codes, adopt spending limits and report to state governments any gifts, compensation and other remuneration provided to physicians. The recently enacted U.S. healthcare reform legislation will require disclosure to the federal government of payments to physicians commencing in 2012. Activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid). In addition, under certain federal laws and many state laws, there is the ability for private individuals to bring similar actions. See "Risk

Factors" and specifically those sections entitled "—If we fail to comply with the extensive legal and regulatory requirements affecting the healthcare industry, we could face increased costs, penalties and a loss of business," "—Revenues generated by sales of our products depend on the availability of reimbursement from third-party payors, and a reduction in payment rate or reimbursement or an increase in our financial obligation to governmental payors could result in decreased sales of our products and revenue" and "—We may be exposed to product liability claims and recalls."

        A pharmaceutical manufacturer's activities could be subject to challenge for the reasons discussed above and due to the broad scope of these laws and the increasing attention being given to them by law enforcement authorities. Furthermore, there are an increasing number of state laws that require manufacturers to make reports to U.S. states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. Given the lack of clarity in laws and their implementation, reporting actions could be subject to the penalty provisions of the pertinent state authorities.

Pricing and Reimbursement

        In the United States and internationally, sales of our products, including those sold by our collaborators, and our ability to generate revenues on such sales are dependent, in significant part, on the availability and level of reimbursement from third-party payors such as state and federal governments, including Medicare and Medicaid, managed care providers and private insurance plans. The significant governmental reimbursement and cost programs are described below. Private insurers, such as health maintenance organizations and managed care providers, have also implemented cost-cutting and reimbursement initiatives and will likely continue to do so in the future. These include establishing formularies that govern the products that will be offered and the out-of-pocket obligations for such products. In addition, in the United States in particular, we are required to provide discounts and pay rebates to state and federal governments and agencies in connection with purchases of our products that are reimbursed by such entities.

        The U.S. government and governments outside the United States regularly consider reforming healthcare coverage and costs. Such reform may include changes to the coverage and reimbursement of our products, which may have a significant impact on our business. In 2010, significant healthcare reform legislation was enacted in the United States, which has had and will continue to have an impact our business by increasing the Medicaid rebate; expanding our obligation to pay such rebate to Medicaid managed care; expanding eligibility under the 340B/PHS drug pricing program; establishing a fee to be paid by manufacturers of branded prescription drugs; requiring manufacturers to offer product discounts to Medicare beneficiaries in the Medicare Part D coverage gap; and changing the calculation of AMP.

        Medicare is a federal program that is administered by the federal government that covers individuals age 65 and over as well as those with certain disabilities. Medicare Part B pays physicians who administer our products under a payment methodology using average sales price ("ASP") information. Manufacturers, including us, are required to provide ASP information to the Centers for Medicare and Medicaid Services ("CMS") on a quarterly basis. This information is used to compute Medicare payment rates, which are generally set at ASP plus 6% and are updated quarterly. Effective January 1, 2006, Medicare began to use the same ASP plus 6% payment methodology to determine Medicare rates paid for products furnished by hospital outpatient departments. As of January 1, 2009, the reimbursement rate in the hospital outpatient setting was ASP plus 4%. The reimbursement rate in the hospital outpatient setting was increased to ASP plus 5% effective January 1, 2011. If a manufacturer is found to have made a misrepresentation in the reporting of ASP, the statute provides for civil monetary penalties for each misrepresentation for each day in which the misrepresentation was applied.

        The U.S. Medicare Prescription Drug Improvement and Modernization Act of 2003 established the Medicare Part D program to provide voluntary prescription drug benefit to enrolled Medicare patients. This is a voluntary benefit that is being implemented through private plans under contractual arrangements with the federal government. Similar to pharmaceutical coverage through private health insurance, Part D plans are expected to negotiate discounts from drug manufacturers and pass on some of those savings to Medicare beneficiaries.

        Medicaid is a joint federal and state program that is administered by the states for low-income and disabled beneficiaries. Under the Medicaid rebate program, we are required to pay a rebate for each unit of product reimbursed by the state Medicaid programs. The amount of the rebate for each product is set by law as the greater of 23.1% of AMP or the difference between AMP and the best price available from us to any commercial or non-federal governmental customer. The rebate amount must be adjusted upward where the AMP for a product's first full quarter of sales, when adjusted for increases in the Consumer Price Index — Urban, is less than the AMP for the current quarter with the upward adjustment equal to the excess amount. The rebate amount is required to be recomputed each quarter based on our report of current AMP and best price for each of our products to CMS. The terms of our participation in the rebate program imposes a requirement for us to report revisions to AMP or best price within a period not to exceed 12 quarters from the quarter in which the data was originally due. Any such revisions could have the impact of increasing or decreasing our rebate liability for prior quarters, depending on the direction of the revision. In addition, if we were found to have knowingly submitted false information to the government, the statute provides for civil monetary penalties per item of false information in addition to other penalties available to the government.

        The availability of federal funds to pay for our products under the Medicaid and Medicare Part B programs requires that we extend discounts under the 340B/PHS drug pricing program. The 340B/PHS drug pricing program extends discounts to a variety of community health clinics and other entities that receive health services grants from Public Health Services ("PHS") as well as hospitals that serve a disproportionate share of poor Medicare beneficiaries.

        We also make our products available for purchase by authorized users of the Federal Supply Schedule ("FSS") of the General Services Administration pursuant to our FSS contract with the Department of Veterans Affairs. Under the Veterans Health Care Act of 1992 (the "VHC Act"), we are required to offer deeply discounted FSS contract pricing to four federal agencies—the Department of Veterans Affairs, the Department of Defense, the Coast Guard and the PHS (including the Indian Health Service)—for federal funding to be made available for reimbursement of any of our products under the Medicaid program and for our products to be eligible to be purchased by those four federal agencies and certain federal grantees. FSS pricing to those four federal agencies must be equal to or less than the "Federal Ceiling Price," which is, at a minimum, 24% off the Non-Federal Average Manufacturer Price for the prior fiscal year. In addition, if we are found to have knowingly submitted false information to the government, the VHC Act provides for civil monetary penalties per false item of information in addition to other penalties available to the government.

        Under the 2008 U.S. National Defense Authorization Act, we are required to treat the TRICARE retail pharmacy program, which reimburses military personnel for drug purchases from retail pharmacies, as an element of the Department of Defense to ensure the application of the VHC Act's pricing standards.

Other Regulations

        Foreign Corrupt Practices Act:    We are subject to the U.S. Foreign Corrupt Practices Act ("FCPA"), which prohibits U.S. corporations and their representatives from paying, offering to pay, promising, authorizing, or making payments of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. In many countries, the health care professionals we regularly interact with may meet the FCPA's definition of a foreign government official. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect their transactions and to devise and maintain an adequate system of internal accounting controls.

        In 2010, the Bribery Act was passed in the United Kingdom, which proscribes giving and receiving bribes in the public and private sectors, bribing a foreign public official, and failing to have adequate procedures to prevent employees and other agents from giving bribes. Foreign corporations that conduct business in the United Kingdom generally will be subject to the Bribery Act. Penalties under the Bribery Act include potentially unlimited fines for corporations and criminal sanctions for corporate officers under certain circumstances.

        Environmental, Health and Safety Laws:    Our operations are subject to complex and increasingly stringent environmental, health and safety laws and regulations in the countries where we operate and in particular where we have manufacturing facilities, namely the United States and Ireland. Environmental and health and safety authorities in the relevant jurisdictions, including the Environmental Protection Agency and the Occupational Safety and Health Administration in the United States and the Environmental Protection Agency and the Health and Safety Authority in Ireland, administer laws which regulate, among other matters, the emission of pollutants into the air (including the workplace), the discharge of pollutants into bodies of water, the storage, use, handling and disposal of hazardous substances, the exposure of persons to hazardous substances, and the general health, safety and welfare of employees and members of the public. In certain cases, such laws and regulations may impose strict liability for pollution of the environment and contamination resulting from spills, disposals or other releases of hazardous substances or waste and/or any migration of such hazardous substances or waste. Costs, damages and/or fines may result from the presence, investigation and remediation of such contamination at properties currently or formerly owned, leased or operated by us and/or off-site locations, including where we have arranged for the disposal of hazardous substances or waste. In addition, we may be subject to third party claims, including for natural resource damages, personal injury and property damage, in connection with such contamination.

        Other Laws:    We are subject to a variety of financial disclosure and securities trading regulations as a public company in the United States, including laws relating to the oversight activities of the Securities and Exchange Commission (the "SEC") and the regulations of the NASDAQ, on which our shares are traded. We are also subject to various laws, regulations and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals, and the purchase, storage, movement, import and export and use and disposal of hazardous or potentially hazardous substances used in connection with our research work.

Employees

        As of December 31, 2011, we had approximately 1,200 full-time employees. A significant number of our management and professional employees have prior experience with pharmaceutical, biotechnology or medical product companies. We believe that we have been successful in attracting skilled and experienced scientific and senior management personnel; however, competition for such personnel is intense. None of our employees is covered by a collective bargaining agreement. We consider our relations with our employees to be good.

Available Information

        We were incorporated in Ireland on May 4, 2011 as a private limited company, under the name Antler Science Two Limited (registration number 498284). On July 25, 2011, Antler Science Two

Limited was re-registered as a public limited company under the name Antler Science Two plc. On September 14, 2011, we were re-named Alkermes plc.

        Our principal executive offices are located at Connaught House, 1 Burlington Road, Dublin 4, Ireland. Our telephone number is +353-1-772-8000 and our website address is www.alkermes.com. Information that is contained in, and can be accessed through, our website is not incorporated into, and does not form a part of, this prospectus. We make available free of charge through the Investors section of our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You may read and copy materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Properties

        We lease approximately 8,500 square feet of corporate office space in Dublin, Ireland, which houses our corporate headquarters. This lease expires in 2022 and includes a tenant option to terminate in 2017.

        We lease approximately 115,000 square feet of space in Waltham, Massachusetts, which houses corporate offices, administrative areas and laboratories. This lease expires in 2020 and has an option to extend the term for up to two five-year periods.

        We own manufacturing, office and laboratory sites in Wilmington, Ohio (approximately 195,000 square feet); Athlone, Ireland (approximately 460,000 square feet); and Gainesville, Georgia (approximately 90,000 square feet).

        We have entered into sublease agreements with various tenants to occupy space that we lease in Cambridge, Massachusetts under two leases, the original terms of which are effective until mid-calendar year 2012. These leases contain provisions permitting us to extend their terms for up to two ten-year periods. We also have a sublease agreement in place for a commercial manufacturing facility we lease in Chelsea, Massachusetts designed for clinical and commercial manufacturing of inhaled products based on our pulmonary technology that we are not currently utilizing. The lease term is for fifteen years, expiring in 2015, with an option to extend the term for up to two five-year periods. As we are not currently utilizing these facilities, we have no plans to extend the Cambridge or Chelsea leases beyond their expiration dates.

        We believe that our current and planned facilities are adequate for our current and near-term preclinical, clinical and commercial manufacturing requirements.

Legal Proceedings

        From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. For example, we are currently involved in various sets of Paragraph IV litigations in the United States and similar suits in Canada and France in respect of certain of our products. We are not aware of any such proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, results of operations, cash flows and financial condition.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

        The following table sets forth our directors and executive officers, their ages and the position currently held by each such person as of February 28, 2012. The following biographical descriptions set forth information regarding the individual's service as a director or executive officer, business experience, director positions held currently or at any time during the last five years and, for directors, information regarding involvement in certain legal or administrative proceedings at any time during the last ten years, if applicable, and for directors, the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the board of directors, or board, to determine that the person should serve as our director.

Name	Age	Position
Ms. Kathryn L. Biberstein	53	Senior Vice President, Government Relations and Public Policy, General Counsel and Secretary, and Chief Compliance Officer
Mr. James L. Botkin	62	Senior Vice President, Operations
Mr. Shane Cooke	49	President
Dr. Elliot W. Ehrich	52	Senior Vice President, Research and Development, and Chief Medical Officer
Mr. James M. Frates	44	Senior Vice President and Chief Financial Officer
Mr. Michael J. Landine	58	Senior Vice President, Corporate Development
Mr. Gordon G. Pugh	54	Senior Vice President, Chief Operating Officer and Chief Risk Officer
Mr. Richard F. Pops	49	Director, Chairman of the Board and Chief Executive Officer
Mr. David W. Anstice	63	Director
Dr. Floyd E. Bloom	75	Director
Mr. Robert A. Breyer	68	Director
Dr. Wendy L. Dixon	56	Director
Ms. Geraldine A. Henwood	59	Director
Mr. Paul J. Mitchell	59	Director
Mr. Mark B. Skaletsky	63	Director

Biographical Information

        Ms. Biberstein is our Senior Vice President, Government Relations and Public Policy, General Counsel and Secretary, and Chief Compliance Officer. She is employed by Alkermes, Inc. Until September 2011, she was Senior Vice President, Government Relations and Public Policy, General Counsel and Secretary and Chief Compliance Officer of Old Alkermes. From March 2003 to May 2007, Ms. Biberstein served as Vice President and General Counsel of Old Alkermes. She was Of Counsel at Crowell & Moring LLC from February 2002 to February 2003 and performed legal consulting services for various clients from March 2000 to February 2002. She was also employed by Serono S.A., a biotechnology company, as General Counsel from 1993 to March 2000, where she was a member of the Executive Committee.

        Mr. Botkin is our Senior Vice President, Operations. He is employed by Alkermes Gainesville LLC. Until September 2011, Mr. Botkin was Senior Vice President, Head of Operations of Elan Drug Technologies, having been appointed in June 2007. He was formerly Vice President and General Manager of Elan's operations in Gainesville, Georgia from October 2001 to June 2007, President of Sharp Corporation, a private pharmaceutical packaging company, from January 1996 to June 2001, as well as Vice President, United States Production Operations of Sandoz Pharmaceutical Corporation from January 1993 to December 1995. Mr. Botkin has over 40 years of experience in pharmaceutical industry operations. Mr. Botkin is a former Director of FirsTier Bank, Lincoln General Hospital and the Healthcare Compliance Packaging Council.

        Mr. Cooke is our President. From May 2005 to September 2011, Mr. Cooke served as a Director of Elan. From May 2007 to September 2011, Mr. Cooke was Executive Vice President of Elan and Head of EDT and had been Chief Financial Officer of Elan from July 2001, when he joined Elan, until May 2011. Prior to joining Elan, Mr. Cooke was Chief Executive of Pembroke Capital Limited, an aviation leasing company, and prior to that held a number of senior positions in finance in the banking and aviation industries. He is a chartered accountant.

        Dr. Ehrich is our Senior Vice President, Research and Development, and Chief Medical Officer. He is employed by Alkermes, Inc. Until September 2011, Dr. Ehrich served Senior Vice President of Research and Development and Chief Medical Officer at Old Alkermes. From May 2007 to September 2011, Dr. Ehrich also led the Research and Development, Clinical Sciences and Drug Safety functions at Old Alkermes. Prior to assuming this position in May 2007, Dr. Ehrich served as Vice President, Science Development and Chief Medical Officer of Old Alkermes. Prior to joining Old Alkermes in 2000, Dr. Ehrich spent seven years at Merck & Co., Inc. ("Merck"), a publicly traded pharmaceutical company, overseeing the clinical development and registration of novel pharmaceuticals. Dr. Ehrich is a Fellow of the American College of Rheumatology and has had numerous publications in peer-reviewed journals. Dr. Ehrich worked as a research associate at the European Molecular Biology Laboratory in Heidelberg, Germany before attending medical school. Dr. Ehrich is also a member of the scientific advisory board for Aileron Therapeutics, a privately held biopharmaceutical company.

        Mr. Frates is our Senior Vice President and Chief Financial Officer. He is employed by Alkermes, Inc. Until September 2011, Mr. Frates was Senior Vice President, Chief Financial Officer and Treasurer of Old Alkermes. From June 1998 to May 2007, Mr. Frates served as Vice President, Chief Financial Officer and Treasurer of Old Alkermes. From June 1996 to June 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time he was employed at Morgan Stanley & Co. Mr. Frates served on the Board of Directors of GPC Biotech AG, a biotechnology company, from June 2004 to 2009, and was a national director of the Association of Bioscience Financial Officers from 2004 to 2009. Mr. Frates is also a Trustee of St. Paul's School.

        Mr. Landine is our Senior Vice President, Corporate Development. He is employed by Alkermes, Inc. Until September 2011, Mr. Landine was Senior Vice President, Corporate Development of Old Alkermes. From March 1999 until May 2007, Mr. Landine served as Vice President, Corporate Development of Old Alkermes. From March 1988 until June 1998, he was Chief Financial Officer and Treasurer of Old Alkermes. Mr. Landine is a member of the board of directors of Kopin Corporation, a publicly traded manufacturer of components for electronic products, and ECI Biotech, a privately held protein sensor company. He also served as a director of GTC Biotherapeutics, Inc., a publicly traded biotechnology company, from 2005 to 2010. Mr. Landine is a Certified Public Accountant.

        Mr. Pugh is our Senior Vice President, Chief Operating Officer and Chief Risk Officer. He is employed by Alkermes, Inc. Until September 2011, Mr. Pugh served as Senior Vice President, Chief Operating Officer and Chief Risk Officer of Old Alkermes. In that role, he was responsible for the overall leadership of the operations departments of Old Alkermes. Additionally, he oversaw site management in Waltham, Massachusetts, and Wilmington, Ohio. Prior to assuming the Senior Vice President and Chief Operating Officer positions in May 2007 and the Chief Risk Officer position in July 2010, Mr. Pugh served as Vice President of Operations at Old Alkermes. Mr. Pugh has over 25 years of operations and manufacturing experience. For the eight-year period prior to joining Old Alkermes, Mr. Pugh worked at Lonza Biologics, Inc., a publicly traded life sciences company, as the Vice President of manufacturing operations in the United States and Europe. Mr. Pugh served on the board of directors of KC Bio LLC, a privately held company, from 2005 to 2009.

        Mr. Pops is our Chairman of the Board of Directors and Chief Executive Officer. Until September 2011, Mr. Pops was Chief Executive Officer, President and Chairman of the Board of Old Alkermes. Mr. Pops served as Chief Executive Officer of Old Alkermes from February 1991 to April 2007 and again assumed that role, along with that of President, in September 2009. He was a director of Old Alkermes from February 1991 to September 2011 and was Chairman of the Board of Old Alkermes since April 2007. Mr. Pops serves on the board of directors of Neurocrine Biosciences, Inc., a publicly traded biopharmaceutical company, Acceleron Pharma, Inc. and Epizyme Inc., both of which are privately held biotechnology companies, Biotechnology Industry Organization, PhRMA, and the New England Healthcare Institute. He has previously served on the board of directors of two other publicly traded biopharmaceutical companies, Sirtris Pharmaceuticals from 2004 to 2008, and CombinatoRx, Incorporated from 2001 to 2009. Mr. Pops also served on the board of directors of Reliant Pharmaceuticals, a privately held pharmaceutical company purchased by GlaxoSmithKline in 2007, and on the advisory board of Polaris Venture Partners. He is also a member of the Harvard Medical School Board of Fellows. Mr. Pops' qualifications for our Board include his leadership experience, business judgment and industry knowledge. As a senior executive of Alkermes for almost 22 years, he provides in-depth knowledge of our company derived from leading our day to day operations. His ongoing involvement as a board member of Biotechnology Industry Organization and PhRMA brings to the organization extensive knowledge of the current state of the pharmaceutical industry.

        Mr. Anstice has been a director of our board of directors since September 16, 2011. From October 2008 to September 2011, he served on Old Alkermes' board of directors. From 2006 to 2008, he served as Executive Vice President of Merck, with responsibility for enterprise strategy and implementation. During two separate parts of this period he was acting President, Global Human Health and President of Merck's business in Japan. From 2003 to 2006, Mr. Anstice served as President of Merck, with responsibility for Merck's Asia Pacific businesses. In his 34 years with Merck, he held a variety of positions with their worldwide ventures, including President, U.S. Human Health; President Human Health, the Americas; and President, Human Health, Europe. Mr. Anstice is also Chairman and President of the board for the University of Sydney USA Foundation, a member of the board of the U.S. Studies Centre at the University of Sydney, Australia and the University Del Valle of Guatemala, a member of the U.S. Advisory Council for the American Australian Association in New York, a director of CSL Limited, a global specialty biopharmaceutical company, and an Adjunct Professor at the University of Sydney Business School. Mr. Anstice's lengthy service with Merck & Co., in combination with the breadth of his responsibilities while at Merck, provides us with experience in and knowledge about the pharmaceutical industry. Mr. Anstice's prior leadership positions in industry organizations, including as a board member of the Biotechnology Industry Organization for approximately ten years, augment his pharmaceutical management and organizational expertise and industry knowledge. Mr. Anstice also has expertise in the areas of strategic planning, risk management and corporate governance.

        Dr. Bloom has been a director of our board of directors since September 16, 2011. Dr. Bloom is a founder of Old Alkermes and from 1987 to September 2011, served on Old Alkermes' board of directors. Dr. Bloom has been active in neuropharmacology for more than 35 years, holding positions at Yale University, the National Institute of Mental Health and The Salk Institute. From 1983 to February 2005, Dr. Bloom was the Chairman of the Neuropharmacology Department at The Scripps Research Institute and Professor Emeritus. Dr. Bloom served as Editor-in-Chief of Science from 1995 to May 2000. He is a member of the National Academy of Science, the Institute of Medicine, the Royal Swedish Academy of Science, Veteran's Administration—Gulf War Veterans Illness Research and the Washington University Board of Trustees. Dr. Bloom serves on the Scientific Advisory Boards of aTyr Pharma, RxGen, MiddleBrook Pharmaceuticals, Riverest and GeneBio, Inc., all privately held pharmaceutical companies. Dr. Bloom served as a member of the board of directors of Elan Corporation, plc from 2007 to 2009 and serves as an advisor to its Science and Technology Committee. Dr. Bloom is a distinguished scientist and long-standing member of various scientific societies, including the National Academy of Sciences. His scientific knowledge makes him a resource to our research and development and commercial teams and a reference point for other directors. Dr. Bloom's service on other publicly traded company boards provides experience relevant to good corporate governance practices. As a founder of Old Alkermes, Dr. Bloom brings a historical perspective to the board.

        Mr. Breyer has been a director of our board of directors since September 16, 2011. From July 1994 to September 2011, Mr. Breyer served on Old Alkermes' board of directors. He served as the President of Old Alkermes from July 1994 until his retirement in December 2001 and Chief Operating Officer from July 1994 to February 2001. Prior to that time, Mr. Breyer was an executive and held various positions in the global pharmaceutical and medical device industries, including in the United States, the Netherlands, Belgium and Italy. Mr. Breyer also served on the board of directors of Lentigen, Inc., a privately held, diversified biology company from 2007 to 2009. Mr. Breyer's experience as an executive in the pharmaceutical and medical device industries provides management and operational skills to our board of directors. Mr. Breyer has experience with managing the overall financial performance of pharmaceutical and medical device units and in pharmaceutical manufacturing and sales and marketing operations. As a former executive at Old Alkermes, Mr. Breyer also has first-hand knowledge of our technology, manufacturing operations, research and development and management team.

        Dr. Dixon has been a director of our board of directors since September 16, 2011. From January 2011 to September 2011, Dr. Dixon served on Old Alkermes' board of directors. She has extensive experience in the pharmaceutical and biotechnology industries, combining a technical background with experience in drug development, regulatory affairs and marketing. She directed the launches and growth of more than 20 pharmaceutical products. From 2001 to 2009 she was Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb where she served on the Executive Committee. From 1996 to 2001 she was Senior Vice President, Marketing at Merck and prior to that she held executive management positions at West Pharmaceuticals, Osteotech, and Centocor and various positions at SmithKline and French (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon is on the board of directors of Furiex Pharmaceuticals, Orexigen Therapeutics, Ardea Biosciences and Incyte Corporation, all publicly traded biotechnology or pharmaceutical companies, and was formerly on the board of Dentsply International. She is also a Senior Advisor to The Monitor Group, a worldwide consulting firm. Dr. Dixon brings a depth of experience in the marketing of pharmaceutical products across a broad variety of disease states and on a global basis to our board. Dr. Dixon has a strong technical background and direct experience in product development and regulatory affairs, and has successfully built and grown commercial organizations in the United States and Europe, each of which provide valuable insight to our board regarding the development and commercialization of pharmaceutical products. Dr. Dixon's additional qualifications include her deep industry knowledge and her reputation as a strategic thinker with a focus on execution, as well as the ability to provide direction regarding improvements to the interface between research and development and marketing.

        Ms. Henwood has been a director of our board of directors since September 16, 2011. From April 2003 to September 2011, Ms. Henwood served on Old Alkermes' board of directors. She is currently the Chief Executive Officer/President and director of both Recro Pharma, a privately held specialty pharmaceutical company, and Garnet BioTherapeutics, Inc., a privately held clinical stage cell therapy company, and is a consultant with Malvern Consulting Group. She is the co-founder of Auxilium Pharmaceuticals, Inc. and served as its President, Chief Executive Officer and director from 1999 to 2006. Prior to founding Auxilium, Ms. Henwood founded, in 1985, a contract research organization (CRO), IBAH, Inc. Prior to founding IBAH, Ms. Henwood was employed by SmithKline Beecham in various capacities including senior medical and regulatory positions. Ms. Henwood is a member of the board of directors of MAP Pharmaceuticals, Inc., a publicly traded pharmaceutical company, and previously served as a director of ImmunoScience, Inc., a privately held vaccine development company. She is also a trustee of LaSalle Academy and Neumann University. Ms. Henwood brings expertise in clinical development and regulatory approval processes to our board. Ms. Henwood's experience at large and small pharmaceutical and biotechnology companies provides insight into drug development, both as conducted by us or in partnership with large pharmaceutical companies. Ms. Henwood's additional qualifications include her industry knowledge and the management and operational experience she acquired as the Chief Executive Officer of several pharmaceutical and biotechnology companies. Her service on various life science boards brings relevant corporate governance experience to our board.

        Mr. Mitchell has been a director of our board of directors since September 16, 2011. From April 2003 to September 2011, Mr. Mitchell served on Old Alkermes' board of directors. He served as the Chief Financial Officer and Treasurer of Kenet, Inc. from April 2002 until January 2009. Prior to joining Kenet, Mr. Mitchell was the Chief Financial Officer and Treasurer of Kopin Corporation from April 1985 through September 1998. From September 1998 through June 2001, Mr. Mitchell served in a consulting role at Kopin as Director of Strategic Planning. Prior to joining Kopin, Mr. Mitchell worked for the international accounting firm of Touche Ross & Co. from 1975 to 1984. Mr. Mitchell is also President of Mitchell Financial Group and a member of the board of directors of several private companies. Mr. Mitchell is a Certified Public Accountant. Mr. Mitchell's background as the Chief Financial Officer of several companies, including a publicly traded company, and as a certified public accountant provides expertise to our board in the areas of financial reporting, treasury, financing issues, executive compensation and compliance with securities obligations. His business judgment is relied upon by our board when contemplating a variety of organizational and strategic issues.

        Mr. Skaletsky has been a director of our board of directors since September 16, 2011. From June 2004 to September 2011, Mr. Skaletsky was a director of Old Alkermes and in September 2011, was serving as the Lead Independent Director. He is currently the Chief Executive Officer and President of Fenway Pharmaceuticals. From 2001 to 2007, Mr. Skaletsky was the Chairman, Chief Executive Officer and President of Trine Pharmaceuticals, Inc. Prior to that, Mr. Skaletsky was the Chairman and Chief Executive Officer of The Althexis Company from 2000 to 2001 and President and Chief Executive Officer of GelTex Pharmaceuticals, Inc. from 1993 to 2000, which was acquired by Genzyme in December 2000. Mr. Skaletsky held the position of Chairman and Chief Executive Officer of Enzytech, Inc., from 1988 to 1993, and he was President and Chief Operating Officer of Biogen, Inc., from 1981 to 1988. Mr. Skaletsky was among the founders of the Industrial Biotechnology Association, a predecessor to BIO, and is a former chairman of BIO. He serves on the board of directors of ImmunoGen, Inc. and Targacept, Inc. He served on the board of directors of AMAG Pharmaceuticals from 2005 to 2009. In addition, Mr. Skaletsky is a member of the Board of Trustees of Bentley University. Mr. Skaletsky's qualifications to serve on our board include his broad industry knowledge as well as the leadership and financial expertise he acquired as an executive officer of several pharmaceutical and biotechnology companies. As the past and present Chief Executive Officer of several biotechnology companies, as well as director of several other life science companies, he brings to our board knowledge and expertise on corporate governance, executive compensation, corporate alliances and financial management of publicly traded companies.

Board Composition

        Our board of directors is comprised of eight members. Our board of directors has determined that each director serving on our board of directors, with the exception of Richard F. Pops, is an independent director as defined by the NASDAQ rules. We are required to have at least three directors satisfying the independence requirements for directors serving on an audit committee, as prescribed by the NASDAQ rules.

        In accordance with our articles of association, our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of shareholders, the successors to directors whose terms then expire will be elected to serve three-year terms. Our directors are divided among the three classes as follows:

  •
  The Class I directors are Floyd Bloom and Geraldine Henwood and their terms will expire at the annual general meeting of shareholders to be held in 2012;

  •
  The Class II directors are David Anstice, Robert Breyer and Wendy Dixon and their terms will expire at the annual general meeting of shareholders to be held in 2013; and

  •
  The Class IIII directors are Paul Mitchell, Richard Pops, Mark Skaletsky and their terms will expire at the annual general meeting of shareholders to be held in 2014.

        If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Shareholder's Agreement

        Under the terms of the Shareholder's Agreement entered into as of September 16, 2011 (the "Shareholder's Agreement") by and among us, Elan and Elan Science Three Limited (the "Elan Shareholder"), Elan has the right to designate one person for election to our board until such time as Elan's beneficial ownership of our ordinary shares has been reduced below 10% of the then outstanding voting shares. Any Elan shareholder designee must satisfy certain requirements, including, among other things, that such person be a resident of Ireland and qualify as an "independent director" under applicable provisions of the Exchange Act and under applicable NASDAQ rules and regulations. Elan has not exercised such right to designate one person for election to our board.

        Under the terms of the Shareholder's Agreement, Elan is subject to a standstill provision until the later of September 16, 2021 and three (3) years from the time Elan ceases to hold more than 10% of our then outstanding voting shares. The standstill provision generally prevents Elan from acquiring any more of our ordinary shares and from taking a number of actions that might result in Elan exerting influence or control over us. The standstill provisions will terminate early on certain events, including a decision by us to publicly seek, recommend or engage in a transaction that would result in our change of control.

        Under the Shareholder's Agreement, the Elan Shareholder has agreed to vote on all matters in accordance with the recommendation of our board of directors until at least September 16, 2012, and thereafter until the earlier of such time as (i) Elan's ownership of our voting securities falls below 15% of our voting shares outstanding or (ii) the 30-day weighted average trading price of our ordinary shares is at least USD$7.595.

        Under the Shareholder's Agreement, Elan is subject to certain restrictions on its ability to transfer our ordinary shares without our consent. Elan may initially only transfer a portion of its holdings (up to 40.75% (approximately 13 million ordinary shares) of its holdings) in a marketed registered underwritten offering. At least 90 days after such offering, Elan may transfer a further portion of its holdings (up to an additional 31.5% (approximately 10 million ordinary shares) of its holdings) in another marketed registered underwritten offering. Thereafter, Elan will be subject to certain limitations as to the size of any transfer and the nature of the transferee in connection with directly negotiated transfers. Under the Shareholder's Agreement, Elan has certain customary registration rights, including demand (including shelf) and piggyback registration rights with respect to transfers of our ordinary shares. The registration rights terminate four months after Elan's ownership of our voting securities falls below 10% of our ordinary shares outstanding or sooner in certain circumstances.

Board Committees

        The standing committees of the board are the Audit and Risk Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The composition and responsibilities of each committee are described below.

Audit and Risk Committee

        The Audit and Risk Committee consists of Paul J. Mitchell, Mark Skaletsky and Floyd Bloom, each of whom is independent as defined by the applicable Exchange Act and NASDAQ standards. Mr. Mitchell serves as chair of the Audit and Risk Committee. In compliance with the Sarbanes-Oxley Act of 2002, the entire board determined, based on all available facts and circumstances, that Mr. Mitchell and Mr. Skaletsky are both "audit committee financial experts" as defined by the SEC.

        The Audit and Risk Committee operates under a written charter adopted by the board of directors, a current copy of which can be found on the Corporate Governance tab of the Investors section of our website, available at: http://investor.alkermes.com. Under the terms of its current charter, the Audit and Risk Committee is responsible for (1) appointing, compensating and retaining our independent auditors, (2) overseeing the work performed by any independent auditors, (3) assisting the board of directors in fulfilling its responsibilities by: (i) reviewing the financial reports we provide to the SEC, our shareholders or to the general public, (ii) reviewing our internal financial and accounting controls and (iii) reviewing all related party transactions, (4) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations, (5) assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, compliance and external risks inherent to our business and (6) establishing procedures designed to facilitate: (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently consists of Geraldine Henwood, Robert A. Breyer and Wendy L. Dixon, each of whom is independent as defined by the applicable Exchange Act and NASDAQ standards. Ms. Henwood serves as chair of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the board of directors, a current copy of which can be found on the Corporate Governance tab of the Investors section of our website, available at: http://investor.alkermes.com. Under the terms of its current charter, the Nominating and Corporate Governance Committee is responsible for (1) identifying individuals qualified to become members of the board and recommending that the board select the director nominees for election, (2) periodically reviewing our Code of Business Conduct and Ethics applicable to all directors, officers and employees and (3) monitoring compliance with the Code of Business Conduct and Ethics.

Compensation Committee

        The Compensation Committee currently consists of Paul J. Mitchell, David W. Anstice and Mark Skaletsky, each of whom is independent as defined by the applicable Exchange Act and NASDAQ standards. Mr. Skaletsky serves as chair of the Compensation Committee.

        The Compensation Committee operates under a written charter adopted by the board of directors, a current copy of which can be found on the Corporate Governance tab of the Investors section of our website, available at: http://investor.alkermes.com. Under the terms of its current charter, the Compensation Committee is responsible for (1) discharging the board's responsibilities relating to the compensation of our executives, (2) administering our incentive compensation and equity plans, (3) producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations, and (4) reviewing and discussing with our management our executive compensation disclosure (including our disclosure under "Executive Compensation—Compensation Discussion and Analysis") included in reports and registration statements filed with the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for us and which provide incentives that further our long-term strategic plan and are consistent with our culture and the overall goal of enhancing our performance.

Code of Ethics

        We have adopted a "code of ethics" (as defined by the regulations promulgated under the Exchange Act) that applies to all of our directors and employees, including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics also meets the requirements of a "code of conduct" (as defined by the NASDAQ rules) and is applicable to all of our officers, directors and employees. A current copy of the Code of Business Conduct and Ethics is available on the Corporate Governance tab of the Investors section of our website, available at: http://investor.alkermes.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon request directed to: Alkermes plc, Attention: Investor Relations, 852 Winter Street, Waltham, MA 02451.

        Members of the board shall act at all times in accordance with the requirements of our Code of Business Conduct and Ethics, which shall be applicable to each director in connection with his or her activities relating to our company. This obligation shall at all times include, without limitation, adherence to our policies with respect to conflicts of interest, confidentiality, protection of our assets, ethical conduct in business dealings and respect for and compliance with applicable law. Any waiver of the requirements of the Code of Business Conduct and Ethics with respect to any individual director or any executive officer shall be reported to, and be subject to the approval of, the board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion of our Executive Compensation Discussion and Analysis will focus on the most recently completed fiscal year of Old Alkermes, as we believe this provides the most relevant disclosure pertaining to the compensation practices that have been and will be followed by us. Except where specifically noted or the context otherwise requires, the use of terms such as "we" and "our" and "us" in this Executive Compensation Discussion and Analysis refers to us and to Old Alkermes, interchangeably.

Introduction and Corporate Governance

        Our Compensation Committee (the "Committee"), reviews, oversees and administers our executive compensation programs. The Committee's complete roles and responsibilities are set forth in the written charter adopted by the board, which is available on the Corporate Governance tab of the Investors section of our website, available at: http://investor.alkermes.com.

Executive Compensation Philosophy and Objectives

        Our executive compensation program is designed to attract, retain and motivate experienced and well-qualified executive officers who will promote our research and product development, manufacturing, commercialization and operational efforts. We structure our executive officer compensation packages based on level of job responsibility, internal and external peer comparisons, individual performance, principles of internal fairness and our overall company performance. The Committee bases its executive compensation programs on the same objectives that guide us in establishing all our compensation programs, which are:

  •
  To provide an overall compensation package that rewards individual performance and corporate performance in achieving our objectives, as a means to promote the creation and retention of value for us and our shareholders;

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  To attract and retain a highly skilled work force by providing a compensation package that is competitive with other employers who compete with us for talent;

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  To structure an increasing proportion of an individual's compensation as performance-based as he or she progresses to higher levels within our company;

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  To foster the long-term focus required for success in the biotechnology industry; and

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  To structure our compensation and benefits programs similarly across our company.

Compensation Program Elements

        The compensation program for executive officers consists of the following elements:

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  Base salary;

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  Annual cash performance pay (bonus); and

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  Long-term equity incentive awards, including:

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  Stock options; and

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  Restricted stock unit awards (also referred to as restricted stock awards).

        The Committee utilizes these elements of compensation to structure compensation packages for executive officers that can reward both short and long-term performance of the individual and our company and foster executive retention.

Base Salary

        Base salaries are used to provide a fixed amount of compensation for the executive's regular work. The Committee establishes base salaries that are competitive with comparable companies for each position and level of responsibility to the extent such comparable companies and positions exist. The salaries of the executive officers are reviewed on an annual basis, at the time of the mid-fiscal year performance review established by us. In determining increases, if any, to base salary, the Committee may consider factors such as the individual's performance, level of pay compared to comparable companies for each position and level of responsibility, experience in the position of the individual, cost of living indices, the magnitude of other annual salary increases at our company and general progress towards achieving the corporate objectives. Any base salary increase for an executive officer must be established by the Committee.

Cash Performance Pay

        Cash performance pay motivates executive officers to achieve both short-term operational and longer term strategic goals that are aligned with, and supportive of, our long-term company value. Cash performance pay is awarded by the Committee after the fiscal year-end based on an evaluation of our company performance and each individual's contribution to this performance during such fiscal year. Performance objectives are established and evaluated by the Committee as outlined below.

        In March 2010, the Committee approved the Alkermes, Inc. Fiscal Year 2011 Reporting Officer Performance Pay Plan (the "2011 Performance Plan") and established target performance pay ranges and target performance pay that may be earned for the period April 1, 2010 to March 31, 2011 by our executive officers, including all of our named executive officers. The plan contained the following fiscal year 2011 corporate objectives for our executives: maximize revenues from our partnered products; prepare for expansion of the VIVITROL business into the opioid indication; advance our proprietary pipeline; expand our portfolio; achieve financial performance against budget; and respond to changing business conditions. In March 2010, the Committee initially set the range of the fiscal year 2011 cash performance pay award under the 2011 Performance Plan for Richard F. Pops, our President, Chief Executive Officer and Chairman of the Board, at between 0% and 100% of base salary, with a target performance pay award of 60% of base salary; in July 2010, the Committee, based on comparable market data that had recently been updated by the Committee's external compensation consultant (as discussed below), modified such performance pay range and target cash performance pay award to between 1% and 150% of base salary and 75% of base salary, respectively. The comparable market data for the President, Chief Executive Officer and Chairman showed that the initial target cash performance pay fell below the range of target performance pay for chief executive officers in our peer group of comparable companies. In March 2010, the Committee set the range of the fiscal year 2011 cash performance pay awards under the 2011 Performance Plan for participants other than the President, Chief Executive Officer and Chairman of the Board at between 0% and 100% of base salary, with a target cash performance pay award of 50% of base salary. The Committee established such performance pay targets and performance pay ranges based generally on comparable market data. Cash performance pay under our 2011 Performance Plan is awarded after the close of the fiscal year based upon the Committee's review of the performance of our company against our fiscal year corporate objectives, and the individual performance of each executive officer against such corporate objectives. Individual performance of the participants is determined by the Committee in its sole discretion.

Equity Incentives—Stock Options, Restricted Stock Awards and Restricted Stock Unit Awards

        In October 2008, our shareholders adopted the Alkermes, Inc. 2008 Stock Option and Incentive Plan (the "2008 Plan"). The award of stock options (both incentive and non-qualified options), restricted stock unit awards, restricted stock awards, cash-based awards and performance share awards is permitted under the 2008 Plan. The 2008 Plan is the only equity plan under which we currently grant equity awards. As used herein, the term "restricted stock award," unless otherwise specified, will include restricted stock unit awards and restricted stock awards.

        Grants of stock options and restricted stock awards under our 2008 Plan are designed to promote long-term retention and stock ownership, and align the interests of executives with those of shareholders, providing our executives with the opportunity to share in the future value they are responsible for creating. Generally, stock options and non-performance-based restricted stock awards vest in equal annual installments over a four-year period. The Committee may, in its discretion, award equity with a different vesting schedule; however, under the 2008 Plan, restricted stock awards granted to employees that have a performance-based goal are required to have a restriction period of at least one year, and those with a time-based restriction are required to have at least a three-year restriction period, although vesting can occur incrementally over such three-year period. We had two retirement provisions open to all employees, only one of which (detailed immediately below) contained eligibility criteria that certain of our executive officers have met. If any employee whose age plus years of service equals at least 55 and who has at least 12 years of service with our company retires, then those stock options granted under our 2008 Plan before May 17, 2010, and under our 1998 Equity Incentive Plan and Amended and Restated 1999 Stock Option Plan (i) after December 9, 2004 and before May 17, 2010 or (ii) before December 9, 2004 with an exercise price less than US$13.69, shall vest and become exercisable in full for a prescribed period of time after retirement, not to exceed the full term of the grant. As of March 31, 2011, Mr. Pops, Mr. Landine, and Mr. Frates were the only named executive officers who met the retirement eligibility criteria reflected in these stock option grants; however, Mr. Pops was not entitled to the benefit of this retirement provision for stock options granted to him for performance during fiscal years 2008, 2009 and 2010; this retirement provision did not apply to grants made on or after May 17, 2010. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient's date of termination from service and unvested stock options are forfeited, unless otherwise specifically determined by the Committee. Currently, there are no special retirement provisions associated with restricted stock awards.

        The number of shares underlying options and restricted stock awards granted to each executive officer is generally determined by the Committee based on: the performance of the executives and their contributions to overall performance of our company; information with regard to stock option grants and restricted stock awards at comparable companies, and generally within the biotechnology industry, based upon data provided by the independent compensation consultant (as discussed below); the dollar value of equity awards, as determined using the Black-Scholes option pricing model; consideration of previous equity awards made to such person; and personal knowledge of the Committee members regarding executive stock options and restricted stock awards at comparable companies. Consideration is also given to the impact of stock option and restricted stock awards on our results of operations.

        During fiscal year 2008, the Committee shifted its equity compensation philosophy by altering the historical composition of equity incentives from primarily stock options to a combination of stock options and restricted stock awards. At the same time, the Committee decided to more selectively utilize these types of equity compensation within the company to focus on senior executives and those other key employees, as identified by our Chief Executive Officer in consultation with our human resources department, who are more likely to be motivated by such equity compensation. The Committee made these changes because it believed using equity in this manner would be more effective in rewarding and retaining key employees and motivating executives to increase shareholder value. In this context, the Committee rebalanced the mix of stock options and restricted stock awards such that senior executives receive a greater proportion of stock options than restricted stock awards, vice presidents receive a more balanced mixture of the two, and we more aggressively utilize restricted stock awards for other of our key employees.

        The Committee set the range of equity compensation for fiscal year 2011 for our President, Chief Executive Officer and Chairman of the Board at 0 to 600,000 share units, with each full value award issued under our 2008 Plan, such as the grant of a unit of restricted stock, counted as two share units for each share of common stock actually subject to the award, and each grant of a stock option issued under our 2008 Plan counted as an award of one share unit for each share of common stock actually subject to the award.

Equity Incentives—Recent Developments

        On September 16, 2011, the Board approved and adopted the Alkermes plc 2011 Stock Option and Incentive Plan (the "2011 Plan"). The Board amended the 2011 Plan on October 5, 2011 and the Compensation Committee amended the 2011 Plan on October 31, 2011. The 2011 Plan, as amended, was approved by shareholders on December 8, 2011. No awards have been granted under the 2011 Plan. When there are no shares remaining available for grant under the 2008 Plan, the Committee intends to begin granting awards pursuant to the 2011 Plan. The 2011 Plan provides for the same material terms and conditions as the 2008 Plan. The number of shares available for issuance under the 2011 Plan is 8,350,000 shares.

Compensation Determinations

Factors Considered in Determining Compensation

        The Committee may consider a number of factors to assist it in determining compensation for our executive officers.

Company Performance.

        As discussed previously, the Old Alkermes board adopted five corporate objectives for our company for fiscal year 2011 and the Committee adopted these objectives and a sixth objective set forth below to measure the performance of our company and its senior executives during the fiscal year ended March 31, 2011: (i) maximize revenues from our partnered products; (ii) prepare for expansion of the VIVITROL business into the opioid indication; (iii) advance our proprietary pipeline; (iv) expand our portfolio; (v) achieve financial performance against budget; and (vi) respond to changing business conditions. The Committee considered the following in assessing our performance against the respective objectives:

Corporate Objectives	Accomplishments
Maximize revenues from our partnered products	We shipped approximately 7.8 million vials of RISPERDAL® CONSTA® and exceeded our budgeted gross margin targets.
We had manufacturing and royalty revenues from RISPERDAL CONSTA of US$154.3 million in fiscal 2011, driven by worldwide sales of RISPERDAL CONSTA of over US$1.5 billion by Janssen.
Our partner, Cilag GmbH International, a subsidiary of Johnson & Johnson, received approval for VIVITROL in Russia for the treatment of opioid dependence.

The Committee for Medicinal Products for Human Use of the European Medicines Agency issued a positive opinion recommending approval of BYDUREONTM in the European Union for the treatment of type 2 diabetes in combination with certain oral therapies.

Corporate Objectives	Accomplishments
Partnered product candidate, exenatide in a once-monthly injectable suspension formulation, demonstrated positive results in a phase 2 study evaluating its effects on glycemic control in patients with type 2 diabetes.
Prepare for expansion of the VIVITROL business into the opioid indication	The FDA designated the supplemental New Drug Application for VIVITROL for opioid dependence a priority review, accelerating the FDA's target review timeline from ten to six months.
We presented the positive phase 3 data for VIVITROL for opioid dependence at the 2010 American Psychiatric Association Annual Meeting.

We secured a positive recommendation for approval from the Psychopharmacologic Drugs Advisory Committee in September 2010, which was followed by approval to market VIVITROL for the prevention of relapse to opioid dependence, following opioid detoxification, in October 2010.
The positive phase 3 study of VIVITROL for the treatment of opioid dependence was published in the top-tier, peer-reviewed journal, The Lancet.
We submitted and received pre-clearance of marketing materials from the FDA's Division of Drug Marketing, Advertising, and Communications.
Our partner, Cilag GmbH International, a subsidiary of Johnson & Johnson, received approval for VIVITROL in Russia for the treatment of opioid dependence.
Advance our proprietary pipeline	VIVITROL

We announced positive interim data from a multicenter, open-label, two-year, phase 4 study of VIVITROL that is evaluating the safety and efficacy of VIVITROL in the treatment of 38 healthcare professionals with a history of opioid dependence.
ALKS 37
We initiated and announced positive data from a phase 2 study of ALKS 37, an orally active, peripherally-restricted opioid antagonist, for the treatment of opioid-induced constipation.
ALKS 33
We announced positive results from a phase 1 study of ALKS 33, in combination with buprenorphine, for the treatment of cocaine addiction.
We reported results from a phase 2 study of ALKS 33 for alcohol dependence.
We initiated a phase 2 study of ALKS 33 for the treatment of binge eating disorder.

Corporate Objectives	Accomplishments
We presented promising preclinical data on ALKS 33 for prevention of olanzapine-associated weight gain, blocking elevations in nucleus accumbens dopamine following cocaine and amphetamine administration, regardless of the route of administration, and the relationship between binge eating and reward disorders at the 40th Annual Meeting of the Society for Neuroscience.
ALKS 9070
We initiated a phase 1b study of ALKS 9070 for the treatment of schizophrenia.
Expand our portfolio	We expanded development of our ALKS 33 program. ALKS 33, an oral opioid modulator, is being studied in combination with buprenorphine as ALKS 5461 for the treatment of:
• cocaine addiction, with plans to initiate a phase 1/2 study in mid-calendar year 2011; and
• treatment-resistant depression, with plans to file an IND and initiate a phase 1/2 study in mid-calendar year 2011.
We conducted a review of the EDT proprietary product portfolio to determine portfolio expansion priorities post consummation of the acquisition of EDT.
Achieve financial performance against budget	Total revenues for fiscal 2011 were US$186.6 million. We announced record manufacturing and royalty revenues from RISPERDAL CONSTA of US$154.3 million.
Worldwide sales of RISPERDAL CONSTA by Janssen were over US$1.5 billion in fiscal 2011, a 3.3% increase over sales of RISPERDAL CONSTA in fiscal 2010.
Net sales of VIVITROL for fiscal 2011 were US$28.9 million, an increase of 43% compared to fiscal 2010. We generated seven consecutive quarters of growth in VIVITROL net sales.
We repurchased all of our secured non-recourse RISPERDAL CONSTA 7% notes prior to their maturity, leaving the company debt-free.
At the close of fiscal year 2011, we were in a strong financial position with cash and total investments of US$294.7 million.
Respond to changing business conditions	We negotiated and ultimately entered into an agreement with Elan Corporation, plc for the Business Combination of Old Alkermes with EDT.
We repurchased our RISPERDAL CONSTA notes prior to their maturity, saving over US$3.2 million in interest and accretion expense, and leaving us debt-free.

        The Committee does not apply a formula or assign these performance objectives relative weights. Rather, it makes a subjective determination after considering such measures individually and in the aggregate.

Individual Performance.

        In establishing compensation levels, the Committee also evaluates each executive's individual performance using certain subjective criteria, including an evaluation of each executive's managerial ability and contribution to achievement of the corporate objectives and to overall corporate performance. In making its evaluations, the Committee consults on an informal basis with other members of the Board. In establishing compensation for executive officers other than Mr. Pops, the Committee reviewed in detail the recommendations of Mr. Pops. With respect to Mr. Pops, the Committee met at the end of the fiscal year to evaluate his performance against the corporate objectives of our company.

Use of Compensation Consultant for Benchmarking.

        Another factor considered by the Committee in determining executive compensation is the high demand for well-qualified personnel. Given such demand, the Committee strives to maintain compensation levels which are competitive with the compensation of other executives in the industry. To that end, the Committee, through our Human Resource Department's Director of Compensation and Benefits, retained the services of Pearl Meyer and Partners ("PMP"), a nationally recognized, independent executive compensation consulting firm, to review market data and various incentive programs and to provide assistance in establishing our cash and equity based compensation targets and awards based, in large part, upon a peer group identification and assessment that it was retained to conduct. PMP took direction from, and provided reports to, our Director of Compensation and Benefits, who acted on behalf of and at the direction of the Committee. PMP did not provide us with any services other than the services requested by the Committee.

        The companies that comprised our pharmaceutical peer group for fiscal year 2011 consisted of: Alnylam Pharmaceuticals, Inc.; AMAG Pharmaceuticals, Inc.; Amylin Pharmaceuticals, Inc.; Auxilium Pharmaceuticals, Inc.; BioMarin Pharmaceutical Inc.; Cubist Pharmaceuticals, Inc.; Enzon Pharmaceuticals, Inc.; Isis Pharmaceuticals, Inc.; The Medicines Company; Nektar Therapeutics; United Therapeutics Corporation; Vertex Pharmaceuticals Incorporated; and ViroPharma Incorporated. These thirteen publicly traded, United States-headquartered companies compete in similar product, service and labor markets as us and have generally similar revenues.

        PMP also reviewed, and provided to the Committee, data from a survey group of companies, which reflects a broader group of biopharmaceutical/biotechnology companies employing the appropriate revenue, industry and executive role perspectives. Data is collected from survey sources containing data on companies of similar size and in the same industry as us. Surveys used in this analysis were the 2010 Radford Life Sciences Survey and one survey source maintained as confidential by PMP.

        The peer group analyses enable the Committee to compare our executive compensation program as a whole and also the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Committee seeks to ensure that our executive compensation program is competitive, meaning generally between the 50th and the 75th percentile of our peers in terms of value when we achieve targeted performance levels; however, as mentioned elsewhere in our compensation discussion and analysis, this comparative data provided by PMP is only one of many factors that the Committee takes into consideration in determining executive and individual compensation programs. The Committee, in its sole authority, has the right to hire or terminate outside compensation consultants.

Executive Officer Compensation Determination

Base Salary.

        The Committee reviewed base salaries for all of our executive officers coinciding with our mid-fiscal year performance review. In determining base salary adjustments for executive officers for fiscal year 2011, the Committee considered a number of factors, such as cost of living indices, market data for comparable companies, general progress towards achieving the fiscal year corporate objectives and, for those executive officers other than Mr. Pops, the recommendations of Mr. Pops. Based on this review, the Committee increased the base salaries of Messrs. Pops, Frates, Landine and Pugh and Dr. Ehrich by approximately 3.5%, effective as of October 24, 2010.

Cash Performance Pay.

        In October 2010, we paid one-time bonuses to certain of our employees for the extraordinary effort required to prepare for and participate in the Psychopharmacologic Drugs Advisory Committee for VIVITROL for the treatment of opioid dependence, which was held in September 2010. As part of those awards, and at Mr. Pops' recommendation, the Committee approved the award of such a one-time bonus to Dr. Ehrich in the amount of US$7,326 in October 2010.

        In May 2011, the Committee reviewed our performance against the fiscal year corporate objectives, the performance of Mr. Pops against such corporate objectives, and the target cash performance pay and cash performance pay range set by the Committee. The Committee determined that the cash performance pay for Mr. Pops for fiscal year 2011 should be equal to US$900,000, which is equal to approximately 127% of his base salary. The cash performance pay for Mr. Pops was determined based on the Committee's assessment of his performance against the corporate objectives, including the integral role he played in securing the Business Combination, advancing our proprietary pipeline, addressing the delay in United States regulatory approval for BYDUREON, obtaining approval of VIVITROL for the treatment of opioid dependence, meeting our financial objectives and generally transforming us from a drug delivery company dependent on partner portfolio decisions to an integrated biopharmaceutical company advancing its own pipeline of proprietary products. In setting Mr. Pops' cash performance pay, the Committee also discussed data from PMP regarding cash performance pay for chief executive officers of our peer group companies.

        Also, in April and May 2011, Mr. Pops presented to the Committee a performance evaluation of each of the other named executive officers and his recommendations for cash performance pay amounts based on such evaluation. Based upon the achievement of our corporate objectives, the challenges faced by each individual named executive officer in achieving those objectives and the individual performance recommendations of Mr. Pops, as well as the target cash performance pay and cash performance pay ranges set by the Committee, the Committee determined and awarded cash performance pay for fiscal year 2011 in an amount equal to, for Messrs. Landine and Pugh approximately 72%, Mr. Frates approximately 65% and Dr. Ehrich approximately 73%, of their respective current base salaries. All such amounts are set forth in the Summary Compensation Table below.

Equity Incentives—Stock Options and Restricted Stock Awards.

        In May 2011, after the close of fiscal year 2011, the Committee awarded equity grants for fiscal year 2011 performance. In determining the grant of equity to Mr. Pops, the Committee took into consideration comparable peer group data provided by PMP, the dollar value of equity awards, as determined using the Black-Scholes option pricing model, historic awards, the overall equity position of Mr. Pops, the performance of our company against corporate objectives, and the performance of Mr. Pops against the corporate objectives. The Committee also considered the potential beneficial impact on shareholder return offered by the long-term incentive nature of time-vesting equity grants.

Based upon these factors, the Committee awarded Mr. Pops a stock option grant of 400,000 shares and a restricted stock unit award of 32,500 shares. These stock options and restricted stock unit awards vest in four equal annual installments commencing on the one-year anniversary of the grant date, subject to early vesting in certain instances described below in "—Potential Payments upon Termination or Change in Control."

        The following table sets forth equity incentive awards earned by Mr. Pops based on his performance and the performance of our company during fiscal years 2010 and 2011.

	2010 Fiscal Year Performance (April 1, 2009 — March 31, 2010)†	2011 Fiscal Year Performance (April 1, 2010 — March 31, 2011)
Richard F. Pops	Stock option grant for 325,000 shares Grant of 325,000 shares on May 17, 2010	Stock option grant for 400,000 shares Grant of 400,000 shares on May 20, 2011
	Restricted stock unit award for 32,500 shares Grant of 32,500 shares on May 17, 2010	Restricted stock unit award for 32,500 shares Grant of 32,500 shares on May 20, 2011
Restricted stock unit award for 25,000 shares Grant of 25,000 shares on May 26, 2009*

*
Subject to performance vesting criteria

†
Does not include Retention Awards granted during fiscal year 2010 (described below) provided by the Committee to Mr. Pops in recognition of his new role as our Chairman, President and Chief Executive Officer.

        In November 2009, the Committee provided Mr. Pops with an equity grant in recognition of his new role as Chairman, President and Chief Executive Officer of the Company. In determining the grant of equity to Mr. Pops, the Committee took into consideration the overall equity position of Mr. Pops and the retention value of such equity. The Committee awarded Mr. Pops a stock option grant of 500,000 shares, or the Retention Option Award, vesting in four equal annual installments commencing on the one-year anniversary of the grant date, subject to early vesting in certain instances described below in "—Potential Payments upon Termination or Change in Control." To maximize its retentive value, the stock option grant did not receive the benefit of certain retirement provisions for which Mr. Pops would otherwise qualify and which would provide accelerated vesting and greater time to exercise the options as described above under "—Equity Incentives—Stock Options, Restricted Stock Awards and Restricted Stock Unit Awards." The Committee also provided Mr. Pops with a restricted stock unit award of 250,000 shares (the "Retention RSU Award," together with the Retention Option Award, the "Retention Awards,") vesting 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant, subject to early vesting in certain instances described below in "—Potential Payments upon Termination or Change in Control." This vesting schedule, which differs from our standard restricted stock unit vesting schedule, was specifically chosen by the Committee as a retention mechanism and to align Mr. Pops' interests with the long term interests of our shareholders.

        In May 2011, after the close of fiscal year 2011, the Committee also awarded equity grants for all other executive officers for performance during such fiscal year. The Committee considered the comparable peer group data provided by PMP, the dollar value of equity awards as determined using the Black-Scholes option pricing model, historic awards, the performance of our company against corporate objectives, the overall equity position of each of the executives and the recommendations of Mr. Pops based on his assessment of each individual's performance against corporate objectives. Based upon these factors, the Committee awarded the following equity grants to each of Messrs. Frates, Landine and Pugh and Dr. Ehrich: a stock option grant of 100,000 shares and a restricted stock unit award of 15,000 shares. Each of these stock option grants and restricted stock unit awards vests in four equal annual installments commencing on the one-year anniversary of the grant date, subject to early vesting in certain instances such as death or permanent disability and other instances as described below in "—Potential Payments upon Termination or Change in Control."

Stock Ownership Guidelines

        Our Board members and executive officers (consisting of those who are required to file reports under Section 16(a) of the Exchange Act) are subject to stock ownership guidelines. The guidelines are designed to align the interests of our Board members and executive officers with those of our shareholders by ensuring that our Board members and executive officers have a meaningful financial stake in our long-term success. The guidelines establish minimum ownership levels by position (set forth below), with such values determined based on the value of common stock owned by such persons as of certain annual measurement dates specified in guidelines. Our stock ownership guidelines were approved by the Committee and the Old Alkermes board in March 2009, with an effective date of April 1, 2010. The ownership levels specified in the guidelines became effective for our Chief Executive Officer as of April 1, 2010 and will become effective for all other current members of our Board and executive officers as of April 1, 2015.

Position	Value of Shares Owned
Chief Executive Officer	3.0 times base salary as of April 1, 2010 5.0 times base salary as of April 1, 2015
Board Members	US$100,000
Other Section 16 reporting persons	1.0 times base salary

        All shares directly or beneficially owned by the director or executive officer, including the value of vested stock options (where the market price of our common stock as of the measurement date exceeds the strike price of such option), are included for purposes of determining the value of shares owned under our stock ownership guidelines.

        For any Board members and executive officers joining our company after April 1, 2010, the stock ownership guidelines will become effective beginning on that April 1 that is five full years after their appointment as a Board member or executive officer. The Nominating and Corporate Governance Committee determined that Mr. Pops had met the stock ownership thresholds set forth in the guidelines as of April 1, 2011.

Perquisites

        We did not provide executive officers with any perquisites in fiscal year 2011.

Retirement Benefits

        The terms of our 401(k) Savings Plan ("401k Plan"), provide for executive officer and broad-based employee participation. Under the 401k Plan, all of our employees are eligible to receive matching contributions from us. Our matching contribution for the 401k Plan for fiscal year 2011 was as follows: dollar for dollar on the first 1% of each participant's eligible compensation and US$0.50 on the dollar on the next 5% of each participant's eligible compensation, for a total match of 3.5% of such participant's eligible compensation, subject to applicable federal limits.

Other Benefits

        Executive officers are eligible to participate in our employee benefit plans on the same terms as all other employees. These plans include medical, dental and life insurance. We may also provide relocation expense reimbursement and related tax gross-up benefits which are negotiated on an individual basis with executive officers. In addition, executive officers are eligible to receive severance benefits in connection with a termination or a change in control as set forth in each of their employment contracts and described more fully below.

Post Termination Compensation and Benefits

        We have a program in place under which our executive officers receive severance benefits if they are terminated without cause or if they terminate their employment for "good reason" (e.g., a material diminution in his or her responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his or her employment), and thereafter sign a general release of claims. Additionally, named executive officers receive severance benefits if, for a period of time following a corporate transaction or a change in control, they are terminated without cause or they terminate for "good reason." The terms of these arrangements and the amounts payable under them are described in more detail below under "—Potential Payments Upon Termination or Change in Control." We provide these arrangements because we believe that some severance arrangements are necessary in a competitive market for talent to attract and retain high quality executives. In addition, the change in control benefit allows the executives to maintain their focus on our business during a period when they otherwise might be distracted.

        In connection with the Business Combination and Shane Cooke's transfer of employment from Elan to the Company, Elan and Mr. Cooke agreed on September 16, 2011 that, if his employment with the Company is terminated otherwise than for disciplinary reasons, and the date of expiry of notice of his termination of employment is not later than August 15, 2012, Elan will make up the shortfall, if any, between the severance amount payable to him by the Company, and the amount that he would have received under the existing Elan severance plan had his employment continued and been terminated by Elan.

Tax Deductibility of Compensation

        In general, under Section 162(m) of the Code, we cannot deduct, for federal income tax purposes, compensation in excess of US$1,000,000 paid to our named executive officers. This deduction limitation does not apply, however, to certain "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

        Management regularly reviews the provisions of our plans and programs, monitors legal developments and works with the Committee to preserve Section 162(m) tax deductibility of compensation payments. Changes to preserve tax-deductibility are adopted to the extent reasonably practicable, consistent with our compensation policies and as determined to be in our best interests and the best interests of our shareholders.

Summary Compensation Table for the 2011, 2010 and 2009 Fiscal Years

        The following table presents and summarizes the compensation paid to, or earned by, our named executive officers for the fiscal years ended March 31, 2011, 2010 and 2009. As described above, the individuals named below were selected based on historical data from Old Alkermes:

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)	Total (US$)
(a)	(b)	(c)	(d)(2)	(e)(3)	(f)(4)	(g)(5)	(h)	(i)(6)	(j)
Richard F. Pops	FY 11	694,488	—	381,550	1,920,547	900,000	—	8,575	3,905,160
Chairman, President and Chief	FY 10	669,012	—	2,516,250	3,483,330	500,000	—	8,575	7,177,167
Executive Officer(1)	FY 09	639,567	—	328,310	1,037,145	395,325	—	8,050	2,408,397
James M. Frates	FY 11	414,787	—	204,276	712,080	275,000	—	8,713	1,614,856
Senior Vice President, Chief Financial	FY 10	401,943	—	302,925	534,021	204,639	—	8,575	1,452,103
Officer and Treasurer	FY 09	385,714	—	127,285	305,043	198,679	—	8,050	1,024,771
Elliot W. Ehrich	FY 11	402,817	7,326	196,058	684,306	300,000	—	8,575	1,599,082
Senior Vice President, Research and	FY 10	390,328	—	256,875	485,907	198,726	—	8,575	1,340,411
Development and Chief Medical Officer	FY 09	374,568	—	73,740	274,538	221,879	—	8,050	952,775
Michael J. Landine	FY 11	372,677	—	152,620	549,572	275,000	—	8,575	1,358,444
Senior Vice President, Corporate	FY 10	361,135	—	256,875	485,907	183,863	—	8,575	1,296,355
Development	FY 09	346,553	—	127,285	244,034	196,358	—	8,050	922,280
Gordon G. Pugh	FY 11	406,646	—	153,794	538,935	300,000	—	8,575	1,407,950
Senior Vice President, Chief	FY 10	394,045	—	210,825	437,793	200,619	—	8,575	1,251,857
Operating Officer and Chief Risk Officer	FY 09	378,135	—	121,140	274,538	194,775	—	8,050	976,638

Notes to Summary Compensation

(1)
During fiscal year ended March 31, 2010, Mr. Pops was appointed our Chairman, President and Chief Executive Officer. Prior to this date, Mr. Pops was the Chairman of the Board.

(2)
Column (d) for Dr. Ehrich includes a cash bonus of US$7,326, earned in October 2010, in connection with the preparation for and participation in the Psychopharmacologic Drugs Advisory Committee for VIVITROL for the treatment of opioid dependence. This amount was paid to Dr. Ehrich during the year ended March 31, 2011.

(3)
The amounts in column (e) reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended March 31, 2011, 2010 and 2009, respectively, in accordance with GAAP. The weighted average grant date fair value of stock awards granted during the fiscal years ended March 31, 2011, 2010 and 2009, respectively, are included in footnote 12 "Share-Based Compensation" to our consolidated financial statements for the fiscal year ended March 31, 2011 included in Alkermes, Inc.'s Annual Report on Form 10-K filed with the SEC on May 20, 2011. The reported fair value for performance-based restricted stock unit awards granted to Mr. Pops for the fiscal year ended March 31, 2010 is the same at both the probable and maximum levels of outcome.

(4)
The amounts in column (f) reflect the aggregate grant date fair value of option awards granted during the fiscal years ended March 31, 2011, 2010 and 2009, respectively, in accordance with GAAP. Assumptions used in the calculation of the fair value of option awards granted by us in the fiscal years ended March 31, 2011, 2010 and 2009, respectively, are included in footnote 2 "Summary of Significant Accounting Policies" to our consolidated financial statements for the fiscal year ended March 31, 2011 included in Alkermes, Inc.'s Annual Report on Form 10-K filed with the SEC on May 20, 2011.

(5)
The amounts in column (g) reflect the cash awards paid to the named executive officers for services performed in the fiscal years ended March 31, 2011, 2010 and 2009, pursuant to the 2011 Performance Plan, the Alkermes, Inc. Fiscal 2010 Reporting Officers Performance Pay Plan, and the Alkermes, Inc. Fiscal 2009 Reporting Officer Performance Pay Plan, respectively.

(6)
With the exception of Mr. Frates, the amounts in column (i) reflect our match on contributions made by the named executive officers to our 401k plan. Column (i) for Mr. Frates also includes US$138 earned under our wellness incentive plan for the year ended March 31, 2011.

Grants of Plan-Based Awards—for Fiscal Year Ended March 31, 2011

        The following table presents information on all grants of plan-based awards made in fiscal year 2011 to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (US$/Sh)	Grant Date Fair Value of Stock and Option Awards (US$)
	Grant Date	Threshold (US$)	Target (US$)	Maximum (US$)	Threshold (#)		Target (#)	Maximum (#)
(a)	(b)*	(c)(1)	(d)(1)	(e)(1)	(f)		(g)	(h)		(i)(3)	(j)(4)	(k)	(l)(5)
Richard F. Pops	5/17/2010	—	—	—	—		—	—		32,500	—	—	381,550
	5/17/2010	—	—	—	—		—	—		—	325,000	11.74	1,920,547
	N/A	0	531,975	1,063,950	—		—	—		—	—	—	—
	N/A	—	—	—	0	(2)	—	600,000	(2)	—	—	—	—
James M. Frates	5/17/2010	—	—	—	—		—	—		17,400	—	—	204,276
	5/17/2010	—	—	—	—		—	—		—	120,500	11.74	712,080
	N/A	0	211,800	423,600	—		—	—		—	—	—	—
Elliot W. Ehrich	5/17/2010	—	—	—	—		—	—		16,700	—	—	196,058
	5/17/2010	—	—	—	—		—	—		—	115,800	11.74	684,306
	N/A	0	205,700	411,400	—		—	—		—	—	—	—
Michael J. Landine	5/17/2010	—	—	—	—		—	—		13,000	—	—	152,620
	5/17/2010	—	—	—	—		—	—		—	93,000	11.74	549,572
	N/A	0	190,300	380,600	—		—	—		—	—	—	—
Gordon G. Pugh	5/17/2010	—	—	—	—		—	—		13,100	—	—	153,794
	5/17/2010	—	—	—	—		—	—		—	91,200	11.74	538,935
	N/A	0	207,650	415,300	—		—	—		—	—	—	—

Notes to Grants of Plan-Based Awards

*
In fiscal year 2011, we awarded stock options and restricted stock awards for fiscal year 2010 performance (in May after the close of the fiscal year). As such, all of the stock options and a portion of the restricted stock awards reflected in this Grants of Plan-Based Awards table granted on May 17, 2010 were for performance by grantees in the fiscal year ended March 31, 2010. This Grants of Plan-Based Awards table does not include those stock options and restricted stock awards which were granted on May 20, 2011 for performance by grantees in the fiscal year ended March 31, 2011. Such equity grants were as follows: Mr. Pops, 400,000 stock options and 32,500 restricted stock awards; and each of Messrs. Frates, Landine, Pugh, and Dr. Ehrich, 100,000 stock options and 15,000 restricted stock awards. The May 17, 2011 stock option grants were each made at an exercise price of US$18.105.

(1)
Represents the target cash performance pay range under the 2011 Performance Plan for performance pay awards that may be earned by named executive officers during the performance period April 1, 2010 to March 31, 2011. The target cash performance pay range for Mr. Pops is 0% to 150% of base salary, with a target cash performance pay of 75% of base salary in effect at the time of award. The target cash performance pay range for each of Messrs. Frates, Landine and Pugh and Dr. Ehrich is 0% to 100% of base salary with a target cash performance pay of 50% of base salary in effect at the time of award. See "—Cash Performance Pay" for a detailed discussion of the 2011 Performance Plan and the Summary Compensation Table above for the actual cash performance pay amounts earned in fiscal year 2011.

(2)
Represents the target range of the equity award that may be earned by Mr. Pops for performance during the performance period April 1, 2010 to March 31, 2011. The target range for equity compensation awarded for performance during the fiscal year is 0 to 600,000 share units (with a stock option counting as a single share unit and a stock award counting as two share units). See "—Equity Incentives—Stock Options and Restricted Stock Awards" for a detailed discussion of the equity awards earned by Mr. Pops for performance during fiscal year 2011.

(3)
Restricted stock awards granted on May 17, 2010 to each of Messrs. Pops, Frates, Landine and Pugh and Dr. Ehrich vest in four equal annual installments commencing on the first anniversary of the grant date. All stock awards were granted under the 2008 Plan and no dividend equivalents are paid on unvested restricted stock awards.

(4)
Represents stock options granted under the 2008 Plan which vest in four equal annual installments commencing on the first anniversary of the grant date. Certain of the stock options qualify as incentive stock options under Section 422 of the Code.

(5)
Represents the estimated grant date fair value of stock options and restricted stock awards granted to the named executive officers during the fiscal year ended March 31, 2011, calculated using valuation techniques compliant with GAAP. Assumptions used in the calculation of the fair value of option awards granted by us during the fiscal year ended March 31, 2011, are included in Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements for the fiscal year ended March 31, 2011 included in Alkermes, Inc.'s Annual Report on Form 10-K filed with the SEC on May 20, 2011. There can be no assurance that the stock options will be exercised (in which case no value will be realized by the optionee) or the value realized upon exercise will equal the grant date fair value.

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table presents the equity awards we have made to each of the named executive officers that were outstanding as of March 31, 2011:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)		(d)	(e)	(f)(2)	(g)		(h)(11)	(i)		(j)(11)
Richard F. Pops	—	—		—	—	—	6,250	(3)	80,938	—		—
	—	—		—	—	—	1,500	(4)	19,425	—		—
	—	—		—	—	—	9,500	(5)	123,025	—		—
	—	—		—	—	—	250,000	(7)	3,237,500	—		—
	—	—		—	—	—	32,500	(8)	420,875	—		—
	—	—		—	—	—	—		—	10,000	(9)	129,500
	—	—		—	—	—	—		—	25,000	(10)	323,750
	250,000	—		—	19.40	10/2/2011	—		—	—		—
	125,000	—		—	4.77	7/18/2012	—		—	—		—
	350,000	—		—	7.36	12/12/2012	—		—	—		—
	166,250	—		—	9.97	4/25/2013	—		—	—		—
	149,625	—		—	14.57	10/17/2013	—		—	—		—
	184,125	—		—	12.16	12/10/2013	—		—	—		—
	150,000	—		—	12.30	7/12/2014	—		—	—		—
	350,000	—		—	14.90	12/17/2014	—		—	—		—
	187,500	—		—	18.60	12/9/2015	—		—	—		—
	93,750	—		—	20.79	5/2/2016	—		—	—		—
	120,000	—		—	14.38	12/12/2016	—		—	—		—
	75,000	25,000		—	15.95	6/1/2017	—		—	—		—
	37,500	12,500		—	14.13	11/5/2017	—		—	—		—
	85,000	85,000		—	12.29	5/27/2018	—		—	—		—
	55,000	165,000		—	8.55	5/26/2019	—		—	—		—
	125,000	375,000		—	9.21	11/18/2019	—		—	—		—
	—	325,000		—	11.74	5/17/2020	—		—	—		—
James M. Frates	—	—		—	—	—	1,875	(3)	24,281	—		—
	—	—		—	—	—	500	(4)	6,475	—		—
	—	—		—	—	—	3,250	(5)	42,088	—		—
	—	—		—	—	—	6,375	(6)	82,556	—		—
	—	—		—	—	—	18,750	(7)	242,813	—		—
	—	—		—	—	—	17,400	(8)	225,330	—		—
	—	—		—	—	—	—		—	5,000	(9)	64,750
	60,000	—		—	19.40	10/2/2011	—		—	—		—
	30,000	—		—	4.77	7/18/2012	—		—	—		—
	70,000	—		—	7.36	12/12/2012	—		—	—		—
	35,000	—		—	9.97	4/25/2013	—		—	—		—
	31,500	—		—	14.57	10/17/2013	—		—	—		—
	83,500	—		—	12.16	12/10/2013	—		—	—		—
	45,000	—		—	12.30	7/12/2014	—		—	—		—
	105,000	—		—	14.90	12/17/2014	—		—	—		—
	56,250	—		—	18.60	12/9/2015	—		—	—		—
	28,125	—		—	20.79	5/2/2016	—		—	—		—
	40,000	—		—	14.38	12/12/2016	—		—	—		—
	22,500	7,500		—	15.95	6/1/2017	—		—	—		—
	11,250	3,750		—	14.13	11/5/2017	—		—	—		—
	25,000	25,000	(12)	—	12.29	5/27/2018	—		—	—		—
	16,250	48,750	(12)	—	8.55	5/26/2019	—		—	—		—
	12,500	37,500		—	9.21	11/18/2019	—		—	—		—
	—	120,500		—	11.74	5/17/2020	—		—	—		—

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)		(d)	(e)	(f)(2)	(g)		(h)(11)	(i)		(j)(11)
Elliot W. Ehrich	—	—		—	—	—	1,500	(3)	19,425	—		—
	—	—		—	—	—	500	(4)	6,475	—		—
	—	—		—	—	—	3,000	(5)	38,850	—		—
	—	—		—	—	—	6,375	(6)	82,556	—		—
	—	—		—	—	—	15,000	(7)	194,250	—		—
	—	—		—	—	—	16,700	(8)	216,265	—		—
	75,000	—		—	19.40	10/2/2011	—		—	—		—
	27,000	—		—	14.57	10/17/2013	—		—	—		—
	44,500	—		—	12.16	12/10/2013	—		—	—		—
	30,000	—		—	12.30	7/12/2014	—		—	—		—
	71,500	—		—	14.90	12/17/2014	—		—	—		—
	38,000	—		—	18.60	12/9/2015	—		—	—		—
	18,750	—		—	20.79	5/2/2016	—		—	—		—
	20,500	—		—	14.38	12/12/2016	—		—	—		—
	22,500	7,500		—	15.95	6/1/2017	—		—	—		—
	11,250	3,750		—	14.13	11/5/2017	—		—	—		—
	22,500	22,500		—	12.29	5/27/2018	—		—	—		—
	16,250	48,750		—	8.55	5/26/2019	—		—	—		—
	10,000	30,000		—	9.21	11/18/2019	—		—	—		—
	—	115,800		—	11.74	5/17/2020	—		—	—		—
Michael J. Landine	—	—		—	—	—	1,500	(3)	19,425	—		—
	—	—		—	—	—	500	(4)	6,475	—		—
	—	—		—	—	—	3,250	(5)	42,088	—		—
	—	—		—	—	—	6,375	(6)	82,556	—		—
	—	—		—	—	—	15,000	(7)	194,250	—		—
	—	—		—	—	—	13,000	(8)	168,350	—		—
	—	—		—	—	—	—		—	5,000	(9)	64,750
	50,000	—		—	19.40	10/2/2011	—		—	—		—
	25,000	—		—	4.77	7/18/2012	—		—	—		—
	75,000	—		—	7.36	12/12/2012	—		—	—		—
	35,000	—		—	9.97	4/25/2013	—		—	—		—
	31,500	—		—	14.57	10/17/2013	—		—	—		—
	23,500	—		—	12.16	12/10/2013	—		—	—		—
	27,000	—		—	12.30	7/12/2014	—		—	—		—
	63,000	—		—	14.90	12/17/2014	—		—	—		—
	33,750	—		—	18.60	12/9/2015	—		—	—		—
	16,875	—		—	20.79	5/2/2016	—		—	—		—
	30,000	—		—	14.38	12/12/2016	—		—	—		—
	15,000	5,000		—	15.95	6/1/2017	—		—	—		—
	11,250	3,750		—	14.13	11/5/2017	—		—	—		—
	20,000	20,000	(12)	—	12.29	5/27/2018	—		—	—		—
	16,250	48,750	(12)	—	8.55	5/26/2019	—		—	—		—
	10,000	30,000		—	9.21	11/18/2019	—		—	—		—
	—	93,000		—	11.74	5/17/2020	—		—	—		—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)		(h)(11)	(i)		(j)(11)
Gordon G. Pugh	—	—	—	—	—	1,500	(3)	19,425	—		—
	—	—	—	—	—	500	(4)	6,475	—		—
	—	—	—	—	—	3,000	(5)	38,850	—		—
	—	—	—	—	—	6,375	(6)	82,556	—		—
	—	—	—	—	—	11,250	(7)	145,688	—		—
	—	—	—	—	—	13,100	(8)	169,645	—		—
	—	—	—	—	—	—		—	5,000	(9)	64,750
	160,000	—	—	25.96	1/7/2012	—		—	—		—
	4,000	—	—	4.77	7/18/2012	—		—	—		—
	24,000	—	—	7.36	12/12/2012	—		—	—		—
	15,400	—	—	9.97	4/25/2013	—		—	—		—
	30,000	—	—	14.57	10/17/2013	—		—	—		—
	54,600	—	—	12.16	12/10/2013	—		—	—		—
	30,000	—	—	12.30	7/12/2014	—		—	—		—
	70,000	—	—	14.90	12/17/2014	—		—	—		—
	37,500	—	—	18.60	12/9/2015	—		—	—		—
	18,750	—	—	20.79	5/2/2016	—		—	—		—
	20,000	—	—	14.38	12/12/2016	—		—	—		—
	22,500	7,500	—	15.95	6/1/2017	—		—	—		—
	11,250	3,750	—	14.13	11/5/2017	—		—	—		—
	22,500	22,500	—	12.29	5/27/2018	—		—	—		—
	16,250	48,750	—	8.55	5/26/2019	—		—	—		—
	7,500	22,500	—	9.21	11/18/2019	—		—	—		—
	—	91,200	—	11.74	5/17/2020	—		—	—		—

Notes to Outstanding Equity Awards at 2011 Fiscal Year-end

(1)
Grant date of all stock options is ten years prior to the option expiration date (Column (f)). All stock options vest ratably in 25% increments on the first four anniversaries of the grant date.

(2)
Stock options expire ten years from the grant date.

(3)
Restricted stock awards granted on June 1, 2007 under the 2002 Restricted Stock Award Plan. The unvested restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, unvested restricted stock awards are forfeited on the date of termination.

(4)
Restricted stock awards granted on November 5, 2007 under the 2002 Restricted Stock Award Plan. The unvested restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, unvested restricted stock awards are forfeited on the date of termination.

(5)
Restricted stock awards granted on May 27, 2008 under the 2002 Restricted Stock Award Plan. The unvested restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, unvested restricted stock awards are forfeited on the date of termination.

(6)
Restricted stock awards granted on May 26, 2009 under the 2008 Plan. The unvested restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, unvested restricted stock awards are forfeited on the date of termination.

(7)
Restricted stock awards granted on November 18, 2009 under the 2008 Plan. With the exception of Mr. Pops, the unvested restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. The unvested restricted stock awards granted to Mr. Pops vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. No dividend equivalents are paid on unvested restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, unvested restricted stock awards are forfeited on the date of termination.

(8)
Restricted stock awards granted on May 17, 2010 under the 2008 Plan. The unvested restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on unvested restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, unvested restricted stock awards are forfeited on the date of termination.

(9)
Restricted stock awards granted on May 27, 2008 under the 2002 Restricted Stock Award Plan. Mr. Pops received 10,000 restricted stock awards and Messrs. Frates, Landine and Pugh each received 5,000 restricted stock awards that would vest in full upon the later of the NASDAQ-reported trading price of our common stock having a five-day trailing average closing price of US$19.00 or more per share provided that, if such an event occurs during the first year after grant, the restricted stock award will vest in full upon the one year anniversary of the grant date; such restricted stock awards would expire if not vested five years after grant. As of March 31, 2011, the restricted stock awards had not vested. In the event the individual's employment or any other relationship with us is terminated for any reason, unvested restricted stock awards are forfeited on the date of termination.

(10)
Stock award granted on May 26, 2009 under the 2008 Plan. Mr. Pops received 25,000 restricted stock awards that would vest upon the receipt of regulatory approval from the FDA for BYDUREON provided that, if such an event occurs during the first year after grant, the restricted stock award would vest in full upon the one year anniversary of the grant date. These restricted stock awards will expire if not vested five years after grant. As of March 31, 2011, these restricted stock awards have not vested. In the event the individual's employment or any other relationship with us is terminated for any reason, unvested restricted stock awards are forfeited on the date of termination.

(11)
Market value is based on the closing price of our common stock on March 31, 2011 (the last day of trading for the fiscal year ended March 31, 2011) as reported by NASDAQ, which was US$12.95.

(12)
Subject to vesting upon retirement in accordance with the following retirement provision: If any employee, including a named executive officer, retires after having met certain of our retirement eligibility criteria, then those stock options granted under our 2008 Plan before May 17, 2010 and under the 1998 Equity Incentive Plan and amended and restated 1999 Stock Option Plan (i) before May 17, 2010 but after December 9, 2004 or (ii) before December 9, 2004 with an exercise price less than US$13.69, shall vest and become exercisable in full for a period of five years after retirement, not to exceed the full term of the grant.

Option Exercises and Stock Vested—for Fiscal Year Ended March 31, 2011

        The following table presents information regarding option exercising and vesting of restricted stock awards for each named executive officer during the year ended March 31, 2011:

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (US$)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (US$)
(a)	(b)	(c)	(d)	(e)
Richard F. Pops	—	—	12,500	144,305
James M. Frates	—	—	12,375	138,120
Elliot W. Ehrich	45,245	236,882	10,625	118,788
Michael J. Landine	—	—	10,750	120,223
Gordon G. Pugh	—	—	9,375	105,188

Pension Benefits—for Fiscal Year Ended March 31, 2011

        We have no defined benefits plans or other supplemental retirement plans for the named executive officers.

Nonqualified Deferred Compensation—for Fiscal Year Ended March 31, 2011

        We have no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the named executive officers.

Potential Payments upon Termination or Change in Control

        If, during the term of the executive officer's employment agreement with us, we terminate such executive officer's employment without cause or such executive officer terminates his employment for "good reason" (e.g., a material diminution in his responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his employment) and such executive officer thereafter signs a general release of claims, we will provide severance, as follows: to Mr. Pops, over a twenty-four month period, we will pay an amount equal to two times the sum of (i) his current base salary, plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in our health benefit plans during such twenty-four month period; and to Messrs. Frates, Landine and Pugh and Dr. Ehrich, over a twelve month period, we will pay an amount equal to the sum of (i) his current base salary plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in our health benefit plans during such twelve month period.

        Under the employment agreements with our executive officers, in the event of a change in control, each executive officer would be entitled to continue his employment with us for a period of two years following the change in control. If, during this two-year period, we terminate such executive officer without cause or if such executive officer terminates his employment for "good reason," we shall pay such executive officer a pro rata bonus (based upon the average of the annual bonus for the prior two years) for the year in which the termination occurs. Additionally, he or she will receive a lump sum payment equal to, for Mr. Pops, two times, and for Messrs. Frates, Landine and Pugh and Dr. Ehrich, one and one-half times, the sum of his then base salary (or the base salary in effect at the time of the change in control, if higher) plus an amount equal to the average of his annual bonus during the prior two years. Each executive officer will also be entitled to continued participation in our health benefit plans, for Mr. Pops, for a period of two years following the date of termination, and for Messrs. Frates, Landine and Pugh and Dr. Ehrich, for a period of eighteen months following the date of termination. These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if we terminate such executive officer without cause or if such executive officer terminates his employment for good reason, provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during the period of employment of the executive officer. Each executive officer is also entitled to a "gross-up payment" equal to the excise tax imposed upon the severance payments made in the event of a change in control, if any payment or benefit to the executive, whether pursuant to the employment agreement or otherwise, is considered an "excess parachute payment" and subject to an excise tax under the Code.

        Upon a change in control of our company, all outstanding stock options issued under our amended and restated 1999 Stock Option Plan and all outstanding stock options and restricted stock unit awards with time-based vesting issued under the 2008 Plan become exercisable. Restricted stock awards issued under our 2002 Restricted Stock Award Plan, all awards with conditions and restrictions relating to the attainment of performance goals issued under the 2008 Plan, and all other outstanding stock options may become vested and nonforfeitable in connection with a change in control in the Committee's discretion.

        Except as set forth below, if any employee, including a named executive officer, retires after having met certain of our retirement eligibility criteria, then those stock options granted under our 2008 Plan before May 17, 2010, and under our 1998 Equity Incentive Plan and amended and restated 1999 Stock Option Plan (i) before May 17, 2010 but after December 9, 2004 or (ii) before December 9, 2004 with an exercise price less than US$13.69, shall vest and become exercisable in full for a prescribed period of time after retirement, not to exceed the full term of the grant. As of March 31, 2011, Messrs. Pops, Frates and Landine were the only named executive officers who met the retirement eligibility criteria reflected in these stock option grants; however, as previously discussed, Mr. Pops is not entitled to the benefit of this retirement provision for stock options granted to him for performance during fiscal years 2008, 2009, 2010 and 2011. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient's date of termination from service and unvested stock options are forfeited. In addition, in the event an employee (including a named executive officer) is terminated by reason of death or permanent disability, his stock options shall vest and become exercisable in full for a period of one to three years following termination depending on the date of the stock option grant, not to exceed the full term of the grant.

        The named executive officers are entitled to certain benefits upon death or disability available to all our employees, as described below. Under our flexible benefits program, all of our eligible employees, including the named executive officers, have the ability to purchase long-term disability coverage that will pay up to 60% of base monthly salary, up to US$20,000 per month during disability. In addition, under our flexible benefits program, we provide life insurance coverage for all of our eligible employees, including the named executive officers, equal to two times base salary, with a maximum of US$500,000 in coverage paid by us. In the event of termination due to death or disability, stock options granted prior to November 2000 become exercisable for a one-year period, not to exceed the full term of the grant, and stock options granted after November 2000 become fully vested and exercisable for a three-year period, not to exceed the full term of the grant.

Potential Post-Termination Payments

        The following table summarizes the potential payments to each named executive officer under various termination events. The table assumes that the event occurred on March 31, 2011, and the calculations use the closing price of our common stock on March 31, 2011 (the last trading day of fiscal year 2011) as reported by NASDAQ, which was US$12.95 per share.

Name and Payment Elements	Voluntary Termination or Retirement(1) (US$)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Not Following a Change in Control(2) (US$)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change In Control(3)(4) (US$)
Richard F. Pops
Cash Compensation:
Severance	—	2,313,925	2,761,588
Equity Awards:
Stock Options and awards	—	—	5,815,350
Benefits:
Health and Dental Insurance	—	35,587	35,587
Total	—	2,349,512	8,612,525
James M. Frates
Cash Compensation:
Severance	—	625,259	1,139,548
Equity Awards:
Stock Options and awards	231,000	—	1,067,754
Benefits:
Health and Dental Insurance	—	17,039	25,559
Total	231,000	642,298	2,232,861
Elliot W. Ehrich
Cash Compensation:
Severance	—	621,703	1,142,856
Equity Awards:
Stock Options and awards	—	—	758,474
Benefits:
Health and Dental Insurance	—	17,793	26,690
Total	—	639,496	1,928,020
Michael J. Landine
Cash Compensation:
Severance	—	570,711	1,046,176
Equity Awards:
Stock Options and awards	227,700	—	729,236
Benefits:
Health and Dental Insurance	—	12,108	18,161
Total	227,700	582,819	1,793,573
Gordon G. Pugh
Cash Compensation:
Severance	—	612,997	1,117,193
Equity Awards:
Stock Options and awards	—	—	652,096
Benefits:
Health and Dental Insurance	—	17,793	26,690
Total	—	630,790	1,795,979

Notes to Potential Post-Termination Payments

(1)
If any employee, including a named executive officer, retires after having met certain of our retirement eligibility criteria, then those stock options granted under our 2008 Plan before May 17, 2010 and under the 1998 Equity Incentive Plan and amended and restated 1999 Stock Option Plan (i) before May 17, 2010 but after December 9, 2004 or (ii) before December 9, 2004 with an exercise price less than US$13.69, shall vest and become exercisable in full for a period of five years after retirement, not to exceed the full term of the grant. As of March 31, 2011, Messrs. Pops, Frates and Landine were the only named executive officers who met such retirement eligibility criteria; however, stock options awarded to Mr. Pops for performance in fiscal years 2008 through 2011 and as a result of his assuming the role of our Chairman, President and Chief Executive Officer in fiscal year 2010 are not eligible for this retirement benefit.

(2)
If, during the term of the executive officer's employment agreement with us, we terminate such executive officer's employment without cause or such executive officer terminates his employment for "good reason" (e.g., a material diminution in his responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his employment) and such executive officer thereafter signs a general release of claims, we will provide severance, as follows: to Mr. Pops, over a twenty-four month period, we will pay an amount equal to two times the sum of (i) his current base salary, plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in our health benefit plans during such twenty-four month period; and to Messrs. Frates, Landine and Pugh and Dr. Ehrich, over a twelve-month period, we will pay an amount equal to the sum of (i) his current base salary plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in our health benefit plans during such twelve-month period.

(3)
Under the employment agreements with our executive officers, in the event of a change in control, each executive officer would be entitled to continue his employment with us for a period of two years following the change in control. If, during this two-year period, we terminate such executive officer without cause or if such executive officer terminates his employment for "good reason," we shall pay such executive officer a pro rata bonus (based upon the average of the annual bonus for the prior two years) for the year in which the termination occurs. Additionally, he or she will receive a lump sum payment equal to, for Mr. Pops, two times, and for Messrs. Frates, Landine and Pugh and Dr. Ehrich, one and one-half times, the sum of: (i) his then base salary (or the base salary in effect at the time of the change in control, if higher) plus (ii) an amount equal to the average of his annual bonus during the prior two years. Each executive officer will also be entitled to continued participation in our health benefit plans, for Mr. Pops, for a period of two years following the date of termination, and for Messrs. Frates, Landine and Pugh and Dr. Ehrich, for a period of eighteen months following the date of termination. These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if we terminate such executive officer without cause or if such executive officer terminates his employment for good reason, provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during the period of employment of the executive officer. Each executive officer is also entitled to a "gross-up payment" equal to the excise tax imposed upon the severance payments made in the event of a change in control, if any payment or benefit to the executive, whether pursuant to the employment agreement or otherwise, is considered an "excess parachute payment" and subject to an excise tax under the Code. In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, we will "gross up," on an after-tax basis, the executive officer's compensation for all federal, state and local income and excise taxes.

(4)
All options granted under the amended and restated 1999 Stock Option Plan and all options and restricted stock unit awards with time-based vesting issued under the 2008 Plan vest in full upon a change in control. This amount represents the difference between the exercise price and the market closing price of our common stock on March 31, 2011, which was US$12.95 per share, for outstanding unvested stock options that had an exercise price less than US$12.95 per share and the value of unvested restricted stock unit awards with time-based vesting, assuming a price of US$12.95 per share.

Risk Assessment of Compensation Policies and Practices

        The Compensation Committee, at the direction of the Board, reviewed our compensation policies and practices and concluded that these policies and practices are not structured to be reasonably likely to have a material adverse effect on the Company. Specifically, our compensation programs contain many features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

  •
  a balance of fixed cash compensation and variable cash and equity compensation, with variable compensation tied both to short- and long-term objectives and the long-term value of our stock price;

  •
  the Compensation Committee's ability to exercise discretion in determining incentive program payouts and equity awards;

  •
  share ownership guidelines applicable to our directors and executive officers; and

  •
  mandatory training on our policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Compensation of Directors During Fiscal Year Ended March 31, 2011

        Each of our non-employee directors and any director who serves as our part-time employee receive an annual retainer fee of $30,000 paid quarterly, in advance, and, on the date of our annual meeting, an option to purchase 20,000 shares of common stock. In addition, upon becoming a member of the Board, each new non-employee and part-time employee director who is not then a consultant to us automatically receives a one-time grant of options to purchase 20,000 shares of common stock. If a new non-employee director is elected other than at the annual meeting of shareholders, the newly elected non-employee director also receives a grant of options equal to the product of 20,000 shares of common stock multiplied by a fraction, the numerator of which equals the number of months remaining until the next annual meeting of our shareholders and the denominator of which equals 12. David W. Anstice, Floyd E. Bloom, Robert A. Breyer, Geraldine Henwood, Paul J. Mitchell, Alexander Rich and Mark B. Skaletsky served as non-employee directors for all of the fiscal year ended March 31, 2011. Wendy L. Dixon was elected to the Board on January 13, 2011 and served for the remainder of the fiscal year ended March 31, 2011 as a non-employee director. For the fiscal year ended March 31, 2011, Michael A. Wall served as our director and as a part-time employee of our company. Richard F. Pops became Chairman of the Board effective April 1, 2007 and was an employee during the fiscal year ended March 31, 2011.

        Under the 2008 Plan, an option to purchase 20,000 shares of common stock is granted automatically each year on the date of our annual meeting of shareholders for non-employee directors. Under the 2008 Plan, an option to purchase 20,000 shares of common stock is granted by resolution of the Committee each year on the date of our annual meeting of shareholders for part-time employee directors; such option grant contains the same terms and conditions as the option grant to non-employee directors. All of such options are exercisable at the fair market value of the common stock on the date such options are granted and vest, in full, six months following their grant. Non-employee and part-time employee directors do not receive any options to purchase shares of common stock except for the yearly grant described above and the one-time grant of an option to purchase 20,000 shares of our common stock upon joining the Board.

        With the exception of Mr. Pops, each director receives an attendance fee of $2,500 per Board meeting and $1,250 for each telephonic Board meeting. Mr. Pops does not receive stock options or attendance fees for his service on the Board.

        The Board adopted the following annual retainers, to be paid pro rata on a quarterly basis, for service beginning April 1, 2010:

  Audit and Risk Committee Chair: $22,000
  Audit and Risk Committee member: $10,000
  Compensation Committee Chair: $15,000
  Compensation Committee member: $7,500
  Nominating and Corporate Governance Committee Chair: $10,000
  Nominating and Corporate Governance Committee member: $5,000

        We reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us and extends coverage to them under our travel accident and directors' and officers' indemnity insurance policies.

        Mr. Wall has been a part-time employee of our company since January 1, 2004. During the fiscal year ended March 31, 2011, Mr. Wall received compensation of $79,445 for the services that he performed for us outside of his capacity as a director. We believe that we obtain services from Mr. Wall on terms no less favorable to us than those of an independent third party.

Director Compensation Table—for Fiscal Year Ended March 31, 2011

        The following table presents and summarizes the compensation of our directors for the year ended March 31, 2011.

Name(a)	Fees Earned or Paid in Cash ($)(b)(1)	Stock Awards ($)(c)	Option Awards ($)(d)(2)(3)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and NQDC Earnings ($)(f)	All Other Compensation ($)(g)(4)	Total ($)(h)
David W. Anstice	52,500	—	145,994	—	—	—	198,494
Floyd E. Bloom	60,000	—	145,994	—	—	—	205,994
Robert A. Breyer	45,000	—	145,994	—	—	—	190,994
Wendy L. Dixon	11,250	—	222,075	—	—	—	233,325
Geraldine Henwood	53,750	—	145,994	—	—	—	199,744
Paul J. Mitchell	74,500	—	145,994	—	—	—	220,494
Alexander Rich	50,000	—	145,994	—	—	—	195,994
Mark B. Skaletsky	70,000	—	145,994	—	—	—	215,994
Michael A. Wall*	45,000	—	145,994	—	—	79,445	270,439

Notes to Director Compensation Table—For Fiscal Year Ended March 31, 2011

*
Part-time employee director.

(1)
Represents fees earned by our directors in the fiscal year ended March 31, 2011 for services as a director, including annual retainer fees, committee and/or committee chair fees and meeting fees.

(2)
The amounts in column (d) reflect the aggregate grant date fair value recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, in accordance with GAAP for stock option awards granted in the fiscal year ended March 31, 2011. With the exception of Dr. Dixon, on October 5, 2010, each director received an option to purchase 20,000 shares of common stock, which had an estimated grant date fair value of $7.30 per share. Upon her election to the Board on January 13, 2011, Dr. Dixon received an option to purchase 35,000 shares of common stock, which had an estimated grant date fair value of $6.35 per share. The stock options granted to the non-employee directors and part-time employee directors were granted under the 2008 Plan. Stock options granted under the 2008 Plan are nonqualified stock options that vest six months from the grant date and expire upon the earlier of ten years from the grant date or three years after the optionee terminates their service relationship with us. Additionally, any unvested portion of the option grant shall vest upon the optionee's termination of their service relationship with us. We recognize the cost of the stock options granted to non-employee and part-time employee directors on a straight-line basis over the requisite service period of the stock options. There can be no assurance that the stock options will be exercised or the value realized upon exercise will equal the grant date fair value.

(3)
Assumptions used in the calculation of the fair value of option awards made by us for the stock options granted to directors on October 5, 2010 are as follows: option exercise price, $14.92; expected term, 5.95 years; volatility, 48%; interest rate, 1.68%; dividend yield, zero. The assumptions used in the calculation of the fair value of option awards made by us for the stock options granted to Ms. Dixon on January 13, 2011 was as follows: option exercise price, $12.62; expected term, 5.95 years; volatility, 48%; interest rate, 2.47%; dividend yield, zero. Our directors hold the following aggregate number of outstanding stock options as of March 31, 2011: David W. Anstice, 80,000 shares; Floyd E. Bloom, 200,000 shares; Robert A. Breyer, 172,500 shares; Wendy L. Dixon, 35,000 shares; Geraldine Henwood, 198,000 shares; Paul J. Mitchell, 188,000 shares; Alexander Rich, 200,000 shares; Mark B. Skaletsky, 159,000 shares; and Michael A. Wall, 195,000 shares.

(4)
Mr. Wall has been a part-time employee of our company since January 1, 2004. During the fiscal year ended March 31, 2011, Mr. Wall received compensation of $79,445 for the services that he performed for us outside of his capacity as a director. We believe that Mr. Wall's part-time employee status is no less favorable to us than obtaining services from an independent third party.

Compensation Committee Interlocks and Insider Participation

        For fiscal year ending March 31, 2011, the following directors served on the Committee: Mark B. Skaletsky (Chair), Paul J. Mitchell and David W. Anstice.

        During the last fiscal year, none of our executive officers served as: (i) a member of the Committee (or other committee of the board performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on our Committee; (ii) a director of another entity, one of whose executive officers served on our Committee; or (iii) a member of the Committee (or other committee of the board performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as our director.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following tables set forth information as of February 28, 2012 regarding the beneficial ownership of our ordinary shares (1) immediately prior to and (2) as adjusted to give effect to this offering by:

  •
  each person or group known by us to be a beneficial owner of more than 5% of our ordinary shares;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all our directors and executive officers, taken together.

        The ordinary shares reflected on the table below may be sold by the selling shareholder from time to time in the offering covered by this prospectus. Because the selling shareholder may offer all or any portion of the ordinary shares listed in the table below, no estimate can be given as to the amount of ordinary shares covered by this prospectus that will be held by the selling shareholder upon the termination of the offering. For purposes of the table below, we have assumed all of the ordinary shares to be registered on the registration statement, of which this prospectus is a part, are sold in the offering.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, it is believed that each shareholder identified in the table possesses sole voting and investment power over all of our ordinary shares shown as beneficially owned by that shareholder. Percentage of beneficial ownership is based on Schedule 13D and Schedule 13G filings made with the SEC as of February 14, 2012. Percentage of beneficial ownership after the offering is based on 130,012,429 of our ordinary shares outstanding immediately after the completion of this offering. The business address of each director is Connaught House, 1 Burlington Road, Dublin 4, Ireland and the business address of each executive officer is 852 Winter Street, Waltham, MA 02451.

	Beneficial Ownership Prior to the Offering		Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percent	Number of Ordinary Shares Beneficially Owned	Percent
Shareholders Owning 5% or more:
Elan Corporation, plc(1)	31,900,000	24.62%	—	—
Treasury Building Lower Grand Canal Street Dublin 2 Ireland
FMR LLC(2)	16,960,050	13.088%	16,960,050	13.088%
82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP(3)	17,069,952	13.17%	17,069,952	13.17%
75 State Street Boston, MA 02109

(1)
Based solely on a Schedule 13D dated September 26, 2011, Elan and the Elan Shareholder (together, the Elan Shareholder and Elan, the "Elan Reporting Parties") may be deemed to beneficially own 31,900,000 ordinary shares. The number of ordinary shares as to which each of the Elan Reporting Parties shares the power to vote or direct the vote is 31,900,000. The number of ordinary shares as to which each of the Elan Reporting Parties shares the power to dispose or direct the disposition of is 31,900,000. The number of ordinary shares as to which each of the Elan Reporting Parties has the sole power to vote or direct the vote, dispose or direct the disposition is zero. Elan is a neuroscience-based biotechnology company focused on discovering and developing advanced therapies in neurodegenerative and autoimmune diseases.

The Elan Shareholder is an indirect wholly owned subsidiary of Elan. The principal assets of the Elan Shareholder consist of 31,900,000 ordinary shares of Alkermes and the capital stock of the Elan Shareholder's subsidiaries.

The shares were acquired pursuant to the Business Combination, effective September 16, 2011. The Elan Reporting Parties together acquired common beneficial ownership over the ordinary shares and hold such shares pursuant to a Shareholder's Agreement, dated as of September 16, 2011 among the Elan Reporting Parties and Alkermes. Under the terms of the Shareholder's Agreement, the Elan Shareholder may designate one person for election to the Board until Elan beneficially owns ordinary shares representing less than 10% of the outstanding voting securities of Alkermes. Any Elan shareholder designee must satisfy certain requirements, including, among other things, that such designee be a resident of Ireland and qualify as an "independent director" under applicable provisions of the Exchange Act and under applicable NASDAQ rules and regulations. Until at least September 16, 2012, the Elan Shareholder will be obligated to vote on all matters in accordance with the recommendation of the Board. Thereafter, the Elan Shareholder will remain obligated to vote in accordance with the Board's recommendation until the earlier of such time as (i) Elan's ownership of our voting securities falls below 15% of the voting shares outstanding of Alkermes or (ii) the 30-day weighted average trading price of Alkermes' ordinary shares is at least US$7.595. Under the terms of the Shareholder's Agreement, Elan is subject to a standstill provision until the later of September 16, 2021 or three years from the time the Elan Shareholder ceases to hold more than 10% of the outstanding voting securities of Alkermes. The standstill restrictions generally prevent Elan from acquiring any additional Alkermes voting securities and from taking a number of actions that might result in Elan exerting influence or control over Alkermes. The standstill restrictions will terminate early on certain events, including a decision by Alkermes to publicly seek, recommend or engage in a transaction that would result in a change of control of Alkermes. Elan and the Elan Shareholder are subject to certain restrictions on their ability to transfer ordinary shares without Alkermes' consent. Elan may initially only transfer a portion of its holdings (up to 40.75% (approximately 13 million ordinary shares) of its holdings) in a marketed registered underwritten offering. At least 90 days after such offering, Elan and the Elan Shareholder may transfer a further 31.5% (approximately 10 million ordinary shares) of their initial total stake in Alkermes in another marketed registered underwritten offering. Thereafter, Elan will be subject to certain limitations as to the size of any transfer and the nature of the transferee in connection with directly negotiated transfers. Under the Shareholder's Agreement, Alkermes granted Elan certain customary registration rights, including demand (including shelf) and piggyback registration rights with respect to transfers of ordinary shares. The registration rights will terminate four months after Elan's ownership of Alkermes' voting securities falls below 10% of the outstanding Alkermes voting securities or sooner in certain circumstances.

(2)
Based solely on a Schedule 13G/A dated February 14, 2011, FMR LLC, a parent holding company, has sole voting power over 5,970 ordinary shares of Alkermes and sole investment power over 16,960,050 ordinary shares of Alkermes. Of the shares reported as beneficially owned by FMR LLC:

•
Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 16,958,380 ordinary shares of Alkermes as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

  •
  The ownership of one investment company, Fidelity Growth Company Fund, amounted to 12,207,261 ordinary shares of Alkermes outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 16,958,380 ordinary shares owned by the Funds.

  •
  Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

  •
  Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 1,670 ordinary shares of Alkermes as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 1,670 ordinary shares and sole power to vote or to direct the voting of 1,670 ordinary shares of Alkermes owned by the institutional accounts managed by PGATC as reported above.

(3)
Based solely on a Schedule 13G/A filed February 14, 2012, Wellington Management Company, LLP ("Wellington Management"), in its capacity as investment adviser, may be deemed to beneficially own 17,069,952 ordinary shares of Alkermes which are held of record by clients of Wellington Management. Wellington Management shares voting power over 11,954,121 ordinary shares of Alkermes and shares investment power over 17,069,952 ordinary shares of Alkermes.

	Beneficial Ownership Prior to the Offering		Beneficial Ownership After the Offering
Directors and Executive Officers	Number of Ordinary Shares Beneficially Owned	Percent	Number of Ordinary Shares Beneficially Owned	Percent
David W. Anstice(1)	90,000	*	90,000	*
Floyd E. Bloom(2)(3)	280,375	*	280,375	*
Robert A. Breyer(4)	208,506	*	208,506	*
Wendy L. Dixon(5)	35,000	*	35,000	*
Geraldine A. Henwood(6)	140,000	*	140,000	*
Paul J. Mitchell(7)	196,000	*	196,000	*
Richard F. Pops(8)	2,870,932	2.21%	2,870,932	2.21%
Mark B. Skaletsky(9)	164,000	*	164,000	*
Shane Cooke	—	—	—	—
Elliot W. Ehrich(10)	427,029	*	427,029	*
James M. Frates(11)	748,796	*	748,796	*
Michael J. Landine(12)	589,201	*	589,201	*
Gordon G. Pugh(13)	419,802	*	419,802	*
All directors and executive officers as a group (15 individuals in total)	6,571,075	5.05%		5.05%

*
Less than 1%

(1)
Number of shares beneficially owned shown in the table above includes 80,000 shares that Mr. Anstice has the right to acquire within 60 days upon the exercise of stock options.

(2)
Includes 70,281 ordinary shares held by The Corey Bloom Family Trust, 9,028 ordinary shares held by the Floyd E Bloom Charitable Remainder Trust, and 21,066 ordinary shares held by the Jody Corey-Bloom Charitable Remainder Trust. Dr. Bloom is a Trustee of these trusts. He disclaims beneficial ownership of the shares held by such trusts, except to the extent of his pecuniary interest therein, if any.

(3)
Number of shares beneficially owned shown in the table above includes 180,000 shares that Dr. Bloom has the right to acquire within 60 days upon the exercise of stock options.

(4)
Number of shares beneficially owned shown in the table above includes 150,400 shares that Mr. Breyer has the right to acquire within 60 days upon the exercise of stock options.

(5)
Number of shares beneficially owned shown in the table above includes 35,000 shares that Dr. Dixon has the right to acquire within 60 days upon the exercise of stock options.

(6)
Number of shares beneficially owned shown in the table above includes 140,000 shares that Ms. Henwood has the right to acquire within 60 days upon the exercise of stock options.

(7)
Number of shares beneficially owned shown in the table above includes 188,000 shares that Mr. Mitchell has the right to acquire within 60 days upon the exercise of stock options.

(8)
Number of shares beneficially owned shown in the table above includes 2,535,000 shares that Mr. Pops has the right to acquire within 60 days upon the exercise of stock options.

(9)
Number of shares beneficially owned shown in the table above includes 159,000 shares that Mr. Skaletsky has the right to acquire within 60 days upon the exercise of stock options.

(10)
Number of shares beneficially owned shown in the table above includes 410,450 shares that Dr. Ehrich has the right to acquire within 60 days upon the exercise of stock options.

(11)
Number of shares beneficially owned shown in the table above includes 666,796 shares that Mr. Frates has the right to acquire within 60 days upon the exercise of stock options.

(12)
Number of shares beneficially owned shown in the table above includes 488,875 shares that Mr. Landine has the right to acquire within 60 days upon the exercise of stock options.

(13)
Number of shares beneficially owned shown in the table above includes 395,300 shares that Mr. Pugh has the right to acquire within 60 days upon the exercise of stock options.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Shareholder's Agreement with Elan

        In connection with the Business Combination, we entered into a Shareholder's Agreement with Elan and the Elan Shareholder. Under the terms of the Shareholder's Agreement, Elan has the right to designate one person for election to our board until such time as Elan's beneficial ownership of our ordinary shares has been reduced below 10% of the then outstanding voting shares. Any Elan shareholder designee must satisfy certain requirements, including, among other things, that such person be a resident of Ireland and qualify as an "independent director" under applicable provisions of the Exchange Act and under applicable NASDAQ rules and regulations. Elan has not exercised such right to designate one person for election to our board.

        Under the terms of the Shareholder's Agreement, Elan is subject to a standstill provision until the later of September 16, 2021 and three (3) years from the time Elan ceases to hold more than 10% of our then outstanding voting shares. The standstill provision generally prevents Elan from acquiring any more of our ordinary shares and from taking a number of actions that might result in Elan exerting influence or control over us. The standstill provisions will terminate early on certain events, including a decision by us to publicly seek, recommend or engage in a transaction that would result in our change of control.

        Under the Shareholder's Agreement, the Elan Shareholder has agreed to vote on all matters in accordance with the recommendation of our board of directors until at least September 16, 2012, and thereafter until the earlier of such time as (i) Elan's ownership of our voting securities falls below 15% of our voting shares outstanding or (ii) the 30-day weighted average trading price of our ordinary shares is at least USD$7.595.

        Under the Shareholder's Agreement, Elan is subject to certain restrictions on its ability to transfer our ordinary shares without our consent. Elan may initially only transfer a portion of its holdings (up to 40.75% (approximately 13 million ordinary shares) of its holdings) in a marketed registered underwritten offering. At least 90 days after such offering, Elan may only transfer a further portion of its holdings (up to an additional 31.5% (approximately 10 million ordinary shares) of its holdings) in another marketed registered underwritten offering. Thereafter, Elan will be subject to certain limitations as to the size of any transfer and the nature of the transferee in connection with directly negotiated transfers. Under the Shareholder's Agreement, Elan has certain customary registration rights, including demand (including shelf) and piggyback registration rights with respect to transfers of our ordinary shares. The registration rights terminate four months after Elan's ownership of our voting securities falls below 10% of our ordinary shares outstanding or sooner in certain circumstances.

Development and Manufacturing Services Agreement

        On September 16, 2011, we entered into a Development and Manufacturing Services Agreement with Elan, pursuant to which we may perform certain development services in respect of an Elan clinical product, and have the right to manufacture a certain percentage of clinical, registration and, if approved, commercial supplies of such product.

Transition Services Agreement

        On September 16, 2011, we entered into an Agreement for the Provision of Transitional Services with Elan, pursuant to which we purchased and continue to purchase from Elan certain transition services for specified periods of time following the closing of the Business Combination. The services are currently due to terminate on September 30, 2012.

Policy Concerning Related Person Transactions

        Our Audit and Risk Committee charter, which is posted on the Corporate Governance tab of the Investors section of our website, available at http://investor.alkermes.com, makes clear that our Audit and Risk Committee is responsible for reviewing transactions with related persons, including transactions that would be required to be disclosed in this prospectus in accordance with SEC rules. In addition, our Code of Business Conduct and Ethics, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair that person's ability to make objective and fair decisions while acting in their company roles and requires that, among other things, any transactions with related persons be disclosed to, and receive the approval of, the appropriate committee of our board.

        In addition, at the end of each fiscal quarter, we ask all of our directors and officers (vice presidents and higher) to disclose a list of their "related parties"; this practice is not pursuant to a written policy or procedure. Related parties are defined as any public, private, profit, or non-profit companies or organizations of which they or their immediate family is an officer, director or 10% or greater shareholder. All reported "related parties" are sent to our Finance department, which checks them against transactions of the company in that prior quarter. At the Audit and Risk Committee meeting held to review the quarter's financial results, any transactions between a reported related party and us are reported to the Audit and Risk Committee for its review and, if deemed appropriate by the Audit and Risk Committee in its sole discretion, approval.

DESCRIPTION OF ORDINARY SHARES

        The following description of our ordinary shares is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Acts of 1963 to 2009 (the "Companies Acts"), and the complete text of our memorandum and articles of association included as exhibits to our registration statement. You should read those laws and documents carefully.

Capital Structure

Authorized and Issued Share Capital

        Our authorized share capital is €40,000 and $5,000,000, of which 40,000 are ordinary shares with a nominal value of €1.00 each, 450,000,000 are ordinary shares with a nominal value of $0.01 each and 50,000,000 are undesignated preferred shares with a nominal value of $0.01 each. Our issued share capital is 129,862,225, comprised of 129,862,225 ordinary shares with nominal value of $0.01 each. All issued shares are fully paid-up and non-assessable.

        We may issue shares subject to the maximum authorized share capital contained in our memorandum and articles of association. Our authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes of a company's shareholders cast at a general meeting (referred to under Irish law as an "ordinary resolution"). As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, after which it must be renewed by the shareholders by an ordinary resolution. Our articles of association authorize our board of directors to issue new ordinary or preferred shares out of the current authorized share capital without shareholder approval for a period of five years from the date such articles of association were approved by our shareholders, which occurred on September 15, 2011.

        The rights and restrictions applicable to our ordinary shares are prescribed in our articles of association. Our articles of association permit the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by us. Our board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of that class or series of shares, to provide from time to time for the issuance of other classes or series of preferred shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

        Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of our fractional shares, and our official Irish register will not reflect any fractional shares.

Preemption Rights, Share Warrants and Share Options

        Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. We have opted out of these preemption rights in our articles of association as permitted under Irish company law. However, Irish law requires this opt-out to be renewed at least every five years by a resolution approved by not less than 75% of the votes of our shareholders cast at a general meeting (referred to under Irish law as a "special resolution"). If the opt-out is not renewed, shares issued for cash must be offered to our existing shareholders on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. Our opt-out is scheduled to expire September 15, 2016 unless it is renewed prior to that date. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee stock option or similar equity plan.

        Our articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. We are subject to the rules of NASDAQ and the Code, that require shareholder approval of certain equity plan and share issuances. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the Business Combination, we assumed Old Alkermes' existing obligations to deliver shares under its equity incentive plans, pursuant to the terms thereof.

Dividends

        Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

        The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our "relevant accounts." The "relevant accounts" will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts, which give a "true and fair view" of our unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

        On November 8, 2011, the Irish High Court approved the petition to reduce our share premium account and, accordingly, distributable reserves were created.

        Our articles of association authorize the board of directors to declare dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in USD or any other currency.

        Our board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to us in relation to our shares.

        The directors may also authorize us to issue shares with preferred rights to participate in dividends we declare. The holders of preferred shares may, depending on their terms, rank senior to our ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

        For information about the Irish tax issues relating to dividend payments, please see "Certain Irish and United States Federal Income Tax Considerations—Irish Tax Considerations."

Share Repurchases, Redemptions and Conversions

Overview

        Our articles of association provide that any ordinary share that Alkermes plc has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, our repurchase of ordinary shares will technically be effected as a redemption of those shares as described below under "Description of Ordinary Shares—Our Repurchases and Redemptions." If our articles of association did not contain such provision, our repurchases would be subject to many of the same rules that apply to purchases of our ordinary shares by subsidiaries described below under "Description of Ordinary Shares—Purchases by Our Subsidiaries" including the shareholder approval requirements described below and the requirement that any open-market purchases be effected on a "recognized stock exchange." Except where otherwise noted, references elsewhere in this prospectus to repurchasing or buying back our ordinary shares refer to our redemption of ordinary shares or our purchase or one of our subsidiary's purchase of ordinary shares, in each case in accordance with our articles of association and Irish company law as described below.

Our Repurchases and Redemptions

        Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Please see also "Description of Ordinary Shares—Dividends" and "Risk Factors." We may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be canceled or held in treasury. Based on the provision of our articles described above, shareholder approval will not be required to redeem our shares.

        We may also be given an additional general authority to purchase our own shares open-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.

        Our board of directors may also issue preferred shares that may be redeemed at our option or the option of the shareholder, depending on the terms of such preferred shares. Please see "Description of Ordinary Shares—Authorized and Issued Share Capital" for additional information on preferred shares.

        Under Irish law, repurchased and redeemed shares may be canceled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be canceled by us or re-issued subject to certain conditions.

Purchases by Our Subsidiaries

        Under Irish law, an Irish or non-Irish subsidiary may purchase our shares either on-market or off-market. For one of our subsidiaries to make on-market purchases of our ordinary shares, our shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of our ordinary shares is required. For an off-market purchase by one of our subsidiaries, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at our registered office.

        The purchase of our ordinary shares by our subsidiaries has been authorized in an aggregate amount approximately equal to the then remaining authorization under the Old Alkermes share repurchase program. This authorization will expire no later than 18 months after the date on which it was granted.

        In order for one of our subsidiaries to make an on-market purchase of our shares, such shares must be purchased on a "recognized stock exchange." NASDAQ, on which our shares are listed, is specified as a recognized stock exchange for this purpose by Irish company law.

        The number of shares held by our subsidiaries at any time will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Share Repurchase Program

        Our share repurchase program authorizes us to repurchase up to $215 million of our ordinary shares at the discretion of management from time to time in the open market or through privately negotiated transactions. The repurchase program has no set expiration date and may be suspended or discontinued at any time. As of December 31, 2011, we had purchased a total of 8,866,342 shares under this program at a cost of $114 million.

Lien on Shares, Calls on Shares and Forfeiture of Shares

        Our articles of association provide that we will have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as ours and will only be applicable to our shares that have not been fully paid up.

Consolidation and Division; Subdivision

        Under our articles of association, we may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares or subdivide our shares into smaller amounts than is fixed by our memorandum and articles of association.

Reduction of Share Capital

        We may, by ordinary resolution, reduce our authorized share capital in any way. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any way.

Annual Meetings of Shareholders

        We are required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end. We will hold our first annual general meeting in Ireland in 2012. Under Irish law, our first annual general meeting is permitted to be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting.

        Notice of an annual general meeting must be given to all our shareholders and to our auditors. Our articles of association provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

        The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor's remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary General Meetings of Shareholders

        Extraordinary general meetings of our shareholders may be convened by (i) the board of directors, (ii) at the request of shareholders holding not less than 10% of our paid up share capital carrying voting rights, or (iii) at the request of our auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

        Notice of an extraordinary general meeting must be given to our shareholders and to our auditors. Under Irish law and our articles of association, the minimum notice periods are 21 days' notice in writing for an extraordinary general meeting to approve a special resolution and 14 days' notice in writing for any other extraordinary general meeting.

        In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of this required notice, the board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the required notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

        If the board of directors becomes aware that our net assets are not greater than half of the amount of our called-up share capital, our directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

        Our articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy holding not less than a majority of our issued and outstanding shares entitled to vote at the meeting in question constitute a quorum.

Voting

        Our articles of association provide that the board or the chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

        Every shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by our articles of association, which permit shareholders to notify us of their proxy appointments electronically in such manner as may be approved by the board.

        In accordance with our articles of association, our directors may from time to time authorize us to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares). Treasury shares or shares of the Company that are held by our subsidiaries will not be entitled to be voted at general meetings of shareholders.

        Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

  (a)
  amending our objects or memorandum of association;

  (b)
  amending our articles of association;

  (c)
  approving a change of our name;

  (d)
  authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

  (e)
  opting out of preemption rights on the issuance of new shares;

  (f)
  re-registration from a public limited company to a private company;

  (g)
  variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

  (h)
  purchase of our own shares off-market;

  (i)
  reduction of issued share capital;

  (j)
  sanctioning a compromise/scheme of arrangement;

  (k)
  resolving that we be wound up by the Irish courts;

  (l)
  resolving in favor of a shareholders' voluntary winding-up;

  (m)
  re-designation of shares into different share classes; and

  (n)
  setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

        Under our articles of association and the Companies Acts, any variation of class rights attaching to our issued shares must be approved by a special resolution of the shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares.

        The provisions of our articles of association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined by reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of the holders present in person or by proxy representing at least one half of the issued shares of that class.

Inspection of Books and Records

        Under Irish law, shareholders have the right to: (i) receive a copy of our memorandum and articles of association and any act of the Irish Government which alters our memorandum; (ii) inspect and obtain copies of our minutes of general meetings and resolutions; (iii) inspect and receive a copy of our register of shareholders, register of directors and secretaries, register of directors' interests and other statutory registers; (iv) receive copies of balance sheets and directors' and auditors' reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any of our subsidiaries which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. Our auditors will also have the right to inspect all our books, records and vouchers. The auditors' report must be circulated to shareholders with our financial statements prepared in accordance with Irish law at least 21 days before the annual general meeting and must be read to the shareholders at our annual general meeting.

Acquisitions

        An Irish public limited company may be acquired in a number of ways, including:

        (a)   a court-approved scheme of arrangement under the Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

        (b)   through a tender or takeover offer by a third party for all of our shares. Where the holders of 80% or more of our shares have accepted an offer for such shares, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its "squeeze out" right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If our shares were to be listed on the Irish Stock Exchange or another regulated stock exchange in the EU, this threshold would be increased to 90%; and

        (c)   by way of a merger with a EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a merger must be approved by a special resolution of the shareholders. If we are being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to our shareholders is not all in the form of cash, our shareholders may be entitled to require their shares to be acquired at fair value.

        Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company's property and assets.

Appraisal Rights

        Generally, under Irish law, shareholders of an Irish company do not have dissenters' or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as we are and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the EU and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger, or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

        Under the Companies Acts, shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 5% or more of our shares; or if as a result of a transaction a shareholder who was interested in more than 5% of our shares ceases to be so interested. Where a shareholder is interested in more than 5% of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital of (or any such class of share capital in issue). Where the percentage level of the shareholder's interest does not amount to a whole percentage this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder's interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder's rights in respect of any shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

        In addition to these disclosure requirements, we may, under the Companies Acts, by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in our shares, to provide additional information, including the person's own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

        (a)   any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

        (b)   no voting rights shall be exercisable in respect of those shares;

        (c)   no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

        (d)   no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.

        The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

        A transaction in which a third party seeks to acquire 30% or more of our voting rights will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The "General Principles" of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

        The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

        (a)   in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

        (b)   the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

        (c)   the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company's place of business;

        (d)   false markets in the securities of the target company or any other company concerned by the offer must not be created;

        (e)   a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

        (f)    a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

        (g)   a "substantial acquisition" of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

        Under certain circumstances, a person who acquires our shares may be required under the Irish Takeover Rules to make a mandatory cash offer for our remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or (any parties acting in concert with the acquirer) during the previous twelve months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of our voting rights, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of our voting rights would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a twelve-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

        If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must be no less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the "look back" period to twelve months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

        If the bidder or any of its concert parties has acquired our ordinary shares (i) during the period of twelve months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

        An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

        The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of our voting rights. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of our voting rights is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of our voting rights and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

        Under the Irish Takeover Rules, our board of directors is not permitted to take any action which might frustrate an offer for our shares once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)
the action is approved by our shareholders at a general meeting; or

(b)
the Irish Takeover Panel has given its consent, where:

(i)
it is satisfied the action would not constitute frustrating action;

(ii)
the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)
the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

(iv)
the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

        Certain other provisions of Irish law or our memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: "Description of Ordinary Shares—Authorized and Issued Share Capital" (regarding issuance of preferred shares), "Description of Ordinary Shares—Preemption Rights, Share Warrants and Share Options," "Description of Ordinary Shares—Disclosure of Interests in Shares," and "Description of Ordinary Shares—Corporate Governance."

Corporate Governance

        Our articles of association allocate authority over our day-to-day management to the board of directors. The board of directors may then delegate our management to committees of the board (consisting of one or more members of the board) or executives, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of our affairs. Committees may meet and adjourn as they determine proper. A vote at any committee meeting will be determined by a majority of votes of the members present.

        We currently have in place an Audit and Risk Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. We have also adopted Reporting Procedures for Auditing and Accounting, Internal Control Matters and Illegal or Unethical Behavior and No Retaliation Policy, Audit and Non-Audit Services Pre-Approval Policy, Charter of the Lead Independent Director, Insider Trading Policy, Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Legal Name; Formation; Fiscal Year; Registered Office

        Our current legal and commercial name is Alkermes plc. We were incorporated in Ireland on May 4, 2011 as a private limited company, under the name Antler Science Two Limited (registration number 498284). On July 25, 2011, Antler Science Two Limited was re-registered as a public limited company under the name Antler Science Two plc. On September 14, 2011, we were re-named Alkermes public limited company. Our fiscal year ends on March 31, and our registered address is Connaught House, 1 Burlington Road, Dublin 4, Ireland.

Duration; Dissolution; Rights upon Liquidation

        Our duration is unlimited. We may be dissolved and wound up at any time by way of a shareholders' voluntary winding up or a creditors' winding up. In the case of a shareholders' voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

        The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in our articles of association or the terms of any preferred shares issued by our directors from time to time. The holders of preferred shares in particular may have the right to priority in our dissolution or winding up. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Our articles of association provide that our ordinary shareholders are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

        Holders of our ordinary shares will not have the right to require us to issue certificates for their shares. We only issue uncertificated ordinary shares.

Stock Exchange Listing

        Our ordinary shares are listed on NASDAQ under the symbol "ALKS." Our ordinary shares are not currently intended to be listed on the Irish Stock Exchange.

No Sinking Fund

        Our ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

        Our ordinary shares are duly and validly issued and fully-paid.

Transfer and Registration of Shares

        Our transfer agent maintains our share register, which is determinative of ownership of our shares. Our shareholders who hold shares beneficially are not the holders of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of any such shares.

        A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

        Any transfer of our ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Our articles of association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, we are (on our behalf or on behalf of our affiliates) entitled to (i) seek reimbursement from the buyer or seller (at our discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at our discretion), and (iii) claim a lien against the ordinary shares on which we have paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our ordinary shares has been paid unless one or both of such parties is otherwise notified by us.

        Our articles of association delegate to our secretary the authority to execute an instrument of transfer on behalf of a transferring party.

        In order to help ensure that the official share register is regularly updated to reflect trading of our ordinary shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with the transfer and that we will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on our official Irish share register (subject to the matters described below).

        The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of our ordinary shares in the public market after this offering, or the anticipation of those sales, could adversely affect market prices of our ordinary shares prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Sales of Control Shares

        Upon completion of this offering, we will continue to have outstanding an aggregate of 130,012,429 ordinary shares. Of these outstanding shares, all of our ordinary shares will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, which shares (including the 31.9 million shares registered pursuant to the registration statement of which the prospectus forms a part) will be subject to the volume limitations and other restrictions of Rule 144 described below. On the date of this prospectus, 38,471,075 shares are held by affiliates and may be sold by the holders in the public market only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, Rule 144 of the Securities Act, each of which is discussed below. Ordinary shares held by holders subject to lockup agreements as described below will be eligible for sale in the public market after the expiration of the lockup period, pursuant to Rule 144.

Incentive Compensation Shares

        As of February 28, 2012, there were incentive awards issued under the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan and certain prior incentive plans in respect of an aggregate of 19,640,387 ordinary shares outstanding. In addition, there were an aggregate of 9,211,474 ordinary shares reserved for future issuance pursuant to awards under those plans and the Alkermes plc Amended and Restated 2011 Stock Option and Incentive Plan.

        Registration statements under the Securities Act cover, and we expect will continue to cover, all of our ordinary shares issuable pursuant to outstanding and future awards under our Plans. Shares registered under these registration statements will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates or transfer restrictions imposed by us in connection with the applicable awards.

Rule 144

        In general, under Rule 144, a person who is not our affiliate, has not been our affiliate for the previous three months, and who has beneficially owned our ordinary shares for at least six months may sell all such shares. An affiliate or a person who has been our affiliate within the previous three months, and who has beneficially owned our ordinary shares for at least six months, may sell within any three-month period a number of shares that does not exceed the greater of:

  •
  one percent of the number of ordinary shares then outstanding, which will equal approximately 1,300,124 shares immediately after this offering; and

  •
  the average weekly trading volume of the ordinary shares on the NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 by affiliates or persons who have been affiliates within the previous three months, are subject to the availability of current public information, manner of sale provisions and notice requirements.

Lockup Agreements

        If the selling shareholder sells the ordinary shares through underwriters, we, each of our officers, directors and the selling shareholder, expect to agree to a 90-day lockup, meaning that, for a period of 90 days following the date of the prospectus supplement that will accompany this prospectus at the time of an offering, we and they will not sell any of our ordinary shares without the prior written consent of the managing underwriter(s). Under the terms of a shareholder's agreement, the selling shareholder has agreed to such 90-day lockup in connection with any underwritten offering upon the written request of the managing underwriter(s). For a discussion of certain other restrictions on the selling shareholder's ability to transfer its ordinary shares without our consent, please see "Certain Relationships and Related Person Transactions—Shareholder's Agreement with Elan."

 CERTAIN IRISH AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Irish Tax Considerations

Scope of Discussion

        The following is a general summary of the main Irish tax considerations applicable to the purchase, ownership and disposition of our ordinary shares by U.S. holders (as defined below). It is based on existing Irish law and practices in effect on the date of this prospectus and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below.

        The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to ordinary shares held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who acquire, or who are deemed to acquire their ordinary shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisers as to the tax consequences in Ireland, or other relevant jurisdictions where we operate, including the acquisition, ownership and disposition of ordinary shares.

Irish Tax on Chargeable Gains

        A shareholder will be subject to Irish tax on capital gains on a disposal of ordinary shares unless such holder is neither resident nor ordinarily resident in Ireland and does not hold such shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency. Shareholders who are resident or ordinarily resident for tax purposes in Ireland, or who hold their shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency, should consult their own tax advisers as to the Irish tax consequences of disposing of their shares.

Withholding Tax on Dividends

        While we, as stated above, do not currently intend to pay dividends, if we do make a distribution it will generally be subject to dividend withholding tax ("DWT") in Ireland, at the standard rate of income tax (currently 20%) unless one of the exemptions described below applies, which we believe will be the case for the majority of shareholders. For DWT purposes, a dividend includes any distribution made by us to our shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. We are responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

        Certain shareholders (both individual and corporate) are also entitled to an exemption from DWT. In particular, a non-Irish resident shareholder will not be subject to DWT on dividends received from us if the shareholder is:

  •
  an individual shareholder resident for tax purposes in a "relevant territory," and the individual is neither resident nor ordinarily resident in Ireland. "Relevant territories" for the purposes of DWT are defined to include: Albania; Armenia; Australia; Austria; Bahrain; Belarus; Belgium; Bosnia & Herzegovina; Bulgaria; Canada; Chile; China; Croatia; Cyprus; Czech Republic; Denmark; Estonia; Finland; France; Georgia; Germany; Greece; Hong Kong; Hungary; Iceland; India; Israel; Italy; Japan; Korea; Kuwait; Latvia; Lithuania; Luxembourg; Macedonia; Malaysia; Malta; Mexico; Moldova; Montenegro; Morocco; The Netherlands; New Zealand; Norway; Pakistan; Panama; Poland; Portugal; Romania; Russia; Saudi Arabia; Serbia; Singapore; Slovak Republic; Slovenia; South Africa; Spain; Sweden; Switzerland; Turkey; United Arab Emirates; United Kingdom; United States; Vietnam; and Zambia;

  •
  a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a "relevant territory";

  •
  a corporate shareholder resident for tax purposes in a "relevant territory" provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

  •
  a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a recognized stock exchange either in a "relevant territory" or on such other stock exchange approved by the Irish Minister for Finance; or

  •
  a corporate shareholder that is not resident for tax purposes in Ireland and is wholly-owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a "relevant territory" or on such other stock exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above but subject to the matters described below, the shareholder has provided the appropriate forms to his or her broker (and the relevant information is further transmitted to our qualifying intermediary) before the record date for the dividend (in the case of shares held beneficially), or to our transfer agent at least 14 business days before such record date (in the case of shares held directly).

        Should we decide to pay a dividend, we will enter into an agreement with an institution which will be recognized by the Irish Revenue Commissioners as a "qualifying intermediary" prior to paying any dividends or making any distributions. This will satisfy one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through the Depositary Trust Company, which is referred to in this prospectus as DTC, as described below. The agreement will generally provide for certain arrangements relating to cash distributions in respect of those shares that are held through DTC. The agreement will also provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution to be made to holders of the deposited securities, after we deliver or cause to be delivered to the qualifying intermediary the cash to be distributed.

        Please note that for DWT purposes we will rely on information received directly or indirectly from brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. forms and whether they have provided the required Irish DWT forms, as described below. Shareholders who are required to file Irish forms in order to receive their dividends free of DWT should note that such forms are valid for five years and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT.

        Links to the various Irish Revenue forms are available at: http://www.revenue.ie/en/tax/dwt/forms/.

        In most cases, individual shareholders resident in a relevant territory should complete a non-resident Form V2A and corporate (company) shareholders resident in a relevant territory should complete a non-resident Form V2B. Where a shareholder is neither an individual nor a company but is resident in a relevant territory, it should complete a non-resident Form V2C. Please contact your broker or your tax adviser if you have any questions regarding Irish DWT.

Shares Held by U.S. Resident Shareholders

        Dividends paid on our ordinary shares that are owned by residents of the United States and held beneficially through DTC will not be subject to DWT provided that the beneficial owner has filed a Form W-9 with their broker recording such that the address of the beneficial owner of the shares in the records of the broker is in the United States.

        Shareholders who are resident in the United States who do not hold their shares through DTC will generally be required to provide an Irish DWT form in order to receive their dividends without any Irish DWT.

        We strongly recommend that such shareholders ensure that an appropriate Form W-9 or taxpayer identification number or Irish DWT form has been provided to our transfer agent. If any shareholder who is resident in the United States receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Shares Held by Residents of "Relevant Territories" Other Than the United States

        Dividends paid to our shareholders who are residents of "relevant territories" other than the United States and (in the case of companies) who are not under the control, directly or indirectly, of a person or persons who are resident in Ireland, generally will not be subject to Irish DWT, but those shareholders will need to satisfy the following requirement in order to receive their dividends without any Irish DWT. They must provide the appropriate Irish DWT forms to their brokers (so that such brokers can further transmit the relevant information to our qualifying intermediary) before the record date for the first dividend payment to which they are entitled (in the case of shares held beneficially), or to our transfer agent at least 14 business days before such record date (in the case of shares held directly). We strongly recommend that such shareholders complete the appropriate Irish forms and provide them to their brokers or our transfer agent, as the case may be, as soon as possible after acquiring their shares.

Shares Held by Residents of Ireland

        Most Irish tax resident or ordinarily resident shareholders (other than Irish resident companies) will be subject to DWT in respect of dividend payments on their ordinary shares. Shareholders that are residents of Ireland but are entitled to receive dividends without DWT must complete the appropriate Irish forms and provide them to their brokers (so that such brokers can further transmit the relevant information to our qualifying intermediary) before the record date for the first dividend to which they are entitled (in the case of shares held beneficially), or to our transfer agent at least 14 business days before such record date (in the case of shares held directly). Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisers.

Shares Held by Other Persons

        Shareholders who do not reside in "relevant territories" or in Ireland will be subject to DWT, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate Irish DWT form to his or her broker (so that such broker can further transmit the relevant information to our qualifying intermediary) prior to the record date for the first dividend to which they are entitled (in the case of shares held beneficially), or to our transfer agent at least 14 business days before such record date (in the case of shares held directly). We strongly recommend that such shareholders to whom an exemption applies complete the appropriate Irish forms and provide them to their brokers or our transfer agent, as the case may be, as soon as possible. If any shareholder who is not a resident of a "relevant territory" or Ireland but is exempt from withholding receives a dividend subject to DWT, he or she may make an application for a refund from the Irish Revenue Commissioners on the prescribed form.

Income Tax on Dividends Paid on Ordinary Shares

        Irish income tax (if any) arises in respect of dividends paid by us. A shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT, generally has no liability for Irish income tax or to the universal social charge on a dividend from us unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on.

        A shareholder who is neither resident nor ordinarily resident in Ireland and who is not entitled to an exemption from DWT generally has no additional liability to income tax or to the universal social charge unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by us discharges such liability to Irish income tax provided that the shareholder furnishes the statement of DWT imposed to the Irish Revenue.

        A shareholder who is neither resident nor ordinarily resident in Ireland and is resident of a "relevant territory" or otherwise exempt from Irish DWT but who receives dividends subject to DWT should be able to make a reclaim of the DWT from the Irish Revenue Commissioners unless he or she holds his or her ordinary shares through a branch or agency in Ireland through which a trade is carried on.

        Irish resident or ordinarily resident shareholders may be subject to Irish tax and/or the Universal Social Charge on dividends received from us. Additionally, the Minister for Finance in Ireland announced on 6 December 2011 that it was the intention of the government to extend the charge to PRSI (social insurance) to non-employment income, which would likely include dividends, from 2013. Such shareholders should consult their own tax advisers.

Capital Acquisitions Tax

        Irish capital acquisitions tax ("CAT") is comprised principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of our ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because our ordinary shares are regarded as property situated in Ireland as our share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT. CAT is levied at a rate of 30% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same category of relationship for CAT purposes. Gifts and inheritances passing between spouses are exempt from CAT. Shareholders should consult their own tax advisers as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

Stamp Duty

        Irish stamp duty may be payable in respect of share transfers.

Shares Held through DTC

        Transfers of our ordinary shares from a seller who holds shares through DTC to a buyer who holds the acquired shares through DTC will not be subject to Irish stamp duty.

Shares Held outside of DTC or Transferred into or out of DTC

        A transfer of our ordinary shares (i) by a seller who holds shares outside of DTC to any buyer, or (ii) by a seller who holds the shares through DTC to a buyer who holds the acquired shares outside of DTC, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher) payable by the buyer.

        A shareholder who holds our ordinary shares outside of DTC may transfer those shares into DTC (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and at the time of the transfer into DTC (or out of DTC) there is no sale of the shares to a third party being contemplated by a beneficial owner. In order to benefit from this exemption from Irish stamp duty, the seller must confirm to us that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and there is no agreement for the sale of the shares by the beneficial owner to a third party being contemplated.

Payment of Stamp Duty

        Our official share register is maintained in Ireland. Registration in this share register is determinative of shareholding. Only shareholders will be entitled to receive dividends. Subject to certain exceptions, only shareholders will be entitled to vote in our general meetings.

        A written instrument of transfer is required under Irish law in order for a transfer of the legal ownership of shares to be registered on our official share register. Such instruments of transfer may be subject to Irish stamp duty, which must be paid prior to the official share register being updated. A holder of ordinary shares who holds shares through DTC will not be the legal owner of such shares (instead, the depository (for example, Cede & Co., as nominee for DTC) will be the holder of record of such shares). Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in our official share register, i.e., the depository will remain the record holder of such shares.

        As stated above, to the extent that stamp duty is due but has not been paid, we may, in our absolute discretion, pay (or cause one of our affiliates to pay) the outstanding stamp duty in respect of a transfer of shares. Our articles of association provide that, in the event of any such payment, we (i) may seek reimbursement from the transferor or transferee (at our discretion), (ii) may set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion), and (iii) will have a lien against the ordinary shares on which we have paid stamp duty.

United States Federal Income Tax Considerations

Scope of Discussion

        The following is a summary of the material United States federal income tax consequences applicable to the purchase, ownership and disposition of our ordinary shares by United States holders (as defined below). The summary is based upon the existing provisions of the Code, applicable Treasury Regulations, judicial authority, administrative rulings effective as of the date of hereof, and the income tax treaty between Ireland and the United States (the "Tax Treaty"). These laws and authorities are subject to change, possibly with retroactive effect. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of our ordinary shares as described herein. The discussion below does not address any state, local or foreign or any United States federal tax consequences other than United States federal income tax consequences such as estate and gift tax or United States Medicare contribution tax consequences that are applicable to the United States holder.

        The summary below is limited to United States holders who hold our ordinary shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion is intended only as a summary of the United States federal income tax consequences of the ownership of our ordinary shares and does not purport to cover all aspects of United States federal income taxation that may be relevant to the purchase, ownership or disposition of our ordinary shares by prospective investors in light of their particular circumstances. In particular, this discussion does not deal with all United States federal income tax considerations that may be relevant to certain types of investors, such as holders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are non-United States persons or entities, that are banks, financial institutions or insurance companies, tax-exempt entities, holders who do not hold their ordinary shares as a capital asset, holders who acquired their ordinary shares in connection with stock option or stock purchase plans or in other compensatory transactions, who hold our ordinary shares as part of an integrated investment (including a "straddle") comprised of our ordinary shares, and one or more other positions, or who may hold our ordinary shares subject to the constructive sale provisions of Section 1259 of the Code. If a partnership holds our ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our ordinary shares should consult their tax advisers.

        For purposes of this discussion, a "United States holder" is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a United States domestic corporation or an entity taxable as a United States domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Distributions

        The gross amount of any distribution (including any related applicable Irish DWT) we pay to a United States holder out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation as a dividend. Dividends paid to a non-corporate United States holder prior to January 1, 2013 that constitute qualified dividend income will be taxable to the holder at a maximum federal tax rate of 15% provided that the United States holder holds our ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and the holder meets other holding period requirements. Dividends we pay with respect to our ordinary shares generally will be qualified dividend income. The dividend will not be eligible for the dividends received deduction generally allowed to corporations. The amount of any dividend will be the United States dollar value of the euro payment (determined at the spot United States dollar/euro exchange rate) on the date of actual or constructive receipt by the United States holder, regardless of whether the payment is converted into dollars. Gain or loss, if any resulting from currency exchange fluctuations during the period from the date the United States holder includes the dividend payment in income to the date such United States holder converts the payment into United States dollars, generally will be ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the United States holder's basis in its ordinary shares, and thereafter as capital gain.

        Subject to certain limitations, any Irish tax (including DWT) withheld and paid over to Ireland will be creditable against the United States holder's United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% federal tax rate. To the extent a refund of the tax withheld is available to a United States holder under Irish law or the Tax Treaty, the amount of tax withheld that is refundable will not be eligible for credit against a United States holder's United States Federal income tax liability.

        Dividends we pay with respect to our ordinary shares will be income from sources outside the United States and will, depending on a United States holder's circumstances, generally be 'passive' income. For purposes of computing the foreign tax credit affordable to the holder, United States holders should consult their own tax advisers concerning the implications of United States foreign tax credit rules in light of their particular circumstances.

Gain on Disposition

        Upon the sale, exchange or other disposition of our ordinary shares, a United States holder will recognize gain or loss, if any, equal to the difference between the United States dollar amount realized upon the sale, exchange, or other disposition and the United States holder's tax basis in the stock. Capital gain of a non-corporate United States holder that is recognized before January 1, 2013 is generally taxed at a maximum rate of 15% where the United States holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Information Reporting and Backup Withholding

        Dividends on our ordinary shares paid within the United States or through certain United States-related financial intermediaries are subject to information reporting and may be subject to backup withholding (currently at a 28 percent rate) unless the holder (1) is a corporation or other exempt recipient (including generally non-United States holders who establish such foreign status) or (2) provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to the payment of proceeds from a sale (including a redemption) of our ordinary shares within the United States. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's United States federal income tax liability, provided that the holder timely furnishes certain required information to the IRS. Holders should consult their tax advisers regarding the application of information reporting and backup withholding to their particular situations.

        If a United States holder of our ordinary shares does not provide us (or our paying agent) the holder's correct taxpayer identification number or other required information, the holder may be subject to penalties imposed by the IRS.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF OUR ORDINARY SHARES SHOULD CONSULT HIS OR HER TAX ADVISER AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH HOLDER.

PLAN OF DISTRIBUTION

        The selling shareholder may sell the ordinary shares in any of three ways (or in any combination):

  •
  through underwriters or dealers;

  •
  directly to a limited number of purchasers or to a single purchaser; or

  •
  through agents.

        The prospectus supplement will set forth the terms of the offering of such shares, including:

  •
  the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them, and

  •
  the initial public offering price of the shares and the proceeds to the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The selling shareholder may effect the distribution of the shares from time to time in one or more transactions either:

  •
  at a fixed price or at prices that may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices relating to such prevailing market prices; or

  •
  at negotiated prices.

        If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the shares will be subject to approval of legal matters by counsel and to other conditions. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than those covered by the underwriter's option to purchase additional shares, if any).

        The selling shareholder may sell the shares through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        Any underwriters, broker-dealers, agents and the selling shareholder that participate in the distribution of the shares may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed 8% of the maximum aggregate offering proceeds.

        Underwriters or agents may purchase and sell the shares in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the shares are traded, in the over-the-counter market or otherwise.

        Our ordinary shares are listed on the NASDAQ under the symbol "ALKS".

        Agents and underwriters may be entitled to indemnification by us and the selling shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

        Agents and underwriters and their respective affiliates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business for which they may receive customary fees and reimbursement of expenses.

        If the selling shareholder sells the shares through underwriters, we, the selling shareholder and all of our directors and executive officers expect to enter into lockup agreements, the terms of which will be summarized in a prospectus supplement.

 NOTICE TO INVESTORS

        This document is important and requires your immediate attention. If you are in any doubt as to what action you should take, you are recommended to consult immediately your stockbroker, bank manager, solicitor, fund manager or other appropriate financial adviser being, if you are resident in Ireland, an organization or firm authorized or exempted pursuant to the European Communities (Markets in Financial Instruments) Regulations 2007 (as amended), or the Investments Intermediaries Act 1995 (as amended) or, if you are in a territory outside Ireland, another appropriately authorized adviser.

        This document does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland. No offer of our ordinary shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland) in general, or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland. This document has not been approved or reviewed by or registered with the Central Bank and Financial Services Authority of Ireland.

        This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or otherwise. Alkermes plc is not an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended), and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

        In any Member State of the European Economic Area ("EEA") that has implemented the Prospectus Directive (each, a "Relevant Member State"), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

        This prospectus has been prepared on the basis that any offer of ordinary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ordinary shares. Accordingly any person making or intending to make any offer within the EEA of ordinary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company, the selling shareholder, or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company, the selling shareholder, nor the underwriters have authorized, nor do they authorize, the making of any offer (other than Permitted Public Offers) of ordinary shares in circumstances in which an obligation arises for the Company, the selling shareholder, or the underwriters to publish a prospectus for such offer.

        For the purposes of this provision, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

 LEGAL MATTERS

        Arthur Cox, Solicitors, will pass upon the legality of the ordinary shares sold in this offering and other matters governed by Irish law.

EXPERTS

        The carve-out combined financial statements of the EDT business unit of Elan Corporation, plc at December 31, 2010 and December 31, 2009, and for each of the years in the three-year period ended December 31, 2010, have been included herein in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Alkermes, Inc. as of March 31, 2011 and March 31, 2010, and for each of the three years in the period ended March 31, 2011, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to our ordinary shares offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our ordinary shares, we refer you to the registration statement and the exhibits to the registration statement filed as part of the registration statement. You may read and copy the registration statement, including the exhibits to the registration statement, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits to the registration statement.

        We are subject to the full informational requirements of the Exchange Act, and as a result, file periodic reports, proxy statements and other information with the SEC. We will also furnish our shareholders with annual reports containing financial statements that have been examined and reported on, with an opinion expressed by an independent registered public accounting firm. We maintain a web site at www.alkermes.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our web site and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our web site and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Alkermes, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive (loss) income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Alkermes, Inc. and its subsidiaries at March 31, 2011 and March 31, 2010, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Boston, Massachusetts
May 20, 2011

ALKERMES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2011 and 2010

	2011	2010
	(In thousands, except share and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,394	$79,324
Investments—short-term	162,928	202,053
Receivables	22,969	25,316
Inventory	20,425	20,653
Prepaid expenses and other current assets	8,244	10,936

Total current assets	252,960	338,282

PROPERTY, PLANT AND EQUIPMENT, NET	95,020	96,905
INVESTMENTS—LONG-TERM	93,408	68,816
OTHER ASSETS	11,060	11,597

TOTAL ASSETS	$452,448	$515,600

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$44,934	$37,881
Deferred revenue—current	3,123	2,220
Non-recourse RISPERDAL CONSTA secured 7% notes—current	—	51,043

Total current liabilities	48,057	91,144

DEFERRED REVENUE—LONG-TERM	4,837	5,105
OTHER LONG-TERM LIABILITIES	7,536	6,735

TOTAL LIABILITIES	60,430	102,984

COMMITMENTS AND CONTINGENCIES (Note 15)
SHAREHOLDERS' EQUITY:
Common stock, par value, $0.01 per share; 160,000,000 shares authorized; 105,771,507 and 104,815,328 shares issued; 95,702,299 and 94,870,063 shares outstanding at March 31, 2011 and 2010, respectively	1,055	1,047
Non-voting common stock, par value, $0.01 per share; 450,000 shares authorized; 382,632 shares issued and outstanding at March 31, 2011 and 2010	4	4
Treasury stock, at cost (10,069,208 and 9,945,265 shares at March 31, 2011 and 2010, respectively)	(131,095)	(129,681)
Additional paid-in capital	936,295	910,326
Accumulated other comprehensive loss	(3,013)	(3,392)
Accumulated deficit	(411,228)	(365,688)

Total shareholders' equity	392,018	412,616

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$452,448	$515,600

The accompanying notes are an integral part of these consolidated financial statements.

ALKERMES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

Years Ended March 31, 2011, 2010 and 2009

	2011	2010	2009
	(In thousands, except per share amounts)
REVENUES:
Manufacturing revenues	$118,521	$112,938	$116,844
Royalty revenues	38,319	36,979	33,247
Product sales, net	28,920	20,245	4,467
Research and development revenue under collaborative arrangements	880	3,117	42,087
Net collaborative profit	—	5,002	130,194

Total revenues	186,640	178,281	326,839

EXPENSES:
Cost of goods manufactured and sold	52,185	49,438	43,396
Research and development	97,239	95,363	89,478
Selling, general and administrative	82,847	76,514	59,008

Total expenses	232,271	221,315	191,882

OPERATING (LOSS) INCOME	(45,631)	(43,034)	134,957

OTHER (EXPENSE) INCOME:
Interest income	2,728	4,667	11,400
Interest expense	(3,298)	(5,974)	(13,756)
Other expense, net	(290)	(360)	(1,589)

Total other expense, net	(860)	(1,667)	(3,945)

(LOSS) INCOME BEFORE INCOME TAXES	(46,491)	(44,701)	131,012
(BENEFIT) PROVISION FOR INCOME TAXES	(951)	(5,075)	507

NET (LOSS) INCOME	$(45,540)	$(39,626)	$130,505

(LOSS) EARNINGS PER COMMON SHARE:
BASIC	$(0.48)	$(0.42)	$1.37

DILUTED	$(0.48)	$(0.42)	$1.36

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC	95,610	94,839	95,161

DILUTED	95,610	94,839	96,252

COMPREHENSIVE (LOSS) INCOME:
Net (loss) income	$(45,540)	$(39,626)	$130,505
Unrealized losses on marketable securities:
Holding gains (losses), net of tax	379	2,998	(6,153)
Less: Reclassification adjustment for losses included in net (loss) income	—	94	1,195

Unrealized gains (losses) on marketable securities	379	3,092	(4,958)

COMPREHENSIVE (LOSS) INCOME	$(45,161)	$(36,534)	$125,547

The accompanying notes are an integral part of these consolidated financial statements.

ALKERMES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years Ended March 31, 2011, 2010 and 2009

						Accumulated Other Comprehensive (Loss) Income
							Unrealized Gain/ (Loss) on Marketable Securities
	Common Stock		Non-Voting Common Stock			Foreign Currency Translation Adjustments			Treasury Stock
					Additional Paid-In Capital			Accumulated Deficit
	Shares	Amount	Shares	Amount					Shares	Amount	Total
					(In thousands, except share data)
BALANCE—April 1, 2008	102,977,348	$1,030	382,632	$4	$869,695	$(142)	$(1,384)	$(456,567)	(7,878,182)	$(107,322)	$305,314
Issuance of common stock under employee stock plans	1,067,315	10	—	—	7,049	—	—	—	—	—	7,059
Receipt of Alkermes' stock for the purchase of stock options or to satisfy minimum tax withholding obligations related to stock based awards	—	—	—	—	707	—	—	—	(61,067)	(707)	—
Repurchase of common stock for treasury, at cost	—	—	—	—	—	—	—	—	(1,569,202)	(17,996)	(17,996)
Share-based compensation	—	—	—	—	14,884	—	—	—	—	—	14,884
Excess tax benefit from share-based compensation	—	—	—	—	80	—	—	—	—	—	80
Unrealized loss on marketable securities	—	—	—	—	—	—	(4,958)	—	—	—	(4,958)
Net income	—	—	—	—	—	—	—	130,505	—	—	130,505

BALANCE—March 31, 2009	104,044,663	$1,040	382,632	$4	$892,415	$(142)	$(6,342)	$(326,062)	(9,508,451)	$(126,025)	$434,888
Issuance of common stock under employee stock plans	770,665	7	—	—	2,586	—	—	—	—	—	2,593
Receipt of Alkermes' stock for the purchase of stock options or to satisfy minimum tax withholding obligations related to stock based awards	—	—	—	—	972	—	—	—	(108,410)	(972)	—
Repurchase of common stock for treasury, at cost	—	—	—	—	—	—	—	—	(328,404)	(2,684)	(2,684)
Share-based compensation	—	—	—	—	14,107	—	—	—	—	—	14,107
Excess tax benefit from share-based compensation	—	—	—	—	246	—	—	—	—	—	246
Unrealized gain on marketable securities, net of tax of $1,831	—	—	—	—	—	—	3,092	—	—	—	3,092
Net loss	—	—	—	—	—	—	—	(39,626)	—	—	(39,626)

BALANCE—March 31, 2010	104,815,328	$1,047	382,632	$4	$910,326	$(142)	$(3,250)	$(365,688)	(9,945,265)	$(129,681)	$412,616
Issuance of common stock under employee stock plans	956,179	8	—	—	4,736	—	—	—	—	—	4,744
Receipt of Alkermes' stock for the purchase of stock options or to satisfy minimum tax withholding obligations related to stock based awards	—	—	—	—	1,414	—	—	—	(123,943)	(1,414)	—
Share-based compensation	—	—	—	—	19,819	—	—	—	—	—	19,819
Unrealized gain on marketable securities, net of tax of $225	—	—	—	—	—	—	379	—	—	—	379
Net loss	—	—	—	—	—	—	—	(45,540)	—	—	(45,540)

BALANCE—March 31, 2011	105,771,507	$1,055	382,632	$4	$936,295	$(142)	$(2,871)	$(411,228)	(10,069,208)	$(131,095)	$392,018

The accompanying notes are an integral part of these consolidated financial statements.

ALKERMES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended March 31, 2011, 2010 and 2009

	2011	2010	2009
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(45,540)	$(39,626)	$130,505
Adjustments to reconcile net income to cash flows from operating activities:
Share-based compensation expense	19,832	13,921	14,810
Depreciation	8,652	25,026	10,265
Realized losses on investments	—	94	1,195
Loss on purchase of non-recourse RISPERDAL CONSTA secured 7% Notes	841	—	2,512
Other non-cash charges	1,861	3,739	4,283
Changes in assets and liabilities:
Receivables	2,347	(728)	13,710
Inventory, prepaid expenses and other assets	5,211	(4,037)	(5,140)
Accounts payable and accrued expenses	6,954	(2,064)	2,014
Unearned milestone revenue	—	—	(117,657)
Deferred revenue	635	(4,753)	(14,525)
Other long-term liabilities	(88)	(1,638)	(1,366)
Payment or purchase of non-recourse RISPERDAL CONSTA secured 7% notes attributable to original issue discount	(6,611)	(2,181)	(6,016)

Cash flows (used in) provided by operating activities	(5,906)	(12,247)	34,590

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(9,401)	(15,787)	(5,502)
Proceeds from the sale of equipment	395	248	7,717
Investment in Acceleron Pharmaceuticals, Inc.	(501)	(8,000)	—
Proceeds from the sale of investment in Reliant Pharmaceuticals, Inc.	—	—	7,766
Purchases of investments	(370,375)	(465,387)	(609,741)
Sales and maturities of investments	385,511	516,935	645,120

Cash flows provided by investing activities	5,629	28,009	45,360

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock for share-based compensation arrangements	4,744	2,593	7,059
Excess tax benefit from share-based compensation	—	246	80
Payment of debt and capital leases	—	—	(47)
Payment or purchase of non-recourse RISPERDAL CONSTA secured 7% notes	(45,397)	(23,486)	(83,394)
Purchase of common stock for treasury	—	(2,684)	(17,996)

Cash flows used in financing activities	(40,653)	(23,331)	(94,298)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(40,930)	(7,569)	(14,348)
CASH AND CASH EQUIVALENTS—Beginning of period	79,324	86,893	101,241

CASH AND CASH EQUIVALENTS—End of period	$38,394	$79,324	$86,893

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest	$1,684	$4,918	$15,342
Cash paid for taxes	$60	$114	$860
Non-cash investing and financing activities:
Purchased capital expenditures included in accounts payable and accrued expenses	$424	$2,798	$1,774
Investment in Civitas Therapeutics, Inc.	$1,320	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

        Alkermes, Inc. (as used in this section, together with our subsidiaries, "Alkermes" or the "Company") is a fully integrated biotechnology company committed to developing innovative medicines to improve patients' lives. The Company is headquartered in Waltham, Massachusetts and has a research facility in Massachusetts and a commercial manufacturing facility in Ohio. The Company developed, manufactures and commercializes VIVITROL® (naltrexone for extended-release injectable suspension) for alcohol dependence and for the prevention of relapse to opioid dependence, following opioid detoxification. The Company also manufactures RISPERDAL® CONSTA® [(risperidone) long-acting injection] for schizophrenia and bipolar I disorder. The Company's pipeline includes extended-release injectable and oral products for the treatment of prevalent, chronic diseases, such as central nervous system ("CNS") disorders, reward disorders, addiction, diabetes and autoimmune disorders.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of Alkermes, Inc. and its wholly-owned subsidiaries: Alkermes Controlled Therapeutics, Inc. ("ACT I"); Alkermes Europe, Ltd. and RC Royalty Sub LLC ("Royalty Sub"). The assets of Royalty Sub are not available to satisfy obligations of Alkermes and its subsidiaries, other than the obligations of Royalty Sub, and the assets of Alkermes are not available to satisfy obligations of Royalty Sub. Intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States ("U.S.") ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates and judgments and methodologies, including those related to revenue recognition and related allowances, its collaborative relationships, clinical trial expenses, the valuation of inventory, impairment and amortization of long-lived assets, share-based compensation, income taxes including the valuation allowance for deferred tax assets, valuation of investments, contingencies, litigation, and restructuring charges. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

        The Company values its cash and cash equivalents at cost plus accrued interest, which the Company believes approximates their market value. The Company considers only those investments which are highly liquid, readily convertible into cash and that mature within three months from the date of purchase to be cash equivalents.

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments

        The Company has investments in various types of securities including U.S. government and agency obligations, debt securities issued by foreign agencies and backed by foreign governments and corporate debt securities. The Company also has strategic equity investments which includes the common stock of a public company with which the Company has a collaborative arrangement. The Company generally holds its interest-bearing investments with major financial institutions and in accordance with documented investment policies, the Company limits the amount of credit exposure to any one financial institution or corporate issuer. At March 31, 2011, substantially all these investments are classified as available-for-sale and are recorded at fair value. Holding gains and losses on these investments are considered "unrealized" and are reported within "Accumulated other comprehensive (loss) income," a component of shareholders' equity. The Company uses the specific identification method for reclassifying unrealized gains and losses into earnings when investments are sold. Certain of the Company's money market funds and held-to-maturity investments are restricted investments held as collateral under letters of credit related to certain of the Company's service provider agreements and lease agreements, respectively, and are included in "Investments—short-term" and "Investments—long-term", respectively, in the consolidated balance sheets.

        The Company conducts periodic reviews to identify and evaluate each investment that has an unrealized loss, in accordance with the meaning of other-than-temporary impairment and its application to certain investments, as required by GAAP. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses on available-for-sale securities that are determined to be temporary, and not related to credit loss, are recorded in accumulated other comprehensive (loss) income.

        For available-for-sale debt securities with unrealized losses, the Company performs an analysis to assess whether it intends to sell or whether it would more likely than not be required to sell the security before the expected recovery of the amortized cost basis. If the Company intends to sell a security, or may be required to do so, the security's decline in fair value is deemed to be other-than-temporary and the full amount of the unrealized loss is recorded within earnings as an impairment loss. Regardless of the Company's intent to sell a security, the Company performs additional analysis on all securities with unrealized losses to evaluate losses associated with the creditworthiness of the security. Credit losses are identified where the Company does not expect to receive cash flows sufficient to recover the amortized cost basis of a security.

        For equity securities, when assessing whether a decline in fair value below the cost basis is other-than-temporary, the Company considers the fair market value of the security, the duration of the security's decline, and the financial condition of the issuer. The Company then considers its intent and ability to hold the equity security for a period of time sufficient to recover its carrying value. Where the Company has determined that it lacks the intent and ability to hold an equity security to its expected recovery, the security's decline in fair value is deemed to be other-than-temporary and is recorded within operations as an impairment loss.

Fair Value of Financial Instruments

        The Company's financial assets and liabilities are recorded at fair value and are classified as Level 1, 2 or 3 within the fair value hierarchy, as described in the accounting standards for fair value

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

measurement. The Company's financial assets and liabilities consist of cash equivalents and investments and are classified within the fair value hierarchy as follows:

        Level 1—these valuations are based on a market approach using quoted prices in active markets for identical assets. Valuations of these products do not require a significant degree of judgment. Assets utilizing Level 1 inputs include investments in money market funds, U.S. government and agency debt securities, debt securities issued and backed by foreign governments, and strategic equity investments;

        Level 2—these valuations are based on a market approach using quoted prices obtained from brokers or dealers for similar securities or for securities for which the Company has limited visibility into their trading volumes. Valuations of these financial instruments do not require a significant degree of judgment. Assets utilizing Level 2 inputs include investments in corporate debt securities that are trading in the credit markets;

        Level 3—these valuations are based on an income approach using certain inputs that are unobservable and are significant to the overall fair value measurement. Valuations of these products require a significant degree of judgment. Assets utilizing Level 3 inputs primarily consist of investments in certain corporate debt securities, auction rate securities and asset backed securities that are not trading in the credit markets.

        The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate fair value due to their short-term nature.

Inventory

        Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Included in inventory are raw materials used in production of pre-clinical and clinical products, which have alternative future use and are charged to research and development ("R&D") expense when consumed. VIVITROL inventory that is in the distribution channel is classified as "consigned-out inventory."

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost, subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Expenditures for repairs and maintenance are charged to expense as incurred and major renewals and improvements are capitalized. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets:

Asset group	Term
Buildings and improvements	25 years
Furniture, fixtures and equipment	3 - 7 years
Leasehold improvements	Shorter of useful life or lease term (1 - 10 years)

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

        The Company reviews long-lived assets to be held and used, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written-down to their estimated fair values. Long-lived assets to be disposed of are carried at fair value less costs to sell them.

Asset Retirement Obligations

        The Company recognized an asset retirement obligation for an obligation to remove leasehold improvements and other related activities at the conclusion of the Company's lease for its AIR® manufacturing facility located in Chelsea, Massachusetts. The carrying amount of the asset retirement obligation at March 31, 2011 and 2010, was $1.7 million and $1.5 million, respectively, and is included within "Other Long-Term Liabilities" in the accompanying consolidated balance sheets. The following table shows changes in the carrying amount of the Company's asset retirement obligation for the years ended March 31, 2011 and 2010:

Carrying Amount
(In thousands)
Balance, April 1, 2009	$1,397
Accretion expense	140

Balance, March 31, 2010	$1,537
Accretion expense	155

Balance, March 31, 2011	$1,692

Revenue Recognition

        Manufacturing revenues—The Company recognizes manufacturing revenues from the sale of RISPERDAL CONSTA to Janssen Pharmaceutica, Inc., a division of Ortho-McNeil-Janssen Pharmaceuticals, Inc. and Janssen Pharmaceutica International, a division of Cilag International (together, "Janssen"), from the sale of polymer to Amylin Pharmaceuticals, Inc., ("Amylin") for use in BYDUREON™, from the sale of VIVITROL to Cilag GmbH International ("Cilag"), an affiliate of Janssen, for sale in Russia and other countries in the Commonwealth of Independent States ("CIS"), and from the sale of VIVITROL to Cephalon, Inc. ("Cephalon") prior to the termination of the VIVITROL collaboration on December 1, 2008.

        Manufacturing revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred and title to the product and associated risk of loss has passed to the customer, the sales price is fixed or determinable and collectability is reasonably assured. Manufacturing revenues

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognized by the Company for RISPERDAL CONSTA are based on information supplied to the Company by Janssen and require estimates to be made. Differences between the actual manufacturing revenues and estimated manufacturing revenues are reconciled and adjusted for in the period in which they become known. The Company records manufacturing revenues under its agreements with Amylin and Cilag at an agreed upon price upon shipment of the product.

        Prior to December 1, 2008, the Company manufactured and sold VIVITROL exclusively to Cephalon for sale of the product in the U.S. under certain manufacturing and supply arrangements. The Company recorded manufacturing revenues upon shipment of the product to Cephalon at cost plus a manufacturing profit of 10%.

        Royalty revenue—The Company receives royalties related to the sale of RISPERDAL CONSTA under certain license arrangements with Janssen. The Company also receives royalties related to the sale of VIVITROL in Russia under a license arrangement with Cilag. Royalty revenues are earned in the period the products are sold by Janssen and Cilag.

        Product sales, net—The Company's product sales consist of sales of VIVITROL in the U.S. to wholesalers, specialty distributors and specialty pharmacies. The Company started to record product sales, net, upon the termination of the VIVITROL collaboration with Cephalon in December 2008. Product sales are recognized from the sale of VIVITROL when persuasive evidence of an arrangement exists, title to the product and associated risk of loss has passed to the customer, which is considered to occur when the product has been received by the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The Company defers the recognition of product sales on shipments of VIVITROL to its customers until the product has left the distribution channel, as it does not yet have sufficient sales history to reasonably estimate returns related to these shipments. The Company estimates product shipments out of the distribution channel through data provided by external sources, including information on inventory levels provided by its customers in the distribution channel, as well as prescription information. In order to match the cost of goods sold related to products shipped to customers with the associated revenue, the Company defers the recognition of the cost of goods sold to the period in which the associated revenue is recognized.

        The Company records its product sales net of the following significant categories of sales discounts and allowances as a reduction of product sales at the time VIVITROL is shipped into the distribution channel and are adjusted for inventory in the distribution channel.:

  •
  Medicaid Rebates—The Company records accruals for rebates to states under the Medicaid Drug Rebate Program as a reduction of sales when the product is shipped into the distribution channel. The Company rebates individual states for all eligible units purchased under the Medicaid program based on a rebate per unit calculation, which is based on its Average Manufacturer Price ("AMP"). The Company estimates expected unit sales and rebates per unit under the Medicaid program and adjusts its rebate estimates based on actual unit sales and rebates per unit.

  •
  Chargebacks—wholesaler and specialty pharmacy chargebacks are discounts that occur when contracted customers purchase directly from an intermediary wholesale purchaser. Contracted customers, which primarily consist of federal government agencies purchasing under the federal supply schedule, generally purchase the product at its contracted price, plus a mark-up from the wholesaler. The wholesaler, in-turn, charges back to the Company the difference between the

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    price initially paid by the wholesaler and the contracted price paid to the wholesaler by the customer. The allowance for wholesaler chargebacks is based on actual and expected utilization of these programs. Wholesaler chargebacks could exceed historical experience and the Company's estimates of future participation in these programs. To date, actual wholesaler chargebacks have not differed materially from the Company's estimates.

  •
  Wholesaler Fees—cash consideration, including sales incentives, given by the Company under distribution service agreements with a number of wholesaler, distributor and specialty pharmacy customers that provide them with the opportunity to earn discounts in exchange for the performance of certain services.

        Research and development revenue under collaborative arrangements—R&D revenue under collaborative arrangements consists of nonrefundable R&D funding under collaborative arrangements with collaborative partners. R&D funding generally compensates the Company for formulation, preclinical and clinical testing related to the collaborative research programs. The Company generally bills its partners under collaborative arrangements using a single full-time equivalent ("FTE") or hourly rate. This rate is established by the Company based on its annual budget of employee compensation, employee benefits and billable non-project-specific costs, and is generally increased annually based on increases in the consumer price index. Each collaborative partner is billed using a FTE or hourly rate for the hours worked by the Company's employees on a particular project, plus direct external costs, if any.

        The Company recognizes R&D revenue under collaborative arrangements over the term of the applicable agreements through the application of a proportional performance model where revenue is recognized equal to the lesser of the amount due under the agreements or the amount based on the proportional performance to date. The Company recognizes nonrefundable payments and fees for the licensing of technology or intellectual property rights over the related performance period or, in full, when there are no remaining performance obligations. Nonrefundable payments and fees are recorded as deferred revenue upon receipt and may require deferral of revenue recognition to future periods.

        Net collaborative profit—Net collaborative profit relates to the Company's revenue recognition in connection with the License and Collaboration Agreement and Supply Agreement (together, the "Agreements") entered into with Cephalon in June 2005, later amended in October 2006 (the "Amendments"), for sale of VIVITROL in the U.S. For purposes of revenue recognition, the deliverables under these Agreements were separated into three units of accounting: (i) net losses on the products; (ii) manufacturing of the products; and (iii) the product license.

        As discussed in Note 13, "Collaborative Arrangements," the Company and Cephalon agreed to end the VIVITROL collaboration, effective December 1, 2008 (the "Termination Date"). In connection with the termination of the collaboration, the Company recognized $120.7 million of net collaborative profit, consisting of $113.9 million of unearned milestone revenue and $6.8 million of deferred revenue remaining at the Termination Date. The Company received $11.0 million from Cephalon as payment to fund its share of estimated VIVITROL product losses during the one-year period following the Termination Date, and the Company recognized this payment as net collaborative profit through the application of a proportional performance model based on VIVITROL product losses.

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations

        Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and marketable securities. Billings to large pharmaceutical companies account for the majority of the Company's accounts receivable and collateral is generally not required from these customers. To mitigate credit risk, the Company monitors the financial performance and credit worthiness of its customers. The following represents revenue and receivables from the Company's customers exceeding 10% of the total in each category as of, and for the year ended, March 31:

	2011		2010		2009
Customer	Receivables	Revenue	Receivables	Revenue	Receivables	Revenue
Janssen	75%	83%	86%	83%	84%	46%
Cephalon	—	—	—	3%	15%	41%

        The Company generally holds its interest-bearing investments with major financial institutions and in accordance with documented investment policies, the Company limits the amount of credit exposure to any one financial institution or corporate issuer. The Company's investment objectives are, first, to assure liquidity and conservation of capital and, second, to obtain investment income.

Research and Development Expenses

        The Company's R&D expenses include internally and externally generated costs incurred in conjunction with the development of the Company's technologies, proprietary product candidates, collaborators' product candidates and in-licensing arrangements. Internally generated costs include employee compensation, laboratory supplies, temporary help costs, external research costs, consulting costs, occupancy costs, depreciation expense and other allocable costs directly related to the Company's R&D activities. External research costs relate to toxicology and pharmacokinetic studies and clinical trials that are performed for the Company under contract by external companies, hospitals or medical centers as well as upfront fees and milestones paid to collaborators.

        A significant portion of the Company's internally generated R&D expenses (including laboratory supplies, travel, dues and subscriptions, recruiting costs, temporary help costs, consulting costs and allocable costs such as occupancy and depreciation) are not tracked by project as they benefit multiple projects or the Company's technologies in general. Externally generated R&D expenses are tracked by project and certain of these expenses are reimbursed to the Company by its partners. The Company accounts for its R&D expenses on a departmental and functional basis in accordance with its budget and management practices. All such costs are expensed as incurred.

Share-Based Compensation

        The Company's share-based compensation programs grant awards which include stock options and restricted stock units ("RSU"), which vest with the passage of time and, to a limited extent, vest based on the achievement of certain performance or market criteria. Certain of the Company's employees are retirement eligible under the terms of the Company's stock option plans (the "Plans") and stock option awards to these employees generally vest in full upon retirement. Since there are no effective future service requirements for these employees, the fair value of these awards is expensed in full on the grant date.

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options

        Stock option grants to employees generally expire ten years from the grant date and generally vest one-fourth per year over four years from the anniversary of the date of grant, provided the employee remains continuously employed with the Company, except as otherwise provided in the plan. Stock option grants to directors are for ten-year terms and generally vest over a six month period provided the director continues to serve on the Company's board of directors through the vesting date, except as otherwise provided in the plan. The estimated fair value of options is recognized over the requisite service period, which is generally the vesting period. Share-based compensation expense is based on awards ultimately expected to vest. Forfeitures are estimated based on historical experience at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates.

        The fair value of stock option grants is based on estimates as of the date of grant using a Black-Scholes option valuation model. The Company used historical data as the basis for estimating option terms and forfeitures. Separate groups of employees that have similar historical stock option exercise and forfeiture behavior are considered separately for valuation purposes. The ranges of expected terms disclosed below reflect different expected behavior among certain groups of employees. Expected stock volatility factors are based on a weighted average of implied volatilities from traded options on the Company's common stock and historical stock price volatility of the Company's common stock, which is determined based on a review of the weighted average of historical daily price changes of the Company's common stock. The risk-free interest rate for periods commensurate with the expected term of the share option is based on the U.S. treasury yield curve in effect at the time of grants. The dividend yield on the Company's common stock is estimated to be zero as the Company has not paid and does not expect to pay dividends. The exercise price of options granted prior to October 7, 2008 equals the average of the high and low of the Company's common stock traded on the NASDAQ Select Stock Global Market on the date of grant. Beginning with the adoption of the Alkermes, Inc. 2008 Stock Option and Incentive Plan (the "2008 Plan"), the exercise price of option grants made after October 7, 2008 is equal to the closing price of the Company's common stock traded on the NASDAQ Select Stock Global Market on the date of grant.

        The fair value of each stock option grant was estimated on the grant date with the following weighted-average assumptions:

Year Ended March 31,
	2011	2010	2009
Expected option term	5 - 7 years	5 - 7 years	5 - 7 years
Expected stock volatility	46% - 51%	38% - 49%	36% - 46%
Risk-free interest rate	1.11% - 3.42%	1.83% - 3.05%	1.66% - 3.52%
Expected annual dividend yield	—	—	—

Time-Vested Restricted Stock Units

        Time-vested RSU's awarded to employees generally vest one-fourth per year over four years from the anniversary of the date of grant, provided the employee remains continuously employed with the Company.

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Shares of the Company's common stock are delivered to the employee upon vesting, subject to payment of applicable withholding taxes. The fair value of time-vested RSU's is based on the market value of the Company's stock on the date of grant. Compensation expense, including the effect of forfeitures, is recognized over the applicable service period.

Performance-Based Restricted Stock Units

        The Company has RSU's that vest upon the achievement of certain performance criteria and RSU's that vest upon the achievement of a market condition. Shares of the Company's common stock are delivered to the employee upon vesting, subject to payment of applicable withholding taxes. The estimated fair value of the RSU's that vest upon the achievement of certain performance criteria is based on the market value of the Company's stock on the date of grant. The estimated fair value of the RSU's that vest upon the achievement of a market condition was determined through the use of a Monte Carlo simulation model, which utilizes input variables that determine the probability of satisfying the market condition stipulated in the award and calculates the fair market value for the performance award.

        Compensation expense for RSU's that vest upon the achievement of performance criteria is recognized from the moment the Company determines the performance criteria will be met to the date the Company deems the event is likely to occur. Cumulative adjustments are recorded quarterly to reflect subsequent changes in the estimated outcome of performance-related conditions until the date results are determined. Compensation expense for RSU's that vest upon the achievement of a market condition is recognized over a derived service period as determined by the Monte Carlo simulation model. The vesting of these awards is subject to the respective employees' continued employment.

Income Taxes

        The Company recognizes income taxes under the asset and liability method. Deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Company accounts for uncertain tax positions using a "more-likely-than-not" threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates this tax position on a quarterly basis. The Company also accrues for potential interest and penalties related to unrecognized tax benefits in income tax expense.

Comprehensive (Loss) Income

        Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes changes in equity that are excluded from net (loss) income, such as unrealized holding gains and losses on available-for-sale marketable securities.

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(Loss) Earnings per Share

        Basic (loss) earnings per share is calculated based upon net (loss) income available to holders of common shares divided by the weighted average number of shares outstanding. For the calculation of diluted (loss) earnings per share, the Company uses the weighted average number of shares outstanding, as adjusted for the effect of potential dilutive securities, including stock options and restricted stock units.

Segment Information

        The Company operates as one segment, which is the business of developing, manufacturing and commercializing innovative medicines for the treatment of prevalent, chronic diseases. The Company's chief decision maker, the Chairman, President and Chief Executive Officer, reviews the Company's operating results on an aggregate basis and manages the Company's operations as a single operating unit.

Employee Benefit Plans

        The Company maintains a 401(k) retirement savings plan (the "401(k) Plan"), which covers substantially all of its employees. Eligible employees may contribute up to 100% of their eligible compensation, subject to certain Internal Revenue Service limitations. The Company matches 50% of the first 6% of employee pay, and employee and Company contributions are fully vested when made. During the years ended March 31, 2011, 2010 and 2009, the Company contributed $2.0 million, $1.8 million and $1.7 million, respectively, to match employee deferrals under the 401(k) Plan.

New Accounting Pronouncements

        In September 2009, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") issued accounting guidance related to revenue recognition that amends the previous guidance on arrangements with multiple deliverables. The new guidance provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and provides for separate revenue recognition based upon management's estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. Accounting guidance previously required that the fair value of the undelivered item be the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. This was difficult to determine when the product was not individually sold because of its unique features. Under the previous guidance, if the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This guidance is effective prospectively for revenue arrangements entered into or materially modified in the Company's fiscal year beginning April 1, 2011, and the Company determined that this standard will not have a significant impact on its historical consolidated financial statements.

        In January 2010, the FASB issued accounting guidance related to fair value measurements that requires additional disclosure related to transfers in and out of Levels 1 and 2 of the fair value hierarchy. The guidance also requires additional disclosure for activity within Level 3 of the fair value hierarchy. The guidance requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 and describe the reasons for the transfers. In addition, this

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

guidance requires a reporting entity to present information separately about purchases, sales issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs, or Level 3 inputs. This accounting standard was effective for interim and annual reporting periods beginning after December 31, 2009, other than for disclosures about purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective for the Company's fiscal year beginning April 1, 2011. The Company adopted all provisions of this pronouncement, except for those related to the disclosure of disaggregated Level 3 activity, on January 1, 2010, and as this guidance only amends required disclosures in the Company's condensed consolidated financial statements, it did not have an effect upon the Company's financial position or results of operations. The Company determined that the adoption of the remaining provisions of this amendment will not have a significant impact on its consolidated financial statements.

        In April 2010, the FASB issued accounting guidance related to the milestone method of revenue recognition for R&D arrangements. Under this guidance, the Company may recognize revenue contingent upon the achievement of a milestone in its entirety, in the period in which the milestone is achieved, only if the milestone meets all the criteria within the guidance to be considered substantive. This guidance is effective on a prospective basis for R&D milestones achieved in the Company's fiscal year beginning April 1, 2011. The Company will implement this guidance prospectively, and the effect of this guidance will be limited to future transactions. The Company determined that the adoption of this standard will not have a material impact on its historical financial position or results of operations.

        In December 2010, the FASB issued accounting guidance related to how pharmaceutical manufacturers should recognize and classify in their income statements fees mandated by the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act of 2010 (together the "Acts"). The Acts impose an annual fee on the pharmaceutical manufacturing industry for each calendar year beginning on or after January 1, 2011. Under the guidance, a liability for this fee should be estimated and recorded in full upon the first qualifying sale with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. The Company adopted the provisions of this pronouncement on January 1, 2011, and the adoption did not have a material effect upon the Company's financial position or results of operations for the fiscal year ending March 31, 2011 and the Company does not expect the adoption of this pronouncement to have a material effect on it in the near future.

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. EARNINGS PER SHARE

        Basic and diluted earnings per share is as follows:

	Year Ended March 31,
	2011	2010	2009
	(In thousands)
Numerator:
Net (loss) income	$(45,540)	$(39,626)	$130,505

Denominator:
Weighted average number of common shares outstanding	95,610	94,839	95,161
Effect of dilutive securities:
Stock options	—	—	884
Restricted stock units	—	—	207

Dilutive common share equivalents	—	—	1,091

Shares used in calculating diluted earnings per share	95,610	94,839	96,252

        The following amounts were not included in the calculation of earnings per share because their effects were anti-dilutive:

	Year Ended March 31,
	2011	2010	2009
	(In thousands)
Denominator:
Stock options	13,357	17,675	15,647
Restricted stock units	936	419	—

Total	14,293	18,094	15,647

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INVESTMENTS

        Investments consist of the following:

		Gross Unrealized
			Losses
	Amortized Cost	Gains	Less than One Year	Greater than One Year	Estimated Fair Value
	(In thousands)
March 31, 2011
Short-term investments:
Available-for-sale securities:
U.S. government and agency debt securities	$117,298	$129	$(1)	$—	$117,426
Corporate debt securities	20,973	48	—	(4)	21,017
International government agency debt securities	23,048	236	—	—	23,284

	161,319	413	(1)	(4)	161,727

Money market funds	1,201	—	—	—	1,201

Total short-term investments	162,520	413	(1)	(4)	162,928

Long-term investments:
Available-for-sale securities:
U.S. government and agency debt securities	57,709	—	(804)	—	56,905
International government agency debt securities	15,281	—	(93)	—	15,188
Corporate debt securities	15,140	—	(29)	(328)	14,783
Strategic investments	644	31	—	—	675

	88,774	31	(926)	(328)	87,551

Held-to-maturity securities:
Certificates of deposit	5,440	—	—	—	5,440
U.S. government obligations	417	—	—	—	417

	5,857	—	—	—	5,857

Total long-term investments	94,631	31	(926)	(328)	93,408

Total investments	$257,151	$444	$(927)	$(332)	$256,336

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INVESTMENTS (Continued)

		Gross Unrealized
			Losses
	Amortized Cost	Gains	Less than One Year	Greater than One Year	Estimated Fair Value
	(In thousands)
March 31, 2010
Short-term investments:
Available-for-sale securities:
U.S. government and agency debt securities	$160,876	$204	$—	$—	$161,080
International government agency debt securities	23,441	136	—	(1)	23,576
Corporate debt securities	15,225	14	—	(2)	15,237
Asset backed debt securities	983	—	—	(24)	959

	200,525	354	—	(27)	200,852

Money market funds	1,201	—	—	—	1,201

Total short-term investments	201,726	354	—	(27)	202,053

Long-term investments:
Available-for-sale securities:
Corporate debt securities	26,109	—	—	(942)	25,167
U.S. government and agency debt securities	24,727	—	(39)	—	24,688
Auction rate securities	10,000	—	—	(1,454)	8,546
International government agency debt securities	3,225	—	(2)	—	3,223
Strategic investments	644	691	—	—	1,335

	64,705	691	(41)	(2,396)	62,959

Held-to-maturity securities:
Certificates of deposit	5,440	—	—	—	5,440
U.S. government obligations	417	—	—	—	417

	5,857	—	—	—	5,857

Total long-term investments	70,562	691	(41)	(2,396)	68,816

Total investments	$272,288	$1,045	$(41)	$(2,423)	$270,869

        The proceeds from the sales and maturities of marketable securities, excluding strategic equity investments, which were primarily reinvested and resulted in realized gains and losses, were as follows:

	Year Ended March 31,
	2011	2010	2009
	(In thousands)
Proceeds from the sales and maturities of marketable securities	$385,511	$516,935	$645,122
Realized gains	$77	$251	$621
Realized losses	$32	$43	$131

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INVESTMENTS (Continued)

        The Company's available-for-sale and held-to-maturity securities at March 31, 2011 have contractual maturities in the following periods:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Within 1 year	$116,599	$116,850	$5,857	$5,857
After 1 year through 5 years	113,860	113,111	—	—
After 5 years through 10 years	18,990	18,642	—	—

Total	$249,449	$248,603	$5,857	$5,857

        As of March 31, 2011, the Company believes that the unrealized losses on its available-for-sale investments are temporary. The investments primarily consist of corporate debt securities and U.S. government and agency debt securities. In making the determination that the decline in fair value of these securities was temporary, the Company considered various factors, including but not limited to: the length of time each security was in an unrealized loss position; the extent to which fair value was less than cost; financial condition and near term prospects of the issuers; and the Company's intent not to sell these securities and the assessment that it is more likely than not that the Company would not be required to sell these securities before the recovery of their amortized cost basis.

        The Company's strategic equity investments include common stock in public companies with which the Company has or had a collaborative arrangement with. For the years ended March 31, 2011, 2010 and 2009, the Company recognized none, $0.1 million and $1.2 million, respectively, in charges for other-than-temporary impairment losses on its strategic equity investments due to declines in the fair value of the common stock of certain companies which the Company did not believe would recover in the near term.

5. FAIR VALUE MEASUREMENTS

        The following table presents information about the Company's assets that are measured at fair value on a recurring basis and indicates the fair value hierarchy and the valuation techniques the Company utilized to determine such fair value:

	March 31, 2011	Level 1	Level 2	Level 3
	(In thousands)
Cash equivalents	$1,303	$1,303	$—	$—
U.S. government and agency debt securities	174,331	174,331	—	—
Corporate debt securities	35,801	—	34,754	1,047
International government agency debt securities	38,471	38,471	—	—
Strategic equity investments	675	675	—	—

Total	$250,581	$214,780	$34,754	$1,047

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. FAIR VALUE MEASUREMENTS (Continued)

	March 31, 2010	Level 1	Level 2	Level 3
	(In thousands)
Cash equivalents and money market funds	$1,289	$1,289	$—	$—
U.S. government and agency debt securities	185,768	185,768	—	—
Corporate debt securities	40,404	—	38,668	1,736
International government agency debt securities	26,799	26,799	—	—
Auction rate securities	8,546	—	—	8,546
Asset backed debt securities	959	—	—	959
Strategic equity investments	1,335	1,335	—	—

Total	$265,100	$215,191	$38,668	$11,241

        The following table is a rollforward of the fair value of the Company's investments whose fair value was determined using Level 3 inputs at March 31, 2011:

Fair Value
(In thousands)
Balance, April 1, 2010	$11,241
Total unrealized gains included in comprehensive income	1,517
Redemptions, at par value	(10,983)
Investments transferred out of Level 3	(728)

Balance, March 31, 2011	$1,047

        During the year ended March 31, 2011, there were no transfers of investments between Level 1 and Level 2 of the fair value hierarchy and there was one transfer between Level 3 and Level 2 as trading resumed for one of the Company's investments in corporate debt securities. The Company did not recognize any gains or losses on Level 3 securities sold during the year ended March 31, 2011 or still held at March 31, 2011 in the consolidated statements of operations.

        Certain of the Company's investments in corporate debt securities have been classified as Level 2 within the fair value hierarchy. These investments are initially valued at the transaction price and subsequently valued utilizing third party pricing providers or other market observable data. Data used in the analysis include reportable trades, broker/dealer quotes, bids and offers, benchmark yields and credit spreads. The Company validates the prices provided by its third party pricing providers by reviewing their pricing methods, analyzing pricing inputs and confirming that the securities have traded in normally functioning markets. The Company did not adjust or override any fair value measurements provided by its pricing providers as of March 31, 2011 or March 31, 2010.

        At March 31, 2011, the Company's Level 3 investment consists of one corporate debt security. The Company used a discounted cash flow model to determine the estimated fair value of this security. The assumptions used in the discounted cash flow model included estimates for interest rates, timing of cash flows, expected holding periods and risk adjusted discount rates, which include a provision for default and liquidity risk, which the Company believes to be the most critical assumptions utilized within the analysis.

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. INVENTORY

        Inventory consists of the following:

	March 31,
	2011	2010
	(In thousands)
Raw materials	$3,100	$4,130
Work in process	5,843	7,788
Finished goods(1)	11,127	8,501
Consigned-out inventory(2)	355	234

Inventory	$20,425	$20,653

(1)
At March 31, 2011 and 2010, the Company had $2.0 and 0.7 million, respectively, of finished goods inventory located at its third party warehouse and shipping service provider.

(2)
At March 31, 2011 and 2010, consigned-out inventory relates to VIVITROL inventory in the distribution channel for which the Company had not recognized revenue.

7. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consists of the following:

	March 31,
	2011	2010
	(In thousands)
Land	$301	$301
Building and improvements	36,792	36,759
Furniture, fixture and equipment	62,660	62,501
Leasehold improvements	44,779	42,660
Construction in progress	42,194	43,695

Subtotal	186,726	185,916
Less: accumulated depreciation	(91,706)	(89,011)

Total property, plant and equipment, net	$95,020	$96,905

        Depreciation expense was $8.7 million, $25.0 million and $10.3 million for the years ended March 31, 2011, 2010 and 2009, respectively. The Company has $0.5 million of fully depreciated equipment acquired under a capital lease at March 31, 2011 and 2010.

        During the year ended March 31, 2011, the Company wrote off furniture, fixtures and equipment that had a carrying value of $0.1 million at the time of disposition and received proceeds from the sales of furniture, fixtures and equipment of $0.4 million. During the year ended March 31, 2010, the Company wrote off or sold furniture, fixtures and equipment that had a carrying value of $1.3 million at the time of disposition and received proceeds from the sales of furniture, fixtures and equipment of $0.2 million. During the year ended March 31, 2010, in connection with the Company's relocation of its corporate headquarters from Cambridge, Massachusetts to Waltham, Massachusetts in the fourth quarter of the year ended March 31, 2010, the Company accelerated the depreciation on laboratory

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. PROPERTY, PLANT AND EQUIPMENT (Continued)

related leasehold improvements located at the Company's Cambridge facility, which no longer had any benefit or future use to the Company. The amount of accelerated depreciation recorded was $14.1 million.

        Amounts included as construction in progress in the consolidated balance sheets primarily include costs incurred for the expansion of the Company's manufacturing facilities in Ohio. The Company continues to evaluate its manufacturing capacity based on expectations of demand for its products and will continue to record such amounts within construction in progress until such time as the underlying assets are placed into service, or the Company determines it has sufficient existing capacity and the assets are no longer required, at which time the Company would recognize an impairment charge. The Company continues to periodically evaluate whether facts and circumstances indicate that the carrying value of these long-lived assets to be held and used may not be recoverable.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consists of the following:

	March 31,
	2011	2010
	(In thousands)
Accounts payable	$9,269	$8,197
Accrued compensation	17,481	15,276
Accrued interest	—	898
Accrued other	18,184	13,510

Total accounts payable and accrued expenses	$44,934	$37,881

9. LONG-TERM DEBT

        Long-term debt consists of the following:

	March 31,
	2011	2010
	(In thousands)
Non-recourse RISPERDAL CONSTA secured 7% Notes	$—	$51,043
Less: current portion	—	(51,043)

Long-term debt	$—	$—

Non-Recourse RISPERDAL CONSTA Secured 7% Notes

        On February 1, 2005, the Company, pursuant to the terms of a purchase and sale agreement, sold, assigned and contributed to Royalty Sub the rights of the Company to collect certain royalty payments and manufacturing fees earned under the license and manufacturing and supply agreements with Janssen, in exchange for approximately $144.2 million in cash. Concurrently with the purchase and sale agreement, on February 1, 2005, Royalty Sub issued an aggregate principal amount of $170.0 million of its non-recourse 7% Notes to certain institutional investors in a private placement, for net proceeds of approximately $144.2 million, after the original issue discount and offering costs of approximately

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. LONG-TERM DEBT (Continued)

$19.7 million and $6.1 million, respectively. The yield to maturity at the time of the offer was 9.75%. The annual cash coupon rate was 7% and was payable quarterly, beginning on April 1, 2005, however, portions of the principal amount that were not paid off in accordance with the expected principal repayment schedule would have accrued interest at 9.75% per annum. Through January 1, 2009, the holders received only quarterly cash interest payments. Beginning on April 1, 2009, principal payments were made to the holders, subject to certain conditions, and the non-recourse 7% Notes were scheduled to mature on January 1, 2012.

        On July 1, 2010, in addition to the scheduled principal payment of $6.4 million, the Company fully redeemed the balance of the non-recourse 7% Notes for $39.2 million, representing 101.75% of the outstanding principal balance in accordance with the terms of the Indenture for the non-recourse 7% Notes. As a result of this transaction, the Company recorded charges of $1.4 million relating to the write-off of the unamortized portion of deferred financing costs and $0.8 million primarily related to the premium paid on the redemption of the non-recourse 7% Notes within "interest expense" in the accompanying consolidated statement of operations. The Company previously purchased, in five separate, privately negotiated transactions, an aggregate of $93.0 million in principal amount of its then outstanding non-recourse 7% Notes for $89.4 million during the year ended March 31, 2009. The Company recorded an aggregate loss on the extinguishment of debt related to these transactions of $2.5 million, consisting of $0.9 million of transaction fees and $1.6 million, which was the difference between the carrying value and the purchase price of the non-recourse 7% Notes, within "interest expense" in the accompanying consolidated statement of operations.

        During the years ended March 31, 2011, 2010 and 2009, amortization of the original issue discount and offering costs, which were being amortized over the expected principal repayment period ending January 1, 2012, totaled $1.7 million, $1.7 million and $3.7 million, respectively.

10. RESTRUCTURING

        In March 2008, the Company's collaborative partner Eli Lilly and Company ("Lilly") announced the decision to discontinue the AIR® Insulin development program and gave notice of termination under the collaborative development and license agreement. In March 2008, in connection with the program termination, the Company's board of directors approved a plan (the "2008 Restructuring") to reduce the Company's workforce by approximately 150 employees and to cease operations at the Company's AIR commercial manufacturing facility located in Chelsea, Massachusetts. In connection

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. RESTRUCTURING (Continued)

with the 2008 Restructuring, the Company recorded charges of $6.9 million during the year ended March 31, 2008. Activity related to the 2008 Restructuring was as follows:

Facility Closure
(In thousands)
Balance, April 1, 2009	$4,193
Payments	(811)
Other adjustments	214

Balance, March 31, 2010	$3,596
Payments	(896)
Other adjustments	457

Balance, March 31, 2011	$3,157

        At March 31, 2011 and 2010, the restructuring liability related to the 2008 Restructuring consists of $0.7 million and $0.6 million classified as current, respectively, and $2.5 million and $3.0 million classified as long-term, respectively, in the accompanying consolidated balance sheets. As of March 31, 2011, the Company had paid in cash, written off, recovered and made restructuring charge adjustments totaling approximately $0.7 million in facility closure costs, $2.9 million in employee separation costs and $0.1 million in other contract termination costs in connection with the 2008 Restructuring. The $3.2 million remaining in the restructuring accrual at March 31, 2011 is expected to be paid out through fiscal 2016 and relates primarily to estimates of lease costs associated with the exited facility and may require adjustment in the future.

11. SHAREHOLDERS' EQUITY

Share Repurchase Programs

        In November 2007, the board of directors authorized a share repurchase program to repurchase up to $175.0 million of the Company's common stock at the discretion of management from time to time in the open market or through privately negotiated transactions (the "2007 repurchase program"). In June 2008, the board of directors authorized the expansion of this repurchase program by an additional $40.0 million, bringing the total authorization under this program to $215.0 million. The objective of the 2007 repurchase program is to improve shareholders' returns. At March 31, 2011, approximately $101.0 million was available to repurchase common stock pursuant to the 2007 repurchase program. All shares repurchased are recorded as treasury stock. The repurchase program has no set expiration date and may be suspended or discontinued at any time.

        During the year ended March 31, 2011, the Company did not acquire any shares of outstanding common stock under the 2007 repurchase program. During the year ended March 31, 2010, the Company expended $2.7 million on open market purchases and repurchased 328,404 shares of outstanding common stock at an average price of $8.17 per share under the 2007 repurchase program. In addition to the stock repurchases, during the years ended March 31, 2011, 2010 and 2009, the Company acquired, by means of net share settlements, 123,943, 100,449 shares and 51,891 shares of Alkermes common stock, at an average price of $11.41, $8.68 and $11.39 per share, respectively, related to the vesting of employee stock awards to satisfy withholding tax obligations. In addition, during the

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. SHAREHOLDERS' EQUITY (Continued)

years ended March 31, 2010 and 2009, the Company acquired 7,961 shares and 9,176 shares, respectively, of Alkermes common stock, at an average price of $12.56 and $12.66 per share, respectively, tendered by former and current employees as payment of the exercise price of stock options granted under the Company's equity compensation plans. During the year ended March 31, 2011, there were no shares tendered by former or current employees as payment of the exercise price of stock options granted under the Company's equity compensation plans.

Shareholder Rights Plan

        In February 2003, the board of directors of the Company adopted a shareholder rights plan (the "Rights Plan") under which all common shareholders of record as of February 20, 2003 received rights to purchase shares of a new series of preferred stock. The Rights Plan is designed to enable all Alkermes' shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the Company. The adoption of the Rights Plan is intended as a means to guard against coercive takeover tactics and is not in response to any particular proposal. The rights will be distributed as a nontaxable dividend and will expire ten years from the record date. Each right will initially entitle common shareholders to purchase a fractional share of the preferred stock for $80. Subject to certain exceptions, the rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender or exchange offer upon the consummation of which such person or group would own 15% or more of the Company's common stock. Subject to certain exceptions, if any person or group acquires 15% or more of the Company's common stock, all rights holders, except the acquiring person or group, will be entitled to acquire the Company's common stock (and in certain instances, the stock of the acquirer) at a discount. The rights will trade with the Company's common stock, unless and until they are separated upon the occurrence of certain future events. Generally, the Company's board of directors may amend the Rights Plan or redeem the rights prior to ten days (subject to extension) following a public announcement that a person or group has acquired 15% or more of the Company's common stock.

12. SHARE-BASED COMPENSATION

Share-based Compensation Expense

        The following table presents share-based compensation expense included in the Company's consolidated statements of operations and comprehensive (loss) income:

	Year Ended March 31,
	2011	2010	2009
	(In thousands)
Cost of goods manufactured and sold	$1,725	$1,506	$1,348
Research and development	6,218	3,489	4,438
Selling, general and administrative	11,889	8,926	9,024

Total share-based compensation expense	$19,832	$13,921	$14,810

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. SHARE-BASED COMPENSATION (Continued)

        At March 31, 2011, 2010 and 2009, $0.6 million, $0.6 million and $0.4 million, respectively, of share-based compensation cost was capitalized and recorded as "Inventory" in the consolidated balance sheets.

Share-based Compensation Plans

        The Company has one compensation plan pursuant to which awards are currently being made, the 2008 Plan. The Company has six share-based compensation plans pursuant to which outstanding awards have been made, but from which no further awards can or will be made: (i) the 1990 Omnibus Stock Option Plan (the "1990 Plan"); (ii) the 1996 Stock Option Plan for Non-Employee Directors (the "1996 Plan"); (iii) the 1998 Equity Incentive Plan (the "1998 Plan"); (iv) the 1999 Stock Option Plan (the "1999 Plan"); (v) the 2002 Restricted Stock Award Plan (the "2002 Plan"); and (vi) the 2006 Stock Option Plan for Non-Employee Directors (the "2006 Plan"). The 2008 Plan provides for issuance of non-qualified and incentive stock options, restricted stock, restricted stock units, cash-based awards and performance shares to employees, officers and directors of, and consultants to the Company, in such amounts and with such terms and conditions as may be determined by the compensation committee of the Company's board of directors, subject to provisions of the 2008 Plan.

        At March 31, 2011, there were 5.4 million shares of common stock available for issuance under the 2008 Plan. The 2008 Plan provides that awards other than stock options will be counted against the total number of shares available under the plan in a 2-to-1 ratio.

Stock Options

        A summary of stock option activity is presented in the following table:

	Number of Shares	Weighted Average Exercise Price
Outstanding, April 1, 2010	18,026,673	$15.52
Granted	2,133,500	12.14
Exercised	(590,497)	10.45
Forfeited	(119,262)	11.36
Expired	(2,465,405)	28.28

Outstanding, March 31, 2011	16,985,009	$13.45

Exercisable, March 31, 2011	12,417,747	$14.39

        The weighted average grant date fair value of stock options granted during the years ended March 31, 2011, 2010 and 2009 was $5.92, $4.46 and $5.41, respectively. The aggregate intrinsic value of stock options exercised during the years ended March 31, 2011, 2010 and 2009 was $2.0 million, $2.6 million and $4.9 million, respectively.

        At March 31, 2011, there were 4.3 million stock options expected to vest with a weighted average exercise price of $10.88 per share, a weighted average contractual remaining life of 8.43 years and an aggregate intrinsic value of $9.5 million. At March 31, 2011, the aggregate intrinsic value of stock options exercisable was $13.7 million with a weighted average remaining contractual term of 4.0 years.

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. SHARE-BASED COMPENSATION (Continued)

The number of stock options expected to vest is determined by applying the pre-vesting forfeiture rate to the total outstanding options. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the stock option.

        At March 31, 2011, there was $11.2 million of unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of approximately 1.4 years. Cash received from option exercises under the Company's Plans during the years ended March 31, 2011 and 2010 was $4.7 million and $2.6 million, respectively. The Company issued new shares upon option exercises during the years ended March 31, 2011 and 2010.

Time-Vested Restricted Stock Units

        A summary of time-vested RSU activity is presented in the following table:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested, April 1, 2010	1,465,497	$10.14
Granted	844,700	11.74
Vested	(365,682)	10.84
Forfeited	(74,000)	11.06

Novested, March 31, 2011	1,870,515	$10.69

        The weighted average grant date fair value of time-vested RSU's granted during the years ended March 31, 2011, 2010 and 2009 was $11.74, $8.83 and $12.29, respectively. The total fair value of time-vested RSU's that vested during the years ended March 31, 2011, 2010 and 2009 was $4.0 million, $2.4 million and $1.7 million, respectively.

        At March 31, 2011, there was $9.5 million of total unrecognized compensation cost related to unvested time-vested RSUs, which will be recognized over a weighted average remaining contractual term of 1.4 years.

Performance-Based Restricted Stock Units

        In May 2009, the board of directors awarded 45,000 RSUs to certain of the Company's executive officers under the 2006 Plan that vest upon the approval of BYDUREON by the U.S. Food and Drug Administration ("FDA"), provided the approval by the FDA occurs at least one year after the date of grant. During the year ended March 31, 2010, 20,000 RSU's were forfeited upon the resignation of an executive officer. The grant date fair value of the award was $8.55 per share, which was the market value of the Company's stock on the date of grant. At March 31, 2011, the performance condition had not been met and the award had not vested. At March 31, 2011, there was no unrecognized compensation cost related to these RSUs.

        In May 2008, the board of directors awarded 40,000 RSUs to certain of the Company's executive officers under the 2002 Plan that vests upon the achievement of a market condition specified in the award terms.

ALKERMES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. SHARE-BASED COMPENSATION (Continued)

        During the year ended March 31, 2010, 10,000 RSU's were forfeited upon the resignation of an executive officer. At March 31, 2011, the market condition had not been met and the award had not vested. The grant date fair value of $9.48 per share was determined through the use of a Monte Carlo simulation model. The compensation cost for the award's grant date fair value of $0.4 million was recognized over a derived service period of 1.4 years. At March 31, 2011, there was no unrecognized compensation cost related to these RSUs.

13. COLLABORATIVE ARRANGEMENTS

        The Company's business strategy includes forming collaborations to develop and commercialize its products, and to access technological, financial, marketing, manufacturing and other resources. The Company has entered into several collaborative arrangements, as described below:

Janssen

        Under a product development agreement, the Company collaborated with Janssen on the development of RISPERDAL CONSTA. Under the development agreement, Janssen provided funding to the Company for the development of RISPERDAL CONSTA, and Janssen is responsible for securing all necessary regulatory approvals for the product. Under license agreements, the Company granted Janssen and an affiliate of Janssen exclusive worldwide licenses to use and sell RISPERDAL CONSTA. Under the Company's license agreements with Janssen, the Company receives royalties equal to 2.5% of Janssen's net sales of RISPERDAL CONSTA in the quarter when the product is sold by Janssen. Janssen can terminate the license agreements upon 30 days prior written notice to the Company.

        The Company exclusively manufactures RISPERDAL CONSTA for commercial sale. Under the manufacturing and supply agreement with Janssen, the Company records manufacturing revenue when product is shipped to Janssen, based on a percentage of Janssen's net unit sales price for RISPERDAL CONSTA for the calendar year. This percentage is determined based on Janssen's unit demand for the calendar year and varies based on the volume of units shipped, with a minimum manufacturing fee of 7.5%.

        The manufacturing and supply agreement terminates on expiration of the license agreements. In addition, either party may terminate the manufacturing and supply agreement upon a material breach by the other party which is not resolved within 60 days written notice or upon written notice in the event of the other party's insolvency or bankruptcy. Janssen may terminate the agreement upon six months written notice to the Company. In the event that Janssen terminates the manufacturing and supply agreement without terminating the license agreements, the royalty rate payable to the Company on Janssen's net sales of RISPERDAL CONSTA would increase from 2.5% to 5.0%.

        During the years ended March 31, 2011, 2010 and 2009, the Company recognized $154.4 million, $148.8 million, and $150.2 million, respectively, of revenue from its arrangements with Janssen.

Amylin

        In May 2000, the Company entered into a development and license agreement with Amylin for the development of BYDUREON, which is under development for the treatment of type 2 diabetes. Pursuant to the development and license agreement, Amylin has an exclusive, worldwide license to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COLLABORATIVE ARRANGEMENTS (Continued)

Company's polymer-based microsphere technology for the development and commercialization of injectable extended-release formulations of exendins and other related compounds. Amylin has entered into a collaboration agreement with Lilly for the development and commercialization of exenatide, including BYDUREON. The Company receives funding for R&D and milestone payments consisting of cash and warrants for Amylin common stock upon achieving certain development and commercialization goals and will also receive royalty payments based on future product sales, if any. In October 2005 and in July 2006, the Company amended the development and license agreement. Pursuant to the 2006 amendment, the Company is responsible for formulation and non-clinical development of any products that may be developed pursuant to the agreement and for manufacturing these products for use in clinical trials and, in certain cases, for commercial sale. Subject to its arrangement with Lilly, Amylin is responsible for conducting clinical trials, securing regulatory approvals and marketing any products resulting from the collaboration on a worldwide basis.

        In conjunction with the 2005 amendment of the development and license agreement with Amylin, the parties reached an agreement regarding the construction of a manufacturing facility for BYDUREON and certain technology transfer related thereto. In December 2005, Amylin purchased a facility for the manufacture of BYDUREON and began construction in early calendar year 2006. Amylin is responsible for all costs and expenses associated with the design, construction and validation of the facility. The parties have agreed that the Company will transfer its technology for the manufacture of BYDUREON to Amylin. Amylin agreed to reimburse the Company for any time, at an agreed-upon FTE rate, and materials expense the Company incurred with respect to the transfer of technology. In January 2009, the parties agreed that the technology transfer was complete. Amylin will be responsible for the manufacture of BYDUREON and will operate the facility. Until the end of the first ten full calendar years following the year in which the first commercial sale of BYDUREON takes place, the Company will receive royalties equal to 8% of net sales from the first 40 million units of BYDUREON sold in any particular year and 5.5% of net sales from units sold beyond the first 40 million for that year. After this period, royalties will be paid at the rate of 5.5% of net sales. Notwithstanding the aforementioned, in countries in which there is no patent coverage for the product, royalties will be payable at the rate of 25% of 5.5% for ten years from the first commercial sale in such country. Amylin's obligation to pay royalties on BYDUREON shall cease on a country by country basis upon the later of (i) ten years after the date of the first commercial sale of the product in such country or (ii) the expiration of the last patent covering BYDUREON in such country. In addition, the Company will receive a $7.0 million milestone payment upon the first commercial sale of BYDUREON in the U.S. and an additional $7.0 million milestone payment upon the first commercial sale in Europe.

        Amylin may terminate the development and license agreement for any reason upon 180 days written notice to the Company. In addition, either party may terminate the development and license agreement upon a material default or breach by the other party that is not cured within 60 days after receipt of written notice specifying the default or breach.

        During the years ended March 31, 2011, 2010, and 2009, the Company recognized $2.9 million, $4.1 million and $9.5 million, respectively, of revenue from its arrangements with Amylin.

Cilag

        In December 2007, the Company entered into a license and commercialization agreement with Cilag to commercialize VIVITROL for the treatment of alcohol dependence and opioid dependence in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COLLABORATIVE ARRANGEMENTS (Continued)

Russia and other countries in the CIS. Under the terms of the agreement, Cilag has primary responsibility for securing all necessary regulatory approvals for VIVITROL and Janssen-Cilag, an affiliate of Cilag, commercializes the product. The Company is responsible for the manufacture of VIVITROL and receives manufacturing revenue upon shipment of VIVITROL to Cilag and royalty revenues based upon Cilag product sales.

        In December 2007, Cilag made a nonrefundable payment of $5.0 million to the Company upon signing the agreement and in August 2008 paid the Company an additional $1.0 million upon achieving regulatory approval of VIVITROL for the treatment of alcohol dependence in Russia. Under the agreement, Cilag could pay the Company up to an additional $33.0 million in milestone payments upon the receipt of additional regulatory approvals for the product, the occurrence of certain agreed-upon events and levels of VIVITROL sales.

        Commencing five years after the effective date of the agreement, Cilag will have the right to terminate the agreement at any time by providing 90 days prior written notice to the Company, subject to certain continuing rights and obligations between the parties. Cilag will also have the right to terminate the agreement upon 90 days advance written notice to the Company if a change in the pricing and/or reimbursement of VIVITROL in Russia and other countries of the CIS has a material adverse effect on the underlying economic value of commercializing the product such that it is no longer reasonably profitable to Cilag. In addition, either party may terminate the agreement upon a material breach by the other party which is not cured within 90 days advance written notice of material breach or, in certain circumstances, a 30 day extension of that period.

        During the year ended March 31, 2011, 2010 and 2009, the Company recognized $0.4 million, $0.8 million and $1.4 million of revenue from its arrangement with Cilag, respectively.

Cephalon

        In June 2005 and October 2006, the Company entered into the Agreements and Amendments, respectively, with Cephalon to jointly develop, manufacture and commercialize extended-release forms of naltrexone, including VIVITROL (the "product" or "products"), in the U.S. Under the terms of the Agreements, the Company provided Cephalon with a co-exclusive license to use and sell the product in the U.S. and a non-exclusive license to manufacture the product under certain circumstances, with the ability to sublicense. The Company was responsible for obtaining marketing approval for VIVITROL in the U.S. for the treatment of alcohol dependence, which was received from the FDA in April 2006, for completing the first VIVITROL manufacturing line and manufacturing the product. The companies shared responsibility for additional development of the products, and also shared responsibility for developing the commercial strategy for the products. Cephalon had primary responsibility for the commercialization, including distribution and marketing, of the products in the U.S. and the Company supported this effort with a team of managers of market development. Cephalon paid the Company an aggregate of $274.6 million in nonrefundable milestone payments related to the Agreements and Amendments, and the Company was responsible to fund the first $124.6 million of cumulative net losses incurred on the product.

        In November 2008, the Company and Cephalon agreed to end the collaboration for the development, supply and commercialization of certain products, including VIVITROL in the U.S., effective on the Termination Date, and the Company assumed the risks and responsibilities for the marketing and sale of VIVITROL in the U.S. The Company paid Cephalon $16.0 million for title to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COLLABORATIVE ARRANGEMENTS (Continued)

two partially completed VIVITROL manufacturing lines, and the Company received $11.0 million from Cephalon as payment to fund their share of estimated VIVITROL product losses during the one-year period following the Termination Date.

        At the Termination Date, the Company was responsible for all VIVITROL profits or losses, net of $11.0 million Cephalon paid the Company to fund its share of estimated VIVITROL product losses during the one-year period following the Termination Date, and Cephalon has no rights to royalty payments on future sales of VIVITROL. In order to facilitate the full transfer of all commercialization of VIVITROL to the Company, Cephalon, at the Company's option, and on its behalf, agreed to perform certain transition services until May 31, 2009 at an FTE rate agreed to by the parties.

        During the years ended March 31, 2011, 2010 and 2009, the Company recognized none, $5.0 million and $134.0 million, respectively, of revenue from its arrangements with Cephalon. During the years ended March 31, 2011, 2010 and 2009, the Company recorded expenses of none, $0.6 million and $1.8 million, respectively, related to certain transition services performed by Cephalon on its behalf.

Lilly

        On March 7, 2008, the Company received a letter from Lilly terminating the development and license agreement between Lilly and the Company dated April 1, 2001, as amended, relating to the development of inhaled formulations of insulin and other compounds potentially useful for the treatment of diabetes, based on the Company's proprietary AIR pulmonary technology. In June 2008, the Company entered into an agreement (the "AIR Insulin Termination Agreement") with Lilly whereby the Company received $40.0 million in cash as payment for all services it had performed through the date of the AIR Insulin Termination Agreement and title to the Lilly-owned manufacturing equipment located at the Company's AIR manufacturing facility. Upon entering into the AIR Insulin Termination Agreement, the license the Company granted to Lilly under the development and license agreement reverted to the Company.

        During the years ended March 31, 2011, 2010 and 2009, the Company recognized none, none and $26.8 million, respectively, of revenue from its arrangements with Lilly.

Rensselaer Polytechnic Institute

        In September 2006, the Company and Rensselaer Polytechnic Institute ("RPI") entered into a license agreement granting the Company exclusive rights to a family of opioid receptor compounds discovered at RPI. These compounds represent an opportunity for the Company to develop therapeutics for a broad range of diseases and medical conditions, including addiction, pain and other central nervous system disorders.

        Under the terms of the agreement, RPI granted the Company an exclusive worldwide license to certain patents and patent applications relating to its compounds designed to modulate opioid receptors. The Company is responsible for the continued research and development of any resulting product candidates. The Company paid RPI a nonrefundable, upfront payment of $0.5 million and is obligated to pay annual fees of up to $0.2 million, and tiered royalty payments of between 1% and 4% of annual net sales in the event any products developed under the agreement are commercialized. In addition, the Company is obligated to make milestone payments in the aggregate of up to $9.1 million,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COLLABORATIVE ARRANGEMENTS (Continued)

upon certain agreed-upon development events. All amounts paid to RPI under this license agreement have been expensed and are included in research and development expenses. In July 2008, the parties amended the agreement to expand the license to include certain additional patent applications. The Company paid RPI an additional nonrefundable payment of $0.1 million and slightly increased the annual fees in consideration of this amendment. During the years ended March 31, 2011, 2010 and 2009, the Company recorded R&D expense of $0.4 million, $0.3 million and $0.6 million related to its agreements with RPI.

Acceleron

        In December 2009, the Company entered into a collaborative arrangement with, and made an investment in, Acceleron Pharma, Inc. ("Acceleron"). In exchange for a nonrefundable, upfront payment of $2.0 million, an equity investment in Acceleron of $8.0 million and certain potential milestone payments and royalties, the Company has obtained an exclusive license to Acceleron's proprietary long-acting Fc fusion technology platform, called the MEDIFUSION™ technology, which is designed to extend the circulating half-life of proteins and peptides. The first drug candidate being developed with this technology is a long-acting form of a TNF receptor-Fc fusion protein for the treatment of rheumatoid arthritis and related autoimmune diseases.

        The Company and Acceleron have agreed to collaborate on the development of product candidates from the MEDIFUSION technology platform. Pursuant to the terms of the agreement, Acceleron will develop up to two selected drug compounds using the MEDIFUSION technology through preclinical studies, at which point the Company will assume responsibility for all clinical development and commercialization of these two compounds and any other compounds the Company elects to develop resulting from the platform. Acceleron will retain all rights to the technology for products derived from the TGF-beta superfamily.

        The Company's December 2009 investment in Acceleron consisted of an $8.0 million purchase of shares of Series D-1 convertible, redeemable preferred stock. In July 2010, the Company invested an additional $0.5 million in exchange for shares of Series E convertible, redeemable preferred stock and common stock warrants. The Company's Chairman, President and Chief Executive Officer is one of nine members of Acceleron's board of directors. The Company accounts for its investment in Acceleron under the cost method as Acceleron is a privately-held company over which the Company does not exercise significant influence. The Company will continue to monitor this investment to evaluate whether any decline in its value has occurred that would be other-than-temporary, based on the implied value from any recent rounds of financing completed by Acceleron, specific events at Acceleron, market prices of comparable public companies and general market conditions. The Company's investment balance of $8.5 million and $8.0 million at March 31, 2011 and 2010, respectively, is recorded within "Other assets" in the accompanying consolidated balance sheets.

        In addition to the upfront payment and equity investment, the Company will reimburse Acceleron for any time, at an agreed-upon FTE rate, and materials expense Acceleron incurs during development. The Company is obligated to make developmental and sales milestone payments in the aggregate of up to $110.0 million per product in the event that certain development and sales goals are achieved. The Company is also obligated to make tiered royalty payments in the mid-single digits on annual net sales in the event any products developed under the agreement are commercialized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COLLABORATIVE ARRANGEMENTS (Continued)

        During the year ended March 31, 2011 and 2010, the Company incurred expenses of $3.0 million and $0.9 million, respectively, in connection with its arrangement with Acceleron, which is recorded within "Research and development" expense in the accompanying consolidated statement of operations and comprehensive (loss) income. Additionally, the $2.0 million upfront payment made during the year ended March 31, 2010, was charged to R&D expense as technological feasibility of the acquired technology had not been established.

Civitas

        In December 2010, the Company entered into an arrangement with Civitas Therapeutics, Inc. ("Civitas") whereby the Company sold, assigned, transferred, conveyed and delivered to Civitas the right, title and interest of its pulmonary patent portfolio and certain of its pulmonary drug delivery equipment, instruments and technical and regulatory documentation in exchange for 15% of the issued shares of the Series A preferred stock of Civitas and a royalty on future sales of any products developed using the pulmonary drug delivery technology. In addition, the Company has a seat on the Civitas board of directors.

        Civitas is a privately held biopharmaceutical company that secured a $20 million Series A financing, of which $10 million was received in December 2010 and a further $10 million is payable to Civitas upon an acceptance by the U.S. Food and Drug Administration of an investigational new drug application for a pulmonary product. Civitas also entered into an agreement to sublease the Company's pulmonary manufacturing facility located in Chelsea, Massachusetts and has an option to purchase the Company's pulmonary manufacturing equipment located at this facility. Commencing six months after its effective date, Civitas may terminate the asset purchase and license agreement for any reason upon 90 days written notice to the Company. The Company may terminate the asset purchase and license agreement for default in the event Civitas does not meet certain minimum development performance obligations. Either party may terminate the asset purchase and license agreement upon a material default or breach by the other party that is not cured within 45 days after receipt of written notice specifying the default or breach.

        At March 31, 2011, the Company has an approximately 13% ownership position in Civitas and accounts for its investment in Civitas under the equity method, as the Company believes it may be able to exercise significant influence over the operating and financial policies of Civitas. Under the equity method, when the Company records its proportionate share of Civitas' net loss, it decreases other income (expense) in its consolidated statements of operations and reduces the carrying value of its investment in Civitas. The Company is not obligated to fund future losses, if any, of Civitas. The Company will incur its proportionate share of Civitas' net loss up to the carrying value of the Company's investment in Civitas. Conversely, when the Company records its proportionate share of Civitas' net income, it increases other income (expense) in its consolidated statements of operations and comprehensive (loss) income and increases the carrying value of its investment in Civitas. During the year ended March 31, 2011, the Company's proportionate share of Civitas' net loss was not material.

        The fair value of the Civitas Series A preferred stock received by the Company exceeded the carrying value of the assets the Company exchanged in this transaction. The difference between these amounts has been deferred and is being recognized as other income, ratably over a period of approximately five years in the Company's consolidated statements of operations and comprehensive

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COLLABORATIVE ARRANGEMENTS (Continued)

(loss) income. The carrying value of the Company's equity investment in Civitas at March 31, 2011 is $1.3 million and is recorded in "Other assets" in the accompanying consolidated balance sheets. The carrying value of the deferred gain at March 31, 2011 is $1.2 million and has been allocated between, and is recorded in, "Accounts payable and accrued expenses" and "Other long-term liabilities" in the accompanying consolidated balance sheets.

14. INCOME TAXES

        The components of the Company's net deferred tax asset were as follows:

	March 31,
	2011	2010
	(In thousands)
NOL carryforwards—federal and state	$54,555	$39,603
Tax benefit from the exercise of stock options	35,440	38,776
Tax credit carryforwards	18,038	16,961
Alkermes Europe, Ltd. NOL carryforward	5,049	5,236
Deferred revenue	2,016	2,070
Share-based compensation	18,137	14,133
Property, plant and equipment	(6,482)	(4,412)
Other	6,459	6,176
Less: valuation allowance	(133,212)	(118,543)

	$—	$—

        As of March 31, 2011, the Company had $274.2 million of Federal domestic operating loss carryforwards, $38.5 million of state operating loss carryforwards, and $18.7 million of foreign net operating loss and foreign capital loss carryforwards, which either expire on various dates through 2031 or can be carried forward indefinitely. These loss carryforwards are available to reduce future federal, state and foreign taxable income, if any. These loss carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. These loss carryforwards, which may be utilized in any future period, may be subject to limitations based upon changes in the ownership of the company's stock. The valuation allowance relates to the Company's U.S. net operating losses and deferred tax assets and certain other foreign deferred tax assets and is recorded based upon the uncertainty surrounding their realizability, as these assets can only be realized via profitable operations in the respective tax jurisdictions.

        The Company records a deferred tax asset or liability based on the difference between the financial statement and tax basis of assets and liabilities, as measured by enacted tax rates assumed to be in effect when these differences reverse. In evaluating the Company's ability to recover its deferred tax assets, the Company considers all available positive and negative evidence including its past operating results, the existence of cumulative income in the most recent fiscal years, changes in the business in which the Company operates and its forecast of future taxable income. In determining future taxable income, the Company is responsible for assumptions utilized including the amount of federal, state and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. INCOME TAXES (Continued)

        These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates that the Company is using to manage the underlying businesses. As of March 31, 2011, the Company determined that it is more likely than not that the deferred tax assets will not be realized and a full valuation allowance has been recorded.

        The tax benefit from stock option exercises included in the table above represents benefits accumulated prior to the adoption of Accounting Standards Codification ("ASC") Topic 718 ("ASC 718") that have not been realized. Subsequent to the adoption of ASC 718 on April 1, 2006, an additional $6.1 million of tax benefits from stock option exercises have not been recognized in the financial statements and will be once they are realized. In total, the Company has approximately $41.5 million related to certain operating loss carryforwards resulting from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of income tax expense.

        The Company's (benefit) provision for income taxes was comprised of the following:

	Year Ended March 31,
	2011	2010	2009
	(In thousands)
Current income tax (benefit) expense:
Federal	$(756)	$(3,318)	$483
State	30	75	24
Deferred income tax (benefit):
Federal	(206)	(1,674)	—
State	(19)	(158)	—

Total tax (benefit) provision	$(951)	$(5,075)	$507

        The current federal income tax benefit of $0.8 million for the year ended March 31, 2011 is primarily related to a $0.8 million tax benefit for bonus depreciation pursuant to the Small Business Jobs Act of 2010. Bonus depreciation increased the Company's 2010 AMT NOL carryback and allowed the Company to recover additional AMT paid in the carryback period. The current federal income tax benefit of $3.3 million for the year ended March 31, 2010 is primarily the result of a carryback of the Company's 2010 AMT NOL pursuant to the Worker, Homeownership and Business Act of 2009. This law increased the carryback period for certain net operating losses from two years to five years. Prior to the adoption of this law, the Company had recorded a full valuation allowance against the credits that were established in prior periods when the Company was subject to AMT provisions. The deferred federal and state tax benefit of $0.2 million and $1.8 million for the years ended March 31, 2011 and 2010, respectively, is primarily due to the Company's recognition of $0.2 million and $1.8 million of income tax expense associated the increase in the value of certain securities that it carried at fair market value during the year ended March 31, 2011 and 2010, respectively. There were no similar income tax benefits or provisions for the years ended March 31, 2009. The provision for income taxes in the amount of $0.5 million for the year ended March 31, 2009 primarily represents AMT due without regard to the cash benefit of excess share-based compensation deductions. The AMT paid creates a credit carryforward and a resulting deferred tax asset, for which the Company has recorded a full valuation allowance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. INCOME TAXES (Continued)

        No amount for U.S. income tax has been provided on undistributed earnings of the Company's foreign subsidiary because the Company considers such earnings to be indefinitely reinvested. In the event of distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, subject to an adjustment, if any, for foreign tax credits, and foreign withholding taxes payable to certain foreign tax authorities. Determination of the amount of U.S. income tax liability that would be incurred is not practicable because of the complexities associated with this hypothetical calculation; however, unrecognized foreign tax credit carryforwards may be available to reduce some portion of the U.S. tax liability, if any.

        A reconciliation of the Company's federal statutory tax rate to its effective rate is as follows:

	Year Ended March 31,
	2011	2010	2009
Statutory federal rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	—	(0.1)%	—
Research and development benefit	1.4%	0.8%	(0.5)%
Share-based compensation	(2.6)%	(2.9)%	1.0%
Other permanent items	(0.5)%	(0.5)%	0.5%
Other	(0.1)%	—	0.1%
Change in valuation allowance	(30.1)%	(19.9)%	(34.7)%

Effective tax rate	2.1%	11.4%	0.4%

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized Tax Benefits
(In thousands)
Balance, April 1, 2009	$1,826
Additions based on tax positions related to prior periods	9

Balance, March 31, 2010	$1,835
Additions based on tax positions related to prior periods	49

Balance, March 31, 2011	$1,884

        Included in unrecognized tax benefits at March 31, 2010 is $1.8 million of tax benefits that, if recognized, would affect the Company's annual effective tax rate. Of this balance, $1.7 million relates to deferred tax assets for which a full valuation allowance would be recorded, offsetting any tax benefits that would be realized. The Company does not expect a significant increase in unrecognized tax benefits within the next twelve months.

        The tax years 1997 through 2010 remain open to examination by major taxing jurisdictions to which the Company is subject, which are primarily in the U.S. as carryforward attributes generated in years past may still be adjusted upon examination by the Internal Revenue Service or state tax authorities if they have or will be used in a future period. The Company has elected to include interest and penalties related to uncertain tax positions as a component of its provision for taxes. For the year ended March 31, 2011, the Company's accrued interest and penalties related to uncertain tax positions was not significant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. COMMITMENTS AND CONTINGENCIES

Lease Commitments

        The Company leases certain of its offices, research laboratories and manufacturing facilities under operating leases with initial terms of one to twenty years, expiring through the year 2020. Certain of the leases contain provisions for extensions of up to ten years. These lease commitments are primarily related to the Company's corporate headquarters and manufacturing facility in Massachusetts. As of March 31, 2011, the total future annual minimum lease payments under the Company's non-cancelable operating leases are as follows:

Payment Amount
(In thousands)
Fiscal Years:
2012	$13,258
2013	6,057
2014	3,734
2015	3,888
2016	3,704
Thereafter	13,922

44,563
Less: estimated sublease income	(14,891)

Total future minimum lease payments	$29,672

        Rent expense related to operating leases charged to operations was approximately $5.4 million, $11.2 million and $11.7 million, for the years ended March 31, 2011, 2010 and 2009, respectively. These amounts are net of sublease income of $7.3 million, $3.5 million and $1.7 million earned in the years ended March 31, 2011, 2010 and 2009, respectively. In addition to its lease commitments, the Company has open purchase orders totaling $44.9 million at March 31, 2011.

License and Royalty Commitments

        The Company has entered into license agreements with certain corporations and universities that require the Company to pay annual license fees and royalties based on a percentage of revenues from sales of certain products and royalties from sublicenses granted by the Company. Amounts paid under these agreements were approximately $0.5 million, $0.6 million and $0.9 million for the years ended March 31, 2011, 2010 and 2009, respectively, and were recorded as "Research and development" expense in the consolidated statements of operations and comprehensive (loss) income.

Litigation

        From time to time, the Company may be subject to various legal proceedings and claims in the ordinary course of business. Although the outcome of litigation cannot be predicted with certainty and some legal proceedings and claims may be disposed of unfavorably to the Company, the Company does not believe that it is currently a party to any material legal proceedings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. SUBSEQUENT EVENTS

        On May 9, 2011, the Company announced that it had entered into a definitive merger agreement under which the Company would merge with Elan Drug Technologies ("EDT"), a drug formulation and manufacturing business unit of Elan Corporation plc ("Elan"). The Company and EDT will be combined under a new holding company incorporated in Ireland and the company will be named Alkermes plc. The transaction was approved by the board of directors of both the Company and Elan and at the closing of the transaction, Elan will receive $500 million in cash and 31.9 million shares of Alkermes plc common stock. The Company has obtained a commitment from Morgan Stanley & Co. and HSBC Securities (USA) Inc., to provide up to $450 million in term loan financing, which in addition to existing cash and investment balances, will comprise the cash consideration to Elan.

ALKERMES PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31, 2011	March 31, 2011
	(In thousands, except share and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$85,331	$38,394
Investments—short-term	128,096	162,928
Receivables	104,684	22,969
Inventory	46,109	20,425
Prepaid expenses and other current assets	10,916	8,244

Total current assets	375,136	252,960

PROPERTY, PLANT AND EQUIPMENT, NET	302,612	95,020
INTANGIBLE ASSETS, NET	675,287	—
GOODWILL	105,700	—
INVESTMENTS—LONG-TERM	20,525	93,408
OTHER ASSETS	26,567	11,060

TOTAL ASSETS	$1,505,827	$452,448

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$88,976	$44,934
Deferred revenue—current	5,120	3,123
Long-term debt—current	3,100	—

Total current liabilities	97,196	48,057

LONG-TERM DEBT	441,668	—
DEFERRED REVENUE—LONG-TERM	4,697	4,837
DEFERRED TAX LIABILITIES—LONG-TERM	48,969	—
OTHER LONG-TERM LIABILITIES	8,444	7,536

Total liabilities	600,974	60,430

COMMITMENTS AND CONTINGENCIES (Note 15)
SHAREHOLDERS' EQUITY:
Preferred stock, par value, $0.01 per share; 50,000,000 and zero shares authorized; none issued and outstanding at December 31, 2011 and March 31, 2011, respectively	—	—
Common stock, par value, $0.01 per share; 450,000,000 and 160,000,000 shares authorized; 129,774,455 and 105,771,507 shares issued; 129,747,422 and 95,702,299 shares outstanding at December 31, 2011 and March 31, 2011, respectively	1,296	1,055
Non-voting common stock, par value, $0.01 per share; none and 450,000 shares authorized; none and 382,632 shares issued and outstanding at December 31, 2011 and March 31, 2011, respectively	—	4
Treasury stock, at cost (27,033 and 10,069,208 shares at December 31, 2011 and March 31, 2011, respectively)	(417)	(131,095)
Additional paid-in capital	1,368,444	936,295
Accumulated other comprehensive loss	(2,921)	(3,013)
Accumulated deficit	(461,549)	(411,228)

Total shareholders' equity	904,853	392,018

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,505,827	$452,448

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALKERMES PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share amounts)
REVENUES:
Manufacturing and royalty revenues	$112,780	$35,932	$215,759	$114,363
Product sales, net	10,597	7,729	30,170	20,402
Research and development revenue	2,266	314	13,575	737

Total revenues	125,643	43,975	259,504	135,502

EXPENSES:
Cost of goods manufactured and sold	42,752	12,860	76,501	39,436
Research and development	40,493	22,503	96,703	69,412
Selling, general and administrative	35,469	20,521	103,200	58,683
Amortization of acquired intangible assets	11,896	—	13,713	—

Total expenses	130,610	55,884	290,117	167,531

OPERATING LOSS	(4,967)	(11,909)	(30,613)	(32,029)

OTHER (EXPENSE) INCOME, NET:
Interest income	350	650	1,235	2,175
Interest expense	(10,458)	—	(18,019)	(3,298)
Other income (expense), net	345	(83)	770	(266)

Total other (expense) income, net	(9,763)	567	(16,014)	(1,389)

LOSS BEFORE INCOME TAXES	(14,730)	(11,342)	(46,627)	(33,418)
INCOME TAX PROVISION (BENEFIT)	98	41	3,694	(960)

NET LOSS	$(14,828)	$(11,383)	$(50,321)	$(32,458)

LOSS PER COMMON SHARE:
Basic and diluted	$(0.11)	$(0.12)	$(0.46)	$(0.34)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic and diluted	129,670	95,667	109,645	95,502

COMPREHENSIVE LOSS:
Net loss	$(14,828)	$(11,383)	$(50,321)	$(32,458)
Unrealized gains (losses) on marketable securities:
Holding gains (losses), net of tax	27	(516)	368	431

Unrealized gains (losses) on marketable securities	27	(516)	368	431

Unrealized losses on derivative contracts	(33)	—	(276)	—

COMPREHENSIVE LOSS	$(14,834)	$(11,899)	$(50,229)	$(32,027)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALKERMES PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(unaudited)

	Common Stock		Non-voting Common Stock			Accumulated Other Comprehensive (Loss) Income		Treasury Stock
					Additional Paid-In Capital		Accumulated Deficit
	Shares	Amount	Shares	Amount				Shares	Amount	Total
	(In thousands, except share data)
BALANCE—March 31, 2010	104,815,328	$1,047	382,632	$4	$910,326	$(3,392)	$(365,688)	(9,945,265)	$(129,681)	$412,616
Issuance of common stock under employee stock plans	580,313	4	—	—	594	—	—	—	—	598
Receipt of Alkermes' stock for the purchase of stock options or to satisfy minimum tax withholding obligations related to stock based awards	—	—	—	—	1,384	—	—	(121,550)	(1,384)	—
Share-based compensation expense	—	—	—	—	15,131	—	—	—	—	15,131
Unrealized gains on marketable securities, net of tax of $255	—	—	—	—	—	431	—	—	—	431
Net loss	—	—	—	—	—	—	(32,458)	—	—	(32,458)

BALANCE—December 31, 2010	105,395,641	$1,051	382,632	$4	$927,435	$(2,961)	$(398,146)	(10,066,815)	$(131,065)	$396,318

BALANCE—March 31, 2011	105,771,507	$1,055	382,632	$4	$936,295	$(3,013)	$(411,228)	(10,069,208)	$(131,095)	$392,018
Issuance of common stock to Elan Corporation, plc in connection with the purchase of Elan Drug Technologies	31,900,000	319	—	—	524,755	—	—	—	—	525,074
Issuance of common stock under employee stock plans	1,960,347	20	—	—	13,031	—	—	—	—	13,051
Receipt of Alkermes' stock for the purchase of stock options or to satisfy minimum tax withholding obligations related to stock based awards	—	—	—	—	3,522	—	—	(197,856)	(3,522)	—
Share-based compensation expense	—	—	—	—	21,812	—	—	—	—	21,812
Excess tax benefit from share-based compensation	—	—	—	—	3,127	—	—	—	—	3,127
Conversion of non-voting common stock to common stock	382,632	4	(382,632)	(4)	—	—	—	—	—	—
Cancellation of treasury stock	(10,240,031)	(102)	—	—	(134,098)	—	—	10,240,031	134,200	—
Unrealized gains on marketable securities, net of tax of $199	—	—	—	—	—	368	—	—	—	368
Unrealized loss on cash flow hedge, net of tax of $145	—	—	—	—	—	(276)	—	—	—	(276)
Net loss	—	—	—	—	—	—	(50,321)	—	—	(50,321)

BALANCE—December 31, 2011	129,774,455	$1,296	—	$—	$1,368,444	$(2,921)	$(461,549)	(27,033)	$(417)	$904,853

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALKERMES PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended December 31,
	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(50,321)	$(32,458)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	27,251	6,210
Share-based compensation expense	21,743	15,196
Deferred income taxes	(11,239)	—
Other non-cash charges	2,664	2,273
Changes in assets and liabilities, excluding the effect of acquisitions:
Receivables	(22,050)	1,147
Inventory, prepaid expenses and other assets	(8,052)	4,059
Accounts payable and accrued expenses	20,844	(4,928)
Deferred revenue	1,398	1,007
Other long-term liabilities	—	(75)
Payment of non-recourse RISPERDAL CONSTA secured 7% notes principal attributable to original issue discount	—	(6,611)

Cash flows used in operating activities	(17,762)	(14,180)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(8,859)	(8,029)
Sales of property, plant and equipment	3	260
Acquisition of Elan Drug Technologies, net of cash acquired	(494,774)	—
Investment in Acceleron Pharmaceuticals, Inc.	(231)	(501)
Purchases of investments	(159,322)	(324,143)
Sales and maturities of investments	267,604	349,546

Cash flows (used in) provided by investing activities	(395,579)	17,133

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock for share-based compensation arrangements	13,051	1,982
Excess tax benefit from share-based compensation	3,127	—
Proceeds from the issuance of long-term debt	444,100	—
Payment of non-recourse RISPERDAL CONSTA secured 7% notes principal	—	(45,397)

Cash flows provided by (used in) financing activities	460,278	(43,415)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	46,937	(40,462)
CASH AND CASH EQUIVALENTS—Beginning of period	38,394	79,324

CASH AND CASH EQUIVALENTS—End of period	$85,331	$38,862

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Non-cash investing and financing activities:
Purchased capital expenditures included in accounts payable and accrued expenses	$2,139	$550
Investment in Civitas Therapeutics, Inc.	$1,547	$1,320

See Note 3 for supplemental disclosure of non-cash investing activities.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED)

1. THE COMPANY

        Alkermes plc is a fully integrated, global biopharmaceutical company that applies its scientific expertise and proprietary technologies to develop innovative medicines that improve patient outcomes. The Company has a diversified portfolio of more than 20 commercial drug products and a substantial clinical pipeline of product candidates that address central nervous system ("CNS") disorders such as addiction, schizophrenia and depression. Headquartered in Dublin, Ireland, Alkermes has a research and development center and corporate offices in Waltham, Massachusetts and manufacturing facilities in Athlone, Ireland; Gainesville, Georgia; and Wilmington, Ohio.

        On September 16, 2011, the business of Alkermes, Inc. and the drug technologies business ("EDT") of Elan Corporation, plc ("Elan") were combined (this combination is referred to as the "Business Combination", the "acquisition of EDT" or the" EDT acquisition") in a transaction accounted for as a reverse acquisition with Alkermes, Inc. treated as the accounting acquirer. As a result, the historical financial statements of Alkermes, Inc. are included in the comparative prior periods. As part of the Business Combination, Antler Acquisition Corp., a wholly owned subsidiary of the Company, merged with and into Alkermes, Inc. (the "Merger"), with Alkermes, Inc. surviving as a wholly owned subsidiary of the Company. Prior to the Merger, EDT was carved-out of Elan and reorganized under the Company. At the effective time of the Merger, (i) each share of Alkermes, Inc. common stock then issued and outstanding and all associated rights were canceled and automatically converted into the right to receive one ordinary share of the Company; (ii) all then issued and outstanding options to purchase Alkermes, Inc. common stock granted under any stock option plan were converted into options to purchase, on substantially the same terms and conditions, the same number of ordinary shares of the Company at the same exercise price; and (iii) all then issued and outstanding awards of Alkermes, Inc. common stock were converted into awards of the same number, on substantially the same terms and conditions, of ordinary shares of the Company. As a result, upon consummation of the Merger and the issuance of the ordinary shares of the Company in exchange for the canceled shares of Alkermes, Inc. common stock, the former shareholders of Alkermes, Inc. owned approximately 75% of the Company, with the remaining approximately 25% of the Company owned by a subsidiary of Elan pursuant to the terms of a shareholder's agreement.

        Use of the terms such as "us," "we," "our," "Alkermes" or the "Company" in this Quarterly Report on Form 10-Q is meant to refer to Alkermes plc and its subsidiaries, except when the context makes clear that the time period being referenced is prior to September 16, 2011, in which case such terms shall refer to Alkermes, Inc. Prior to September 16, 2011, Alkermes, Inc. was an independent pharmaceutical company incorporated in the Commonwealth of Pennsylvania and traded on the NASDAQ Global Select Stock Market under the symbol "ALKS."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying condensed consolidated financial statements of Alkermes for the three and nine months ended December 31, 2011 and 2010 are unaudited and have been prepared on a basis substantially consistent with the audited financial statements for the year ended March 31, 2011. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America ("U.S.") (commonly referred to as "GAAP"). In the opinion of management, the condensed consolidated financial statements include all adjustments, which are of a normal recurring

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

nature, that are necessary to present fairly the results of operations for the reported periods. These financial statements should be read in conjunction with the financial statements and notes thereto of Alkermes, Inc. which are contained, or incorporated by reference, in Alkermes, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2011, as amended, and the audited financial statements and notes thereto, which has been filed with the U.S. Securities and Exchange Commission ("SEC") and Alkermes' Registration Statement on Form S-4, as amended (Registration No. 333-175078), which was declared effective by the SEC on August 4, 2011. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for any other interim period or for a full fiscal year.

Principles of Consolidation

        The condensed consolidated financial statements include the accounts of Alkermes plc and its wholly-owned subsidiaries: Alkermes Ireland Holdings Limited, Alkermes Pharma Ireland Limited, Alkermes U.S. Holdings, Inc., Alkermes, Inc., Eagle Holdings USA, Inc., Alkermes Gainesville LLC, Alkermes Controlled Therapeutics, Inc., Alkermes Europe, Ltd., Alkermes Finance Ireland Limited, Alkermes Finance S.A R.L. and Alkermes Finance Ireland (No. 2) Limited. Intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of the Company's condensed consolidated financial statements in accordance with GAAP requires management to make estimates, judgments and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments and methodologies, including those related to revenue recognition and related allowances, its collaborative relationships, clinical trial expenses, the valuation of inventory, impairment and amortization of intangibles and long-lived assets, share-based compensation, income taxes including the valuation allowance for deferred tax assets, valuation of investments and derivative instruments, litigation and restructuring charges. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Risk-management Instruments

        On September 16, 2011, the Company entered into a $310.0 million first lien term loan facility (the "First Lien Term Loan") and a $140.0 million second lien term loan facility (the "Second Lien Term Loan" and, together with the First Lien Term Loan, the "Term Loans"). Interest on the Term Loans is at a rate equal to an applicable margin plus three-month LIBOR. The Company addressed its risk to exposure to fluctuations in interest rates by entering into certain derivative financial instruments, the objective of which is to limit the impact of fluctuations in interest rates on earnings. The Company's derivative activities are initiated within the guidelines of documented corporate risk management policies and do not create additional risk because gains and losses on derivative contracts offset losses and gains on the liabilities being hedged.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        During the nine months ended December 31, 2011, the Company entered into an interest rate swap contract that was designated and qualified as a cash flow hedge. The Company reviews the effectiveness of its derivatives on a quarterly basis. The effective portion of gains or losses on the Company's cash flow hedge is reported as a component of accumulated other comprehensive loss and reclassified into earnings in the same period the hedged transaction affects earnings. Hedge ineffectiveness is immediately recognized in earnings.

        During the nine months ended December 31, 2011, the Company entered into two interest rate cap contracts that were not designated as hedging instruments. The interest rate caps are recorded at fair value with associated gains or losses recognized in other income/(expense) during the period of change.

Segment Information

        The Company operates as one business segment, which is the business of developing, manufacturing and commercializing medicines designed to yield better therapeutic outcomes and improve the lives of patients with serious diseases. The Company's chief decision maker, the Chairman and Chief Executive Officer, reviews the Company's operating results on an aggregate basis and manages the Company's operations as a single operating unit.

Business Acquisitions

        The Company's condensed consolidated financial statements include the operations of an acquired business after the completion of the acquisition. The Company accounts for acquired businesses using the acquisition method of accounting. The acquisition method of accounting for acquired businesses requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date, and that the fair value of acquired in-process research and development ("IPR&D") be recorded on the balance sheet. Also, transaction costs are expensed as incurred. Any excess of the purchase price over the assigned values of the net assets acquired is recorded as goodwill. Contingent consideration is included within the acquisition cost and is recognized at its fair value on the acquisition date. A liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. Changes in fair value are recognized in earnings.

Goodwill and Intangible Assets

        Goodwill represents the excess cost of the Company's investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the date of acquisition. The Company's goodwill balance solely relates to the EDT acquisition in the fiscal year ended March 31, 2012, as described in Note 3, Acquisitions. Goodwill is not amortized but is tested for impairment annually or when events or circumstances indicate the fair value of a reporting unit may be below its carrying value. A reporting unit is an operating segment or sub-segment to which goodwill is assigned when initially recorded.

        In September 2011, the Financial Accounting Standards Board ("FASB") issued guidance related to testing goodwill for impairment. This accounting standard allows an entity to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. An entity can choose to perform the qualitative assessment on none, some or all of its reporting units. Moreover, an entity can bypass the qualitative assessment for any reporting unit in any period and proceed directly to step one of the impairment test, and then resume performing the qualitative assessment in any subsequent period. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, an entity can choose to early adopt the standard if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The Company chose to early adopt the provisions of this standard as it had not yet performed its annual impairment test, which the Company performs as of October 31 each year. The adoption of this standard did not impact the Company's financial position or results of operations. As a result of the qualitative assessment performed as of October 31, 2011, the Company determined that it was not more-likely-than-not that the fair value of the reporting unit was less than its carrying amount, and an impairment of the Company's goodwill was not recorded.

        The Company's finite-lived intangible assets consist of core developed technology and collaboration agreements and are recorded at fair value at the time of their acquisition and are stated within its condensed consolidated balance sheets net of accumulated amortization and impairments. The finite-lived intangible assets are amortized over their estimated useful life using the economic use method, which reflects the pattern that the economic benefits of the intangible assets are consumed as revenue is generated from the underlying patent or contract. The useful lives of the Company's intangible assets are primarily based on the legal or contractual life of the underlying patent or contract, which does not include additional years for the potential extension or renewal of the contract or patent. IPR&D represents the fair value assigned to research and development assets that were acquired prior to its completion. IPR&D is considered an indefinite-lived asset and is not amortized but is tested for impairment annually or when events or circumstances indicate the fair value may be below its carrying value. If and when development is complete, which generally occurs when regulatory approval to market a product is obtained, the associated assets would be deemed finite-lived and would then be amortized based on their respective estimated useful lives at that point in time. The Company's intangible assets were all acquired as part of the EDT acquisition in the fiscal year ended March 31, 2012, as described in Note 3, Acquisitions.

Foreign Currency

        The Company's functional and reporting currency is the U.S. dollar. Transactions in foreign currencies are recorded at the exchange rate prevailing on the date of the transaction. The resulting monetary assets and liabilities are translated into U.S. dollars at exchange rates prevailing on the subsequent balance sheet date. Gains and losses as a result of translation adjustments are recorded within "Other income (expense)" in the accompanying condensed consolidated statement of operations and comprehensive loss.

New Accounting Pronouncements

        From time to time, new accounting pronouncements are issued by the FASB or other standard-setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In January 2010, the Company adopted accounting guidance issued by the FASB related to fair value measurements that requires additional disclosure related to transfers in and out of Levels 1 and 2 of the fair value hierarchy. In addition, effective for the Company beginning on April 1, 2011, this standard further requires an entity to present disaggregated information about activity in Level 3 fair value measurements on a gross basis, rather than as one net amount. As this accounting standard only requires enhanced disclosure, the adoption of this newly issued accounting standard did not impact the Company's financial position or results of operations.

        On April 1, 2011, the Company prospectively adopted the accounting guidance related to the milestone method of revenue recognition for research and development arrangements. Under the milestone method, contingent consideration received from the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved, which the Company believes is more consistent with the substance of its performance under its various licensing and collaboration agreements. A milestone is defined as an event (i) that can only be achieved based in whole or in part on either the entity's performance or on the occurrence of a specific outcome resulting from the entity's performance, (ii) for which there is substantive uncertainty at the date the arrangement is entered into that the event will be achieved, and (iii) that would result in additional payments being due to the entity. A milestone is substantive if the consideration earned from the achievement of the milestone is consistent with the Company's performance required to achieve the milestone, or the increase in value to the collaboration resulting from the Company's performance, relates solely to the Company's past performance, and is reasonable relative to all of the other deliverables and payments within the arrangement. The Company's license and collaboration agreements with its partners provide for payments to the Company upon the achievement of development milestones, such as the completion of clinical trials or regulatory approval for drug candidates. As of April 1, 2011, the Company's agreements with partners included potential future payments for development milestones aggregating $17.0 million. Given the challenges inherent in developing and obtaining approval for pharmaceutical and biologic products, there was substantial uncertainty as to whether any such milestones would be achieved at the time these licensing and collaboration agreements were entered into. In addition, the Company evaluated whether the development milestones met the remaining criteria to be considered substantive. As a result of the Company's analysis, the Company considers its development milestones to be substantive and, accordingly, the Company expects to recognize as revenue future payments received from such milestones as it achieves each milestone. The election to adopt the milestone method did not impact the Company's historical financial position at April 1, 2011. This policy election may result in revenue recognition patterns for future milestones that are materially different from those recognized for milestones received prior to adoption. During the nine months ended December 31, 2011, the Company recognized into revenue $3.0 million upon the achievement of developmental milestones during this period. During the nine months ended December 31, 2011, the Company recognized into revenue an aggregate of $8.0 million upon the achievement of milestones where there were no remaining performance obligations under the associated agreements.

        Milestone payments received prior to April 1, 2011 from arrangements where the Company has continuing performance obligations have been deferred and are recognized through the application of a proportional performance model where the milestone payment is recognized over the related performance period or, in full, when there are no remaining performance obligations. The Company makes its best estimate of the period of time for the performance period. The Company will continue to recognize milestone payments received prior to April 1, 2011 in this manner. As of December 31,

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2011, the Company has deferred revenue of $5.0 million from milestone payments received prior to April 1, 2011 that will be recognized ratably through 2018.

        In June 2011, the FASB issued guidance related to the presentation of comprehensive income. This accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this accounting standard do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. This standard is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning after December 15, 2011. As this accounting standard only requires enhanced disclosure, the adoption of this standard will not impact the Company's financial position or results of operations.

3. ACQUISITIONS

        On September 16, 2011, the Company acquired EDT from Elan in a transaction accounted for under the acquisition method of accounting for business combinations, in exchange for $500.0 million in cash and 31.9 million ordinary shares of Alkermes, valued at $525.1 million based on a stock price of $16.46 per share on the acquisition date. Under the acquisition method of accounting, the assets acquired and liabilities assumed were recorded as of the acquisition date, at their respective fair values. The reported consolidated financial condition and results of operations after completion of the acquisition reflect these fair values. EDT's results of operations are included in the consolidated financial statements from the date of acquisition.

        Prior to the acquisition, EDT, which was a division of Elan, developed and manufactured pharmaceutical products that deliver clinical benefits to patients using EDT's experience and proprietary drug technologies in collaboration with other pharmaceutical companies worldwide. EDT's two principal drug technology platforms are the oral controlled release platform ("OCR") and the bioavailability enhancement platform, including EDT's NanoCrystal® technology. The Company acquired EDT to diversify its commercialized product portfolio and pipeline candidates, enhance its financial resources in order to invest in its proprietary drug candidates, pursue additional growth opportunities and reduce its cost of capital.

        During the nine months ended December 31, 2011, the Company incurred approximately $26.7 million in expenses related to the EDT acquisition, which primarily consist of banking, legal, accounting and valuation-related expenses. These expenses have been recorded within "Selling, general and administrative expense" in the accompanying condensed consolidated statement of operations and comprehensive loss. During the three and nine months ended December 31, 2011, the Company's results of operations included revenues of $74.4 million and $83.4 million and net income of $14.2 million and $14.9 million from the acquired EDT business.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

3. ACQUISITIONS (Continued)

        The purchase price of the EDT business was as follows (in thousands):

Upfront payment in accordance with the merger agreement	$500,000
Equity consideration in accordance with the merger agreement	525,074

Total purchase price	$1,025,074

        The purchase price allocation resulted in the following amounts being allocated to the assets acquired and liabilities assumed at the acquisition date based upon their respective fair values summarized below (in thousands):

Cash	$5,225
Receivables	59,398
Inventory	29,669
Prepaid expenses and other current assets	1,806
Property plant and equipment	210,558
Acquired identifiable intangible assets	689,000
Goodwill	105,700
Other assets	4,360
Accounts payable and accrued expenses	(19,851)
Deferred tax liabilities	(60,207)
Other long-term liabilities	(584)

Total	$1,025,074

        Asset categories acquired in the EDT acquisition included working capital, long-term assets and liabilities, fixed assets and identifiable intangible assets, including IPR&D. The allocation of the purchase price for the acquisition has been prepared on a preliminary basis and changes to that allocation may occur as additional information becomes available. During the three months ended December 31, 2011, the Company recorded an increase to goodwill of $0.7 million as a result of changes to the acquisition-date fair value of working capital, property, plant and equipment and acquired identifiable intangible asset accounts.

        The intangible assets acquired include the following (in thousands):

Collaboration agreements	$499,700
NanoCrystal technology	74,600
OCR technology	66,300
In-process research and development	45,800
Trademark	2,600

Total	$689,000

        Intangible assets associated with collaboration agreements relate to the several collaboration agreements EDT has in place with third-party pharmaceutical companies related to the development and commercialization of products or an improvement to existing products based on EDT's experience with drug delivery systems and their technology platforms. Intangible assets associated with IPR&D relate to various preclinical EDT product candidates. The estimated fair value for the collaboration

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

3. ACQUISITIONS (Continued)

agreements and IPR&D was determined using the excess earnings approach. The excess earnings approach includes projecting revenue and costs attributable to the associated collaboration agreement or product candidate and then subtracting the required return related to other contributory assets used in the business to determine any residual excess earnings attributable to the collaboration agreement or product candidate. The after-tax excess earnings are then discounted to present value using an appropriate discount rate. The estimated useful life of the collaboration agreements is 12 years.

        The NanoCrystal and OCR technologies are platform technologies that are used in both currently marketed products and potential future products currently under development. The estimated fair value of these technologies was determined using the relief from royalty method, an approach under which fair value is estimated to be the present value of royalties saved because the Company owns the intangible assets and therefore does not have to pay a royalty for its use. The estimated useful lives of the NanoCrystal and OCR technologies are 13 and 12 years, respectively.

        The estimated fair value of the EDT trademark was determined using the relief from royalty method. The Company does not expect to use the EDT trademark beyond March 31, 2012 and, as a result, the Company will amortize the full value of the trademark over the remainder of the fiscal year.

        The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. The Company does not expect any portion of this goodwill to be deductible for tax purposes. The goodwill attributable to the acquisition of EDT has been recorded as a noncurrent asset and is not amortized, but is subject to an annual review for impairment. The factors that contributed to the recognition of goodwill included the synergies that are specific to the Company's business and not available to market participants, including the Company's unique ability to leverage its knowledge in the areas of drug delivery and development of innovative medicines to improve patients' lives, the acquisition of a talented workforce that brings translational medicine expertise to the Company's preclinical compounds and the Company's ability to utilize its research capacity to develop additional compounds using the acquired technologies.

Pro forma financial information (unaudited)

        The following unaudited pro forma information presents the combined results of operations for the three months ended December 31, 2010 and nine months ended December 31, 2011 and 2010 as if the acquisition of EDT had been completed on April 1, 2010. The unaudited pro forma results do not reflect any material adjustments, operating efficiencies or potential cost savings which may result from the consolidation of operations but do reflect certain adjustments expected to have a continuing impact on the combined results.

	Three Months Ended December 31,	Nine Months Ended December 31,
(In thousands, except per share data)	2010	2011	2010
Revenues	$122,507	$368,570	$333,194
Net loss	$(7,683)	$(21,705)	$(31,631)
Basic and diluted loss per common share	$(0.06)	$(0.17)	$(0.25)

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

4. INVESTMENTS

        Investments consist of the following:

		Gross Unrealized
			Losses
	Amortized Cost	Gains	Less than One Year	Greater than One Year	Estimated Fair Value
	(In thousands)
December 31, 2011
Short-term investments:
Available-for-sale securities:
U.S. government and agency debt securities	$90,420	$103	$(1)	$—	$90,522
International government agency debt securities	20,580	47	(14)	—	20,613
Corporate debt securities	11,065	41	—	—	11,106

	122,065	191	(15)	—	122,241

Held-to-maturity securities:
Certificates of deposit	4,236	—	—	—	4,236
U.S. government obligations	417	—	—	—	417

	4,653	—	—	—	4,653

Money market funds	1,202	—	—	—	1,202

Total short-term investments	127,920	191	(15)	—	128,096

Long-term investments:
Available-for-sale securities:
International government agency debt securities	11,095	—	(31)	—	11,064
Corporate debt securities	8,010	—	—	(424)	7,586
Strategic investments	644	31	—	—	675

	19,749	31	(31)	(424)	19,325

Held-to-maturity securities:
Certificates of deposit	1,200	—	—	—	1,200

	1,200	—	—	—	1,200

Total long-term investments	20,949	31	(31)	(424)	20,525

Total investments	$148,869	$222	$(46)	$(424)	$148,621

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

4. INVESTMENTS (Continued)

		Gross Unrealized
			Losses
	Amortized Cost	Gains	Less than One Year	Greater than One Year	Estimated Fair Value
	(In thousands)
March 31, 2011
Short-term investments:
Available-for-sale securities:
U.S. government and agency debt securities	$117,298	$129	$(1)	$—	$117,426
Corporate debt securities	20,973	48	—	(4)	21,017
International government agency debt securities	23,048	236	—	—	23,284

	161,319	413	(1)	(4)	161,727

Money market funds	1,201	—	—	—	1,201

Total short-term investments	162,520	413	(1)	(4)	162,928

Long-term investments:
Available-for-sale securities:
U.S. government and agency debt securities	57,709	—	(804)	—	56,905
International government agency debt securities	15,281	—	(93)	—	15,188
Corporate debt securities	15,140	—	(29)	(328)	14,783
Strategic investments	644	31	—	—	675

	88,774	31	(926)	(328)	87,551

Held-to-maturity securities:
Certificates of deposit	5,440	—	—	—	5,440
U.S. government obligations	417	—	—	—	417

	5,857	—	—	—	5,857

Total long-term investments	94,631	31	(926)	(328)	93,408

Total investments	$257,151	$444	$(927)	$(332)	$256,336

        The Company's strategic investments include common stock in public companies with which the Company has or had a collaborative arrangement.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

4. INVESTMENTS (Continued)

        The proceeds from the sales and maturities of marketable securities, excluding strategic equity investments, which were primarily reinvested and resulted in realized gains and losses, were as follows:

	Nine Months Ended December 31,
(In thousands)	2011	2010
Proceeds from the sales and maturities of marketable securities	$267,604	$349,546
Realized gains	$37	$70
Realized losses	$(11)	$(31)

        The Company's available-for-sale and held-to-maturity securities at December 31, 2011 have contractual maturities in the following periods:

	Available-for-sale		Held-to-maturity
(In thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Within 1 year	$70,038	$70,107	$5,853	$5,853
After 1 year through 5 years	71,132	70,784	—	—

Total	$141,170	$140,891	$5,853	$5,853

        At December 31, 2011, the Company believes that the unrealized losses on its available-for-sale investments are temporary. The investments with unrealized losses consist primarily of corporate debt securities. In making the determination that the decline in fair value of these securities was temporary, the Company considered various factors, including but not limited to: the length of time each security was in an unrealized loss position; the extent to which fair value was less than cost; financial condition and near-term prospects of the issuers; and the Company's intent not to sell these securities and the assessment that it is more likely than not that the Company would not be required to sell these securities before the recovery of their amortized cost basis.

        The Company's investment in Acceleron Pharma, Inc. ("Acceleron") was $8.7 million and $8.5 million at December 31, 2011 and March 31, 2011, respectively, which is recorded within "Other assets" in the accompanying condensed consolidated balance sheets. The Company accounts for its investment in Acceleron under the cost method as Acceleron is a privately-held company over which the Company does not exercise significant influence. The Company will continue to monitor this investment to evaluate whether any decline in its value has occurred that would be other-than-temporary, based on the implied value from any recent rounds of financing completed by Acceleron, market prices of comparable public companies and general market conditions.

        The Company's investment in Civitas Therapeutics, Inc. ("Civitas") was $2.3 million and $1.3 million at December 31, 2011 and March 31, 2011, respectively, which is recorded within "Other assets" in the accompanying condensed consolidated balance sheets. The Company accounts for its investment in Civitas under the equity method as the Company has an approximately 11% ownership position in Civitas, has a seat on the board of directors and believes it may be able to exercise significant influence over the operating and financial policies of Civitas.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

4. INVESTMENTS (Continued)

        During the three months ended December 31, 2011, Civitas issued 14.3 million shares of Series A preferred stock in exchange for $12.5 million. The Company did not participate in the financing, however, it received 12.4% of these Series A preferred shares in accordance with the terms of its arrangement with Civitas and recorded an increase to its investment in Civitas of $1.5 million. The Company has deferred the recognition of the gain on its investment in Civitas and will recognize it into "other income", ratably over a period of approximately four years, in the Company's consolidated statement of operations. In addition, during the nine months ended December 31, 2011, the Company recorded a reduction in its investment in Civitas by $0.6 million, which represented the Company's proportionate share of Civitas' net losses for this period.

5. FAIR VALUE MEASUREMENTS

        The following table presents information about the Company's assets and liabilities that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

(In thousands)	December 31, 2011	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$1,201	$1,201	$—	$—
U.S. government and agency debt securities	90,522	90,522	—	—
International government agency debt securities	31,677	26,682	—	4,995
Corporate debt securities	18,692	—	11,106	7,586
Strategic equity investments	675	675	—	—
Interest rate cap contracts	111	—	111	—

Total	$142,878	$119,080	$11,217	$12,581

Liabilities:
Interest rate swap contract	$(421)	$—	$(421)	$—

Total	$(421)	$—	$(421)	$—

	March 31, 2011	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$1,303	$1,303	$—	$—
U.S. government and agency debt securities	174,331	174,331	—	—
Corporate debt securities	35,801	—	34,754	1,047
International government agency debt securities	38,471	38,471	—	—
Strategic equity investments	675	675	—	—

Total	$250,581	$214,780	$34,754	$1,047

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

5. FAIR VALUE MEASUREMENTS (Continued)

        There were no transfers or reclassifications of any securities between Level 1 and Level 2 during the nine months ended December 31, 2011. The following table illustrates the rollforward of the fair value of the Company's investments whose fair value is determined using Level 3 inputs:

(In thousands)	Fair Value
Balance, April 1, 2011	$1,047
Investments transferred into Level 3	11,603
Total unrealized losses included in comprehensive loss	(69)

Balance, December 31, 2011	$12,581

        During the nine months ended December 31, 2011, there were two investments in corporate debt securities transferred into Level 3 from Level 2 as trading in these securities ceased during the period. Also, during the nine months ended December 31, 2011, there was one investment in an international government agency debt security transferred into Level 3 from Level 1 as trading in this security ceased during the period.

        In September and December 2011, the Company entered into interest rate cap agreements, and in September 2011, the Company entered into an interest rate swap agreement. These agreements are described in greater detail in Note 11, Derivative Instruments. The fair value of the Company's interest rate cap and interest rate swap agreements were based on an income approach, which excludes accrued interest, and takes into consideration then-current interest rates and then-current creditworthiness of the Company or the counterparty, as applicable.

        Substantially all of the Company's corporate debt securities have been classified as Level 2. These securities were initially valued at the transaction price and subsequently valued, at the end of each reporting period, utilizing market observable data. The market observable data includes reportable trades, benchmark yields, credit spreads, broker/dealer quotes, bids, offers, current spot rates and other industry and economic events. The Company validates the prices developed using the market observable data by obtaining market values from other pricing sources, analyzing pricing data in certain instances and confirming that the relevant markets are active.

        The Company used a discounted cash flow model to determine the estimated fair value of its Level 3 securities. The assumptions used in the discounted cash flow model included estimates for interest rates, timing of cash flows, expected holding periods and risk-adjusted discount rates, which include provisions for default and liquidity risk, which the Company believes to be the most critical assumptions utilized within the analysis.

        The carrying amounts reflected in the condensed consolidated balance sheets for cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate fair value due to their short-term nature. The fair value of the remaining financial instruments not currently recognized at fair value on the Company's condensed consolidated balance

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

5. FAIR VALUE MEASUREMENTS (Continued)

sheets consist of the Term Loans. The estimated fair value of the Term Loans, which was based on quoted market price indications, is as follows:

(In thousands)	Carrying Value	Estimated Fair Value
First Lien Term Loan	$307,314	$308,838
Second Lien Term Loan	$137,454	$138,600

6. INVENTORY

        Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Inventory consists of the following:

(In thousands)	December 31, 2011	March 31, 2011
Raw materials	$14,259	$3,100
Work in process	12,141	5,843
Finished goods(1)	19,209	11,127
Consigned-out inventory(2)	500	355

Total inventory	$46,109	$20,425

(1)
At December 31, 2011 and March 31, 2011, the Company had $1.2 million and $2.0 million, respectively, of finished goods inventory located at its third-party warehouse and shipping service provider.

(2)
At December 31, 2011 and March 31, 2011, consigned-out inventory relates to VIVITROL® inventory in the distribution channel for which the Company has not recognized revenue.

7. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following:

(In thousands)	December 31, 2011	March 31, 2011
Land	$7,681	$301
Building and improvements	140,488	36,792
Furniture, fixture and equipment	176,415	62,660
Leasehold improvements	45,762	44,779
Construction in progress	37,271	42,194

Subtotal	407,617	186,726
Less: accumulated depreciation	(105,005)	(91,706)

Total property, plant and equipment, net	$302,612	$95,020

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

8. GOODWILL AND INTANGIBLE ASSETS

        Intangible assets consist of the following:

		December 31, 2011
(In thousands)	Weighted Amortizable Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Collaboration agreements	12	$499,700	$(9,591)	$490,109
NanoCrystal technology	13	74,600	(995)	73,605
OCR technology	12	66,300	(1,721)	64,579
Trademark	—	2,600	(1,406)	1,194

Total finite-lived intangible assets		643,200	(13,713)	629,487

Indefinite-lived intangible assets:
IPR&D	—	45,800	—	45,800

Total		$689,000	$(13,713)	$675,287

        The Company recorded goodwill of $105.7 million in September 2011 in connection with the acquisition of EDT. There were no changes to the initial carrying amount of the Company's goodwill during the nine months ended December 31, 2011. The Company recorded $13.7 million of amortization expense related to its intangible assets during the nine months ended December 31, 2011. Based upon the Company's most recent analysis, amortization of intangible assets included within its consolidated balance sheet as of December 31, 2011 is expected to be in the range of approximately $42.0 million to $76.0 million annually through fiscal year 2017.

        As a result of the qualitative assessment performed as of October 31, 2011, the Company determined that it was not more-likely-than-not that the fair value of the reporting unit was less than its carrying amount, and an impairment of the Company's goodwill was not recorded.

9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consist of the following:

(In thousands)	December 31, 2011	March 31, 2011
Accounts payable	$23,142	$9,269
Accrued compensation	22,652	17,481
Accrued other	43,182	18,184

Total accounts payable and accrued expenses	$88,976	$44,934

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

10. LONG-TERM DEBT

        Long-term debt consists of the following:

(In thousands)	December 31, 2011	March 31, 2011
First Lien Term Loan, due September 16, 2017	$307,314	$—
Second Lien Term Loan, due September 16, 2018	137,454	—

Total	444,768	—

Less: current portion	(3,100)	—

Long-term debt	$441,668	$—

        On September 16, 2011, the Company and certain of its subsidiaries, as guarantors, entered into the Term Loans with Morgan Stanley Senior Funding, Inc. ("MSSF"), as administrative agent and as collateral agent, MSSF and HSBC Securities (USA) Inc., as co-syndication agents, joint lead arrangers and joint bookrunners, and various other financial institutions, as lenders. The First Lien Term Loan was issued with an original issue discount of $3.1 million, has a term of six years and is secured by a first priority lien on substantially all of the assets and properties of the Company and the guarantors. The Second Lien Term Loan was issued with an original issue discount of $2.8 million, has a term of seven years and is secured by a second priority lien on substantially all of the assets and properties of the Company and the guarantors.

        Scheduled maturities with respect to the Term Loans are as follows (in thousands):

Fiscal Year:
2012	$775
2013	3,100
2014	3,100
2015	3,100
2016	3,100
Thereafter	436,825

Total	$450,000

        The initial applicable margin for borrowings under the First Lien Term Loan is three-month LIBOR plus 5.25% with respect to LIBOR borrowings and 4.25% with respect to base rate borrowings. The initial applicable margin for borrowings under the Second Lien Term Loan is three-month LIBOR plus 8.00% with respect to LIBOR borrowings and 7.00% with respect to base rate borrowings. Under each of the Term Loans, LIBOR is subject to an interest rate floor of 1.50% and the base rate is subject to an interest rate floor of 2.50%. Commencing upon the completion of the Company's first fiscal quarter ending after the Business Combination, the applicable margin under the First Lien Term Loan is subject to adjustment each fiscal quarter, based upon meeting a certain consolidated leverage ratio during the preceding quarter. The applicable margin under the Second Lien Term Loan is not subject to adjustment.

        Required quarterly principal payments of $0.8 million on the First Lien Term Loan begin on March 31, 2012. In addition, beginning in fiscal year 2013, the Company is required to make principal payments on the First Lien Term Loan for amounts up to 50% of excess cash flows as defined in the

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

10. LONG-TERM DEBT (Continued)

First Lien Term Loan credit agreement. The principal amount of the Second Lien Term Loan is due and payable in full on the maturity date. The Company may make prepayments of principal without penalty; however, no principal payments may be made on the Second Lien Term Loan until the First Lien Term Loan has been repaid in full. If prepayments are made prior to September 16, 2012, the Company may be subject to prepayment premium of 1% of the amount of the term loans being repaid if the prepayment is made in connection with a refinancing transaction or 1% of the amount of the outstanding term loans if the prepayment is made in connection with an amendment to the agreement resulting in a refinancing transaction.

        Each of the Term Loans has incremental capacity in an amount of $50.0 million, plus additional amounts so long as Alkermes meets certain conditions, including a specified leverage ratio. The agreements governing the Term Loans include a number of restrictive covenants that, among other things, and subject to certain exceptions and baskets, impose operating and financial restrictions on Alkermes, Inc., the Company and the restricted subsidiaries. These financing agreements also contain customary affirmative covenants and events of default. The Company was in compliance with its debt covenants at December 31, 2011.

        As part of the Term Loans, the Company is required to enter into and thereafter maintain hedge agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years. Pursuant to this term, the Company entered into an interest rate swap agreement and interest rate cap agreements, which are discussed in greater detail in Note 11, Derivative Instruments.

        The Company incurred $11.8 million of offering costs associated with the issuance of the Term Loans which were recorded under the caption "Other assets" in the accompanying condensed consolidated balance sheets. The offering costs and original issue discount related to the Term Loans are being amortized to interest expense over the estimated repayment terms using the effective interest method. During the nine months ended December 31, 2011, the Company had amortization expense of $2.1 million related to the offering costs and original issue discount.

11. DERIVATIVE INSTRUMENTS

        In December 2011, the Company entered into an interest rate cap agreement with Morgan Stanley Capital Services LLC ("MSCS") at a cost of $0.1 million to mitigate the impact of fluctuations in the three-month LIBOR rate at which the Company's Term Loans bear interest. The interest rate cap agreement expires in December 2013, has a notional value of $160.0 million and is not designated as a hedging instrument. The Company recorded an immaterial amount of gain as other income in the accompanying condensed consolidated statements of operations and comprehensive loss due to the increase in value of this contract during the three months ended December 31, 2011.

        In July 2011, the Company entered into an interest rate cap agreement with HSBC Bank USA at a cost of less than $0.1 million to mitigate the impact of fluctuations in the three-month LIBOR rate at which the Company's Term Loans bear interest. The interest rate cap agreement became effective upon the issuance of the Term Loans, expires in December 2012, has a notional value of $65.0 million and is not designated as a hedging instrument. The Company recorded an immaterial amount of loss as other expense in the accompanying condensed consolidated statements of operations and comprehensive loss

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

11. DERIVATIVE INSTRUMENTS (Continued)

due to the decline in value of this contract during the three and nine months ended December 31, 2011.

        In July 2011, the Company entered into an interest rate swap agreement with MSCS to mitigate the impact of fluctuations in the three-month LIBOR rate at which the Company's Term Loans bear interest. The interest rate swap agreement becomes effective in December 2012, expires in December 2014 and has a notional value of $65.0 million. This contract has been designated as a cash flow hedge and accordingly, to the extent effective, any unrealized gains or losses on this interest rate swap contract is reported in accumulated other comprehensive loss. To the extent the hedge is ineffective, hedge transaction gains and losses are reported in other income (expense), net when the interest payment on the related debt is recognized.

        The following table summarizes the fair value and presentation in the consolidated balance sheets for derivatives designated and not designated as hedging instruments:

(In thousands)	Balance Sheet Location	Fair Value at December 31, 2011
Interest rate swap
Liability derivative designated as a cash flow hedge	Other long-term liabilities	$(421)
Interest rate caps
Asset derivatives not designated as a hedging instruments	Other long-term assets	$111

        The following table summarizes the effect of derivatives designated as hedging instruments on the condensed consolidated statements of operations and comprehensive loss:

(In thousands)	Amount Recognized in Accumulated Other Comprehensive Loss (Effective Portion)	Amount Reclassified from Accumulated Other Comprehensive Loss into Earnings (Effective Portion)	Amount of Loss Recorded (Ineffective Portion)
December 31, 2011	$(421)	$—	$—

        The cash flow hedge was deemed to be effective at December 31, 2011. Accordingly, the Company included the loss incurred during the three and nine months ended December 31, 2011 within accumulated other comprehensive loss. The Company expects that when this contract matures, any amounts in accumulated other comprehensive loss is to be reported as an adjustment to interest expense. The Company considers the impact of its and MSCS' credit risk on the fair value of the contract as well as the ability of each party to execute its obligations under the contract. As of December 31, 2011, credit risk did not materially change the fair value of the Company's interest rate swap contract.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

12. SHARE-BASED COMPENSATION

        Share-based compensation expense consists of the following:

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands)	2011	2010	2011	2010
Cost of goods manufactured and sold	$801	$385	$1,886	$1,271
Research and development	2,470	1,573	6,714	4,726
Selling, general and administrative	5,760	3,834	13,143	9,199

Total share-based compensation expense	$9,031	$5,792	$21,743	$15,196

        At December 31, 2011 and March 31, 2011, $0.7 million and $0.6 million, respectively, of share-based compensation cost was capitalized and recorded as Inventory in the condensed consolidated balance sheets.

13. LOSS PER SHARE

        Basic loss per common share is calculated based upon net loss available to holders of common shares divided by the weighted average number of shares outstanding. Diluted loss per common share is based upon the weighted-average number of common shares outstanding during the period plus additional weighted-average common equivalent shares outstanding during the period when the effect is dilutive. Common equivalent shares result from the assumed exercise of outstanding stock options (the proceeds of which are then assumed to have been used to repurchase outstanding stock using the treasury stock method) and the vesting of unvested restricted stock units. Common equivalent shares have not been included in the net loss per common share calculations because the effect would have been anti-dilutive.

        The potential common equivalent shares consisted of the following:

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands)	2011	2010	2011	2010
Stock options	9,033	14,499	8,323	13,614
Restricted stock units	1,164	934	1,477	878

Total	10,197	15,433	9,800	14,492

14. INCOME TAXES

        The Company recorded an income tax provision of $0.1 million and $3.7 million for the three and nine months ended December 31, 2011, respectively, and an income tax provision of less than $0.1 million and an income tax benefit of $1.0 million for the three and nine months ended December 31, 2010, respectively. During the nine months ended December 31, 2011, the Company recorded a $13.2 million current tax expense for the taxable transfer of the BYDUREONTM intellectual property from the U.S. to Ireland and a deferred tax benefit of $10.2 million in connection with the Business Combination, as the Company recorded a U.S. deferred tax liability in purchase accounting allowing for the partial release of an existing valuation allowance.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(UNAUDITED) (Continued)

14. INCOME TAXES (Continued)

        The Company records a deferred tax asset or liability based on the difference between the financial statement and tax basis of its assets and liabilities, as measured by enacted jurisdictional tax rates assumed to be in effect when these differences reverse. At December 31, 2011, the Company determined that it is more likely than not that its U.S. and Irish deferred tax assets may not be realized and a full valuation allowance has been recorded.

15. COMMITMENTS AND CONTINGENCIES

        From time to time, we may be subject to other legal proceedings and claims in the ordinary course of business. For example, we are currently involved in various sets of Paragraph IV litigations in the U.S. and similar suits in Canada and France in respect of certain of our products. We are not aware of any such proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, results of operations, cash flows and financial condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the management of Elan Corporation, plc

        We have audited the accompanying carve-out combined financial statements of the EDT business unit, which comprises the carve-out combined balance sheets as at December 31, 2010 and 2009, the carve-out combined statements of operations, comprehensive income/(loss), invested equity and cash flows for each of the years in the three-year period ended December 31, 2010 (together and hereinafter, the "Combined Financial Statements"). These Combined Financial Statements are the responsibility of the management of Elan Corporation, plc. Our responsibility is to express an opinion on these Combined Financial Statements based on our audit.

        We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Financial Statements are free of material misstatement. The EDT business unit is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the EDT business unit's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Financial Statements, assessing the accounting policies used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the Combined Financial Statements referred to above present fairly, in all material respects, the financial position of the EDT business unit as at December 31, 2010 and 2009 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2010, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG

Chartered Accountants

Dublin, Ireland
June 9, 2011

Elan Drug Technologies

Carve-out Combined Balance Sheets

As of December 31, 2010 and 2009

	Notes	2010	2009
		(In thousands)
ASSETS
Current Assets:
Accounts receivable, net	8	$60,030	$58,352
Inventory	9	18,296	26,468
Deferred tax assets—current	7	1,555	1,747
Prepaid and other current assets	10	3,071	4,907

Total current assets		82,952	91,474
Non-Current Assets:
Property, plant and equipment, net	11	203,415	208,709
Goodwill and other intangible assets, net	12	53,338	65,239
Other non-current assets	13	5,060	3,627

Total assets		$344,765	$369,049

LIABILITIES AND INVESTED EQUITY
Current Liabilities:
Accounts payable	14	$4,085	$5,500
Accruals and other current liabilities		24,290	21,640

Total current liabilities	14	28,375	27,140
Other non-current liabilities		11,175	8,896

Total liabilities		39,550	36,036

Invested equity		305,215	333,013

Total liabilities and invested equity		$344,765	$369,049

The accompanying notes are an integral part of these Carve-out Combined Financial Statements.

Elan Drug Technologies

Carve-out Combined Statements of Operations

For the Years Ended December 31, 2010, 2009 and 2008

	Notes	2010	2009	2008
		(In thousands)
Product revenue		$261,420	$257,199	$281,557
Contract revenue		12,699	18,687	20,004

Total revenue	3	274,119	275,886	301,561
Cost of sales		118,379	116,251	123,654

Gross margin		155,740	159,635	177,907
Operating expenses:
Selling, general and administrative expenses		38,933	35,919	44,534
Research and development expenses		53,579	46,961	47,591
Other net charges	5	2,300	5,669	—

Total operating expenses		94,812	88,549	92,125

Operating income		60,928	71,086	85,782

Net interest (income)/expense	6	(575)	1,824	(538)

Net income before income taxes		61,503	69,262	86,320
Provision for income taxes	7	12,614	20,882	25,798

Net income		$48,889	$48,380	$60,522

The accompanying notes are an integral part of these Carve-out Combined Financial Statements.

Elan Drug Technologies

Carve-out Combined Statements of Comprehensive Income/(Loss)

For the Years Ended December 31, 2010, 2009 and 2008

	Notes	2010	2009	2008
		(In thousands)
Net income		$48,889	$48,380	$60,522
Other comprehensive income/(loss):
Movement on unrealized components of defined benefit pension plans	15	(3,246)	917	(9,131)

Total comprehensive income		$45,643	$49,297	$51,391

The accompanying notes are an integral part of these Carve-out Combined Financial Statements.

Elan Drug Technologies

Carve-out Combined Statements of Invested Equity

For the Years Ended December 31, 2010, 2009 and 2008

Total Invested Equity
(in thousands)
Balance at January 1, 2008	$403,770
Net income	60,522
Share-based compensation	9,865
Excess tax benefit related to equity awards	1,567
Net funding transfer to Elan	(79,517)

Balance at December 31, 2008	$396,207

Net income	48,380
Share-based compensation	7,176
Net tax shortfall related to equity awards	(509)
Net funding transfer to Elan	(118,241)

Balance at December 31, 2009	$333,013

Net income	48,889
Share-based compensation	7,929
Net tax shortfall related to equity awards	(490)
Net funding transfer to Elan	(84,126)

Balance at December 31, 2010	$305,215

The accompanying notes are an integral part of these Carve-out Combined Financial Statements.

Elan Drug Technologies

Carve-out Combined Statements of Cash Flows

For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$48,889	$48,380	$60,522
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(180)	34	(2,498)
Depreciation and amortization	32,554	33,161	35,915
Share-based compensation	7,929	7,176	9,865
(Recognition)/utilization of deferred tax asset	(1,037)	224	202
Excess tax benefit from share-based compensation	—	—	(1,567)
Other	—	639	1,222
Net changes in assets and liabilities:
(Increase)/decrease in accounts receivable	(1,678)	42,480	(18,855)
Decrease/(increase) in prepaid and other assets	403	(1,948)	4,655
Decrease/(increase) in inventory	8,172	(5,882)	(1,371)
Increase in accounts payable and accruals and other liabilities	4,439	3,821	2,486

Net cash provided by operating activities	99,491	128,085	90,576

Cash flows from investing activities:
Proceeds from disposal of property, plant and equipment	44	26	—
Purchase of property, plant and equipment	(15,108)	(9,774)	(11,696)
Purchase of intangible assets	(301)	(96)	(930)

Net cash used in investing activities	(15,365)	(9,844)	(12,626)

Cash flows from financing activities:
Excess tax benefit from share-based compensation	—	—	1,567
Net funding transfer to Elan	(84,126)	(118,241)	(79,517)

Net cash used in financing activities	$(84,126)	$(118,241)	$(77,950)

Net increase/(decrease) in cash and cash equivalents	—	—	—

Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	—	—	—

Supplemental cash flow information:
Cash paid for income taxes by EDT	$1,012	$3,128	$2,199

The accompanying notes are an integral part of these Carve-out Combined Financial Statements.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS

1. Description of Business

        Elan Corporation, plc (Elan), an Irish public limited company, is a neuroscience-based biotechnology company headquartered in Dublin, Ireland. Elan was incorporated as a private limited company in Ireland in December 1969 and became a public limited company in January 1984. Elan operations are organized into two business units: BioNeurology, which engages in research, development and commercial activities primarily for neurodegenerative and autoimmune diseases, and Elan Drug Technologies (EDT), which focuses on the specialty pharmaceutical industry, including specialized drug delivery and manufacturing.

        EDT (also hereafter referred to as "we," "our" or "us") develops and manufactures innovative pharmaceutical products that deliver clinically meaningful benefits to patients, using its extensive experience and proprietary delivery technologies in collaboration with pharmaceutical companies.

2. Significant Accounting Policies

        The following accounting policies have been applied in the preparation of these Carve-out Combined Financial Statements.

(a)    Basis of preparation and presentation of financial information

        On May 9, 2011, Elan and Alkermes Inc. (Alkermes) announced the execution of a definitive agreement under which Alkermes will merge with EDT in a cash and stock transaction valued at approximately $960 million at the time of the announcement. Alkermes and EDT will be combined under a new holding company incorporated in Ireland. This newly created company will be named Alkermes plc. The transaction is subject to approval by Alkermes' shareholders and the satisfaction of customary closing conditions and regulatory approvals, including antitrust approvals in the United States. The transaction is expected to close during the second half of 2011.

        EDT has historically operated as part of Elan and not as a separate stand-alone entity. These Carve-out Combined Financial Statements have been prepared on a "carve-out" basis from the consolidated financial statements of Elan to represent the financial position and performance of EDT as if EDT had existed on a stand-alone basis during each of the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 for statement of operations and cash flow statement amounts and as of December 31, 2010 and December 31, 2009 for balance sheet amounts; and as if the Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 810, "Consolidation," had been applied throughout. The accompanying Carve-out Combined Financial Statements only include assets and liabilities that are specifically identifiable with EDT. Certain general and administrative expenses that are maintained at the corporate level, which consist primarily of salaries and other employee costs, legal and professional fees and insurance costs, were allocated to EDT based on methodologies Elan management believes to be reasonable. The Carve-out Combined Financial Statements do not purport to represent what the results of operations would have been, or accurately reflect its assets and liabilities, had the entire EDT business and activities of EDT been a legal sub-group for each of the years being reported on, or for future years. Had EDT operated as an independent stand-alone entity, its results could have differed significantly from those presented in the Carve-out Combined Financial Statements.

        As EDT did not constitute a legal sub-group at each of the dates being reported on, historically, no consolidated financial statements of EDT were prepared at the reporting dates. However, EDT has historically operated as part of Elan and within the Elan infrastructure and has been included as a

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

separate operating segment in the segment reporting of Elan in the consolidated financial statements of Elan for each of the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

        The Carve-out Combined Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP), by aggregating financial information from the consolidation reporting packages of relevant subsidiaries of Elan focused entirely on EDT activities. Where legal entities have historically had both EDT and non-EDT activities, the statement of operations, asset and liability balances pertaining to EDT activities have been identified and aggregated. Intra-group transactions and balances between the EDT entities have been eliminated.

        As a separate operating segment within Elan, EDT has certain of its own management and administrative functions. However, Elan provides certain central services including, but not limited to:

  •
  Accounting, information technology, taxation, legal, corporate strategy, investor relations, corporate governance and other professional services;

  •
  Employee benefit administration, including equity award and pension services; and

  •
  Cash and treasury management.

        Central services costs for the fiscal year ended December 31, 2010 amounted to $17.4 million (2009: $16.8 million; 2008: $16.9 million). These costs have been allocated to EDT based on estimated usage of the resources by EDT for the purposes of preparing the Carve-out Combined Financial Statements. The estimated usage of the central service resources by EDT has been determined by estimating EDT's portion of the most appropriate driver of each category of central service costs including headcount, labor hours and utilization of office space. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that would have been incurred if EDT had been operated on a stand-alone basis.

        Certain EDT employees participate in the equity award plans of Elan. The share-based payment compensation expense recognized in these Carve-out Combined Financial Statements is based on the expense attributable to EDT employees participating in the Elan equity award plans.

        Elan funds the pension entitlements of certain of its employees, including employees of EDT, through two defined benefit plans and a number of defined contribution plans. The amounts allocated in the Carve-out Combined Financial Statements for the defined benefit plans were determined based on the projected benefit obligation, or underlying membership data for the service cost amounts, relating to members of the plans that are EDT employees. Defined benefit pension plan assets and liabilities are included in the calculation of the net funding transfer to Elan that is recorded in invested equity. The costs of the defined contribution plans in respect of EDT employees are expensed in the Carve-out Combined Financial Statements in the periods they are incurred.

        Elan uses a centralized approach to manage substantially all of its liquid resources and to finance its operations and, as a result, debt and liquid resources maintained at the Elan group level are not included in the accompanying Carve-out Combined Financial Statements. Liquid resources are defined as the total of cash and cash equivalents, current restricted cash and current investment securities. EDT has historically financed its operating and capital resource requirements through cash flows from operations, with funding transferred between EDT and Elan as part of the Elan group's cash and treasury management strategy.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        The invested equity balance in the Carve-out Combined Financial Statements of EDT constitutes Elan's investment in EDT and represents the excess of total assets over total liabilities, including the netting of intercompany funding balances between EDT and Elan. Invested equity in EDT includes the results of EDT's operations, contributions from Elan in the form of share-based compensation to EDT employees less net transfers of intercompany funding from EDT to Elan.

        The tax amounts in the Carve-out Combined Financial Statements have been calculated as if the business were a separate taxable entity and consistent with the asset and liability method prescribed in ASC 740 "Income Taxes", (ASC 740). Current tax liabilities and receivables (other than amounts actually paid by or refunded to EDT) are included in the calculation of the net funding transfer to Elan that is recorded in invested equity.

        The Carve-out Combined Financial Statements of EDT are presented in U.S. dollars ($), which is the functional currency of EDT, and have been prepared on a going concern basis.

(b)    Use of estimates

        The preparation of the Carve-out Combined Financial Statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying amounts of assets and liabilities that are not readily apparent from other sources. Estimates are used in determining items such as the carrying amounts of intangible assets and property, plant and equipment, revenue recognition and the fair value of share-based compensation, among other items. Because of the uncertainties inherent in such estimates, actual results may differ materially from these estimates.

(c)    Accounts receivable

        Accounts receivable are initially recognized at fair value, which represents the invoiced amounts, less adjustments for estimated revenue deductions such as sales discounts and allowances. An allowance for doubtful accounts is established based upon the difference between the recognized value and the estimated net collectible amount with the estimated loss recognized within operating expenses in the Carve-out Combined Statement of Operations. When an account receivable balance becomes uncollectible, it is written off against the allowance for doubtful accounts.

(d)    Inventory

        Inventory is valued at the lower of cost or market value. In the case of raw materials and supplies, cost is calculated on a first-in, first-out basis and includes the purchase price, including import duties, transport and handling costs and any other directly attributable costs, less trade discounts. In the case of work-in-progress and finished goods, costs include direct labor, material costs and attributable overheads, based on normal operating capacity.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

(e)    Property, plant and equipment

        Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Depreciation is computed using the straight-line method based on estimated useful lives as follows:

Buildings	15 - 40 years
Plant and equipment	3 - 10 years
Leasehold improvements	Shorter of expected useful life or lease term

        Land is not depreciated as it is deemed to have an indefinite useful life.

        Where events or circumstances indicate that the carrying amount of a property, plant and equipment may not be recoverable, EDT compares the carrying amount of the asset to its fair value. The carrying amount of the asset is not deemed recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of that asset. In such event, an impairment loss is recognized for the excess of the carrying amount over the asset's fair value.

(f)    Leasing

        Property, plant and equipment acquired under a lease that transfers substantially all of the risks and rewards of ownership to us (a capital lease) are capitalized. Amounts payable under such leases, net of finance charges, are shown as current or non-current as appropriate. An asset acquired through capital lease is stated at an amount equal to the lower of its fair value or the present value of the minimum lease payments at the inception of the lease, less accumulated depreciation and impairment losses, and is included in property, plant and equipment. Finance charges on capital leases are expensed over the term of the lease to give a constant periodic rate of interest charge in proportion to the capital balances outstanding.

        All other leases that are not capital leases are considered operating leases. Rentals on operating leases are charged to expense on a straight-line basis over the period of the lease.

(g)    Property, plant and equipment, goodwill and other intangible assets and impairment

        Goodwill is not amortized, but is instead tested for impairment at least annually.

        Intangible assets with estimable useful lives are amortized on a straight-line basis over their respective estimated useful lives to their estimated residual values and, as with other long-lived assets such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, EDT compares undiscounted cash flows expected to be generated by an asset to the carrying amount of the asset. If the carrying amount of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. EDT determines fair value using the income approach based on the present value of expected cash flows. Our cash flow assumptions consider historical and forecasted revenue and operating costs and other relevant factors.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        We review our goodwill for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The goodwill impairment test is a two-step test and is performed at the reporting-unit level. EDT constitutes a single reporting unit. Under the first step, EDT compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and step two does not need to be performed. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment charge, if any.

        The second step of the goodwill impairment test compares the implied fair value of the reporting-unit goodwill with the carrying amount of that goodwill, and any excess of the carrying amount over the implied fair value is recognized as an impairment charge. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined, by allocating the fair value of the reporting unit to individual assets and liabilities. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. In evaluating goodwill for impairment, EDT determines the fair values of the reporting unit using the income approach, based on the present value of expected cash flows. EDT completed the annual goodwill impairment test on September 30 of each year and the result of our tests did not indicate any impairment in 2010 or 2009.

(h)    Derivative financial instruments

        We enter into transactions in the normal course of business using various financial instruments in order to hedge against exposures to fluctuating exchange and interest rates. EDT uses derivative financial instruments to reduce exposure to fluctuations in foreign exchange rates. A derivative is a financial instrument or other contract whose value changes in response to some underlying variable, that has an initial net investment smaller than would be required for other instruments that have a similar response to the variable and that will be settled at a future date. EDT does not enter into derivative financial instruments for trading or speculative purposes.

        EDT's accounting policies for derivative financial instruments are based on whether they meet the criteria for designation as cash flow or fair value hedges. A designated hedge of the exposure to variability in the future cash flows of an asset or a liability, or of a forecasted transaction, is referred to as a cash flow hedge. A designated hedge of the exposure to changes in fair value of an asset or a liability is referred to as a fair value hedge. The criteria for designating a derivative as a hedge include the assessment of the instrument's effectiveness in risk reduction, matching of the derivative instrument to its underlying transaction, and the probability that the underlying transaction will occur. For derivatives with cash flow hedge accounting designation, EDT reports the gain or loss from the effective portion of the hedge as a component of equity and reclassifies it into earnings in the same period or periods in which the hedged transaction affects earnings, and within the same income statement line item as the impact of the hedged transaction. For derivatives with fair value hedge accounting designation, EDT recognizes gains or losses from the change in fair value of these derivatives, as well as the offsetting change in the fair value of the underlying hedged item, in earnings. Fair value gains and losses arising on derivative financial instruments not qualifying for hedge accounting are reported in our Carve-out Combined Statement of Operations. The carrying amount of derivative financial instruments is reported within current assets or other current liabilities.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        We did not hold any interest rate swap contracts or forward currency contracts at December 31, 2010, 2009 or 2008. During 2010, EDT entered into forward foreign exchange contracts that required it to sell U.S. dollars for Euro and sell Euro for U.S. dollars. These forward contracts, which did not qualify for hedge accounting, expired during 2010 and resulted in a net loss of $0.1 million. EDT did not enter into any forward contracts during 2009 or 2008.

(i)    Revenue

        EDT recognizes revenue from the sale of its products, royalties earned and contract arrangements. EDT's revenues are classified into two categories: product revenue and contract revenue.

        Product Revenue—Product revenue includes: (i) manufacturing fees and (ii) royalties. EDT recognizes product revenue when there is persuasive evidence that an arrangement exists, title passes, the price is fixed or determinable, and collectability is reasonably assured. Revenue is recorded net of applicable sales tax and sales discounts and allowances, which are described below.

  (i)
  EDT earns royalties on partners' sales of its products or third-party products that incorporate EDT's technologies. Royalties are recognized as earned in accordance with the contract terms when royalties can be reliably measured and collectability is reasonably assured.

  (ii)
  EDT receives manufacturing fees for products that EDT manufactures on behalf of other third-party customers.

        Contract Revenue—Contract revenue arises from contracts to perform research and development (R&D) services on behalf of clients, or from technology licensing. Contract revenue is recognized when earned and non-refundable, and when EDT has no future obligation with respect to the revenue, in accordance with the terms prescribed in the applicable contract. Contract research revenue consists of payments or milestones arising from R&D activities EDT performs on behalf of third parties. EDT's revenue arrangements with multiple elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration EDT receives is allocated among the separate units based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. Advance payments received in excess of amounts earned are classified as deferred revenue until earned.

        Up-front fees received by us are deferred and amortized when there is a significant continuing involvement by us (such as an ongoing product manufacturing contract or joint development activities) after an asset disposal. EDT defers and amortizes up-front license fees to income over the "performance period" as applicable. The performance period is the period over which EDT expects to provide services to the licensee as determined by the contract provisions.

        Accounting for milestone payments depends on the facts and circumstances of each contract. EDT applies the substantive milestone method in accounting for milestone payments. This method requires that substantive effort must have been applied to achieve the milestone prior to revenue recognition. If substantive effort has been applied, the milestone is recognized as revenue, subject to it being earned, non-refundable and not subject to future legal obligation. This requires an examination of the facts and circumstances of each contract. Substantive effort may be demonstrated by various factors, including the risks associated with achieving the milestone, the period of time over which effort was expended to

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

achieve the milestone, the economic basis for the milestone payment and licensing arrangement and the costs and staffing necessary to achieve the milestone. It is expected that the substantive milestone method will be appropriate for most contracts. If EDT determines the substantive milestone method is not appropriate, then EDT applies the proportional performance method to the relevant contracts. This method recognizes as revenue the percentage of cumulative non-refundable cash payments earned under the contract, based on the percentage of costs incurred to date compared to the total costs expected under the contract.

(j)    Advertising expenses

        We expense the costs of advertising as incurred. Advertising expenses were $0.7 million in 2010 (2009: $0.3 million; 2008: $0.2 million).

(k)    Research and development

        R&D costs are expensed as incurred. Costs to acquire intellectual property, product rights and other similar intangible assets are capitalized and amortized on a straight-line basis over the estimated useful life of the asset. The method of amortization chosen best reflects the manner in which individual intangible assets are consumed.

(l)    Taxation

        The operations of the EDT business have historically been included in the Elan group and taxes of the business were calculated on the basis of been part of the Elan group.

        Income taxes reflected in these financial statements have been calculated as if the business were a separate taxable group and consistent with the asset and liability method prescribed by ASC 740. Current tax liabilities and receivables (other than amounts actually paid by or refunded to EDT) are included in the calculation of the net funding transfer to Elan that is recorded in invested equity.

        Deferred tax assets (DTAs) and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates projected to be in effect for the year in which the differences are expected to reverse. DTAs are recognized for the expected future tax consequences, for all deductible temporary differences and operating loss carryforwards. A valuation allowance is required for DTAs if, based on available evidence, it is more likely than not that all or some of the asset will not be realized due to the inability to generate sufficient future taxable income.

        Significant estimates are required in determining EDT's provision for income taxes. Some of these estimates are based on management's interpretations of jurisdiction-specific tax laws or regulations and the likelihood of settlement related to tax audit issues. Various internal and external factors may have favorable or unfavorable effects on EDT's future effective income tax rate. These factors include, but are not limited to, changes in tax laws, regulations and/or rates, changing interpretations of existing tax laws or regulations, changes in estimates of prior years' items, past and future levels of R&D spending, likelihood of settlement, and changes in overall levels of income before taxes.

        We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. EDT accounts for interest and penalties related to unrecognized tax benefits in income tax expense.

(m)    Foreign exchange transactions

        The functional and reporting currency of EDT is U.S. dollars. Transactions in foreign currencies are recorded at the exchange rate prevailing at the date of the transaction. The resulting monetary assets and liabilities are translated into U.S. dollars at exchange rates prevailing at subsequent balance sheet dates, and the resulting gains and losses are recognized in the Carve-out Combined Statement of Operations and, where material, separately disclosed.

(n)    Share-based compensation

        Elan sponsors certain equity award plans in which certain employees of EDT participate. The share-based payment expense funded by Elan represents share-based compensation expenses, allocated to EDT, based on actual EDT employees participating in the Elan plans.

        Share-based compensation expense for equity-settled awards made to EDT employees is measured and recognized based on estimated grant date fair values. These awards include employee stock options, restricted stock units (RSUs) and stock purchases related to Elan's employee equity purchase plans (EEPPs).

        Share-based compensation cost for stock options awarded to EDT employees and common stock issued to EDT employees under Elan's EEPPs is estimated at the grant date based on each option's fair value as calculated using an option-pricing model. Share-based compensation cost for RSUs awarded to EDT employees measured based on the closing fair market value of Elan's common stock on the date of grant. The value of awards expected to vest is recognized as an expense over the requisite service periods.

        Estimating the fair value of share-based awards as of the grant or vest date using an option-pricing model, such as the binomial model, is affected by Elan's share price as well as assumptions regarding a number of complex variables. These variables include, but are not limited to, the expected share price volatility over the term of the awards, risk-free interest rates, and actual and projected employee exercise behaviors.

(o)    Pensions and other employee benefit plans

        Elan has two defined benefit pension plans covering eligible employees based in Ireland, which provide benefits to employees and former employees of Elan. These plans were closed to new entrants from March 31, 2009. The amounts allocated to and recognized in the Carve-out Combined Financial Statements were determined based on the projected benefit obligation, or underlying membership data for the service costs amounts, relating to members of the plans who are EDT employees.

        The defined benefit pension plans are managed externally and the related pension costs and liabilities are assessed at least annually in accordance with the advice of a qualified professional actuary. Two significant assumptions, the discount rate and the expected rate of return on plan assets, are important elements of the expense and/or liability measurement. These assumptions are evaluated

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

at least annually, with the assistance of an actuary. Other assumptions involve employee demographic factors such as retirement patterns, mortality, turnover and the rate of compensation increase. A December 31 measurement date is used and all plan assets and liabilities are reported as of that date. The cost or benefit of plan changes, which increase or decrease benefits for prior employee service, is included in expense on a straight-line basis over the period the employee is expected to receive the benefits.

        Actuarial gains and losses are recognized using the corridor method. Under the corridor method, to the extent that any cumulative unrecognized net actuarial gain or loss exceeds 10% of the greater of the present value of the defined benefit obligation and the fair value of the plan assets, that portion is recognized over the expected average remaining working lives of the plan participants. Otherwise, the net actuarial gain or loss is not recognized.

        EDT's portion of the funded status of benefit plans is recognized in the Carve-out Combined Balance Sheet. In addition, EDT recognizes in other comprehensive income or loss its portion of the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic pension cost of the period. Defined benefit pension plan assets and liabilities are included in the calculation of the net funding transfer to Elan that is recorded in invested equity.

        Elan has a number of defined contribution plans and the costs relating to EDT employees in these plans are expensed as incurred.

(p)    Contingencies

        We assess the likelihood of any adverse outcomes to contingencies, including legal matters, as well as the potential range of probable losses. EDT records accruals for such contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. If an unfavorable outcome is probable, but the amount of the loss cannot be reasonably estimated, EDT estimates the range of probable loss and accrues the most probable loss within the range. If no amount within the range is deemed more probable, EDT accrues the minimum amount within the range. If neither a range of loss nor a minimum amount of loss is estimable, then appropriate disclosure is provided, but no amounts are accrued.

3. Revenue

        The composition of revenue for the years ended December 31 was as follows (in thousands):

	2010	2009	2008
Product revenue	$261,420	$257,199	$281,557
Contract revenue	12,699	18,687	20,004

Total revenue	$274,119	$275,886	$301,561

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

3. Revenue (Continued)

        Product revenue at December 31 can be further analyzed as follows (in thousands):

	2010	2009	2008
Manufacturing revenue (includes royalties on manufactured products):
Ampyra	$56,781	$17	$—
Focalin XR/Ritalin LA	32,998	32,617	33,468
Verelan	21,824	22,085	24,601
Naprelan	12,615	15,955	11,083
Avinza	12,027	12,624	13,388
Diltiazem	7,617	7,504	13,674
Zanaflex	5,944	11,559	12,741
Rapamune	5,940	6,600	4,960
Luvox CR	3,955	2,584	7,450
Cymbalta	2,778	14,367	13,360
Other	7,555	9,542	15,825

Total manufacturing revenue	170,034	135,454	150,550

Royalty revenue:
TriCor 145	54,459	61,635	67,697
Skelaxin	5,930	34,901	39,709
Megace ES	8,207	8,959	9,791
Invega Sustenna	7,656	1,667	—
Emend	8,347	7,939	7,070
Other	6,787	6,644	6,740

Total royalty revenue	91,386	121,745	131,007

Total product revenue	$261,420	$257,199	$281,557

        Contract revenue at December 31 can be further analyzed as follows (in thousands):

	2010	2009	2008
Research revenue	$8,249	$8,203	$17,904
Milestone payments	4,450	10,484	2,100

Total contract revenue	$12,699	$18,687	$20,004

        In 2010, manufacturing and royalty revenue recorded for Ampyra was $56.8 million and principally reflects shipments to Acorda to satisfy Acorda's initial stock requirements for the U.S. launch of the product as well as build-up of safety stock supply, and patient demand. EDT records revenue upon shipment of Ampyra to Acorda, as this revenue is not contingent upon ultimate sale of the shipped product by Acorda or its customers.

4. Segment, Geographical and Major Customers Information

        At December 31, 2010, December 31, 2009 and December 31, 2008 EDT's chief operating decision maker (CODM) was identified as Mr. Shane Cooke, Head of EDT. EDT has a single reporting

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

4. Segment, Geographical and Major Customers Information (Continued)

segment and operating unit structure and the CODM evaluates its performance from this perspective based on operating income and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).

        For the years ended December 31, 2010, 2009 and 2008, EDT's revenue is presented below by geographical area. Similarly, total assets, property, plant and equipment, and goodwill and intangible assets are presented below on a geographical basis at December 31, 2010 and 2009.

Revenue by region (by destination of customers) (in thousands):

	2010	2009	2008
United States	$186,447	$170,782	$169,728
Ireland	56,096	65,835	71,550
Rest of world	31,576	39,269	60,283

Total revenue	$274,119	$275,886	$301,561

Total assets by region (in thousands):

	2010	2009
Ireland	$283,054	$295,768
United States	60,776	72,457
Rest of world	935	824

Total assets	$344,765	$369,049

Property, plant and equipment by region (in thousands):

	2010	2009
Ireland	$159,818	$162,515
United States	43,597	46,194

Total property, plant and equipment	$203,415	$208,709

Goodwill and other intangible assets by region (in thousands):

	2010	2009
Ireland	$53,041	$64,534
United States	297	705

Total goodwill and other intangible assets	$53,338	$65,239

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

4. Segment, Geographical and Major Customers Information (Continued)

Major customers

        The following customers contributed 10% or more of EDT's total revenue in 2010, 2009 and 2008:

	2010	2009	2008
Acorda	24%	8%	3%
Fournier Pharma Corp.	20%	23%	23%
Novartis	12%	12%	10%
King Pharmaceuticals, Inc	5%	15%	16%

        No other customer accounted for more than 10% of EDT's total revenue in 2010, 2009 or 2008.

5. Other Net Charges

        We incurred other net charges of $2.3 million in 2010 (2009: $5.7 million, 2008: $Nil) primarily related to severance, restructuring and other costs, arising from the realignment of resources to meet EDT's business structure. During 2009, EDT incurred severance, restructuring and other costs related to the scheduled completion of a manufacturing contract with an external pharmaceutical company. For additional information in relation to severance, restructuring and other charges, please refer to Note 14.

6. Net Interest Expense

        The net interest (income)/expense for the years ended December 31, is as follows (in thousands):

	2010	2009	2008
Foreign exchange (gain)/loss	$(575)	$1,134	$(293)
Other	—	690	(245)

Net interest (income)/expense	$(575)	$1,824	$(538)

7. Income Taxes

        Income taxes reflected in these financial statements have been calculated as if the business were a separate taxable group and consistent with the asset and liability method prescribed by ASC 740. Current tax liabilities and receivables (other than amounts actually paid or refunded by/or to the business) are transferred to Elan and recorded in invested equity.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

7. Income Taxes (Continued)

        The following table sets forth the details of the provision for income taxes for the years ended December 31 (in thousands):

	2010	2009	2008
Irish corporation tax—current	$3,636	$2,800	$231
Irish corporation tax—deferred	$—	$—	$952
Foreign taxes—current	$10,015	$17,858	$25,365
Foreign taxes—deferred	$(1,037)	$224	$(750)

Provision for income taxes	$12,614	$20,882	$25,798

Tax expense/(benefit) reported in invested equity related to equity awards	$490	$509	$(1,567)
        The overall tax provision for 2010 was $13.1 million (2009: $21.4 million, 2008: $24.2 million). Of this amount $0.5 million (2009: $0.5 million debit, 2008: $1.6 million credit) has been debited to shareholders' equity to reflect net shortfalls/(windfalls) related to equity awards. The remaining $12.6 million provision (2009: $20.9 million; 2008: $25.8 million) is allocated to ordinary activities and reflects U.S. Federal and State taxes, Irish corporate taxes, income derived from Irish patents, foreign withholding tax, other taxes at standard rates in the jurisdictions in which EDT operates and a deferred tax benefit of $1.0 million for 2010 (2009: $0.2 million expense; 2008: $0.2 million expense).

        Current tax, including Irish corporation tax, U.S. Federal and State taxes, and other foreign taxes, is provided on EDT's taxable profits, using the tax rates and laws that have been enacted by the balance sheet date.

        The effective tax rate differs from the Irish statutory tax rate of 12.5% as follows (in thousands):

	2010	2009	2008
Irish standard tax rate	12.5%	12.5%	12.5%
Taxes at the Irish standard rate	$7,688	$8,658	$10,790
Irish income at rates other than Irish standard rate	(457)	(367)	(8)
Foreign income at rates other than the Irish standard rate	5,619	12,224	16,769
Permanent differences	354	195	459
R&D tax credit	(343)	(330)	(2,491)
Other	(247)	502	279

Provision for income taxes	$12,614	$20,882	$25,798

Effective tax rate	20.5%	30.1%	29.9%

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

7. Income Taxes (Continued)

        For the years ended December 31, the distribution of income before provision for income taxes by geographical area was as follows (in thousands):

	2010	2009	2008
Ireland	$32,433	$20,266	$22,026
Foreign	29,070	48,996	64,294

Income before provision for income taxes	$61,503	$69,262	$86,320

Deferred Tax

        The full potential amounts of deferred tax comprised the following DTAs and deferred tax liabilities at December 31 (in thousands):

	2010	2009
Deferred tax liabilities:
Property, plant and equipment	$(8,775)	$(9,058)

Total deferred tax liabilities	$(8,775)	$(9,058)

Deferred tax assets:
Net operating losses	$19,676	$19,676
Reserves/provisions	1,117	1,330
Share-based compensation expense	3,193	2,891
Other	438	417

Total deferred tax assets	$24,424	$24,314

Valuation allowance	$(15,432)	$(15,586)

Net deferred tax asset/(liability)	$217	$(330)

        The valuation allowance recorded against the DTAs as of December 31, 2010 was $15.4 million (2009: $15.6 million) which primarily relates to Irish net operating losses, the recoverability of which is uncertain.

        In 2010, EDT recorded a reduction in invested equity of $0.5 million (2009: $0.5 million decrease; 2008: $1.6 million increase) to reflect net tax shortfalls (tax shortfall in 2009; tax benefit in 2008) related to equity awards.

        The gross amounts of unused tax loss carryforwards with their expiration dates are as follows (in thousands):

	At December 31, 2010
	Ireland	U.S. State	U.S. Federal	Rest of World	Total
More than five years	$442,331	$—	$—	$—	$442,331

        At December 31, 2010, EDT in Ireland had net operating loss carryovers for income tax purposes of $442.3 million. These can be carried forward indefinitely but are subject to the same trade and

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

7. Income Taxes (Continued)

change of control restrictions. The calculation of DTAs excludes $284.9 million of the net operating losses on the basis that these losses would have been utilized by the business or would not have accrued if the business was a stand-alone group. Notwithstanding that, EDT has disclosed the full net operating loss carryovers of $442.3 million in the above table as these net operating losses are available to transfer with the business.

        No taxes have been provided for the unremitted earnings of EDT's overseas subsidiaries as these are considered permanently employed in the business of these companies. Cumulative unremitted earnings of overseas subsidiaries totaled approximately $18.4 million at December 31, 2010 (2009: $8.0 million). Unremitted earnings may be liable to overseas taxes or Irish taxation if they were to be distributed as dividends. It is impractical to determine at this time the potential amount of additional tax due upon remittance of such earnings.

        We have immaterial unrecognized tax benefits as at December 31, 2010 and 2009. No interest or penalties related to unrecognized tax benefits were accrued. EDT does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months.

        Our major taxing jurisdictions include Ireland and the United States. The tax years beginning 2006 remain subject to examination by the respective taxing authorities of each jurisdiction.

        The current and deferred tax charges/(benefits) and the related tax disclosures set out above are not necessarily representative of the tax charges/(benefits) that may arise in the future.

8. Accounts Receivable, Net

        Our accounts receivable at December 31 of each year consisted of the following (in thousands):

	2010	2009
Accounts receivable	$60,405	$58,352
Less amounts provided for doubtful accounts	(375)	—

Accounts receivable, net	$60,030	$58,352

        Our allowance for doubtful accounts activity during the years ended December 31, consisted of the following (in thousands):

	2010	2009
Balance at January 1	$—	$(429)
Charge in the year	(375)	—
Amounts released	—	429

Balance at December 31	$(375)	$—

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

8. Accounts Receivable, Net (Continued)

        The following customers account for more than 10% of EDT's accounts receivable at December 31, 2010 and/or 2009:

	2010	2009
Fournier	26%	29%
Acorda	24%	9%
Novartis	11%	7%
King Pharmaceuticals, Inc	3%	17%

        No other customer accounted for more than 10% of EDT's accounts receivable balance at either December 31, 2010 or 2009.

9. Inventory

        Product inventories at December 31 of each year consisted of the following (in thousands):

	2010	2009
Raw materials	$9,945	$10,750
Work-in-progress	6,025	8,096
Finished goods	2,326	7,622

Total inventory	$18,296	$26,468

        The replacement cost of inventory did not differ materially from its carrying value at the balance sheet dates. The decrease in inventory balances at December 31, 2010 compared to December 31, 2009 is due to the timing of customer shipments over the year-end period.

        In 2010, the expense recognized in respect of write-downs of inventory was $4.9 million (2009: $4.1 million; 2008: $3.0 million).

10. Prepaid and Other Current Assets

        Prepaid and other current assets at December 31 of each year consisted of the following (in thousands):

	2010	2009
Prepayments	$2,062	$2,814
Other current assets	1,009	2,093

Total prepaid and other current assets	$3,071	$4,907

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

11. Property, Plant and Equipment

	Land & Buildings	Plant & Equipment	Total
	(In thousands)
Cost:
At January 1, 2009	$223,100	$223,470	$446,570
Additions	1,083	7,720	8,803
Disposals	(283)	(3,690)	(3,973)

At December 31, 2009	$223,900	$227,500	$451,400

Additions	4,046	11,092	15,138
Disposals	—	(1,435)	(1,435)
Transfers	1,188	(1,188)	—

At December 31, 2010	$229,134	$235,969	$465,103

Accumulated depreciation and impairment:
At January 1, 2009	$(67,080)	$(157,895)	$(224,975)
Charged in year	(6,232)	(14,679)	(20,911)
Disposals	—	3,195	3,195

At December 31, 2009	$(73,312)	$(169,379)	$(242,691)

Charged in year	(5,873)	(14,496)	(20,369)
Disposals	—	1,372	1,372

At December 31, 2010	$(79,185)	$(182,503)	$(261,688)

Net book value: December 31, 2010	$149,949	$53,466	$203,415

Net book value: December 31, 2009	$150,588	$58,121	$208,709

        Property and equipment disposals during 2010 and 2009 were primarily related to the write-off of fully depreciated assets.

        The carrying amount of property, plant and equipment included $159.8 million (2009: $162.5 million) at December 31, 2010 relating to the manufacturing facility in Athlone, Ireland. EDT has invested significant resources in EDT's manufacturing facilities in Ireland to provide it with the capability to manufacture products from EDT's product development pipeline. To the extent that EDT is not successful in developing these pipeline products or do not acquire products to be manufactured at EDT's facilities, the carrying amount of these facilities may become impaired. At December 31, 2010, EDT's best estimates of the likely success of development and commercialization of EDT's pipeline products support the carrying amount of EDT's manufacturing facilities.

        Included in property, plant and equipment are assets under construction of $1.7 million at December 31, 2010 (2009: $0.6 million). For additional information regarding EDT's capital commitments for the purchase or construction of property, plant and equipment, please refer to Note 19.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

11. Property, Plant and Equipment (Continued)

        The depreciation charge for property, plant and equipment is recognized in the following line items in the Carve-out Combined Statement of Operations (in thousands):

	2010	2009	2008
Cost of sales	$15,682	$15,884	$17,601
Research and development expenses	4,665	5,000	5,580
Selling, general and administrative expenses	22	27	206

Total	$20,369	$20,911	$23,387

12. Goodwill and Other Intangible Assets

	Goodwill	Other Intangible Assets	Total
	(In thousands)
Cost:
At January 1, 2009	$49,684	$164,198	$213,882
Additions	—	139	139

At December 31, 2009	$49,684	$164,337	$214,021

Additions	—	284	284

At December 31, 2010	$49,684	$164,621	$214,305

Accumulated amortization:
At January 1, 2009	$—	$(136,532)	$(136,532)
Charged in year	—	(12,250)	(12,250)

At December 31, 2009	$—	$(148,782)	$(148,782)

Charged in year	—	(12,185)	(12,185)

At December 31, 2010	—	(160,967)	(160,967)

Net book value: December 31, 2010	$49,684	$3,654	$53,338

Net book value: December 31, 2009	$49,684	$15,555	$65,239

        Other intangible assets at December 31, of each year consist primarily of patents, licenses, intellectual property and computer software as follows (in thousands):

	2010	2009
NanoSystems	$2,470	$2,810
Verelan	—	10,735
Other intangible assets	1,184	2,010

Total other intangible assets	$3,654	$15,555

        At December 31, 2010 and 2009, the goodwill balance of $49.7 million relates to the EDT reporting unit. The recoverable amount used in the goodwill impairment testing for the EDT reporting

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

12. Goodwill and Other Intangible Assets (Continued)

unit is based on value in use calculations. The cash flow projections used are based on the most recent business plans that include EDT's latest estimates on revenue growth and new business generation for EDT, assuming a constant rate of growth in operating expenses.

        EDT has also assessed R&D risk, commercial risk, EDT's expected sales and marketing support, EDT's allocation of resources, the impact of competition, including generic competition, the impact of any reorganization or change of business focus, the level of third-party interest in EDT's intangible assets and market conditions in estimating the projected cash flows. A terminal value is applied to the year five cash flows, which is consistent with the approach adopted in the prior year. A pre-tax discount rate of 10% (2009: 10%) has been used in discounting the projected cash flows. A sensitivity analysis was performed using a discount rate of 15% and resulted in an excess of recoverable amount over the carrying value of the EDT reporting unit. EDT management believes that any reasonably possible change in any of the key assumptions would not have caused the carrying value of goodwill to exceed the recoverable amount at the balance sheet date.

        The weighted-average remaining useful life for other intangible assets at December 31, 2010 was 5.4 years (2009: 2.4 years).

        The amortization expense for other intangible assets is recognized in the following line items of the Carve-out Combined Financial Statements (in thousands):

	2010	2009	2008
Cost of sales	$11,654	$11,693	$11,647
Research and development expenses	513	550	874
Selling, general and administrative expenses	18	7	7

Total	$12,185	$12,250	$12,528

        As of December 31, 2010, EDT's expected future amortization expense of current other intangible assets is as follows (in thousands):

Year ending December 31, 2011	$1,193
2012	567
2013	417
2014	388
2015	340
2016 and thereafter	749

Total	$3,654

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

13. Other Assets

        Non-current other assets at December 31 of each year consisted of the following (in thousands):

	2010	2009
Maintenance spares	$3,541	$3,427
Other receivables	1,289	—
Other	230	200

Total other assets	$5,060	$3,627

14. Accruals and Other Current Liabilities, and Other Long-Term Liabilities

        Accruals and other current liabilities at December 31 consisted of the following (in thousands):

	2010	2009
Payroll and related taxes	$13,684	$13,743
Clinical accruals	2,423	—
Trade accruals	1,597	1,276
Legal accruals	967	926
Severance, restructuring and other charges accrual	444	639
Deferred revenue	425	605
Other accruals	4,750	4,451

Total accruals and other current liabilities	$24,290	$21,640

        Other long-term liabilities at December 31 consisted of the following (in thousands):

	2010	2009
Unfunded pension liability	$8,152	$5,757
Deferred tax liability	1,338	2,077
Other liabilities	1,685	1,062

Total other long-term liabilities	$11,175	$8,896

Severance, restructuring and other charges accrual

        The following table provides a rollforward of the severance, restructuring and other charges accrual (in thousands):

Balance at January 1, 2009	$—
Restructuring and other charges	5,669
Cash payments	(5,030)

Balance at December 31, 2009	$639
Restructuring and other charges	2,300
Cash payments	(2,495)

Balance at December 31, 2010	$444

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

15. Pension and Other Employee Benefit Plans

Pension

        Elan funds the pensions of certain employees based in Ireland through two defined benefit plans. These plans were closed to new entrants from March 31, 2009 and a defined contribution plan was established for employees in Ireland hired after this date.

        In general, on retirement, eligible employees in the staff scheme are entitled to a pension calculated at 1/60th (1/52nd for the executive scheme) of their final salary for each year of service, subject to a maximum of 40 years. These plans are managed externally and the related pension costs and liabilities are assessed in accordance with the advice of a qualified professional actuary. The investments of the plans at December 31, 2010 consisted of units held in independently administered funds.

        The amounts allocated to and recognized in the Carve-out Combined Financial Statements were determined based on the projected benefit obligation, or underlying membership data for the service costs amounts, relating to members of the plans that are EDT employees.

        The change in projected benefit obligation was (in thousands):

	2010	2009
Projected benefit obligation at January 1	$31,188	$25,816
Service cost	2,182	1,869
Interest cost	1,662	1,318
Plan participants' contributions	694	773
Actuarial loss/(gain)	6,710	1,341
Benefits paid and other disbursements	(465)	(631)
Foreign currency exchange rate changes	(2,073)	702

Projected benefit obligation at December 31	$39,898	$31,188

        The changes in plan assets at December 31 were (in thousands):

	2010	2009
Fair value of plan assets at beginning of year	$25,431	$20,444
Actual gain/(loss) on plan assets	6,584	3,198
Employer contribution	1,224	1,203
Plan participants' contributions	694	773
Benefits paid and other disbursements	(465)	(631)
Foreign currency exchange rate changes	(1,722)	444

Fair value of plan assets at end of year	$31,746	$25,431

Unfunded status at end of year	$(8,152)	$(5,757)
Unamortized net actuarial loss in invested equity	13,453	10,174
Unamortized prior service cost in invested equity	225	258

Net amount recognized	$5,526	$4,675

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

15. Pension and Other Employee Benefit Plans (Continued)

        Amounts recognized in the Carve-out Combined Balance Sheet at December 31 (in thousands):

	2010	2009
Unfunded status—non-current liability	$(8,152)	$(5,757)
Invested equity	13,678	10,432

Net amount recognized	$5,526	$4,675

        The net periodic pension cost was comprised of the following (in thousands):

	2010	2009	2008
Service cost	$2,182	$1,869	$2,727
Interest cost	1,662	1,318	1,480
Expected return on plan assets	(1,980)	(1,256)	(2,138)
Amortization of net actuarial loss	489	489	47

Net periodic pension cost	$2,353	$2,420	$2,116

        The weighted-average assumptions used to determine net periodic pension cost and benefit obligation at December 31 were:

	2010	2009
Discount rate	4.7%	5.0%
Expected return on plan assets	6.2%	7.1%
Rate of compensation increase	3.5%	3.6%

        The discount rate of 4.7% at December 31, 2010, was determined by reference to yields on high-quality fixed-income investments, having regard to the duration of the plans' liabilities. The average duration of both defined benefit plans is greater than 20 years. Since no significant market exists for high-quality fixed income investments in Ireland and, following the crisis in the credit markets, the number of AA-rated corporate bonds with long durations is limited, the assumed discount rate of 4.7% per annum at December 31, 2010, was determined based on a yield curve derived by reference to government bonds with an added corporate bond spread derived from the Merrill Lynch 10+ AA corporate bond index.

        In Ireland, post-retirement mortality rates are calculated using 62% of the mortality rates of the PNML00 mortality tables for males and 70% of the mortality rates of the PNFL00 mortality tables for females. To make an allowance for expected future increases in average life expectancy, plan benefit obligations for each plan member are increased by 0.39% per annum to retirement age. This approach to post-retirement mortality is used in the standard transfer value basis set out in Actuarial Standard of Practice ASP Pen-2, issued by the Society of Actuaries in Ireland.

        The average life expectancy in years of a current pensioner retiring at the age of 65:

	2010	2009
Females	23.3	23.2
Males	21.6	21.5

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

15. Pension and Other Employee Benefit Plans (Continued)

        The average life expectancy in years of a pensioner retiring at the age of 65 in 10 years:

	2010	2009
Females	24.3	24.1
Males	22.5	22.4

        The average life expectancy in years of a pensioner retiring at the age of 65 in 20 years:

	2010	2009
Females	25.2	25.1
Males	23.4	23.2

        At December 31, 2010, the impact of certain changes in the principal assumptions on the projected benefit obligation, service cost and net periodic pension cost is as follows (in thousands):

	Increase/(Decrease) in Projected Benefit Obligation	Increase/(Decrease) in Service Cost	Increase/(Decrease) in Net Periodic Pension Cost
Increase of 0.25% in discount rate	$(2,789)	$(237)	$(321)
Decrease of 0.25% in discount rate	3,038	261	346
Increase of 0.25% in salary and inflation rates	2,859	250	412
Decrease of 0.25% in salary and inflation rates	(2,655)	(250)	(380)
Increase of one year in life expectancy	1,071	80	143
Decrease of one year in life expectancy	(1,071)	(80)	(143)
Increase of 0.25% in pension increase assumption	1,026	75	137
Decrease of 0.25% in pension increase assumption	(1,026)	(75)	(137)

        The weighted-average asset allocations at December 31 of each year by asset category were:

	2010	2009
Equities	60.2%	71.9%
Bonds	20.7%	17.9%
Property	0.9%	1.1%
Cash	—	—
Absolute return fund	18.2%	9.1%

Total	100.0%	100.0%

        The investment mix of the pension plans' assets is biased towards equities, with a diversified domestic and international portfolio of shares listed and traded on recognized exchanges.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

15. Pension and Other Employee Benefit Plans (Continued)

        The long-term asset allocation ranges of the trusts are as follows:

Equities	60% - 80%
Bonds	10% - 40%
Property	0% - 10%
Other	0% - 10%

        A portion of the assets are allocated to low-risk investments, which are expected to move in a manner consistent with that of the liabilities. The balances of the assets are allocated to performance-seeking investments designed to provide returns in excess of the growth in liabilities over the long term. The key risks relating to the plan assets are as follows:

  •
  Interest rate risk—the risk that changes in interest rates result in a change in value of the liabilities not reflected in the changes in the asset values. This risk is managed by allocating a portion of the trusts' assets to assets that are expected to behave in a manner similar to the liabilities.

  •
  Inflation risk—the risk that the inflation-linked liabilities of salary growth and pension increases increase at a faster rate than the assets held. This risk is managed by allocating a portion of the plans' to investments with returns that are expected to exceed inflation.

  •
  Market risk—the risk that the return from assets is not sufficient to meet liabilities. This risk is managed by monitoring the performance of the assets and requesting regular valuations of the liabilities. A professionally qualified actuary performs regular valuations of the plans and the progress of the assets is examined against the plans' funding target. Further, the assets of the plans are invested in a range of asset classes in order to limit exposure to any particular asset class or security.

  •
  Manager risk—the risk that the chosen manager does not meet its investment objectives, or deviates from its intended risk profile. This risk is managed by regularly monitoring the managers responsible for the investment of the assets relative to the agreed objectives and risk profile.

  •
  Cash flow risk—the risk that the cash flow needs of the plan requires a disinvestment of assets at an inopportune time. As part of the asset allocation strategy, the proportion of assets held by the plans in liability matching assets will explicitly consider the cash flows expected to arise in the near term.

        As of December 31, 2010, the expected long-term rate of return on assets of 6.2% (2009: 7.1%) was calculated based on the assumptions of the following returns for each asset class:

	2010	2009
Equities	7.3%	8.0%
Property	6.3%	7.0%
Bonds	3.8%	4.3%
Cash	2.1%	2.3%
Absolute return fund	5.5%	5.6%

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

15. Pension and Other Employee Benefit Plans (Continued)

        As of December 31, 2010, the assumed return on equities has been derived as the assumed return on bonds plus an assumed equity risk premium of 3.5% (2009: 3.8%).

        As of December 31, 2010, the expected return on property has been chosen by allowing for a property risk premium of 2.5% (2009: 2.8%) above the expected return on bonds.

        The expected government bond returns are set equal to the yield on the government bonds of appropriate duration as at the date of measurement.

        The investment in an absolute return fund aims to provide an absolute return with a lower volatility than the target returns.

        The following table sets forth the fair value of the pension plan assets, as of December 31, 2010 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
Equities	$19,111	$—	$—	$19,111
Bonds	6,542	—	—	6,542
Property	—	—	286	286
Absolute return fund	5,807	—	—	5,807

Total	$31,460	$—	$286	$31,746

        The following table sets forth a summary of the changes in the fair value of the Level 3 pension plan assets, which were measured at fair value on a recurring basis for the year ended December 31, 2010 (in thousands).

Total
Beginning balance at January 1, 2010	$286
Unrealized loss on property assets	—

Ending balance at December 31, 2010	$286

        All properties in the fund are valued by independent valuers in accordance with the Royal Institute of Chartered Surveyors Valuation Standards by forecasting the returns of the market at regular intervals. These forecasts have regard to the output from a proprietary quantitative model, the inputs to which include gross national product growth, interest rates and inflation.

        EDT's allocated portion of the total accumulated benefit obligation for the defined benefit pension plans was $33.7 million at December 31, 2010 (2009: $28.2 million).

        At December 31, 2010, EDT's allocated portion of the estimated future benefit payments to be paid in respect of the plans for the period of 2011-2015 are approximately $0.4 million. EDT's allocated portion of the estimated future benefit payments to be paid in the period of 2016-2020 is approximately $1.4 million.

        The expected benefits to be paid are based on the same assumptions used to measure EDT's benefit obligation at December 31, 2010, including the expected future employee service.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

15. Pension and Other Employee Benefit Plans (Continued)

        During 2011, EDT expects to recognize $0.6 million of the unamortized net actuarial loss and less than $0.1 million of the unamortized prior service cost that is included in invested equity at December 31, 2010.

Defined Contribution Retirement Plans

        Elan operates a number of defined contribution retirement plans. The costs of these plans related to EDT employees are expensed in the period they are incurred. For 2010, total expense related to the defined contribution plans in respect of EDT employees recognized in the Carve-out Combined Statement of Operations was $1.5 million (2009: $1.3 million; 2008: $0.7 million).

Employee Savings and Retirement Plan 401(k)

        Elan maintains a 401(k) retirement savings plan for employees based in the United States, including EDT employees. Participants in the 401(k) plan may contribute up to 80% of their annual compensation (prior to January 1, 2010, participants could contribute up to 100% of their annual compensation), limited by the maximum amount allowed by the IRC. Elan matches 3% of each participating employee's annual compensation on a quarterly basis and may contribute additional discretionary matching up to another 3% of the employee's annual qualified compensation. The matching contributions are vested immediately. For 2010, EDT recorded $1.2 million (2009: $1.2 million; 2008: $0.7 million) of expense in connection with the matching contributions under the 401(k) plan.

Irish Defined Contribution Plan

        Elan operates a defined contribution plan for employees based in Ireland, including EDT employees, who joined Elan on or after April 1, 2009. Under the plan, Elan will match up to 15% of each participating employee's annual eligible income on a monthly basis. For 2010, EDT recorded $0.3 million (2009: $0.1 million; 2008: $Nil) of expense in connection with the matching contributions under the Irish defined contribution plans.

16. Share-based Compensation

        Elan has an equity award program which provides for the issuance of share options, restricted stock units and other equity awards. Elan's equity award program is a long-term retention program that is intended to attract, retain and motivate its employees, directors and consultants, and to align the interests of these parties with those of its shareholders. Elan considers the equity award program critical to its operation and productivity. Equity awards made by Elan to certain EDT employees are settled through the issuance of new shares and are recognized in the Carve-out Combined Financial Statements as equity settled share-based compensation.

Stock Options

        Stock options are granted at the price equal to the market value at the date of grant and will expire on a date not later than ten years after their grant. Options generally vest between one and four years from the grant date.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

16. Share-based Compensation (Continued)

        The following table summarizes the number of options outstanding as of December 31 that were held by EDT employees (in thousands):

	2010	2009
1996 Plan	633	644
1998 Plan	215	224
1999 Plan	713	1,186
2006 Long Term Incentive Plan	1,400	873

Total	2,961	2,927

        Certain EDT employees received stock options from Elan and the total outstanding, vested and expected to vest, and exercisable that are held by EDT employees are summarized as follows:

	No. of Options	WAEP(1)	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Outstanding at December 31, 2008	3,253	$23.55
Exercised	(11)	2.40
Granted	377	7.70
Forfeited	(15)	12.42
Expired	(275)	32.29
Transfers	(402)	25.41

Outstanding at December 31, 2009	2,927	$20.58
Exercised	(24)	2.44
Granted	341	6.85
Forfeited	(7)	7.57
Expired	(480)	38.63
Transfers	204	16.03

Outstanding at December 31, 2010	2,961	$15.94	5.1	$906

Vested and expected to vest at December 31, 2010	2,897	$16.12	5.0	$902

Exercisable at December 31, 2010	2,004	$19.07	3.6	$886

(1)
Weighted-average exercise price

        The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between Elan's closing stock price on the last trading day of 2010 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the EDT option holders had all option holders exercised their options on December 31, 2010. This amount changes based on the fair market value of Elan's stock. The total intrinsic value of options exercised in 2010 was $0.1 million (2009: $0.1 million; 2008: $15.7 million). The total fair value expensed over the vesting terms of options that became fully vested in 2010 was $2.1 million (2009: $2.0 million; 2008: $3.6 million).

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

16. Share-based Compensation (Continued)

        At December 31, 2010, the range of exercise prices and weighted-average remaining contractual life of outstanding and exercisable options were as follows:

	Options Outstanding			Options Exercisable
	Options Outstanding	Weighted-Average Remaining Contractual Life	WAEP	Options Outstanding	Weighted-Average Remaining Contractual Life	WAEP
	(In thousands)	(In years)	(In thousands)	(In years)
$ 1.93 - $10.00	1,368	6.2	$6.38	603	3.3	$5.17
$10.01 - $25.00	1,106	4.9	15.70	959	4.6	15.76
$25.01 - $40.00	170	5.6	25.39	125	5.0	25.52
$40.01 - $58.60	317	0.4	52.91	317	0.4	52.87

$ 1.93 - $58.60	2,961	5.1	$15.94	2,004	3.6	$19.07

        Equity-settled share-based payments made to EDT employees have been recognized in the Carve-out Combined Financial Statements based on the fair value of the awards measured at the date of grant. The graded-vesting attribution method is used for recognizing share-based compensation expense over the requisite service period for each separately vesting tranche of award as though the awards were, in substance, multiple awards.

        The fair value of stock options is calculated using a binomial option-pricing model and the fair value of options issued under the EEPP is calculated using the Black-Scholes option-pricing model, taking into account the relevant terms and conditions. The binomial option-pricing model is used to estimate the fair value of Elan's stock options because it better reflects the possibility of exercise before the end of the options' life. The binomial option-pricing model also integrates possible variations in model inputs, such as risk-free interest rates and other inputs, which may change over the life of the options. Options issued under the EEPPs have relatively short contractual lives, or must be exercised within a short period of time after the vesting date, and the input factors identified above do not apply. Therefore, the Black-Scholes option-pricing model produces a fair value that is substantially the same as a more complex binomial option-pricing model for the EEPPs. The amount recognized as an expense is adjusted each period to reflect actual and estimated future levels of vesting.

        The implied volatility for traded options on Elan's stock with remaining maturities of at least one year to determine the expected volatility assumption required in the binomial model. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the stock option awards. The dividend yield assumption is based on the history and expectation of dividend payouts.

        As share-based compensation expense recognized in the Carve-out Combined Financial Statements is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from estimates. Forfeitures were estimated based on historical experience and estimated future turnover.

        The estimated weighted-average grant date fair values of the individual options granted during the years ended December 31, 2010, 2009 and 2008 were $3.86, $5.45 and $12.29, respectively. The fair

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

16. Share-based Compensation (Continued)

value of options granted during these years was estimated using the binomial option-pricing model with the following weighted-average assumptions:

	2010	2009	2008
Risk-free interest rate	2.02%	1.46%	2.97%
Expected volatility	67.1%	95.6%	71.9%
Expected dividend yield	—	—	—
Expected life(1)	—	—	—

(1)
The expected lives of options granted in 2010, as derived from the output of the binomial model, ranged from 4.9 years to 7.5 years (2009: 4.5 years to 7.1 years; 2008: 4.5 years to 7.3 years). The contractual life of the options, which is not later than 10 years from the date of grant, is used as an input into the binomial model.

Restricted Stock Units

        Elan grants RSUs to certain employees, including employees of EDT. The RSUs generally vest between one and three years from the grant date, and shares are issued to RSU holders as soon as practicable following vesting. The fair value of services received by EDT in return for the RSUs is measured by reference to the fair value of the underlying shares at grant date for employees of EDT. The total fair value expensed over the vesting terms of RSUs that became fully vested in 2010 was $2.9 million (2009: $3.0 million; 2008: $2.9 million).

        The non-vested RSUs are summarized as follows (in thousands, except fair value amounts):

	No. of RSUs	Weighted-Average Grant Date Fair Value
Non-vested at December 31, 2008	702	$19.27
Granted	336	7.75
Vested	(209)	18.12
Forfeited	(41)	15.58
Transfers	(94)	19.10

Non-vested at December 31, 2009	694	$16.44
Granted	548	7.05
Vested	(184)	18.45
Forfeited	(28)	11.00
Transfers	22	14.84

Non-vested at December 31, 2010	1,052	$9.88

Employee Equity Purchase Plans

        Elan operates an EEPP for eligible employees, including EDT employees, based in the United States (the U.S. Purchase Plan). The U.S. Purchase Plan is a qualified plan under Sections 421 and 423 of the IRC and allows eligible EDT employees to purchase common stock at 85% of the lower of the fair market value at the beginning of the offering period or the fair market value on the last trading

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

16. Share-based Compensation (Continued)

day of the offering period. Purchases are limited to $25,000 (fair market value) per calendar year; 2,000 shares per six-month offering period (changed from 1,000 shares per three-month offering period, beginning January 1, 2010); and subject to certain IRC restrictions.

        The Irish Sharesave Option Scheme 2004 and U.K. Sharesave Option Plan 2004 (the Sharesave Plans) were for eligible employees based in Ireland and the United Kingdom, respectively. The Sharesave Plans allowed eligible employees to purchase ordinary shares at no lower than 85% of the fair market value at the start of a 36-month saving period. No options are currently outstanding under the Sharesave Plans.

        The options issued under the Sharesave Plans were granted in 2005 and the estimated fair values of the options were expensed over the 36-month saving period from the grant date. The fair value per option granted under the Sharesave Plans in 2005 was $11.68. A total of 66,408 shares were issued under the U.S. Purchase Plan for the 2010 offering period (2009: 61,800 shares; 2008; 29,043 shares) and no shares were issued under the Sharesave Plan during 2010 (2009: Nil; 2008: 22,508 shares). The weighted-average fair value of options granted under the U.S. Purchase Plan during the year ended December 31, 2010 was $1.86 (2009: $2.06; 2008: $6.69). The estimated fair values of these options were charged to expense over the respective six-month offering periods. The estimated fair values of options granted under the U.S. Purchase Plan in the years ended December 31, were calculated using the following inputs into the Black-Scholes option-pricing model:

	2010	2009	2008
Weighted-average share price	$5.65	$6.61	$23.27
Weighted-average exercise price	$4.80	$5.62	$18.93
Expected volatility(1)	64.0%	82.7%	74.6%
Expected life	6 months	3 months	3 months
Expected dividend yield	—	—	—
Risk-free interest rate	0.21%	0.15%	1.52%

(1)
The expected volatility was determined based on the implied volatility of traded options on Elan's stock.

Share-based Compensation Expense

        The total net expense of $7.9 million relating to equity-settled share-based compensation for EDT employees has been recognized in the following line items in the Carve-out Combined Financial Statements (in thousands):

	2010	2009	2008
Cost of sales	$1,474	$1,592	$1,993
Selling, general and administrative expenses	4,550	4,134	6,079
Research and development expenses	1,905	1,450	1,793

Total	$7,929	$7,176	$9,865

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

16. Share-based Compensation (Continued)

        Share-based compensation arose under the following awards (in thousands):

	2010	2009	2008
RSUs	$5,828	$4,857	$6,108
Stock options	1,978	2,134	3,526
Employee equity purchase plans	123	185	231

Total	$7,929	$7,176	$9,865

        The total equity-settled share-based compensation expense for EDT related to unvested awards not yet recognized, adjusted for estimated forfeitures, is $3.6 million at December 31, 2010. This expense is expected to be recognized over a weighted-average of 0.9 years.

        The cash proceeds from share-based compensation stock issuances received by Elan from EDT employees in 2010 was $0.3 million (2009: $0.3 million; 2008: $21.1 million).

17. Fair Value Measurements

        Fair value is the amount at which a financial instrument could be exchanged in an arms-length transaction between informed and willing parties, other than in a forced or liquidation sale.

        As of December 31, 2010, EDT did not hold any financial assets or financial liabilities that are recognized at fair value in the financial statements on a recurring or non-recurring basis (2009: $Nil).

18. Leases

Operating Leases

        EDT recorded an expense under operating leases for premises of $2.3 million for the twelve months ended December 31, 2010 (2009: $2.1 million; 2008: $2.1 million).

        As of December 31, 2010, EDT's future minimum rental commitments for operating leases with non-cancelable terms in excess of one year are as follows (in thousands):

Due in:
2011	$1,931
2012	1,950
2013	1,995
2014	1,838
2015	1,893
2016 and thereafter	7,684

Total	$17,291

Capital Leases

        No assets were held under finance leases as at December 31, 2010 (2009: $Nil).

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

19. Commitments and Contingencies

        As of December 31, 2010, the Elan directors had authorized capital commitments for the purchase of property, plant and equipment by EDT of $5.3 million (2009: $8.0 million) as follows (in thousands):

	2010	2009
Contracted for	$3,124	$4,007
Not-contracted for	2,176	3,995

Total	$5,300	$8,002

20. Litigation

        EDT is involved in certain legal and administrative proceedings that could have a material adverse effect on EDT.

Paragraph IV Litigation

        EDT and/or EDT's product partners are involved in various so-called "Paragraph IV" litigation proceedings in the United States. In the United States, putative generics of innovator drug products (including products in which the innovation comprises a new drug delivery method for an existing product, such as the drug delivery market occupied by us) may file Abbreviated New Drug Applications (ANDAs) and, in doing so, they are not required to include preclinical and clinical data to establish safety and effectiveness of their drug. Instead, they would rely on such data provided by the New Drug Application (NDA) held with respect to the innovator drug. However, to benefit from this less costly abbreviated procedure, the ANDA applicant must demonstrate that its drug is "generic" or "bioequivalent" to the innovator drug, and, to the extent that patents protecting the innovator drug are listed in the "Orange Book", the ANDA applicant must write to the holder of the NDA for the innovator drug and the patent holder (to the extent that the Orange Book-listed patents are not owned by the holder of the NDA for the innovator drug) certifying that their product either does not infringe the innovator's and patent holder's patents and/or that the relevant patents are invalid. The innovator and the patent holder may sue the ANDA applicant within 45 days of receiving the certification and, if they do so, the U.S. Food and Drug Administration (FDA) may not approve the ANDA for 30 months from the date of certification unless, at some point before the expiry of those 30 months, a court makes a final decision in the ANDA applicant's favor.

        EDT is involved in a number of Paragraph IV suits in respect of six different products (TriCor 145, Avinza, Focalin XR, Zanaflex, Rapamune and Luvox CR) either as plaintiff or as an interested party (where the suit is being brought in the name of one of EDT's partners). If EDT is unsuccessful in these and other similar suits, EDT's or its partners' products may be subject to generic competition, and EDT's manufacturing revenue and royalties could be materially and adversely affected.

Patent matter

        In June 2008, a jury ruled in the U.S. District Court for the District of Delaware that Abraxis BioSciences, Inc. (Abraxis, since acquired by Celgene Corporation) had infringed a patent owned by us in relation to the application of NanoCrystal technology to Abraxane. EDT was awarded $55.2 million, applying a royalty rate of 6% to sales of Abraxane from January 1, 2005 through June 13, 2008 (the date of the verdict), though the judge had yet to rule on post-trial motions or enter the final order.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

20. Litigation (Continued)

This award and damages associated with the continuing sales of the Abraxane product were subject to interest.

        In February 2011, EDT entered into an agreement with Abraxis to settle this litigation. As part of the settlement agreement with Abraxis, EDT received $78.0 million in full and final settlement, which is recognized as a gain in 2011. No continuing royalties will be received by us in respect of Abraxane.

21. Related Parties

        All intra-group transactions within EDT have been eliminated in the Financial Statements and are not disclosed.

        As previously discussed in Note 2(a), EDT has certain related party relationships with non-EDT subsidiaries of Elan, primarily the provision of central services by Elan to EDT and the provision by EDT of certain R&D services to Elan.

        Elan provides certain central services to EDT including, but not limited to:

  •
  Accounting, information technology, taxation, legal, corporate strategy, investor relations, corporate governance and other professional services;

  •
  Employee benefit administration, including equity award and pension services; and

  •
  Cash and treasury management.

        Certain central services costs have been allocated to EDT based on estimated usage of the resources for the purposes of preparing the Financial Statements. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that would have been incurred if EDT had been operated on a stand-alone basis. The amount recorded in the Carve-out Combined Statement of Operations in respect of such services in the year ended December 31 2010 was $17.4 million (2009: $16.8 million; 2008: $16.9 million).

22. Subsequent Events

        In May 2011, Alkermes and Elan announced the execution of a definitive agreement under which Alkermes will merge with EDT in a cash and stock transaction valued at approximately $960 million at the time of the announcement. Alkermes and EDT will be combined under a new holding company incorporated in Ireland. This newly created company will be named Alkermes plc. The transaction is subject to approval by Alkermes' shareholders and the satisfaction of customary closing conditions and regulatory approvals, including antitrust approvals in the United States. The transaction is expected to close during the second half of 2011.

        In January 2011, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) issued a negative opinion, recommending against approval of Fampyra. Biogen Idec Inc. (Acorda's sub-licensee)—appealed this opinion and requested a re-examination of the decision of the CHMP. In May 2011, the CHMP of the EMA recommended conditional marketing authorization of Fampyra. In May 2011, Fampyra was approved for use in Australia by the Australian Therapeutic Goods Administration. Biogen Idec also received a Notice of Deficiency from Health Canada for its application to sell Fampyra in Canada. EDT has the right to manufacture supplies of Ampyra for the global market at its Athlone, Ireland facility.

Elan Drug Technologies

NOTES TO THE CARVE-OUT COMBINED FINANCIAL STATEMENTS (Continued)

22. Subsequent Events (Continued)

        In February 2011, EDT entered into an agreement with Abraxis to settle litigation in relation to the application of EDT's NanoCrystal technology to Abraxane. As part of the settlement agreement with Abraxis, EDT received $78.0 million in March 2011 in full and final settlement, which is recognized as a gain in 2011. EDT will not receive future royalties in respect of Abraxane.

        In March 2011, EDT's partner, Janssen Pharmaceutica N.V., announced the approval of Xeplion, a once monthly atypical antipsychotic injection, by the European Commission. This is the first European approval of an injectable product using EDT's NanoCrystal technology. Other regulatory advances included approvals for new strengths for Focalin XR (25mg and 35mg) in the United States, and Morphelan filed in the European Union by Elan.

        In May 2011, EDT entered into an agreement with Alcon to settle litigation in relation to the application of EDT's NanoCrystal technology. As part of the settlement agreement with Alcon, EDT received $6.5 million in May 2011 in full and final settlement, which is recognized as a gain in 2011.

        In the second quarter of 2011, Elan decided to close its King of Prussia, Pennsylvania site, which is part of EDT. It is expected that the closure will take place in the second half of 2011.

Elan Drug Technologies

Unaudited Interim Condensed Carve-out Combined Balance Sheets

As of June 30, 2011 and December 31, 2010

	Notes	June 30, 2011	December 31, 2010
		(In thousands)
ASSETS
Current Assets:
Accounts receivable, net	8	$52,794	$60,030
Inventory	9	18,122	18,296
Deferred tax assets—current	7	5,680	1,555
Prepaid and other current assets		4,117	3,071

Total current assets		80,713	82,952
Non-Current Assets:
Property, plant and equipment, net	10	192,964	203,415
Goodwill and other intangible assets, net	11	52,790	53,338
Other non-current assets		6,998	5,060

Total assets		$333,465	$344,765

LIABILITIES AND INVESTED EQUITY
Current Liabilities:
Accounts payable		$2,323	$4,085
Accruals and other current liabilities	12	30,051	24,290

Total current liabilities		32,374	28,375
Other non-current liabilities	12	7,979	11,175

Total liabilities		40,353	39,550

Invested equity		293,112	305,215

Total liabilities and invested equity		$333,465	$344,765

The accompanying notes are an integral part of these Unaudited Interim Condensed Carve-out Combined Financial Statements.

Elan Drug Technologies

Unaudited Interim Condensed Carve-out Combined Statements of Operations

For the Six-Month Periods Ended June 30, 2011 and 2010

		Six Months Ended June 30,
	Notes	2011	2010
		(In thousands)
Product revenue		$124,404	$124,349
Contract revenue		4,440	8,127

Total revenue	3	128,844	132,476
Cost of sales		51,896	59,775

Gross margin		76,948	72,701
Operating expenses:
Selling, general and administrative expenses		17,449	19,541
Research and development expenses		24,440	26,609
Legal settlement gains	4	(84,500)	—
Other net charges	5	15,097	362

Total operating expenses		(27,514)	46,512

Operating income		104,462	26,189
Net interest expense/(income)	6	1,281	(1,541)

Net income before income taxes		103,181	27,730
Provision for income taxes	7	14,843	5,967

Net income		$88,338	$21,763

The accompanying notes are an integral part of these Unaudited Interim Condensed Carve-out Combined Financial Statements.

Elan Drug Technologies

Unaudited Interim Condensed Carve-out Combined Statements of Cash Flows

For the Six-Month Periods Ended June 30, 2011 and 2010

	Six Months Ended June 30,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$88,338	$21,763
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(162)	(234)
Depreciation and amortization	10,591	16,265
Share-based compensation	5,148	4,217
Recognition of deferred tax asset	(7,674)	(478)
Impairment of property, plant and equipment and intangible assets	5,118	—
Other	35	(24)
Net changes in assets and liabilities:
Decrease in accounts receivable	7,236	8,679
Increase in prepaid and other assets	(1,071)	(164)
Decrease in inventory	174	4,307
Increase/(decrease) in accounts payable and accruals and other liabilities	2,679	(3,316)

Net cash provided by operating activities	110,412	51,015

Cash flows from investing activities:
Proceeds from disposal of property, plant and equipment	—	36
Purchase of property, plant and equipment	(4,916)	(6,416)
Purchase of intangible assets	(205)	(72)

Net cash used in investing activities	(5,121)	(6,452)

Cash flows from financing activities:
Net funding transfer to Elan	(105,291)	(44,563)

Net cash used in financing activities	$(105,291)	$(44,563)

Net increase/(decrease) in cash and cash equivalents	—	—

Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	—	—

The accompanying notes are an integral part of these Unaudited Interim Condensed Carve-out Combined Financial Statements.

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS

1. Description of Business

        Elan Corporation, plc (Elan), an Irish public limited company, is a neuroscience-based biotechnology company headquartered in Dublin, Ireland. Elan was incorporated as a private limited company in Ireland in December 1969 and became a public limited company in January 1984. Elan operations are organized into two business units: BioNeurology, which engages in research, development and commercial activities primarily for neurodegenerative and autoimmune diseases, and Elan Drug Technologies (EDT), which focuses on the specialty pharmaceutical industry, including specialized drug delivery and manufacturing.

        EDT (also hereafter referred to as "we", "our" or "us") develops and manufactures innovative pharmaceutical products that deliver clinically meaningful benefits to patients, using its extensive experience and proprietary delivery technologies in collaboration with pharmaceutical companies.

2. Significant Accounting Policies

(a)    Basis of preparation and presentation of financial information

        On May 9, 2011, Elan and Alkermes Inc. (Alkermes) announced the execution of a definitive agreement under which Alkermes will merge with EDT in a cash and stock transaction valued at approximately $960 million at the time of the announcement. Alkermes and EDT will be combined under a new holding company incorporated in Ireland. This newly created company will be named Alkermes plc. The transaction is subject to approval by Alkermes' stockholders and the satisfaction of customary closing conditions and regulatory approvals, including antitrust approvals in the United States. The transaction is expected to close during the third quarter of 2011.

        EDT has historically operated as part of Elan and not as a separate stand-alone entity. The Unaudited Interim Condensed Carve-out Combined Financial Statements, referred to in this proxy statement/prospectus as "Interim Statements," have been prepared on a "carve-out" basis from the consolidated financial position and results of Elan to represent the financial position and performance of EDT as if EDT had existed on a stand-alone basis during each of the six-month periods ended June 30, 2011 and June 30, 2010 for income statement and cash flow statement amounts and as of June 30, 2011 and December 31, 2010 for balance sheet amounts; and as if the recognition and measurement principles of Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 810, "Consolidation," had been applied throughout.

        The Interim Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial reporting and with the instructions to Article 10 of Regulation S-X. Accordingly, it does not include all information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included.

        As EDT did not constitute a legal sub-group at each of the dates being reported on, historically, no consolidated financial statements of EDT were prepared at the reporting dates. However, EDT has historically operated as part of Elan and within the Elan infrastructure and has been included as a separate operating segment in the segment reporting of Elan in the consolidated financial statements of Elan for the fiscal year ended December 31, 2010 and in previous fiscal years.

        The information included in the Interim Statements should be read in conjunction with our Carve-out Combined Financial Statements and the accompanying notes for the year ended

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

December 31, 2010. Our accounting policies are described in the "Notes to Carve-out Combined Financial Statements" in our Carve-out Combined Financial Statements and updated, as necessary, in the Interim Statements. The year-end Condensed Carve-out Combined Balance Sheet data presented for comparative purposes was derived from the audited Carve-out Combined Financial Statements, but does not include all disclosures required by U.S. GAAP. The results of operations for the six-month periods ended June 30, 2011 and 2010 are not necessarily indicative of the operating results for the full year or for any other subsequent interim period.

        The accompanying Interim Statements only include assets and liabilities that are specifically identifiable with EDT. No adjustments have been made to the assets or liabilities of EDT to reflect specifically included or excluded assets or liabilities under the provisions of the Merger Agreement between Alkermes and Elan. Certain general and administrative expenses that are maintained at the corporate level, which consist primarily of salaries and other employee costs, legal and professional fees and insurance costs, were allocated to EDT based on methodologies management believes to be reasonable. The Interim Statements do not purport to represent what the results of operations would have been, or accurately reflect its assets and liabilities, had the entire EDT business and activities of EDT been a legal sub-group for each of the six-month periods being reported on, or for future periods. Had EDT operated as an independent stand-alone entity, its results could have differed significantly from those presented in the Interim Statements.

        The Interim Statements have been prepared in conformity with U.S. GAAP, by aggregating financial information from the consolidation reporting packages of relevant subsidiaries of Elan focused entirely on EDT activities. Where legal entities have historically had both EDT and non-EDT activities, the statement of operations, asset and liability balances pertaining to EDT activities have been identified and aggregated. Intra group transactions and balances between the EDT entities have been eliminated.

        As a separate operating segment within Elan, EDT has certain of its own management and administrative functions. However, Elan provides certain central services including, but not limited to:

  •
  Accounting, information technology, taxation, legal, corporate strategy, investor relations, corporate governance and other professional services;

  •
  Employee benefit administration, including equity award and pension services; and

  •
  Cash and treasury management.

        Central services costs for the six-month period ended June 30, 2011 amounted to $8.5 million (2010: $8.8 million). These costs have been allocated to EDT based on estimated usage of the resources by EDT for the purposes of preparing the Interim Statements. The estimated usage of the central service resources by EDT has been determined by estimating EDT's portion of the most appropriate driver of each category of central service costs including headcount, labor hours and utilization of office space. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that would have been incurred if EDT had been operated on a stand-alone basis.

        Certain EDT employees participate in the equity award plans of Elan. The share-based payment compensation expense recognized in the Interim Statements is based on the expense attributable to EDT employees participating in the Elan equity award plans.

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        Elan funds the pension entitlements of certain of its employees, including employees of EDT, through two defined benefit plans and a number of defined contribution plans. The amounts allocated in the Interim Statements for the defined benefit plans were determined based on the projected benefit obligation, or underlying membership data for the service cost amounts, relating to members of the plans that are EDT employees. Defined benefit pension plan assets and liabilities are included in the calculation of the net funding transfer to Elan that is recorded in invested equity. The costs of the defined contribution plans in respect of EDT employees are expensed in the Interim Statements in the periods they are incurred.

        Elan uses a centralized approach to manage substantially all of its liquid resources and to finance its operations and, as a result, debt and liquid resources maintained at the Elan group level are not included in the accompanying Interim Statements. Liquid resources are defined as the total of cash and cash equivalents, current restricted cash and current investment securities. EDT has historically financed its operating and capital resource requirements through cash flows from operations, with funding transferred between EDT and Elan as part of the Elan group's cash and treasury management strategy.

        The invested equity balance in the Interim Statements constitutes Elan's investment in EDT and represents the excess of total assets over total liabilities, including the netting of intercompany funding balances between EDT and Elan. Invested equity in EDT includes the results of EDT's operations, contributions from Elan in the form of share-based compensation to EDT employees less net transfers of intercompany funding from EDT to Elan.

        The tax amounts in the Interim Statements have been calculated as if the business were a separate taxable entity and consistent with the asset and liability method prescribed in ASC 740 "Income Taxes", (ASC 740). Current tax liabilities and receivables (other than amounts actually paid by or refunded to EDT) are included in the calculation of the net funding transfer to Elan that is recorded in invested equity.

        The Interim Statements of EDT are presented in U.S. dollars ($), which is the functional currency of EDT, and have been prepared on a going concern basis.

(b)    Use of estimates

        The preparation of the Interim Statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying amounts of assets and liabilities that are not readily apparent from other sources. Estimates are used in determining items such as the carrying amounts of intangible assets, property, plant and equipment, revenue recognition and the fair value of share-based compensation, among other items. Because of the uncertainties inherent in such estimates, actual results may differ materially from these estimates.

        For a discussion of our significant accounting policies and critical accounting estimates, please refer to Note 2 to our Carve-out Combined Financial Statements for the year ended December 31, 2010.

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

3. Revenue

        The composition of revenue for the six-month periods ended June 30 was as follows (in thousands):

	Six Months Ended June 30,
	2011	2010
Product revenue	$124,404	$124,349
Contract revenue	4,440	8,127

Total revenue	$128,844	$132,476

        Product revenue for the six-month periods ended June 30 can be further analyzed as follows (in thousands):

	Six Months Ended June 30,
	2011	2010
Manufacturing revenue (includes royalties on manufactured products):
Ampyra®	$22,424	$20,793
Focalin® XR/Ritalin® LA	18,176	16,632
Verelan®	13,154	11,903
Avinza®	6,696	6,355
Rapamune®	4,623	1,980
Naprelan®	4,389	7,760
Zanaflex®	3,471	2,962
Diltiazem®	2,534	4,181
Luvox CR®	1,889	2,294
Cymbalta®	1,500	2,778
Other	2,297	1,884

Total manufacturing revenue	81,153	79,522

Royalty revenue:
TriCor® 145	24,007	25,016
Invega Sustenna®	6,243	2,712
Emend®	5,488	4,355
Megace® ES	3,825	4,079
Skelaxin®	170	5,206
Other	3,518	3,459

Total royalty revenue	43,251	44,827

Total product revenue	$124,404	$124,349

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

3. Revenue (Continued)

        Contract revenue for the six-month periods ended June 30 can be further analyzed as follows (in thousands):

	Six Months Ended June 30,
	2011	2010
Research revenue	$3,940	$3,677
Milestone payments	500	4,450

Total contract revenue	$4,440	$8,127

4. Legal Settlement Gains

        In June 2008, a jury ruled in the U.S. District Court for the District of Delaware that Abraxis (since acquired by Celgene Corporation) had infringed a patent owned by Elan in relation to the application of its NanoCrystal® technology to Abraxane®. EDT was awarded $55.2 million, applying a royalty rate of 6% to sales of Abraxane from January 1, 2005 through June 13, 2008 (the date of the verdict). This award and damages associated with the continuing sales of the Abraxane product were subject to interest. In February 2011, EDT entered into an agreement with Abraxis to settle this litigation. As part of the settlement agreement with Abraxis, EDT received $78.0 million in full and final settlement of the litigation. EDT will not receive future royalties in respect of Abraxane.

        In May 2011, EDT entered into an agreement with Alcon to settle litigation in relation to the application of EDT's NanoCrystal technology. As part of the settlement agreement with Alcon, EDT received $6.5 million in May 2011 in full and final settlement.

5. Other Net Charges

        During the second quarter of 2011, Elan decided to close its King of Prussia, Pennsylvania, site which is part of EDT and, consequently, a non-cash asset impairment charge of $5.1 million and severance, restructuring and other charges of $10.0 million were recorded for the six-month period ended June 30, 2011. It is expected that the closure will take place in the second half of 2011.

        During the six-month period ended June 30, 2010, EDT incurred other net charges of $0.4 million primarily related to severance, restructuring and other costs, arising from the realignment of resources to meet our business structure.

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

6. Net Interest Expense/ (Income)

        The net interest expense/(income) for the six-month periods ended June 30, is as follows (in thousands):

	Six Months Ended June 30,
	2011	2010
Foreign exchange loss/(gain)	$1,152	$(1,455)
Other	129	(86)

Net interest expense/(income)	$1,281	$(1,541)

7. Income Taxes

        Income taxes reflected in the Interim Statements have been calculated as if the business were a separate taxable group and consistent with the asset and liability method prescribed by ASC 740. Current tax liabilities and receivables (other than amounts actually paid or refunded by/or to the business) are transferred to Elan and recorded in invested equity.

        The following table sets forth the details of the provision for income taxes for the six-month periods ended June 30 (in thousands):

	Six Months Ended June 30,
	2011	2010
Irish corporation tax—current	$11,747	$1,189
Foreign taxes—current	10,770	5,256
Foreign taxes—deferred	(7,674)	(478)

Provision for income taxes	14,843	5,967

Tax expense reported in invested equity	667	436

        The overall tax provision for the six-month period ended June 30, 2011 was $15.5 million (2010: $6.4 million). Of this amount $0.7 million (2010: $0.4 million) has been debited to invested equity. The remaining $14.8 million provision (2010: $6.0 million) is allocated to ordinary activities and reflects U.S. Federal and State taxes, Irish corporate taxes, income derived from Irish patents, foreign withholding tax, other taxes at standard rates in the jurisdictions in which we operate and a deferred tax credit of $7.7 million for 2011 (2010: $0.5 million credit). The deferred tax credit of $7.7 million for 2011 is primarily attributable to the announcement of the closure of the King of Prussia, Pennsylvania site.

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

7. Income Taxes (Continued)

        The effective tax rate differs from the Irish statutory tax rate of 12.5% for the six-month periods ended June 30 as follows (in thousands):

	Six Months Ended June 30,
	2011	2010
Irish standard tax rate	12.5%	12.5%
Taxes at the Irish standard rate	$12,898	$3,466
Irish income at rates other than Irish standard rate	—	(262)
Foreign income at rates other than the Irish standard rate	2,149	2,881
Permanent differences	264	177
Research & development tax credit	(170)	(172)
Other	(298)	(123)

Provision for income taxes	14,843	5,967

Effective tax rate	14.4%	21.5%

        For the six-month periods ended June 30, the distribution of income before provision for income taxes by geographical area was as follows (in thousands):

	Six Months Ended June 30,
	2011	2010
Ireland	$94,523	$11,455
Foreign	8,657	16,275

Income before provision for income taxes	$103,180	$27,730

        Current tax, including Irish corporation tax, U.S. federal and state taxes, and other foreign taxes, is provided on our taxable profits, using the tax rates and laws that have been enacted by the balance sheet date.

        Our major taxing jurisdictions include Ireland and the United States. The tax years beginning 2006 remain subject to examination by the respective taxing authorities of each jurisdiction.

Deferred Tax

        Deferred tax assets and deferred tax liabilities at June 30, 2011 and December 31, 2010 were as follows (in thousands):

	June 30, 2011	December 31, 2010
Deferred tax liabilities	$(5,247)	$(8,775)
Deferred tax assets	28,416	24,424
Valuation allowance	(15,576)	(15,432)

Net deferred tax asset	$7,593	$217

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

7. Income Taxes (Continued)

        The net deferred tax asset at June 30, 2011 and December 31, 2010 has been recognized in the Unaudited Interim Condensed Carve-out Combined Balance Sheet as follows (in thousands):

	June 30, 2011	December 31, 2010
Deferred tax asset—current	$5,680	$1,555
Deferred tax asset—non current	1,913	—
Deferred tax liability—non current	—	(1,338)

Net deferred tax asset	$7,593	$217

        The current and deferred tax charges/(benefits) and the related tax disclosures set out above are not necessarily representative of the tax charges/(benefits) that may arise in the future.

        EDT has immaterial unrecognized tax benefits as at June 30, 2011 and 2010. No interest or penalties related to unrecognized tax benefits were accrued. We do not expect that the amount of unrecognized tax benefits will change significantly within the next twelve months.

8. Accounts Receivable, Net

        Our accounts receivables at June 30, 2011 and December 31, 2010 consisted of the following (in thousands):

	June 30, 2011	December 31, 2010
Accounts receivable	$53,169	$60,405
Less amounts provided for doubtful accounts	(375)	(375)

Accounts receivable, net	$52,794	$60,030

9. Inventory

        Product inventories at June 30, 2011 and December 31, 2010 consisted of the following (in thousands):

	June 30, 2011	December 31, 2010
Raw materials	$9,932	$9,945
Work-in-process	5,539	6,025
Finished goods	2,651	2,326

Total inventory	$18,122	$18,296

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

10. Property, Plant and Equipment

	Land & Buildings	Plant & Equipment	Total
	(In thousands)
Cost:
At January 1, 2011	$229,134	$235,969	$465,103
Additions	2,294	2,265	4,559
Disposals	—	(220)	(220)
Transfers	1,194	(1,194)	—

At June 30, 2011	$232,622	$236,820	$469,442

Accumulated depreciation:
At January 1, 2011	$(79,185)	$(182,503)	$(261,688)
Charged in year	(2,896)	(6,999)	(9,895)
Impairment	(4,591)	(470)	(5,061)
Disposals	—	166	166

At June 30, 2011	$(86,672)	$(189,806)	(276,478)

Net book value: June 30, 2011	$145,950	$47,014	192,964

Net book value: December 31, 2010	$149,949	$53,466	$203,415

        For additional information regarding the impairment charge in the six-month period to June 30, 2011, refer to Note 5.

11. Goodwill and Other Intangible Assets

	Goodwill	Other Intangible Assets	Total
	(In thousands)
Cost:
At January 1, 2011	$49,684	$164,621	$214,305
Additions	—	205	205
Disposals	—	(484)	(484)

At June 30, 2011	$49,684	$164,342	$214,026

Accumulated amortization:
At January 1, 2011	$—	$(160,967)	$(160,967)
Charged in year	—	(696)	(696)
Disposals	—	484	484
Impairment	—	(57)	(57)

At June 30, 2011	$—	$(161,236)	$(161,236)

Net book value: June 30, 2011	$49,684	$3,106	$52,790

Net book value: December 31, 2010	$49,684	$3,654	$53,338

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

11. Goodwill and Other Intangible Assets (Continued)

        Other intangible assets at June 30, 2011 and December 31, 2010 consist primarily of patents, licenses, intellectual property and computer software as follows (in thousands):

	June 30, 2011	December 31, 2010
NanoSystems	$2,300	$2,470
Other intangible assets	806	1,184

Total	$3,106	$3,654

12. Accruals and Other Current Liabilities, and Other Long-Term Liabilities

        Accruals and other current liabilities at June 30, 2011 and December 31, 2010 consisted of the following (in thousands):

	June 30, 2011	December 31, 2010
Payroll and related taxes	$10,963	$13,684
Severance, restructuring and other charges accrual	9,901	444
Trade accruals	1,473	1,597
Legal accruals	987	967
Clinical accruals	813	2,423
Deferred revenue	263	425
Other accruals	5,651	4,750

Total accruals and other current liabilities	$30,051	$24,290

        Other long-term liabilities at June 30, 2011 and December 31, 2010 consisted of the following (in thousands):

	June 30, 2011	December 31, 2010
Unfunded pension liability	$6,339	$8,152
Deferred tax liability	—	1,338
Other liabilities	1,640	1,685

Total other long-term liabilities	$7,979	$11,175

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

12. Accruals and Other Current Liabilities, and Other Long-Term Liabilities (Continued)

Severance, restructuring and other charges accrual

        The following table provides a rollforward of the severance, restructuring and other charges accrual (in thousands):

Balance at December 31, 2009	$639
Restructuring and other charges	362
Cash payments	(489)

Balance at June 30, 2010	512
Restructuring and other charges	1,938
Cash payments	(2,006)

Balance at December 31, 2010	$444
Restructuring and other charges	9,979
Non-cash movements	(490)
Cash payments	(32)

Balance at June 30, 2011	$9,901

13. Pension and Other Employee Benefit Plans

Pension

        Elan funds the pensions of certain employees based in Ireland through two defined benefit plans. These plans were closed to new entrants from March 31, 2009 and a defined contribution plan was established for employees in Ireland hired after this date.

        In general, on retirement, eligible employees in the staff scheme are entitled to a pension calculated at 1/60th (1/52nd for the executive scheme) of their final salary for each year of service, subject to a maximum of 40 years. These plans are managed externally and the related pension costs and liabilities are assessed in accordance with the advice of a qualified professional actuary. The investments of the plans at June 30, 2011 consisted of units held in independently administered funds.

        The amounts allocated to and recognized in the Interim Statements were determined based on the projected benefit obligation, or underlying membership data for the service costs amounts, relating to members of the plans that are EDT employees.

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

13. Pension and Other Employee Benefit Plans (Continued)

        The change in projected benefit obligation was as follows (in thousands):

	June 30, 2011	December 31, 2010
Projected benefit obligation at January 1	$39,898	$31,188
Service cost	1,614	2,182
Interest cost	984	1,662
Plan participants' contributions	349	694
Actuarial loss/(gain)	(5,213)	6,710
Benefits paid and other disbursements	(205)	(465)
Foreign currency exchange rate changes	3,253	(2,073)

Projected benefit obligation at end of period	$40,680	$39,898

        The changes in plan assets at June 30, 2011 and December 31, 2010 were (in thousands):

	June 30, 2011	December 31, 2010
Fair value of plan assets at January 1	$31,746	$25,431
Actual (loss)/gain on plan assets	(770)	6,584
Employer contribution	572	1,224
Plan participants' contributions	349	694
Benefits paid and other disbursements	(206)	(465)
Foreign currency exchange rate changes	2,650	(1,722)

Fair value of plan assets at end of period	$34,341	$31,746

Unfunded status at end of period	(6,339)	(8,152)
Unamortized net actuarial loss in invested equity	10,503	13,453
Unamortized prior service cost in invested equity	231	225

Net amount recognized	$4,395	$5,526

        The weighted-average assumptions used to determine net periodic pension cost and benefit obligation at June 30, 2011 and December 31, 2010 were:

	June 30, 2011	December 31, 2010
Discount rate	5.2%	4.7%
Expected return on plan assets	6.2%	6.2%
Rate of compensation increase	3.6%	3.5%

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

13. Pension and Other Employee Benefit Plans (Continued)

        The net periodic pension cost for the six-month periods ended June 30 was comprised of the following (in thousands):

	Six Months Ended June 30,
	2011	2010
Service cost	$1,614	$1,094
Interest cost	984	762
Expected return on plan assets	(1,065)	(908)
Amortization of net actuarial loss	316	224

Net periodic pension cost	$1,849	$1,172

14. Share-based Compensation

        Elan has an equity award program which provides for the issuance of share options, restricted stock units (RSUs) and other equity awards. Elan's equity award program is a long-term retention program that is intended to attract, retain and motivate its employees, directors and consultants, and to align the interests of these parties with those of its shareholders. Elan considers the equity award program critical to its operation and productivity. Equity awards made by Elan to certain EDT employees are settled through the issuance of new shares and are recognized in the Interim Statements as equity settled share-based compensation.

        The total net expense of $5.1 million relating to equity-settled share-based compensation for EDT employees has been recognized in the following line items in the Interim Statements in the six-month periods ended June 30, (in thousands):

	Six Months Ended June 30,
	2011	2010
Cost of sales	$919	$830
Selling, general and administrative expenses	2,487	2,441
Research and development expenses	1,252	946
Other charges	490	—

Total	$5,148	$4,217

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

14. Share-based Compensation (Continued)

        The share-based compensation expense arose under the following awards in the six-month periods ended June 30, (in thousands):

	Six Months Ended June 30,
	2011	2010
RSUs	$3,716	$3,150
Stock options	1,369	973
Employee equity purchase plans	63	94

Total	$5,148	$4,217

15. Other Comprehensive Income/(Loss)

	Six Months Ended June 30,
	2011	2010
Net income	$88,338	$21,763
Other comprehensive income/(loss):
Movement on unrealized components of defined benefit pension plans	2,944	(3,120)
Tax expense	(368)	—

Total comprehensive income	$90,914	$18,643

16. Commitments and Contingencies

        For a discussion of our commitments and contingencies, please read Note 19 to our Carve-out Combined Financial Statements for the year ended December 31, 2010. Our commitments and contingencies as of June 30, 2011 have not materially changed from the date of that report.

17. Litigation

        EDT is involved in legal and administrative proceedings that could have a material adverse effect on us.

Paragraph IV Litigation

        We and/or our product licensees are involved in various sets of so-called "Paragraph IV" litigation proceedings in the United States. In the United States, putative generics of innovator drug products (including products in which the innovation comprises a new drug delivery method for an existing product, such as the drug delivery market occupied by us) may file Abbreviated New Drug Applications (ANDAs) and, in doing so, they are not required to include preclinical and clinical data to establish safety and effectiveness of their drug. Instead, they would rely on such data provided by the innovator drug New Drug Application (NDA) holder. However, to benefit from this less costly abbreviated procedure, the ANDA applicant must demonstrate that its drug is "generic" or "bioequivalent" to the

Elan Drug Technologies

NOTES TO THE UNAUDITED INTERIM CONDENSED CARVE-OUT

COMBINED FINANCIAL STATEMENTS (Continued)

17. Litigation (Continued)

innovator drug, and, to the extent that patents protecting the innovator drug are listed in the "Orange Book", the ANDA applicant must write to the innovator NDA holder and the patent holder (to the extent that the Orange Book-listed patents are not owned by the innovator NDA holder) certifying that its product either does not infringe the innovator's and, if applicable, the patent holder's patents and/or that the relevant patents are invalid. The innovator and the patent holder may sue the ANDA applicant within 45 days of receiving the certification and, if so, the Food and Drug Administration (FDA) may not approve the ANDA for 30 months from the date of certification unless, at some point before the expiry of those 30 months, a court makes a final decision in the ANDA applicant's favor.

        We are involved in a number of Paragraph IV suits in respect of six different products (TriCor, Focalin XR, Avinza, Zanaflex, Rapamune and Luvox CR) either as plaintiff or as an interested party (where the suit is being taken in the name of one of our collaborators). EDT has recently received a Paragraph IV certification with respect to Megace ES. If we are unsuccessful in these and other similar type suits, our or our licensees' products may be subject to generic competition, and our manufacturing revenue and royalties could be materially and adversely affected.

Patent matters

        In June 2008, a jury ruled in the U.S. District Court for the District of Delaware that Abraxis BioSciences, Inc. (Abraxis, since acquired by Celgene Corporation) had infringed a patent owned by us in relation to the application of NanoCrystal technology to Abraxane. The judge awarded us $55.2 million, applying a royalty rate of 6% to sales of Abraxane from January 1, 2005 through June 13, 2008 (the date of the verdict). This award and damages associated with the continuing sales of the Abraxane product were subject to interest. In February 2011, we entered into an agreement with Abraxis to settle this litigation. As part of the settlement agreement with Abraxis, EDT received $78.0 million in full and final settlement which is recognized as a gain in the six-month period ended June 30, 2011. No continuing royalties will be received by us in respect of Abraxane.

        In May 2011, EDT entered into an agreement with Alcon to settle litigation in relation to the application of EDT's NanoCrystal technology. As part of the settlement agreement with Alcon, EDT received $6.5 million in May 2011 in full and final settlement.

18. New Accounting Pronouncements

        From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by EDT as of the specified effective date. We believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

21,000,000 Ordinary Shares

ALKERMES PUBLIC LIMITED COMPANY

Ordinary Shares

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup

Jefferies

Morgan Stanley

Co-Managers

Berenberg Bank

Cowen and Company

March 8, 2012